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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12
TELEGLOBE INTERNATIONAL HOLDINGS LTD
(Name of Registrant as Specified In Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Teleglobe International Holdings Ltd common shares, par value $0.01 per share.
(2)
Aggregate number of securities to which transaction applies:
        (i) 39,204,553 common shares, representing the number of common shares in the share capital of Teleglobe issued and outstanding as of August 22, 2005, (ii) options to acquire 3,013,940 Teleglobe common shares outstanding as of August 22, 2005 which will be cashed out and terminated in connection with the amalgamation and (iii) warrants to acquire 219,942 Teleglobe common shares, which will be converted into the right to receive $4.50 for each common share underlying such warrants in connection with the amalgamation, upon payment of the per share exercise price of such warrants.

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        Pursuant to the agreement and plan of amalgamation, dated as of July 25, 2005, among Teleglobe International Holdings Ltd ("Teleglobe"), Videsh Sanchar Nigam Limited ("VSNL") and VSNL Telecommunications (Bermuda) Ltd., a wholly owned subsidiary of VSNL ("Amalgamation Sub"), Amalgamation Sub will amalgamate with Teleglobe, and each issued and outstanding common share in the share capital of Teleglobe will be converted into the right to receive $4.50 in cash other than common shares, if any, owned directly or indirectly by VSNL or Amalgamation Sub or indirectly owned by Teleglobe and other than dissenting shares. Pursuant to the terms of the amalgamation agreement, outstanding options to purchase common shares will be converted into the right to receive a cash payment equal to the product of (1) the number of common shares underlying such options and (2) the amount (if any) by which $4.50 exceeds the per share exercise price of such options (options with a per share exercise price equal to or greater than $4.50 will be cancelled without payment of consideration in connection with the amalgamation). Pursuant to the terms of the amalgamation agreement, outstanding warrants to purchase common shares will be converted into the right to receive $4.50 for each common share underlying such warrants, upon payment of the per share exercise price of such warrants.

	(4)	Proposed maximum aggregate value of transaction: $190,972,958*
	(5)	Total fee paid: $38,194.59
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

*
Calculated based upon a proposed per share cash payment of $4.50 for 39,204,553 issued common shares in the share capital of Teleglobe, options to acquire 3,013,940 common shares and warrants to acquire 219,942 common shares as of August 22, 2005 (which assumes, for purposes of the fee calculation under Exchange Act Rule 0-11, that all outstanding options and warrants are in-the-money options and warrants and does not reflect a reduction of the purchase price resulting from the net exercise price of such outstanding options or warrants.).

Teleglobe International Holdings Ltd P.O. Box HM 1154 10 Queen Street Hamilton HM EX, Bermuda

                        , 2005

Dear Shareholders:

        I am pleased to invite you to a Special General Meeting of Shareholders of Teleglobe International Holdings Ltd ("Teleglobe"). The meeting will be held on                        , 2005 at 10:00 a.m., local time, at the offices of Codan Services Limited, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda to vote upon the agreement and plan of amalgamation, dated as of July 25, 2005, among Teleglobe, Videsh Sanchar Nigam Limited ("VSNL") and VSNL Telecommunications (Bermuda) Ltd., a wholly owned subsidiary of VSNL ("Amalgamation Sub"), and the amalgamation of Amalgamation Sub with Teleglobe, with the amalgamated company having the name "VSNL Telecommunications (Bermuda) Ltd."

        If the amalgamation agreement and the amalgamation are approved by Teleglobe's shareholders, your Teleglobe shares will be converted into a right to receive a cash payment of $4.50 per share (other than Teleglobe shares, if any, owned directly or indirectly by VSNL or Amalgamation Sub or indirectly owned by Teleglobe or by dissenting shareholders who properly exercise their appraisal rights under the Companies Act 1981 of Bermuda). No interest will be paid with respect to such cash payment. This price represents a 22% premium over Teleglobe's closing market price on July 22, 2005, which was the last full trading day prior to the public announcement of the proposed amalgamation, and a 59% premium over Teleglobe's average closing market price for the three months ended July 22, 2005. After evaluating this and other expressions of interest we solicited over the past several months, as well as other strategic alternatives available to our company, our Board of Directors determined that the amalgamation and the terms of the amalgamation agreement are fair to, and are in the best interests of, our shareholders and accepted VSNL's bid as a means of delivering immediate value to shareholders at a significant premium to recent public trading prices.

        The Board of Directors has approved the amalgamation agreement and the amalgamation and recommends that you vote "FOR" approval of the amalgamation agreement and the amalgamation. The accompanying proxy statement provides detailed information concerning the proposed amalgamation, the reasons for our Board of Directors' recommendation and certain additional information. Please give it your prompt and careful attention. As explained in the accompanying proxy statement, our board members and executive officers will have interests in the proposed amalgamation that are different from, or in addition to, the interests of shareholders generally.

        Your vote is very important. Whether or not you plan to attend the Special General Meeting, please complete, date, sign and mail promptly the enclosed proxy card in the enclosed envelope to P.O. Box HM 1154, 10 Queen Street, Hamilton HM EX, Bermuda, Attn: Assistant Secretary, in order to ensure that your vote will be counted. To be valid, your proxy must be received by 10:00 a.m., local time, on            , 2005, so please act at your earliest convenience. As described in more detail in the accompanying proxy statement, you have the right to revoke the proxy, including by attending the Special General Meeting and voting your Teleglobe shares in person.

        On behalf of the Board of Directors, management and staff of Teleglobe, I extend our appreciation for your support.

Very truly yours,
Gerald Porter Strong President and Chief Executive Officer
, 2005 Hamilton, Bermuda

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE AMALGAMATION AGREEMENT OR THE AMALGAMATION, PASSED UPON THE MERITS OR FAIRNESS OF THE AMALGAMATION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS LETTER OR IN THE ATTACHED PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Teleglobe International Holdings Ltd

Notice of Special General Meeting of Shareholders
To be held on                        , 2005

        We will hold a Special General Meeting of Shareholders of Teleglobe International Holdings Ltd, a company organized under the laws of Bermuda ("Teleglobe"), on            , 2005, at 10:00 a.m., local time, at the offices of Codan Services Limited, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. At the Special General Meeting, we will ask you to consider and vote upon a proposal, as further described in the accompanying proxy statement, concerning the approval of the Agreement and Plan of Amalgamation, dated as of July 25, 2005, among Teleglobe, Videsh Sanchar Nigam Limited ("VSNL") and VSNL Telecommunications (Bermuda) Ltd., a wholly owned subsidiary of VSNL ("Amalgamation Sub"), and the amalgamation of Amalgamation Sub with Teleglobe, with the amalgamated company having the name "VSNL Telecommunications (Bermuda) Ltd.", on the terms and conditions set forth in such agreement and plan of amalgamation and described in this proxy statement.

        By executing and delivering your proxy card, you will authorize the persons appointed proxies to vote your shares, in accordance with your instructions, with respect to the proposal regarding the amalgamation agreement and the amalgamation and to vote, or to abstain from voting, as they see fit upon such other matters as may properly come before the Special General Meeting or any adjournments or postponements of the Special General Meeting.

                                , 2005 is the record date for the Special General Meeting. Only shareholders of record at the close of business on            , 2005 are entitled to notice of, and to vote at, the Special General Meeting or at adjournments or postponements of the Special General Meeting.

        Following the proposed amalgamation of Amalgamation Sub with Teleglobe, Teleglobe will cease to exist as a publicly held company and the amalgamated company will be a privately held, wholly owned subsidiary of VSNL. As a result of the amalgamation, each issued and outstanding common share in the share capital of Teleglobe will be canceled and converted into the right to receive a cash payment of $4.50 per share, except common shares, if any, owned directly or indirectly by VSNL or Amalgamation Sub or owned indirectly by Teleglobe or owned by shareholders who properly exercise their appraisal rights under the Companies Act 1981 of Bermuda. No interest will be paid with respect to such cash payment. The accompanying proxy statement contains detailed information about the amalgamation agreement, the amalgamation and the actions to be taken in connection with the amalgamation. The terms of the amalgamation are set forth in the amalgamation agreement, which is attached as Annex A to the accompanying proxy statement, and you are encouraged to read the amalgamation agreement in its entirety.

        If the shareholders approve the amalgamation at the Special General Meeting and Teleglobe subsequently completes the amalgamation, any Teleglobe shareholder whose shares are not voted in favor of the amalgamation and who is not satisfied that he, she or it has been offered fair value for his, her or its shares may exercise appraisal rights under Bermuda law to have the fair value of his, her or its common shares appraised by the Supreme Court of Bermuda. THESE APPRAISAL RIGHTS WILL EXPIRE UNLESS YOU FILE A WRITTEN APPLICATION FOR APPRAISAL WITH THE SUPREME COURT OF BERMUDA WITHIN ONE MONTH OF THE DATE OF THIS NOTICE. For more information, see the section entitled "Appraisal Rights" in the accompanying proxy statement.

        The approval and adoption of the amalgamation agreement and the amalgamation requires the affirmative vote of a simple majority of the issued and outstanding Teleglobe common shares entitled to vote and voting at the Special General Meeting at which there is a quorum (i.e., at least two persons collectively holding or representing by proxy more than one-third of the issued and outstanding Teleglobe common shares as of the date of the Special General Meeting). Teleglobe Bermuda Holdings Ltd, which is affiliated with Cerberus Capital Management, L.P., Gemini Trust, which is affiliated with Mr. Gerald Porter Strong, President and Chief Executive Officer of Teleglobe, and The Willett Trust, which is affiliated with Mr. Richard D. Willett II, Executive Vice President and Chief Operating Officer of Teleglobe, collectively hold approximately 70.3% of the issued and outstanding Teleglobe common shares as of the record date for the Special General Meeting and have each entered into a voting agreement with VSNL in which, among other things, such entities agreed to vote their respective Teleglobe common shares in favor of the amalgamation agreement and the amalgamation. For more information, see the section entitled "The Voting Agreements" in the accompanying proxy statement and the copies of the voting agreements attached as Annexes B-1, B-2 and B-3, respectively, to the accompanying proxy statement. These entities, collectively, hold enough Teleglobe common shares to establish a quorum at the Special General Meeting and to approve the amalgamation agreement and the amalgamation, without the participation or affirmative vote of any other shareholder of Teleglobe.

        Teleglobe's board of directors has determined that the amalgamation agreement and the amalgamation are fair to, and in the best interests of, the holders of Teleglobe common shares. The requisite majority of Teleglobe's board of directors has approved, and recommends that you vote "FOR" the approval of the amalgamation agreement and the amalgamation. Of the eight directors on our board who voted on the amalgamation agreement and the amalgamation, seven directors voted for and one voted against the amalgamation agreement and the amalgamation. One director abstained because he is an Advisory Director of Morgan Stanley & Co. Incorporated, Teleglobe's financial advisor, and one director was absent.

        The board of directors has received a written opinion from its financial advisor, Morgan Stanley, that, as of July 21, 2005 and based on subject to the assumptions, qualifications and limitations set forth in the opinion, the amalgamation consideration of $4.50 per common share to be received by Teleglobe shareholders pursuant to the amalgamation agreement was fair, from a financial point of view, to such shareholders. The opinion is included as Annex C to the accompanying proxy statement and you are encouraged to read the opinion in its entirety.

        If a properly executed proxy card is submitted and no instructions are given to vote for, against or abstain from voting on the proposed resolution, the Teleglobe common shares represented by that proxy will be voted "FOR" approval of the amalgamation agreement and the amalgamation.

        IF THE AMALGAMATION IS COMPLETED, YOU WILL RECEIVE A TRANSMITTAL LETTER AND WRITTEN INSTRUCTIONS FOR EXCHANGING YOUR SHARE CERTIFICATES FOR THE AMALGAMATION CONSIDERATION. YOU SHOULD NOT SURRENDER YOUR SHARE CERTIFICATES PRIOR TO RECEIVING THE TRANSMITTAL LETTER AND INSTRUCTIONS. PLEASE DO NOT SEND YOUR SHARE CERTIFICATES TO TELEGLOBE AT THIS TIME.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE AMALGAMATION AGREEMENT OR THE AMALGAMATION, PASSED UPON THE MERITS OR FAIRNESS OF THE AMALGAMATION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS NOTICE OF SPECIAL GENERAL MEETING OR IN THE ATTACHED

PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        All shareholders are cordially invited to attend the Special General Meeting. We hope that all shareholders will be able to attend the Special General Meeting in person. It is important that your shares be represented at the Special General Meeting. Please date, sign and promptly return the enclosed proxy card whether or not you expect to attend the Special General Meeting.

                      By Order of the Board of Directors,

                      Michael C. Wu
                       Vice President, General Counsel
                      and Assistant Secretary

Reston, Virginia
                        , 2005

        This proxy statement is dated                        , 2005 and is first being mailed to Teleglobe shareholders on or about                        , 2005.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL GENERAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE TO P.O. BOX HM 1154, 10 QUEEN STREET, HAMILTON HM EX, BERMUDA, ATTN: ASSISTANT SECRETARY, IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES AT THE SPECIAL GENERAL MEETING.

        A DISSENTING SHAREHOLDER IS ENTITLED TO BE PAID THE FAIR VALUE OF HIS, HER OR ITS SHARES. TELEGLOBE HAS DETERMINED THAT THE FAIR VALUE OF EACH TELEGLOBE COMMON SHARE IS $4.50.

TELEGLOBE INTERNATIONAL HOLDINGS LTD
PROXY STATEMENT
TABLE OF CONTENTS

SUMMARY	1
DATE, TIME AND PLACE OF THE SPECIAL GENERAL MEETING	1
PURPOSE OF THE SPECIAL GENERAL MEETING	1
THE PARTIES	2
THE AMALGAMATION AGREEMENT	2
EFFECT OF THE TRANSACTION	3
TELEGLOBE'S BOARD OF DIRECTORS' RECOMMENDATIONS TO SHAREHOLDERS	3
TELEGLOBE'S PURPOSE AND REASONS FOR THE AMALGAMATION	3
OPINION OF FINANCIAL ADVISOR	4
WHAT SHAREHOLDERS WILL RECEIVE	4
HOW OPTIONS AND WARRANTS WILL BE TREATED	4
SHAREHOLDER VOTE REQUIRED TO APPROVE THE AMALGAMATION	4
INTERESTS OF TELEGLOBE'S DIRECTORS AND OFFICERS IN THE AMALGAMATION	5
TAX CONSEQUENCES	6
CONDITIONS TO THE AMALGAMATION	6
APPRAISAL RIGHTS	7
QUESTIONS AND ANSWERS ABOUT THE AMALGAMATION AND THE SPECIAL GENERAL MEETING	8
FORWARD-LOOKING STATEMENTS	12
SPECIAL GENERAL MEETING OF SHAREHOLDERS	12
WHERE AND WHEN THE SPECIAL GENERAL MEETING WILL BE HELD	12
WHAT WILL BE VOTED UPON	12
ONLY TELEGLOBE SHAREHOLDERS ON THE RECORD DATE ARE ENTITLED TO VOTE	13
QUORUM	13
VOTE REQUIRED TO APPROVE THE AMALGAMATION	13
VOTING YOUR SHARES BY PROXY	14
REVOKING YOUR PROXY	14
VOTING SHARES HELD IN "STREET NAME" BY PROXY AND ABSTAINING	14
VOTING IN PERSON	15

i

DISSENTING SHAREHOLDERS	15
COSTS OF SOLICITING THESE PROXIES	15
EXCHANGING SHARE CERTIFICATES	15
CLOSING	16
THE AMALGAMATION	16
BACKGROUND OF THE AMALGAMATION	16
TELEGLOBE'S PURPOSE AND REASONS FOR THE AMALGAMATION	24
OPINION OF FINANCIAL ADVISOR	27
SOURCE OF FUNDS AND FINANCING OF THE AMALGAMATION	32
CERTAIN EFFECTS OF THE AMALGAMATION	33
CONDUCT OF THE BUSINESS OF TELEGLOBE IF THE AMALGAMATION IS NOT COMPLETED	34
INTERESTS OF TELEGLOBE'S DIRECTORS AND OFFICERS IN THE AMALGAMATION	34
SEVERANCE ARRANGEMENTS	39
DIRECTOR AND OFFICER INDEMNIFICATION	40
MATERIAL FEDERAL INCOME TAX CONSEQUENCES	41
REGULATORY MATTERS	42
THE AMALGAMATION AGREEMENT	42
AMALGAMATION CONSIDERATION	43
THE AMALGAMATED COMPANY	43
REPRESENTATIONS AND WARRANTIES	44
CONDUCT OF TELEGLOBE BUSINESS	45
FILINGS; OTHER ACTIONS	47
ACQUISITION PROPOSALS	47
ACCESS TO INFORMATION	49
PROXY MATERIAL	50
PUBLICITY; COMMUNICATIONS	50
INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE	50
PRINCIPAL CONDITIONS TO THE COMPLETION OF THE AMALGAMATION	51
EXPENSES	52
TERMINATION	52
TERMINATION FEE	53
AMENDMENT; WAIVER OF CONDITIONS	54
THE VOTING AGREEMENTS	54

INFORMATION ABOUT TELEGLOBE	57
COMPANY OVERVIEW	57
HISTORY OF THE COMPANY'S PREDECESSOR BUSINESS	57
TELEGLOBE'S ACQUISITION OF THE BUSINESS AND ACQUISITION OF ITXC CORP.	58
NETWORK	59
TELEGLOBE SERVICE OFFERINGS	62
CARRIER RELATIONS AND DISTRIBUTION ARRANGEMENTS	65
CUSTOMERS	66
COMPETITION	67
TRADEMARKS AND SERVICE MARKS	68
PATENTS	68
REGULATION	69
EMPLOYEES	75
GEOGRAPHIC AREAS	75
PROPERTIES	76
LEGAL PROCEEDINGS	76
SELECTED FINANCIAL DATA	79
COMPARATIVE MARKET PRICE DATA	82
DIVIDENDS	83
QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK	83
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION	84
PRESENTATION	84
SUCCESSOR	84
PREDECESSOR	85
BUSINESS COMBINATIONS	86
RECENTLY ISSUED ACCOUNTING STANDARDS	91
RESULTS OF OPERATIONS—COMPARISON OF THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004	92
RESULTS OF OPERATIONS—COMPARISON OF THE YEARS ENDED DECEMBER 31, 2004 AND DECEMBER 31, 2003	97
RESULTS OF OPERATIONS—COMPARISON OF THE SEVEN MONTHS ENDED DECEMBER 31, 2003 (SUCCESSOR) AND THE FIVE MONTHS ENDED MAY 30, 2003 (PREDECESSOR)	103

RESULTS OF OPERATIONS—COMPARISON OF THE FIVE MONTHS ENDED MAY 30, 2003 (PREDECESSOR) AND TWELVE MONTHS ENDED DECEMBER 31, 2002 (PREDECESSOR)	107
QUARTERLY FINANCIAL INFORMATION	112
LIQUIDITY AND CAPITAL RESOURCES FOR THE SIX MONTHS ENDED JUNE 30, 2005	113
TELEGLOBE MANAGEMENT	115
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	119
APPRAISAL RIGHTS	120
WHERE YOU CAN FIND MORE INFORMATION	120
HOUSEHOLDING OF SPECIAL GENERAL MEETING MATERIALS	121
FUTURE SHAREHOLDER PROPOSALS	121
OTHER MATTERS	121
INDEX TO FINANCIAL STATEMENTS	F-1

TELEGLOBE INTERNATIONAL HOLDINGS LTD
P.O. Box HM 1154,
10 Queen Street
Hamilton HM EX, Bermuda

PROXY STATEMENT

FOR SPECIAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON                        , 2005

SUMMARY

        This summary highlights selected information from this proxy statement. This summary may not contain all of the information that is important to you. To understand the amalgamation agreement and the amalgamation fully and to obtain a more complete description of the legal terms of the amalgamation agreement and the amalgamation, you should carefully read this entire proxy statement, including the Annexes and the documents to which we refer you. See "Where You Can Find More Information" beginning on page 120 for more details.

        For purposes of this proxy statement:

  •
  "Teleglobe," "we," "us," "our" and the "Company" refer to Teleglobe International Holdings Ltd and its subsidiaries, except where the context requires otherwise;

  •
  "VSNL" refers to Videsh Sanchar Nigam Limited; and

  •
  "Amalgamation Sub" refers to VSNL Telecommunications (Bermuda) Ltd.

Date, Time and Place of the Special General Meeting

        The Special General Meeting of Shareholders of Teleglobe will be held on            , 2005, at 10:00 a.m., local time, at the offices of Codan Services Limited, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

Purpose of the Special General Meeting

        At the Special General Meeting, the shareholders of Teleglobe will consider and vote on a proposal to approve the Agreement and Plan of Amalgamation, dated as of July 25, 2005, among Teleglobe, VSNL and Amalgamation Sub, a copy of which is attached to this proxy statement as Annex A and is referred to in this proxy statement as the amalgamation agreement. The amalgamation agreement provides that if our shareholders adopt the amalgamation agreement and the other closing conditions are satisfied or waived, Amalgamation Sub will be amalgamated with Teleglobe, resulting in the amalgamated company becoming a wholly owned subsidiary of VSNL.

The Parties

    TELEGLOBE INTERNATIONAL HOLDINGS LTD (TELEGLOBE)

  Principal Executive Offices:

  P.O. Box HM 1154
  10 Queen Street
  Hamilton HM EX, Bermuda
  Telephone: (441) 296-4856

        Teleglobe, a publicly held exempted company organized under the laws of Bermuda, is a leading provider of international voice, data, Internet and mobile global roaming and signaling services and owns and operates one of the world's most extensive telecommunications networks, reaching over 240 countries and territories.

    VIDESH SANCHAR NIGAM LIMITED (VSNL)

  Principal Executive Offices:

  Lokmanya Videsh Sanchar Bhavan, Opp. Kirti College
  K.D. Marg, Prabhedevi
  Mumbai, India 400 028
  Telephone: + 91 (22) 56591961

        VSNL, a publicly held company organized under the laws of India, is the principal provider of international long-distance telecommunications services in India and is a major provider of Internet and other domestic telecommunications services in India.

    VSNL TELECOMMUNICATIONS (BERMUDA) LTD (AMALGAMATION SUB)

  Principal Executive Offices:

  c/o Videsh Sanchar Nigam Limited
  Lokmanya Videsh Sanchar Bhavan, Opp. Kirti College
  K.D. Marg, Prabhedevi
  Mumbai, India 400 028
  Telephone: + 91 (22) 56591961

        Amalgamation Sub, a privately held exempted company organized under the laws of Bermuda, is a newly-formed wholly owned subsidiary of VSNL, which has not engaged in any business activities unrelated to the amalgamation.

The Amalgamation Agreement (see page 42)

        We have attached a copy of the amalgamation agreement as Annex A to this proxy statement. We encourage you to read the amalgamation agreement carefully because it is the legal document that governs the amalgamation. Under the amalgamation agreement, Amalgamation Sub will amalgamate with Teleglobe, with the amalgamated company becoming a wholly owned subsidiary of VSNL. If the amalgamation is completed, each issued and outstanding common share of Teleglobe will be converted into the right to receive a cash payment of $4.50 per share, except shares, if any, owned directly or indirectly by VSNL or Amalgamation Sub or owned indirectly by Teleglobe or owned by shareholders who properly exercise their appraisal rights under the Companies Act 1981 of Bermuda, as amended, which we refer to as the Companies Act. No interest will be paid with respect to such cash payment.

        Outstanding options to purchase Teleglobe common shares under Teleglobe's stock option plans and employee stock purchase plan will be converted into the right to receive a cash payment equal to the product of:

  •
  the number of common shares underlying the options; and

  •
  the amount (if any) by which $4.50 is greater than the per share exercise price of the options.

        Options with a per share exercise price equal to or greater than $4.50 will be cancelled without payment of consideration in connection with the amalgamation.

        Outstanding warrants to purchase common shares will be converted into the right to receive $4.50 for each common share underlying such warrants, upon payment of the per share exercise price of such warrants.

        Under certain circumstances, Teleglobe and VSNL each have the right to terminate the amalgamation agreement if the amalgamation is not completed on or before April 30, 2006.

Effect of the Transaction (see page 33)

        If the amalgamation is completed:

  •
  Teleglobe's existence as a separate company will cease, and the amalgamated company will be wholly owned by VSNL;

  •
  you will receive a cash payment of $4.50 for each common share that you hold, unless you do not vote in favor of the amalgamation and you properly exercise your appraisal rights under Bermuda law;

  •
  you will no longer have any interest in the future earnings or growth of Teleglobe;

  •
  Teleglobe will no longer be a public company and its common shares will no longer be listed on the Nasdaq National Market; and

  •
  Teleglobe will also no longer be required to file periodic and other reports with the United States Securities and Exchange Commission, or SEC, and will formally terminate its reporting obligations under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.

Teleglobe's Board of Directors' Recommendations to Shareholders (see pages 26-27)

        Teleglobe's board of directors believes that the terms of the amalgamation agreement and the amalgamation are fair to, and in the best interests of, the holders of Teleglobe common shares. The board of directors has approved the amalgamation agreement and the amalgamation and recommends that you vote "FOR" the approval of the amalgamation agreement and the amalgamation. Of our ten directors, eight voted on the amalgamation agreement and the amalgamation, one director abstained because he is an Advisory Director of Morgan Stanley, Teleglobe's financial advisor and one director was absent. Of the eight directors who voted, seven directors voted in favor of the amalgamation agreement and the amalgamation and one director voted against the amalgamation agreement and the amalgamation. The absent director left the board meeting prior to the vote, but expressed his support for the amalgamation agreement and the amalgamation prior to his departure.

Teleglobe's Purpose and Reasons for the Amalgamation (see page 24)

        In reaching its conclusion to approve and recommend the amalgamation agreement and the amalgamation, the board of directors considered a number of factors, including the material factors listed under "The Amalgamation—Teleglobe's Purpose and Reasons for the Amalgamation."

Opinion of Financial Advisor (see page 27)

        In connection with the amalgamation agreement and the amalgamation, Teleglobe's board of directors considered the opinion of Teleglobe's financial advisor, Morgan Stanley, that, as of July 21, 2005 and based on and subject to the assumptions, qualifications and limitations set forth in its opinion, the amalgamation consideration of $4.50 per share pursuant to the amalgamation agreement was fair, from a financial point of view, to the holders of Teleglobe common shares. The full text of Morgan Stanley's written opinion is attached to this proxy statement as Annex C. Morgan Stanley's opinion was provided to the Teleglobe board of directors in connection with its evaluation of the amalgamation agreement, does not address any other aspect of the amalgamation and is not a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the amalgamation. We encourage you to read the opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken by Morgan Stanley.

What Shareholders Will Receive (see page 43)

        Upon completion of the amalgamation, all holders of Teleglobe common shares, except for VSNL, Amalgamation Sub, any other direct or indirect subsidiary of VSNL, any direct or indirect subsidiary of Teleglobe or dissenting shareholders who properly exercise their appraisal rights under the Companies Act will be entitled to receive a cash payment of $4.50 per common share, without interest.

How Options and Warrants will be Treated (see page 43)

        Upon completion of the amalgamation, each outstanding option to purchase Teleglobe common shares under its stock incentive plans and employee stock purchase plan will be converted into the right to receive a cash payment equal to the product of:

  •
  the number of shares underlying such option; and

  •
  the amount (if any) by which $4.50 is greater than the per share exercise price of such option.

        Any options with per share exercise prices equal to or more than $4.50 will automatically be cancelled, without any consideration, upon the closing of the amalgamation.

        Upon completion of the amalgamation, each outstanding warrant to purchase common shares will be converted into the right to receive $4.50 for each share underlying such warrant, upon payment of the per share exercise price of such warrant.

Shareholder Vote Required to Approve the Amalgamation (see page 13)

        For the amalgamation to occur, holders of a simple majority of Teleglobe's issued and outstanding common shares entitled to vote and voting at the Special General Meeting at which there is a quorum must approve the amalgamation agreement and the amalgamation. A quorum will be present at the Special General Meeting if at least two persons collectively holding or representing by proxy more than one-third of the issued and outstanding Teleglobe common shares, as of the date of the Special General Meeting, are present at the Special General Meeting.

        Teleglobe Bermuda, which is affiliated with Cerberus, Gemini Trust, which is affiliated with Mr. Gerald Porter Strong, our President and Chief Executive Officer, and The Willett Trust, which is affiliated with Mr. Richard D. Willett II, our Executive Vice President and Chief Operating Officer, collectively hold approximately 70.3% of our issued and outstanding common shares as of the record date for, and as of the date of, the Special General Meeting and have each entered into a voting agreement with VSNL in which such entities agreed, among other things, to vote their respective Teleglobe common shares in favor of the amalgamation agreement and the amalgamation. These entities, collectively, hold enough Teleglobe common shares to establish a quorum at the Special

General Meeting and to approve the amalgamation agreement and the amalgamation, without the participation or affirmative vote of any other shareholder of Teleglobe. Please read "Special General Meeting of Shareholders—Vote Required to Approve the Amalgamation", beginning on page 13, "The Voting Agreements", beginning on page 54, and the copies of the voting agreements attached as Annexes B-1, B-2 and B-3 to this proxy statement, respectively.

Interests of Teleglobe's Directors and Officers in the Amalgamation (see page 34)

        When considering the recommendation of Teleglobe's board of directors, you should be aware that several of Teleglobe's directors and officers have interests in the amalgamation that are different from, or in addition to, yours and that Teleglobe is a "controlled company" with a majority of its board of directors not qualifying as independent directors.

        These interests include the following:

  •
  At the amalgamation consideration price of $4.50 per share, Gemini Trust, which is affiliated with Mr. Gerald Porter Strong, our President and Chief Executive Officer and owns 1,096,163 of our common shares, would receive a payment of $4,932,733.50 in the amalgamation for its shares and The Willett Trust, which is affiliated with Mr. Richard D. Willett II, our Executive Vice President and Chief Operating Officer and owns 674,562 of our common shares, would receive a payment of $3,035,529.00 in the amalgamation for its shares.

  •
  Each outstanding option to purchase Teleglobe common shares held by our executive officers and directors will be converted into the right to receive a cash payment equal to the product of (a) the number of shares underlying each option multiplied by (b) the amount (if any) by which $4.50 is greater than the per share exercise price of each option.

  •
  Certain executive officers have entered into an employment arrangement with Teleglobe and/or its subsidiaries that provides them with severance benefits if they are terminated without "cause" by Teleglobe and/or its subsidiaries or, if permitted by such executive officer's employment agreement, if they terminate their employment for "good reason" in connection with the amalgamation. See "The Amalgamation—Severance Arrangements" beginning on page 39.

  •
  An affiliate of Teleglobe Bermuda, our controlling shareholder, holds outstanding senior notes of Teleglobe in the principal amount of $100 million, due May 31, 2008, with mandatory prepayments of $25 million due on each of May 31, 2006 and May 31, 2007. Upon consummation of the amalgamation, the senior notes are expected to be redeemed at par plus accrued but unpaid interest and a change of control premium of $1 million.

  •
  VSNL has also agreed to cause the amalgamated company to indemnify each present and former Teleglobe director and officer against liabilities arising out of the fact that such person is or was a director or officer of Teleglobe, and to maintain in effect a policy of directors' and officers' liability insurance comparable to Teleglobe's existing policy, for the benefit of such directors and officers.

  •
  Mr. Lenard B. Tessler and Mr. Seth Plattus, directors of Teleglobe, are Managing Directors of Cerberus, an affiliate of Teleglobe Bermuda, our controlling shareholder, and Michael M. Green, a director of Teleglobe, is currently an employee of Cerberus. Mr. Gerald Porter Strong, one of our directors and our President and Chief Executive Officer of Teleglobe and Mr. Richard D. Willett II, our Executive Vice President and Chief Operating Officer, each served as a consultant to Cerberus with respect to the acquisition of Teleglobe's core businesses, from October 2002 until June, 2003. Mr. Thomas S. Rogers, the chairman of the board of directors of Teleglobe, served as the Senior Operating Executive for media and entertainment for Cerberus from August 2004 until July 2005 when he became the Chief Executive Officer of TiVo Inc.

  •
  Mr. Edward Greenberg, a director of Teleglobe, is also an Advisory Director of Morgan Stanley, our financial advisor that will be paid a fee for its services upon completion of the amalgamation.

Tax Consequences (see page 41)

        Generally, for U.S. federal income tax purposes, Teleglobe shareholders will be treated as if they sold their common shares for the cash received in the amalgamation. Each shareholder will recognize taxable gain or loss equal to the difference between the amount of cash received and the shareholder's adjusted tax basis in the Teleglobe common shares exchanged. The amalgamation may also be a taxable transaction for state, local and other purposes, including foreign taxes. Shareholders are encouraged to consult their own tax advisors regarding how the tax consequences of the amalgamation specifically affect them.

Conditions to the Amalgamation (see page 51)

        Each of VSNL, Amalgamation Sub and Teleglobe is required to complete the amalgamation only if specific conditions are satisfied or waived, including, without limitation, the following:

  •
  approval of the amalgamation agreement and the amalgamation by the shareholders of Teleglobe;

  •
  any waiting period (and any extension thereof) applicable to the consummation of the amalgamation under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and any other applicable antitrust laws, amalgamation control or similar law shall have expired or been terminated or any such required approval shall have been received or granted;

  •
  the period of time for any applicable review process by the Committee on Foreign Investment in the U.S. relating to the determination of any threat to national security in respect of the amalgamation shall have expired without such committee having taken any action or made any recommendation to block or prevent consummation of the amalgamation;

  •
  approval of the Federal Communications Commission and any other applicable telecommunications operating authority;

  •
  notification to and, to the extent required by Bermuda law, approval by, the Bermuda Monetary Authority, which condition was satisfied on August 25, 2005;

  •
  absence of any law or court order prohibiting the amalgamation;

  •
  the other party has performed its agreements contained within the amalgamation agreement in all material respects;

  •
  the representations and warranties made by the other party in the amalgamation agreement are true and correct on the effective date of the amalgamation, subject to certain materiality qualifications;

  •
  no material adverse effect having occurred to the Company since the date of the amalgamation agreement; and

  •
  the holders of no more than 5% of our common shares having exercised their appraisal rights under Bermuda law.

        Although neither Teleglobe, VSNL nor Amalgamation Sub expect to waive any conditions to the amalgamation, Teleglobe reserves the right to do so if it believes a waiver is in the best interests of the

Company. We will resolicit the approval of shareholders if we believe that any such waiver constitutes a material change from the information described in this proxy statement.

Appraisal Rights (see page 120)

        Within one month of the giving of the notice of the Special General Meeting of Shareholders accompanying this proxy statement, a shareholder who did not vote in favor of the amalgamation agreement and the amalgamation and who is not satisfied that he, she or it has been offered fair value for his, her or its shares may apply to the Supreme Court of Bermuda to appraise the fair value of his, her or its shares pursuant to Bermuda law. Shareholders' appraisal rights are more fully described under the headings "Special General Meeting of Shareholders—Dissenting Holders" and "Appraisal Rights" and a copy of the provisions of Bermuda law that grant appraisal rights and govern the applicable procedures is attached to this proxy statement as Annex D. You are encouraged to read these provisions carefully and in their entirety. If you are considering seeking an appraisal of your shares, you may wish to consult an attorney.

QUESTIONS AND ANSWERS ABOUT THE AMALGAMATION
AND THE SPECIAL GENERAL MEETING

Q:
What am I being asked to vote upon at the Special General Meeting?

A:
You are being asked to vote to approve the amalgamation agreement among Teleglobe, VSNL and Amalgamation Sub, pursuant to which Amalgamation Sub will amalgamate with Teleglobe, and the amalgamated company will be a wholly owned subsidiary of VSNL.

Q:
What vote is required to approve the amalgamation?

A:
Approval of the amalgamation agreement and the amalgamation requires the vote of the holders of a simple majority of Teleglobe's issued and outstanding common shares entitled to vote and voting at the Special General Meeting at which there is a quorum, and a quorum will be present if at least two persons collectively holding or representing by proxy more than one-third of the issued and outstanding Teleglobe common shares, as of the date of the Special General Meeting, are present at the Special General Meeting.

  Teleglobe Bermuda Holdings Ltd ("Teleglobe Bermuda"), which is affiliated with Cerberus Capital Management, L.P. ("Cerberus"), Gemini Trust, which is affiliated with Mr. Gerald Porter Strong, our President and Chief Executive Officer, and The Willett Trust, which is affiliated with our Mr. Richard D. Willett II, Executive Vice President and Chief Operating Officer, collectively hold approximately 70.3% of our issued and outstanding common shares both as of the record date for, and as of the date of, the Special General Meeting and have each entered into a voting agreement with VSNL in which such entities agreed, among other things, to vote their respective Teleglobe common shares in favor of the amalgamation agreement and the amalgamation. These entities, collectively, hold enough Teleglobe common shares to establish a quorum at the Special General Meeting and to approve the amalgamation agreement and the amalgamation, without the participation or affirmative vote of any other shareholder of Teleglobe.

Q:
What will happen to my shares in the amalgamation?

A:
In the amalgamation, Amalgamation Sub will be amalgamated with Teleglobe. Following completion of the amalgamation, the amalgamated company will be a wholly owned subsidiary of VSNL and will continue Teleglobe's operations as a privately held company. After the amalgamation, our common shares will not be traded on the Nasdaq National Market or any other public market and Teleglobe no longer will file periodic or other reports with the SEC. As a result of the amalgamation, our current shareholders will cease to have an equity interest in Teleglobe and will not participate in Teleglobe's future earnings or growth.

Q:
How many votes do I have?

A:
You have one vote for each common share that you owned at the close of business on                        , 2005, the record date for the Special General Meeting.

Q:
How does Teleglobe's board of directors recommend that I vote?

A:
The board of directors recommends that you vote "FOR" the amalgamation agreement and the amalgamation.

Q:
Why is Teleglobe's board of directors recommending that I vote "FOR" the amalgamation agreement and the amalgamation?

A:
Teleglobe's board of directors evaluated and approved the amalgamation agreement and the amalgamation. Teleglobe's board of directors considered numerous factors in making those determinations including various alternatives to the amalgamation. ACCORDINGLY, THE BOARD OF DIRECTORS, WITH ONE DISSENTING VOTE, ONE ABSTENTION (THE

  ABSTENTION BASED ON SUCH DIRECTOR BEING AN ADVISORY DIRECTOR OF MORGAN STANLEY, TELEGLOBE'S FINANCIAL ADVISOR) AND ONE DIRECTOR NOT PARTICIPATING IN THE VOTE, APPROVED AND ADOPTED THE AMALGAMATION AGREEMENT AND THE AMALGAMATION AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMALGAMATION AGREEMENT AND THE AMALGAMATION. A more complete description of the reasons for the amalgamation can be found in "The Amalgamation—Teleglobe's Purpose and Reasons for the Amalgamation" beginning on page 24. Our board members and executive officers will have interests in the proposed amalgamation that are different from, or in addition to, the interests of shareholders generally. Please read "Interests of Teleglobe's Directors and Officers in the Amalgamation", beginning on page 34.

Q:
Did the Teleglobe board receive an opinion from its financial advisor?

A:
Teleglobe's board of directors received an opinion from its financial advisor, Morgan Stanley, that, as of July 21, 2005 and based on and subject to the assumptions, qualifications and limitations set forth in its opinion, the amalgamation consideration of $4.50 per share pursuant to the amalgamation agreement was fair, from a financial point of view, to the holders of Teleglobe common shares. Morgan Stanley's opinion was provided to the Teleglobe board of directors in connection with its evaluation of the amalgamation agreement, does not address any other aspect of the amalgamation and is not a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the amalgamation. Please read "The Amalgamation—Opinion of Financial Advisor", beginning on page 27, for information about the opinion of Morgan Stanley.

Q:
What do I need to do now?

A:
You should carefully read and consider the information contained in this proxy statement and complete, date and sign your proxy card and return it in the enclosed addressed envelope as soon as possible so that your Teleglobe common shares will be represented at the Special General Meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares.

Q:
How do I vote?

A:
By proxy or in person. When you return your proxy card, you are giving your "proxy" to the individuals we have designated in the proxy card to vote your common shares as you direct at the Special General Meeting. Where you have specified a choice on your proxy card with respect to the proposal concerning the amalgamation agreement and the amalgamation, that direction will be followed. If you sign the proxy card but do not give voting instructions, these individuals will vote your common shares "FOR" the proposal concerning the amalgamation agreement and the amalgamation, as recommended by Teleglobe's board of directors. If you return your signed and completed proxy card but check the box marked "ABSTAIN," your proxy will be voted neither for nor against the amalgamation agreement and the amalgamation at the Special General Meeting. You should not send any share certificates with your proxy card.

Q:
How do I vote in person?

A:
If you plan to attend the Special General Meeting and wish to vote in person, we will give you a ballot when you arrive. If your common shares are held in "street name," you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the common shares on                        , 2005, the record date for the Special General Meeting, in order to be admitted to the Special General Meeting. If you want to vote common shares that are not registered in your name at the Special General Meeting, you must obtain a "legal proxy" from the holder of record of the common shares and present it at the Special General Meeting.

Q:
May I change my vote?

A:
Yes. A proxy that is properly submitted to Teleglobe may be revoked as follows. For a shareholder "of record," meaning one whose common shares are registered in his, her or its own name, to revoke a proxy, the shareholder may:

  —
  send another signed proxy card with a later date to the address indicated on the proxy card, which must be received no less than 48 hours prior to the start of the Special General Meeting, unless otherwise permitted by the board of directors;

  —
  send a letter revoking your proxy to the address indicated on the proxy card, which must be received no less than 48 hours prior to the start of the Special General Meeting, unless otherwise permitted by the board of directors; or

  —
  attend the Special General Meeting and vote in person. Your attendance alone will not revoke your proxy. To revoke your proxy, you must vote at the Special General Meeting.

  A "beneficial holder" whose common shares are registered in another name, for example in "street name," must follow the procedures required by the holder of record of the common shares, which is usually a brokerage firm or bank, to revoke a proxy. You should contact the holder of record of your shares directly for more information on these procedures.

Q:
If my shares are held in "street name" through my broker, will my broker vote my shares for me without any action on my part?

A:
No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares by following the procedures specified by your broker. Failure to so instruct your broker will have the same effect as if you had instructed your broker to "ABSTAIN" from voting on the adoption of the amalgamation agreement and the amalgamation.

Q:
Are Teleglobe shareholders entitled to dissenters' or appraisal rights?

A:
Yes. Teleglobe shareholders who do not vote in favor of the amalgamation have the opportunity to assert appraisal rights in connection with the amalgamation. If you want to assert these rights, you must comply with the special requirements of the Companies Act, a copy of which is included as Annex D to the proxy statement. These requirements are summarized in the sections of the proxy statement called "Special General Meeting of Shareholders—Dissenting Shareholders" beginning on page 15 and "Appraisal Rights", beginning on page 120.

Q:
Is there a deadline for closing the amalgamation?

A:
There is no deadline, although the amalgamation agreement may be terminated, under certain circumstances, by Teleglobe or VSNL, if the amalgamation does not close on or before April 30, 2006.

Q:
Should I send in my share certificates now?

A:
No. After the amalgamation is completed, you will receive written instructions specifying how and where to send your share certificate and obtain the amalgamation consideration of $4.50 per share in cash, without interest. You should not send any share certificates with your proxy card.

Q:
When will I receive the amalgamation consideration?

A:
After the amalgamation is consummated you will receive $4.50 in cash, without interest on that amount, for each Teleglobe common share you own at the effective time of the amalgamation. This money will be sent to you promptly after we receive from you a properly completed letter of transmittal together with your share certificates or, if you do not own any physical share certificates, promptly after we receive your properly completed letter of transmittal. We will send you the letter of transmittal promptly after the amalgamation is completed.

Q:
What are the U.S. Federal income tax consequences of the amalgamation?

A:
The receipt of cash for Teleglobe common shares in the amalgamation will be a taxable transaction for U.S. Federal income tax purposes. Generally, you will recognize gain or loss for U.S. Federal income tax purposes equal to the difference between $4.50 per share and your tax basis for the Teleglobe common shares that you surrender in the amalgamation. See "Material U.S. Federal Income Tax Consequences" beginning on page 41. We recommend that you carefully read the information regarding U.S. federal income tax consequences contained in this proxy statement and consult with your tax advisor regarding the tax consequences of the amalgamation to you.

Q:
Whom should I call if I have any questions?

A:
If you have any questions about the Special General Meeting, about your ownership of Teleglobe common shares or about the amalgamation, please contact:

  Michael C. Wu, Esq.
   Vice President and General Counsel
  Teleglobe International Holdings Ltd
  c/o Teleglobe America Inc.
  One Discovery Square
  4th Floor
  12010 Sunset Hills Road
  Reston, VA 20190
  (703) 766-3100

FORWARD-LOOKING STATEMENTS

        This proxy statement, including information included or incorporated by reference in this proxy statement, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, concerning the Company's business, operations and financial condition. "Forward-looking statements" consist of all non-historical information, and the analysis of historical information, including any references in this proxy statement to future revenue growth, future expense growth, future credit exposure, future profitability, anticipated cash resources, anticipated capital expenditures and capital requirements, and the Company's plans for future periods. In addition, the words "could", "expects", "anticipates", "objective", "plan", "may affect", "may depend", "believes", "estimates", "projects" and similar words and phrases are also intended to identify such forward-looking statements.

        Actual results could differ materially from those projected in the Company's forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, (i) uncertainties inherent in the execution of the amalgamation agreement, including but not limited to, transaction costs, retention of key employees and customers through the amalgamation process, the risk of approval with requirements, limitations or costs, disapproval, or delay by governmental entities of the proposed amalgamation, the risks of delay in consummation of the amalgamation, the existence of undisclosed or unanticipated contingent liabilities, that material adverse changes to the Company or VSNL may prevent the amalgamation from closing and (ii) other risks, including the volatile and competitive environment for telecommunications; changes in domestic and foreign economic, market and regulatory conditions; the inherent uncertainty of financial estimates and projections; uncertainty inherent in litigation; unanticipated technological difficulties; the risk that the Company may not be able to access sufficient capital; the creditworthiness of and relationship with our customers; the Company's debt level and the inherent lack of flexibility resulting therefrom; future transactions and risks inherent in being subject to significant regulation. (See also the discussion of Risk Factors beginning on page 48 of the Company's most recent annual report on Form 10-K). All such forward-looking statements are current only as of the date on which such statements were made. The Company does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

SPECIAL GENERAL MEETING OF SHAREHOLDERS

        This proxy statement is being furnished in connection with the solicitation of proxies from the holders of Teleglobe common shares by Teleglobe's board of directors. Teleglobe's board of directors is soliciting your proxy with respect to the amalgamation agreement and the amalgamation of Amalgamation Sub with Teleglobe, and any other matters to be voted upon at the Special General Meeting of Shareholders of Teleglobe and at any adjournments or postponements of the Special General Meeting. We will begin mailing this proxy statement to holders of our common shares on or about            , 2005. You should read this proxy statement carefully before voting your shares.

Where and When the Special General Meeting will be Held

        The Special General Meeting will be held on            , 2005, at 10:00 a.m., local time, at the offices of Codan Services Limited, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

What will be Voted Upon

        At the Special General Meeting, you will be asked to consider and vote upon the approval of the amalgamation, on the terms and conditions set forth in the amalgamation agreement, and the amalgamation.

        By execution and delivery of your proxy card, you will authorize the persons appointed proxies to vote your shares, in accordance with your instructions, with respect to the proposal regarding the amalgamation agreement and the amalgamation and to vote, or to abstain from voting, as they see fit, upon such other matters as may properly come before the Special General Meeting or any adjournments or postponements of the Special General Meeting.

Only Teleglobe Shareholders on the Record Date are Entitled to Vote

                    , 2005 is the record date for the determination of shareholders who are entitled to notice of, and to vote at, the Special General Meeting or at any adjournments or postponements of the Special General Meeting. On the record date for the Special General Meeting, there were            common shares in the share capital of Teleglobe issued and outstanding.

Quorum

        A quorum of our shareholders is necessary to have a valid shareholders' meeting. The required quorum for the approval of the amalgamation agreement and the amalgamation at the Special General Meeting is at least two persons collectively holding or representing by proxy more than one-third of the issued and outstanding Teleglobe common shares, as of the date of the Special General Meeting. Teleglobe Bermuda, which is affiliated with Cerberus, Gemini Trust, which is affiliated with Mr. Gerald Porter Strong, our President and Chief Executive Officer, and The Willett Trust, which is affiliated with Mr. Richard D. Willett II, our Executive Vice President and Chief Operating Officer, hold collectively approximately 70.3% of our issued and outstanding common shares, both as of the record date for, and as of the date of, the Special General Meeting. These entities have entered into voting agreements with VSNL (copies of which are included with this proxy statement as Annexes B-1, B-2 and B-3) in which they agreed, among other things, to vote all of their respective shares to approve the amalgamation agreement and the amalgamation. Therefore, at the Special General Meeting the presence of the common shares held by these entities will be more than sufficient to establish a quorum.

Vote Required to Approve the Amalgamation

        For the amalgamation to occur, holders of a simple majority of Teleglobe's issued and outstanding common shares entitled to vote and voting at the Special General Meeting at which there is a quorum must approve the amalgamation agreement and the amalgamation. A quorum will be present at the Special General Meeting if at least two persons collectively holding or representing by proxy more than one-third of the issued and outstanding Teleglobe common shares, as of the date of the Special General Meeting, are present at the Special General Meeting.

        Three entities, collectively, hold approximately 70.3% of the issued and outstanding common shares in the share capital of Teleglobe, both as of the record date for, and as of the date of, the Special General Meeting, and have entered into voting agreements with VSNL in which they agreed, among other things, to vote these shares in favor of the amalgamation agreement and amalgamation:

  •
  Teleglobe Bermuda—a company affiliated with Cerberus and a beneficial owner of approximately 65.8% of our issued and outstanding common shares, both as of the record date for, and as of the date of, the Special General Meeting;

  •
  Gemini Trust—a trust affiliated with Mr. Gerald Porter Strong, our President and Chief Executive Officer and a beneficial owner of approximately 2.8% of our issued and outstanding common shares, both as of the record date for, and as of the date of, the Special General Meeting; and

  •
  The Willett Trust—a trust affiliated with Mr. Richard D. Willett II, our Executive Vice President and Chief Operating Officer and a beneficial owner of approximately 1.7% of our issued and outstanding common shares of Teleglobe, both as of the record date for, and as of the date of, the Special General Meeting.

        These entities, collectively, have enough votes to approve the amalgamation agreement and the amalgamation without the affirmative vote of any other shareholder of Teleglobe, and have agreed to vote all of their respective shares to approve the amalgamation agreement and the amalgamation. Please read "The Voting Agreements", beginning on page 54, and the copies of the voting agreements attached as Annexes B-1, B-2 and B-3, respectively, to this proxy statement.

Voting Your Shares by Proxy

        When you return your proxy card, you are giving your "proxy" to the individuals we have designated in the proxy card to vote your common shares as you direct at the Special General Meeting. If you sign the proxy card but do not give voting instructions, these individuals will vote your common shares in favor of the proposal concerning the amalgamation agreement and the amalgamation as recommended by Teleglobe's board of directors. Each proxy will also confer discretionary authority on such individuals to vote on any matter presented at the Special General Meeting or any adjournment or postponement of the Special General Meeting that Teleglobe did not know of within a reasonable time before the mailing of this proxy statement. If any matter not specifically listed in the notice of Special General Meeting, including any procedural matters relating to the conduct of adjournment of the Special General Meeting, is presented at the Special General Meeting, such individuals will vote your common shares in accordance with their best judgment. At the time we began printing this proxy statement, we knew of no matters that needed to be acted on at the Special General Meeting other than those discussed in this proxy statement.

        Where a shareholder has specified a choice on his, her or its proxy with respect to the proposal, that direction will be followed. If no direction is given, all of the common shares represented by the proxy will be voted in favor of such proposal.

        Pursuant to Teleglobe's bye-laws, a proxy must be delivered to Teleglobe at the place specified in the notice of the Special General Meeting least 48 hours prior to the start of the Special General Meeting to be deemed properly submitted for such meeting, unless otherwise permitted by the board of directors.

Revoking Your Proxy

        A proxy that is properly submitted to Teleglobe may be revoked at any time before it is exercised. For a shareholder "of record," meaning one whose shares are registered in his, her or its own name, to revoke a proxy, the shareholder may:

  •
  send another signed proxy card with a later date to the attention of: Assistant Secretary c/o Teleglobe International Holdings Ltd, P.O. Box HM 1154, 10 Queen Street, Hamilton HM EX, Bermuda, which is the address indicated on the proxy card, which must arrive at least 48 hours prior to the Special General Meeting, unless otherwise permitted by Teleglobe's board of directors;

  •
  send a letter revoking the shareholder's proxy to the address indicated on the proxy card, which must arrive at least 48 hours prior to the Special General Meeting unless otherwise permitted by Teleglobe's board of directors; or

  •
  attend the Special General Meeting and vote in person. Your attendance alone will not revoke your proxy. To revoke your proxy, you must vote at the Special General Meeting.

Voting Shares Held in "Street Name" by Proxy and Abstaining

        A "beneficial holder" whose shares are registered in another name, for example in "street name," must follow the procedures required by the holder of record, which is usually a brokerage firm or bank, to revoke a proxy. You should contact the holder of record of your shares directly for more information on these procedures.

        If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be able to vote them on the amalgamation agreement and the amalgamation. You should therefore instruct your broker how to vote your shares, following the directions provided by your broker. Similarly, abstentions will not be voted either for or against the amalgamation agreement and the amalgamation.

Voting in Person

        Shareholders that attend the Special General Meeting and wish to vote in person will be given a ballot at the Special General Meeting. If your shares are held in "street name" and you want to attend the Special General Meeting, you must bring an account statement or letter from the brokerage firm or bank holding your shares showing that you were the beneficial owner of the shares on                        , 2005, which is the record date for the Special General Meeting. If you want to vote shares that are held in "street name" or are otherwise not registered in your name, you will need to obtain a "legal proxy" from the holder of record and present it at the Special General Meeting.

Dissenting Shareholders

        Pursuant to section 106(6) of the Companies Act, each Teleglobe shareholder who does not vote in favor of the amalgamation and who is not satisfied that he, she or it has been offered fair value for his, her or its shares (whether or not such shareholder attended or was represented at the Special General Meeting) may apply to the Supreme Court of Bermuda within one month of the giving of the notice of the Special General Meeting accompanying this proxy statement to have the fair value of such shares appraised by the Court. The "fair value" of Teleglobe common shares as appraised by the Court may be more than, less than or equal to the amalgamation consideration to be paid to non-dissenting shareholders in the amalgamation. Within one month of the Court appraising such shares, Teleglobe will be entitled either to pay the dissenting shareholder an amount equal to the value of such shares as appraised by the Court or, if the amalgamation has not been completed prior to such date, to terminate the amalgamation (which could be done only in accordance with the terms of the amalgamation agreement).

        The costs of an application to the Supreme Court of Bermuda to appraise the value of a shareholder's shares are to be borne as determined in the discretion of the Court. An appraisal by the Court is final and cannot be appealed. A copy of the provisions of the Companies Act that grant appraisal rights and govern the applicable procedures is attached to this proxy statement as Annex D. You are encouraged to read these provisions carefully and in their entirety. If you are considering seeking an appraisal of your Teleglobe shares, you may wish to consult an attorney.

Costs of Soliciting These Proxies

        Teleglobe and VSNL will each pay one half of the costs of soliciting these proxies, consisting mostly of printing, filing and mailing costs. Although we are mailing these proxy materials, our directors and employees may also solicit proxies in person or by telephone, facsimile or other electronic means of communication. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of shares held in their names and, as required by law, Teleglobe will, at their request, reimburse them for their out-of-pocket expenses in this regard.

Exchanging Share Certificates

        Shareholders should not send in their share certificates with their proxy cards. If the amalgamation is completed, you will receive a transmittal letter and written instructions for exchanging your share certificates for the amalgamation consideration.

Closing

        We intend that the amalgamation will be effective as soon as practicable following shareholder approval of the amalgamation agreement and the amalgamation at the Special General Meeting and satisfaction or waiver of the terms and conditions set forth in the amalgamation agreement, and upon the filing of the memorandum of association of the amalgamated company and all other required documents supporting the application for registration of the amalgamated company with the Bermuda Registrar of Companies in accordance with section 108 of the Companies Act. The amalgamation will not, however, become effective until such time as the Bermuda Registrar of Companies has registered the amalgamated company. In general, each of the parties has the right to terminate the amalgamation agreement if the amalgamation is not completed on or before April 30, 2006.

THE AMALGAMATION

Background of the Amalgamation

        Since the May 2003 acquisition of the core businesses from Teleglobe Inc. and its affiliates, which we refer to in this proxy statement as Consolidated Old Teleglobe, the Company has regularly reviewed potential strategies for enhancing its competitive position and enhancing shareholder value. As part of these evaluations, the Company has, from time to time, considered various strategic alternatives to pursuing the Company's business plan as an independent entity, including acquisitions, divestitures and various business combinations.

        Management of Teleglobe has regularly evaluated, and Teleglobe submitted several proposals for, acquisitions in the wholesale telecommunications market that met Teleglobe's acquisition criteria for increased scale, available cost synergies and/or opportunities for entry into higher growth related market sectors. The acquisition by the Company of ITXC Corp. or ITXC, consummated on May 31, 2004, was consistent with those efforts, as it provided Teleglobe with a greater revenue base and entry into the fast growing voice over Internet Protocol or VoIP sector, as well as opportunities for significant costs savings through the use of ITXC's VoIP platform and least-cost routing technology. However, other than the ITXC acquisition, Teleglobe has been unable to identify and consummate acquisitions that meet its criteria. In particular, in auctions for acquisition candidates in which Teleglobe participated, competing bidders were willing to pay substantial premiums to the prices that Teleglobe management believed appropriate in light of the prevailing downward trend in pricing for services in the telecommunications industry and the risks inherent in combining and integrating businesses and network platforms.

        In light of these circumstances, and the continuation of intense price competition in the telecommunications industry, the Teleglobe board of directors began to consider in the fall of 2004 the Company's strategic alternatives, including the advisability of selling Teleglobe as a whole or of solely selling the Company's mobile global roaming and signaling business.

        In addition, since the ITXC acquisition, Teleglobe management has sought to expand the Company's capital base in order to refinance its outstanding indebtedness under its senior notes in the principal amount of $100 million, which are held by an affiliate of Cerberus, which we refer to in this proxy statement as the Cerberus Debt, and to fund acquisitions and working capital requirements. During the period from November 2004 through February 2005, the Company retained two leading investment banking firms to act as its placement agents for high yield or secured bank financing. Despite the favorable conditions prevailing in the debt markets at the time, based on potential investors approached, the Company was unable to generate sufficient market demand to place debt securities in an amount sufficient to refinance the Cerberus Debt. The Cerberus Debt requires the Company to make significant amortization payments beginning in May 2006.

        In November 2004, the board of directors authorized Morgan Stanley and management to contact a limited number of industry participants, including VSNL, on behalf of the Company, to explore the possibility of a strategic transaction, possibly including a business combination, amalgamation or sale of all or a portion of the Company's business. The Company selected Morgan Stanley to act as its financial advisor based on Morgan Stanley's qualifications, experience, reputation and knowledge of the business and affairs of Teleglobe. In the past, Morgan Stanley and its affiliates provided financial advisory and financing services for the Company and certain affiliates of the Company, including Cerberus. In addition, Morgan Stanley provided financial advisory services to ITXC in connection with its acquisition by Teleglobe. Finally, Mr. Greenberg, an Advisory Director of Morgan Stanley, is a member of the board of directors of the Company.

        Commencing in December 2004, Morgan Stanley, along with Mr. Gerald Porter Strong, the Company's President and Chief Executive Officer, and other representatives of the Company, contacted 18 different industry participants worldwide as authorized by the Company's board of directors. These companies had been identified as presenting the best potential for strategic benefits with Teleglobe. The initial contacts consisted of a brief discussion of the Company's possible interest in engaging in a sale of the Company or a portion of its business and an inquiry as to whether the potential bidders would be interested in receiving further information. In some cases, meetings were held with representatives of these industry participants and their affiliates to discuss the possibility of a strategic transaction. In the following discussion, these parties are referred to as "Party 2", "Party 3", "Party 4" and so on.

        On January 18, 2005, Mr. Strong and Mr. Richard D. Willett II, the Company's Chief Operating Officer, had a telephonic discussion with the Chief Executive Officer of a party we refer to as Party 5 regarding a briefing meeting with Party 5's Chief Operating Officer the following week. That meeting took place on January 21st with Mr. Willett and a small commercial team and covered publicly available data on Teleglobe's business.

        At a meeting on January 26, 2005, Company management and representatives of Morgan Stanley provided management and certain members of the board of directors with an update regarding the ongoing sale evaluation process for the Company. Morgan Stanley reviewed the contacts already made on behalf of Teleglobe and discussed additional parties that it expected to contact in the following weeks.

        On January 27, 2005, Mr. Strong contacted Mr. Srinath, VSNL's director of operations, to provide an update on the Company's process to evaluate its strategic alternatives, since their initial discussion in November 2004. On February 5, 2005, Mr. Srinath contacted Mr. Strong to advise him that VSNL would be interested in exploring the possible acquisition of Teleglobe and that VSNL's acquisition of Tyco Global Network would likely close in June 2005. The Company entered into a confidentiality and standstill agreement with VSNL on March 4, 2005.

        On February 21, 2005, Mr. Strong contacted the Chief Executive Officer of a party we refer to as Party 4 to provide a briefing on the Company's sale evaluation process. Beginning in March 2005, copies of the confidential information memorandum describing the Company and its business, which had been prepared by the Company with the assistance of Morgan Stanley, were sent to the eight parties that had entered into confidentiality and standstill agreements and had requested to review it. On or about April 4, 2005, Morgan Stanley sent letters to those parties on behalf of Teleglobe, inviting them to submit preliminary indications of interest by April 27, 2005 and outlining in detail the procedures to be followed in connection with any preliminary indication of interest.

        At the meeting of the Company's board of directors on March 2, 2005, Company management provided members of the board of directors with an update regarding the ongoing sale evaluation process for the Company. Management reviewed the contacts already made on behalf of Teleglobe and discussed additional parties that it expected to contact in the following weeks. After discussion, the board of directors authorized management and Morgan Stanley to continue the sale evaluation process, to execute confidentiality and standstill agreements with interested parties and to provide those that executed such agreements and indicated further interest with a copy of the confidential information memorandum.

        In the latter portion of March and throughout April and May of 2005, the Company held preliminary management briefings in person and by telephone for the four interested parties that had requested such briefings. These parties were VSNL and Party 4 and parties that we refer to as Party 2 and Party 3. The management presentations at these briefings described the Teleglobe business, operationally, commercially and financially.

        On April 1, 2005, Morgan Stanley received a letter from Party 4 expressing preliminary interest in acquiring Teleglobe's mobile global roaming and signaling business with a potential price range of $150-175 million, and requesting a period of exclusive negotiations and due diligence review during which the Company would not be permitted to discuss potential strategic transactions with any other interested parties. After discussions with various directors, Mr. Strong advised Morgan Stanley that Party 4's indication of interest was not compelling enough to preempt the Company's sale evaluation process, and instructed Morgan Stanley to communicate the decision to Party 4. Party 4 was invited to resubmit an offer when the sale evaluation process for the entire Company was more advanced and, therefore, its offer could be considered in comparison to the offers received for the entire Company to determine what would be in the best interests of the Company and its shareholders.

        On April 11, 2005, Morgan Stanley provided a further update to Company management regarding the progress of the ongoing sale evaluation process, indicating that of the 18 prospective bidders contacted by, or who had contacted, Teleglobe, seven signed confidentiality and standstill agreements and received a copy of the confidential information memorandum, five had indicated that they did not intend to pursue the opportunity and two were still considering the opportunity. On April 13, management met with Party 3, who indicated substantial interest in Teleglobe subject to better understanding of Teleglobe's mobile global roaming and signaling and wholesale voice businesses.

        On April 25, 2005, Mr. Strong contacted Mr. Kishor Chaukar, a member of the board of directors of VSNL, to clarify for Mr. Chaukar and VSNL the status of and requirements for the Company's sale evaluation process.

        On April 27, 2005, the Company received a preliminary indication of interest from VSNL, which included all of the items requested in Morgan Stanley's letter of April 4, 2005 and indicated a price of $3.70 per share, or approximately $144.7 million for all outstanding shares of Teleglobe. Party 3 indicated that its preliminary indication of interest would be delayed for a limited period, and requested additional meetings with Company management to obtain additional information about the Company's mobile global roaming and signaling business to assist in its preparation. On April 25, 2005, Party 5 contacted Mr. Strong to inform him that it was dropping out of the bidding process due to internal business reasons. A sixth potential bidder, which we refer to as Party 6, declined to submit a preliminary indication of interest prior to having an opportunity to conduct a due diligence review of the materials in the online virtual data room that the Company established to enable bidders to perform due diligence review of Company documents in connection with preparing their bids. No other preliminary indications of interest were received at that time.

        Beginning during the week of May 2, 2005, as stated above, Party 6 was given access to the online virtual data room. Beginning the week of May 9, 2005, each of VSNL, Party 3 and Party 4 were given access to the online virtual data room. During the week of June 13, 2005, the Company established a "physical" data room in Montreal Canada, containing certain additional Company documents, for use by bidders in performing due diligence in connection with preparation of their bids. Both the online virtual data room and the physical data room were supplemented by the Company and its representatives in response to additional information requests by the parties.

        On May 3, 2005, Party 3 submitted a letter to Morgan Stanley with a preliminary indication of interest of $250 million for the aggregate enterprise value including all outstanding debt and equity of the Company, or approximately $4.83 per share. The proposed consideration consisted of 70% in cash (or approximately $175 million or $3.38 per share) and 30% in debt or equity securities of Party 3, the terms of which were not defined. The proposal also included, among other things, a purchase price adjustment based on the Company's working capital. On May 5, 2005, Party 3 was invited into the next round of bidding.

        On May 9, 2005, Party 4 contacted Mr. Strong, who updated Party 4 on the status of the Company's sale evaluation process.

        On May 23, 2005, Mr. Strong met with Mr. Srinath and Mr. Vinod Kumar, Executive Director of VSNL's International Business Group, and reconfirmed the auction process and timing.

        On or about May 23, 2005, Party 2 submitted a letter containing a preliminary indication of interest at a price of $114–$150 million for all of the outstanding common shares of the Company, or approximately $2.92–$3.84 per share.

        On May 26, 2005, Mr. Strong had a telephonic discussion with the Chief Executive Officer of Party 4, explaining where the Company's sale evaluation process stood, and Party 4 requested to move forward in the process on the basis of its earlier indication of interest for the mobile global roaming and signaling business and pledged to meet the Company's timetable for final offers. Mr. Strong indicated that Party 4 would be permitted to proceed on that basis.

        By the end of May 2005, the Company had received preliminary indications of interest from three parties potentially interested in acquiring the Company as a whole (VSNL, Party 2 and Party 3) and one party potentially interested in purchasing only the mobile global roaming and signaling business of the Company (Party 4).

        At a meeting of the Company's board of directors on May 10, 2005, Company management and representatives of Morgan Stanley provided the board of directors with an update of the process and the details of the preliminary indications of interest that had been received. Company management and Morgan Stanley representatives noted that, of the 18 initial contacts, the Company entered into confidentiality and standstill agreements relating to a potential business combination transaction with nine parties, for the purpose of facilitating the delivery of confidential information regarding the Company and its businesses to such parties. Of those nine parties, eight requested and received the Company's confidential information memorandum and one requested and received confidential information related to the Company's mobile global roaming and signaling business. Of those nine parties, four later submitted preliminary indications of interest. Morgan Stanley representatives and Company management reviewed for the board of directors the details of the proposals from VSNL, Party 2 and Party 3 for the entire company and the proposal from Party 4 for the Company's mobile global roaming and signaling business. After discussion, the board of directors authorized management to continue with the process of simultaneously evaluating the sale of the Company as a whole and, alternatively, the sale of the Company's mobile global roaming and signaling business. The Company instructed its principal outside corporate counsel, Schulte Roth & Zabel LLP, or SRZ, to prepare for distribution to the parties interested in bidding the entire company a draft form of amalgamation agreement, to be entered into by the buyer and the Company, and a draft form of voting agreement, to be entered into by the buyer and the Company's majority shareholder, Teleglobe Bermuda, which is affiliated with Cerberus. The Company also instructed SRZ to prepare for distribution to the party interested in purchasing only the Company's mobile global roaming and signaling business (Party 4) a draft form of share and asset purchase agreement.

        From May 27 through June 10, 2005, Mr. Strong and the other members of the Company's senior management held additional meetings in New York and/or Montreal with all four interested parties,

including VSNL, which included more detailed briefing on Teleglobe's business. A proposed form of amalgamation agreement was circulated to the three parties interested in bidding for the entire company on or about June 3, 2005 and, on or about June 13, 2005, a proposed form of share and asset purchase agreement for the sale of the Company's mobile global roaming and signaling business was circulated to Party 4. An initial draft of the proposed form of voting agreement was circulated to the three parties interested in bidding for the entire company on or about June 18, 2005.

        On or about June 3, 2005, on behalf of the Company, Morgan Stanley sent letters to each of VSNL, Party 2 and Party 3 outlining the procedures for submitting a final offer for the Company, which stated that such offers must be submitted by June 29, 2005. The letters also noted that a final markup of the form of amalgamation agreement was requested from the three parties interested in bidding for the entire company by June 22, 2005. A final offer for, and final markup of the form of share and asset purchase agreement for, the Company's mobile global roaming and signaling business was requested from Party 4 by July 1, 2005.

        In meetings and correspondence on June 16, June 20 and June 22, 2005, Mr. Strong discussed with Mr. Kumar the status of VSNL's internal bid review process and, at Mr. Kumar's request, agreed to extend the deadline for VSNL to submit an offer until July 5, 2005.

        On June 20, 2005, Party 3 indicated to Morgan Stanley that it would discontinue its participation in the sale process.

        On June 24, 2005, Standard Chartered Bank, on behalf of VSNL, submitted markups of the form of amalgamation agreement and the form of voting agreement. VSNL's markup of the form of amalgamation agreement included the proposed addition of a significant number of additional terms, including financial tests, and significantly expanded representations and warranties by the Company. VSNL's markup of the form of voting agreement included the proposed addition of terms that, among other things, would have permitted it to acquire Teleglobe Bermuda's controlling share of the Company at VSNL's proposed transaction price in the event of a higher third party offer after the execution of an agreement with VSNL. In response to these proposals, after consultation with representatives of SRZ, Morgan Stanley and Conyers Dill & Pearman, or CDP, the Company's primary Bermuda counsel, concerning VSNL's proposed changes to the form of amalgamation agreement and with representatives of SRZ, Morgan Stanley, CDP and Cerberus concerning VSNL's proposed changes to the form of voting agreement, the Company directed Morgan Stanley to communicate to VSNL that its proposed changes to the form of amalgamation agreement and form of voting agreement made its offer too conditional and were otherwise inappropriate for the Company to enter into or to use as the basis for negotiations. On or about July 1, 2005, Morgan Stanley, on behalf of Teleglobe and in conjunction with a written memorandum from SRZ describing certain of the Company's primary concerns with VSNL's proposed changes to the form of amalgamation agreement and form of voting agreement, requested that VSNL revise its proposed form of agreements to address such concerns and to resubmit them as soon as possible.

        On or about June 24, 2005, Party 2 submitted a markup of the proposed form of amalgamation agreement, which indicated that a number of items were still subject to review and comment. On June 28, 2005, representatives of Party 2 and SRZ held a telephone conference in order to discuss the open issues in Party 2's markup. SRZ requested that, in connection with Party 2's submission of its final offer, all unresolved issues be addressed, so that the Company could properly evaluate such offer.

        On June 27, 2005, Mr. Strong had a telephonic conversation with a representative of Party 2, in which such representative confirmed that Party 2 was on schedule to submit a final bid as requested.

        On June 28, 2005, Mr. Strong met with Mr. Srinath and Mr. Srinivasa Addepalli, head of corporate strategy at VSNL, in Montreal Canada to provide a further due diligence briefing and to reiterate the Company's concerns regarding the proposed changes included in VSNL's initial markups of the form of amalgamation agreement and the form of voting agreement.

        On June 29, 2005, Party 2 submitted a letter containing a revised proposal to acquire the entire company for $3.79 per share after taking into account net debt and working capital adjustments included in the proposal, or approximately $148.9 million for all of the outstanding shares of the Company. On July 1, Party 2 submitted its markup of the amalgamation agreement.

        On July 1, 2005, Party 4 submitted a letter containing a proposal to acquire the Company's mobile global roaming and signaling business for $160 million, of which 25% was proposed to be held in escrow for three years as recourse for the Company's indemnification obligations to Party 4. The proposal was also subject to, among other conditions, approval by Party 4's board of directors, Party 4's satisfaction with the results of an additional four week confirmatory due diligence investigation and Party 4's ability to secure committed financing for the proposed transaction. Concurrently, Party 4 provided a memorandum setting forth proposed changes to the form of share and asset purchase agreement, in lieu of a markup of that agreement, because Party 4 viewed the actual structure of the transaction as not settled and considered it premature to send a detailed markup. Party 4's memorandum also contained significant additional terms and conditions, including exclusion of certain liabilities of the mobile global roaming and signaling business, long term survival of, and indemnification for, the representations and warranties made by the Company with respect to the business and a purchase price adjustment based on the working capital of the business at the closing of the transaction. In addition, Party 4 proposed that the transaction be made subject to completion of three years of audited financial statements for the mobile global roaming and signaling business on a stand-alone basis. As noted above, Party 4's offer was conditioned upon its ability to obtain financing, but it provided "highly confident" letters as evidence of availability of such financing.

        On July 2, 2005, to assist in resolution of the outstanding issues with VSNL's markup of the form of amalgamation agreement, SRZ provided to VSNL's counsel, Kelley Drye & Warren LLP, or KDW, a markup showing which of VSNL's proposed changes to the form of amalgamation agreement the Company would be willing to accept as a basis for further negotiations. During the following week, representatives of SRZ and KDW discussed such markup by telephone conference.

        On July 5, 2005, VSNL submitted a letter containing a proposal, with the purchase price unchanged from its previous proposal, to acquire the entire company for $3.70 per share, or approximately $145.3 million for all of the outstanding shares of the Company. In addition to the proposed purchase price, the letter noted changes that VSNL would be willing to make to the amalgamation agreement to address the concerns expressed by the Company in response to VSNL's initial markup of the form of amalgamation agreement.

        At a board of directors meeting held on July 7, 2005, Company management and representatives of Morgan Stanley provided the board of directors with an update of the sale evaluation process with respect to the Company and its mobile global roaming and signaling business. Morgan Stanley provided an overview of the process to date and the reasons, to the extent provided to it, why various parties had declined to continue to participate in the process. Morgan Stanley and management reviewed the details of each offer received and, after discussion, the board of directors determined that, because of the various additional terms and conditions included in Party 4's offer for the Company's mobile global roaming and signaling business, the value of such offer was significantly less than the stated purchase price contained therein and, therefore, it represented an inferior offer, as compared to the other offers, and should not be pursued. The board of directors instructed Morgan Stanley and management to indicate to Party 4 that discussions with Party 4 would not proceed further, based on the value and lack of certainty outlined in Party 4's letter. In addition, the board of directors determined that more in-depth discussions with VSNL and Party 2 on the terms of the potential amalgamation agreement should begin immediately, assuming in the case of VSNL that VSNL would submit a more appropriate revised draft agreement as a basis for negotiations. The board of directors instructed management and SRZ to begin such negotiations. The board of directors also requested management to accelerate the due diligence process of Party 2 to ensure that Party 2's proposal was subject to as few contingencies as possible. Morgan Stanley also discussed with the board of directors preliminary valuation issues with the respective offers of Party 2 and VSNL.

        On July 8, 2005, VSNL, through its representatives, submitted a revised markup of the form of amalgamation agreement, which the Company and its advisors determined formed an appropriate basis for negotiations. As a result, meetings were scheduled with representatives of VSNL, KDW, the Company and SRZ, to begin on July 12, 2005.

        Party 2 began intensive onsite and offsite due diligence on July 9 and continuing through July 18. On or about July 8, Morgan Stanley contacted Party 2's financial advisor to invite Party 2 to finalize its proposal. At that time, Party 2's financial advisor requested an exclusivity period during which Party 2 would complete its due diligence. On or about July 11, 2005, Mr. Strong contacted a representative of Party 2 to indicate that the process proposed by its financial advisor would make it difficult for Party 2 to consummate a transaction as requested.

        Representatives of VSNL, KDW, the Company and SRZ met regularly from July 12 through July 15 and negotiated the terms of the proposed amalgamation agreement and the voting agreements. The final terms of the amalgamation agreement, including the price per share, were determined based on arms' length negotiations between the Company and VSNL. The final terms of the form of voting agreements to be entered into by VSNL and each of Teleglobe Bermuda, Gemini Trust, which is affiliated with Mr. Strong, and The Willett Trust, which is affiliated with Mr. Willett, were determined based on arms' length negotiations between VSNL and representatives of Cerberus. The significant issues in the amalgamation agreement included the terms of the Company's covenant not to solicit or facilitate third party acquisition proposals, the amount of and circumstances in which termination fees would be paid by the Company to VSNL and other remedies for breaches of representations and warranties or covenants by the Company, the scope of the Company's representations and warranties, the thresholds for material contracts and the definition of Company material adverse effect. The significant issues in the voting agreements were provisions proposed by VSNL requiring the shareholders to sell their Teleglobe shares to VSNL at VSNL's proposed transaction price, in the event of a higher third party offer occurring after the execution of the amalgamation agreement, or, alternatively, to share with VSNL a specified percentage of the profits resulting from sale of their Teleglobe shares at a price greater than VSNL's proposed transaction price in connection with a higher third party offer occurring after the execution of the amalgamation agreement.

        Representatives of Party 2, its counsel and SRZ met in person and by telephone from July 17 through July 19 to negotiate the terms of the proposed form of amalgamation agreement. The proposed form of voting agreement was not discussed. The significant issues included the definition of Company material adverse effect, certain financial statement representations and warranties, the representations and warranties to be given by Party 2 and an additional termination right for Party 2 if the Company failed to secure governmental consents to consummate the transaction by an earlier date than the overall termination date. In addition, Party 2's representatives indicated that they had not yet completed their analysis of the regulatory aspects of the transaction.

        On Friday, July 15, and over the weekend of July 16-17, Morgan Stanley and Mr. Strong spoke to VSNL and Party 2, as well as their respective representatives, to ask for "best and final" offers by Wednesday morning, July 20. On July 17, Mr. Strong returned a call from Mr. Chaukar, who indicated that he was pleased to hear that Mr. Strong might contemplate a role in the company if it was acquired by VSNL. Mr. Strong indicated that the time to discuss such a matter was after a deal was completed. On July 20, 2005, Party 2, in a letter to Mr. Strong, provided a revised offer of $4.23 per share, or approximately $166.7 million for all of the outstanding shares of the Company. On the same date,

VSNL, in a letter to Morgan Stanley, increased its offer to $4.05 per share, or approximately $159.5 million for all of the outstanding shares of the Company. On July 20, Mr. Strong contacted Mr. Chaukar and emphasized that the board of directors of Teleglobe intended to make its decision at a meeting on July 21, 2005, and that Mr. Strong would not be in a position to recommend VSNL's offer as it existed on such date. Mr. Chaukar indicated that VSNL would likely submit a further bid prior to Teleglobe's board meeting the next day.

        On July 20, 2005, Morgan Stanley contacted Party 2's financial advisor and indicated that the Company's board of directors intended to make its decision at a meeting on July 21, 2005 as to whether to continue negotiations and would make its decision to move forward in final negotiations with only one party. As a result, Morgan Stanley requested that Party 2 consider whether its prior offer of $4.23 per share was its "best and final" offer. Party 2's financial advisor responded that Party 2 did not intend to revise its existing proposal of $4.23 per share.

        On the morning of July 21, 2005, VSNL in a letter delivered to Morgan Stanley provided a revised offer of $4.50 per share, or approximately $177.6 million for all of the outstanding shares of the Company.

        On July 21, 2005, the Company's board of directors held a special meeting to consider the VSNL and Party 2 proposals to acquire the Company. At this meeting, management and Morgan Stanley reviewed the strategic rationale for the transaction. Representatives of SRZ reviewed the material terms of VSNL's and Party 2's proposed amalgamation agreements and voting agreements, and representatives of SRZ and CDP reviewed the board of directors' fiduciary duties to the Company and its shareholders. Representatives of Swidler Berlin LLP, the Company's primary counsel for regulatory matters, reviewed the regulatory approvals that would be required in connection with acquisition of the Company by VSNL or by Party 2, including the requirements for providing voluntary notice to the Committee of Foreign Investment in the United States, or CFIUS, and the process and potential risks associated therewith in a transaction with each of Party 2 and VSNL. Representatives of Morgan Stanley presented to the board of directors Morgan Stanley's financial analyses of the amalgamation and rendered Morgan Stanley's oral opinion, subsequently confirmed in writing, that, based upon and subject to the various considerations set forth in the opinion, the $4.50 per share in cash consideration to be received by the holders of shares of Teleglobe common share capital pursuant to the amalgamation agreement with VSNL was fair from a financial point of view to those holders. Following these presentations, the board of directors further discussed the potential amalgamation with VSNL, following which, by vote of all directors then present at the meeting, it determined that the amalgamation with VSNL was in the best interests of the Company and fair to and in the best interest of the Company's shareholders, and approved the amalgamation with VSNL, the amalgamation agreement that had been negotiated with VSNL and related matters. The vote was seven directors in favor, with one director, Anthony J. Cassara, voting against, one director, Michael M. Green, indicating his support for VSNL's bid but departing the meeting before the vote, and one director, Edward Greenberg, abstaining because he is an Advisory Director of Morgan Stanley.

        After the board of directors meeting had concluded, Mr. Strong contacted Mr. Chaukar and Mr. Srinath to report that the board of directors had approved the proposed amalgamation with VSNL and requested that final negotiations on the amalgamation agreement and the form of voting agreement commence immediately.

        On July 22, 2005, Morgan Stanley, on behalf of the Company, informed representatives of Party 2 that the board of directors had not recommended their proposal.

        Beginning on the afternoon of July 21, 2005 through the morning of July 25, 2005, representatives of VSNL and the Company finalized the terms of the amalgamation agreement and the form of voting agreement, and the amalgamation agreement and voting agreements were executed on the morning of

July 25, 2005. Prior to the opening of trading on July 25, 2005, VSNL and Teleglobe each issued a press release announcing the proposed amalgamation.

Teleglobe's Purpose and Reasons for the Amalgamation

        In the course of reaching its decision to approve the amalgamation agreement and the amalgamation, Teleglobe's board of directors consulted with Teleglobe's senior management, as well as its outside U.S., Bermuda and regulatory counsel and financial advisors, and considered a number of factors in favor of the amalgamation, including the following material factors:

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  the relative merits of the amalgamation as compared to the alternative of remaining a public company, having regard for, among other things, the recent share price performance of our common shares, the limited level of securities analyst coverage for our shares, the significant uncertainties associated with our business and the costs of operating as a public company;

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  the fact that Teleglobe conducted a comprehensive auction process for the Company, which included contacting 18 different industry participants worldwide, entering into confidentiality and standstill agreements with eight of such parties, receiving expressions of interest from four of such parties and receiving acquisition proposals from two of such parties (VSNL and Party 2) for all of the Company's business and an acquisition proposal for the Company's mobile global roaming and signaling business from one of such parties (Party 4);

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  the fact that this auction process resulted in only two parties other than VSNL presenting Teleglobe with acquisition proposals, one of which was for the Company's entire business but was for a price per share less than the VSNL proposal and the other of which was for an acquisition solely of its mobile global roaming and signaling business, rather than the entire company, and which was highly conditional, creating a substantial risk that such sale would not be consummated;

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  the historical market prices and recent trading activity and trading range of Teleglobe's common shares, including the fact that the $4.50 cash payment offered to Teleglobe's shareholders in the amalgamation represented a premium of approximately 22% and 59% over Teleglobe's stock price one day and three months, respectively, prior to the public announcement of the amalgamation by Teleglobe;

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  the fact that the amalgamation provides shareholders of Teleglobe with liquidity to dispose of their common shares for cash, which may not be otherwise available in the public market due to limited float of common shares in the market and the low level of trading volume of such common shares;

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  the fact that shareholders of Teleglobe will be entitled to receive a fixed amount of cash in the amalgamation, rather than securities or some form of deferred payment;

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  the presentation and opinion of Morgan Stanley to the Teleglobe board of directors, dated July 21, 2005, that based on and subject to the assumptions, qualifications and limitations set forth in the opinion, the amalgamation consideration of $4.50 per share pursuant to the amalgamation agreement was fair, from a financial point of view, to holders of Teleglobe common shares;

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  the reasonable likelihood of the consummation of the transactions contemplated by the amalgamation agreement and the amalgamation due to (a) the fact that the amalgamation agreement and the amalgamation is not subject to any material consents and approvals, other than the filing required under the HSR Act and similar competition laws in other jurisdictions, any applicable review process by CFIUS relating to the determination of any threat to national security in respect of the amalgamation, and the approval of any applicable telecommunications regulatory authority, (b) the fact that VSNL has recently completed the acquisition of Tyco Global Network and received regulatory approvals in connection therewith, including that VSNL has recently negotiated a Network Security Agreement, an agreement that is generally required for non-U.S. telecommunications companies to receive CFIUS approval, (c) the fact that VSNL's obligations under the amalgamation agreement are not subject to any financing condition, (d) the representations and warranties of VSNL in the amalgamation agreement that it, together with its affiliates, has on hand or available sufficient funds and financing to consummate the amalgamation and is in compliance with applicable laws, rules and regulations, and (e) the financial strength of VSNL and its affiliates;

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  the terms and provisions of the amalgamation agreement and the fact that the terms of the amalgamation agreement were determined through arms' length negotiations between Teleglobe and its legal advisors, on the one hand, and VSNL and its legal advisors, on the other;

  •
  the fact that, pursuant to the amalgamation agreement, Teleglobe's board of directors has the right prior to the approval of the amalgamation at the Special General Meeting of Shareholders, to (a) provide access to its properties, books and records and provide information or data in response to a request by a third party that has made an unsolicited bona fide written acquisition proposal, (b) engage in negotiations or discussions with such third party with respect to such acquisition proposal to determine if such proposal would be a superior proposal to the amalgamation and (c) withdraw, modify or change in any adverse manner its approval or recommendation of the amalgamation in favor of such third party's acquisition proposal if the board of directors determines in good faith, after consultation with its legal counsel and financial advisors, that such acquisition proposal, if consummated, would constitute a superior proposal to the amalgamation.

  •
  the fact that, pursuant to the amalgamation agreement, Teleglobe's board of directors has the right, prior to the approval of the amalgamation at the Special General Meeting of Shareholders, to terminate the amalgamation agreement in order to accept an unsolicited bona fide written acquisition proposal by a third party, if (a) Teleglobe's board of directors has determined in good faith, after consultation with its legal counsel and financial advisers, that such acquisition proposal is a superior proposal to the amalgamation, (b) Teleglobe has complied with the acquisition proposal evaluation procedures terms of the amalgamation agreement, including, without limitation, giving VSNL prompt notice upon receipt of such acquisition proposal and any modifications thereto, and (c) Teleglobe, prior to termination, pays to VSNL a termination fee of $4,500,000;

  •
  the fact that the voting agreements are terminable in the event that the amalgamation agreement is terminated;

  •
  the continuation of intense competition in the telecommunications industry with no abatement of the current trend of price erosion;

  •
  the uncertainties inherent in identifying, acquiring and successfully marketing the new services on which Teleglobe's future business plans are substantially based;

  •
  the risks of changes in technology adversely affecting demand for Teleglobe's services;

  •
  Teleglobe's limited ability to effect strategic combinations that would provide the scale necessary to achieve cost reductions that could offset price erosions;

  •
  the difficulty in making reliable forecasts as to the future performance of our business particularly given intense competition and declines in the pricing for Teleglobe's services;

  •
  the fact that, in management's view, the downside risks of Teleglobe's business forecasts at least balanced the likelihood of maintaining or improving the financial performance of the business;

  •
  the fact that Teleglobe retained investment bankers to evaluate potential public and private issuances of debt in the financial markets to expand Teleglobe's business and refinance its outstanding debt and was both unable to find sufficient demand for such securities or to otherwise raise capital from unaffiliated parties at rates that the Company believes to be reasonable; and

  •
  the fact that dissenting holders of our common shares may demand appraisal rights under Section 106(6) of the Companies Act.

        Teleglobe's board of directors also considered the following material factors adverse to the proposed amalgamation, which include the reasons for Mr. Anthony J. Cassara's dissenting vote on the amalgamation agreement and the amalgamation:

  •
  the fact that, following the amalgamation, Teleglobe shareholders will cease to participate in any future earnings growth of Teleglobe or benefit from any potential increase in the value of Teleglobe;

  •
  the possibility that the amalgamation may not be completed and the effect of the public announcement of the amalgamation on Teleglobe's sales and operating results and its ability to attract and retain key technical, marketing and management personnel;

  •
  the possibility that our success in identifying and acquiring rights to, and generating demand for, developing new products may be greater than anticipated;

  •
  the fact that, because shareholders of Teleglobe will not receive stock of VSNL in the transaction, Teleglobe shareholders will not participate in any synergies between Teleglobe and VSNL;

  •
  the fact that the termination fee required by terms of the amalgamation agreement to be paid by Teleglobe in certain circumstances would make it more costly for another potential purchaser to acquire Teleglobe;

  •
  Mr. Cassara's view that, although the price being offered by VSNL was fair, considering Teleglobe's recent performance, the Company is still in the early stages of an operational turnaround which would eventually yield better financial performance and a better return for shareholders, therefore, it is not the right time to sell Teleglobe; and

  •
  the possibility that, although the amalgamation provides Teleglobe shareholders the opportunity to realize a premium over the price at which our common shares traded prior to public announcement of the amalgamation, the price of our common shares might have increased in the future to a price greater than that being offered in the amalgamation.

        The above discussion addresses the material information and factors considered by Teleglobe's board of directors in its consideration of the amalgamation, including factors that support the amalgamation, as well as those that may weigh against it.

        In evaluating the amalgamation, the members of Teleglobe's board of directors considered their knowledge of the business, financial condition and prospects of Teleglobe, and the views of Teleglobe's senior management and financial and legal advisors. In view of the variety of factors considered in connection with its evaluation of the amalgamation, Teleglobe's board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. In addition, individual members of Teleglobe's board of directors may have given different weight to different factors.

        After careful consideration, based on the foregoing, the board of directors by a vote of seven in favor and one against the amalgamation agreement and the amalgamation (Mr. Cassara opposed the amalgamation agreement and the amalgamation, Mr. Green expressed his support for the amalgamation agreement and the amalgamation during the board meeting but was absent at the time of the vote and Mr. Greenberg abstained because he is an Advisory Director of Morgan Stanley, Teleglobe's financial advisor) approved and adopted the amalgamation agreement and the amalgamation, and determined that the approval of the amalgamation agreement and the amalgamation are advisable. Accordingly the board of directors recommends that the Teleglobe shareholders vote "FOR" the approval of the amalgamation agreement and the amalgamation.

        Other than in their capacity as members of Teleglobe's board of directors, no director or executive officer of Teleglobe has made a recommendation either in support of or opposed to the amalgamation.

Opinion of Financial Advisor

        Teleglobe retained Morgan Stanley to provide it with financial advisory services in connection with a possible merger, sale or other strategic business combination and a financial opinion in connection with the amalgamation. The Company selected Morgan Stanley to act as its financial advisor based on Morgan Stanley's qualifications, experience, reputation and knowledge of the business and affairs of Teleglobe. Specifically, in the past, Morgan Stanley and its affiliates provided financial advisory and financing services for the Company and certain affiliates of the Company, including Cerberus. In addition, Morgan Stanley provided financial advisory services to ITXC in connection with its acquisition by Teleglobe. Finally, Mr. Greenberg, an Advisory Director of Morgan Stanley, is a member of the board of directors of the Company.

        At the meeting of Teleglobe's board of directors held on July 21, 2005, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, based upon and subject to the various considerations set forth in the opinion, the $4.50 per share in cash consideration to be received by the holders of shares of Teleglobe common share capital pursuant to the amalgamation agreement was fair from a financial point of view to those holders.

        The full text of the written opinion of Morgan Stanley, dated as of July 21, 2005, is attached to this proxy statement as Annex C. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully. Morgan Stanley's opinion is directed to Teleglobe's board of directors and addresses only the fairness from a financial point of view of the $4.50 per share in cash consideration to be received by the holders of shares of Teleglobe common share capital pursuant to the amalgamation agreement as of the date of the opinion. It does not address any other aspects of the amalgamation and does not constitute a recommendation to any holder of Teleglobe common shares as to how to vote at the Company's Special General Meeting of Shareholders. The summary of the opinion of Morgan Stanley set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

        In connection with rendering its opinion, Morgan Stanley, among other things:

    (a)
    reviewed certain publicly available financial statements and other business and financial information of the Company;

    (b)
    reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

    (c)
    reviewed certain financial projections, including a sensitivity case, prepared by the management of the Company;

    (d)
    discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

    (e)
    reviewed the reported prices and trading activity for the Company's common share capital;

    (f)
    compared the financial performance of the Company and the prices and trading activity of the Company common share capital with that of certain other publicly-traded companies and their securities;

    (g)
    reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions;

    (h)
    participated in negotiations with representatives of the Company, VSNL and their financial and legal advisors;

    (i)
    reviewed the amalgamation agreement, a draft voting agreement and certain related documents; and

    (j)
    considered such other factors and performed such other analyses as Morgan Stanley has deemed appropriate.

        In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. Morgan Stanley's opinion was limited to the evaluation of the consideration for Teleglobe's shareholders in the aggregate on a per share basis. With respect to the financial projections, including any sensitivity case, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the then best available estimates and judgments relating to growth prospects of Teleglobe as well as certain assessments of the downside risks to Teleglobe's business in certain circumstances. In addition, Morgan Stanley assumed that the amalgamation would be consummated in accordance with the terms set forth in the amalgamation agreement. Morgan Stanley assumed that in connection with the receipt of all necessary regulatory approvals for the amalgamation, no restrictions would be imposed that would have a material adverse effect on the consummation of the amalgamation as contemplated in the amalgamation agreement. Morgan Stanley is not a legal expert and relied upon the assessments of Teleglobe and its discussions with its legal advisors with respect to such issues. Morgan Stanley noted that, in conjunction with the amalgamation, the Cerberus Debt would be repaid, and that Cerberus would receive a change of control premium in connection with such pre-payment. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was it furnished with any such appraisals. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of July 21, 2005.

        The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion to the Company's board of directors on July 21, 2005 and the preparation of its written opinion letter to the Company's board of directors dated July 21, 2005. The various analyses summarized below were based on closing prices for the common shares of Teleglobe as of July 20, 2005, the last full trading day preceding the day of the meeting of the Company's board of directors to consider and approve, adopt and authorize the amalgamation agreement. Although each financial analysis was provided to the Teleglobe board, in connection with arriving at its opinion, Morgan Stanley considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Trading Range Analysis

        Morgan Stanley performed a trading range analysis to provide background and perspective with respect to the historical share prices of Teleglobe common shares. Morgan Stanley reviewed the average closing prices of Teleglobe common shares for various periods ending on July 12, 2005, which was the last trading day prior to rumors of a potential transaction involving Teleglobe appearing on electronic message boards. Morgan Stanley observed the following:

Period Ending July 12, 2005	Average Closing Price	$4.50 Offer as Premium
Prior Month	$2.84	58.2%
Prior Three Months	$2.75	63.5%
Prior Six Months	$3.43	31.2%
Prior Twelve Months	$3.56	26.3%

        Morgan Stanley calculated that the $4.50 cash consideration pursuant to the amalgamation agreement represents a 32.0% price premium to the closing price of Teleglobe common shares on July 20, 2005.

Discounted Cash Flow Analysis

        Morgan Stanley calculated a range of equity values per share for Teleglobe based on a discounted cash flow analysis with respect to Teleglobe's future cash flows. Morgan Stanley relied on financial projections provided by the management of the Company for fiscal years 2005 through 2010. In arriving at the estimated equity values per share of Teleglobe common shares, Morgan Stanley analyzed the potential value of Teleglobe for both the management and sensitivity cases assuming that the core and new services segments of Teleglobe were valued as separate entities. Additionally, Morgan Stanley analyzed the potential value of Teleglobe as a whole entity utilizing Wall Street equity research estimates for financial projections for fiscal years 2005 through 2010.

  Core Business (Management and Sensitivity Cases)

        Morgan Stanley calculated the terminal value of the Company's "core business" (i.e., Teleglobe's existing voice, data and value added services business), which we refer to in this proxy statement as the Core Business, as of December 31, 2010, by applying a range of exit EBITDA multiples ranging from 3.0x to 4.0x. The unlevered free cash flows from calendar year 2005 through 2010 and the terminal value were then discounted to present values using a range of discount rates of 16.0% to 20.0%. Morgan Stanley assumed Teleglobe's net debt balance on the Core Business to be approximately $71.2 million and the value of the Company's unconsolidated assets to be approximately $1.7 million in its analysis.

        The following table summarizes Morgan Stanley's analysis:

Financial Statistic	Implied Equity Value Per Share of Teleglobe
Management Case
3.0–4.0x exit EBITDA multiple, 16.0%–20.0% discount rate	$3.07–$4.53
Sensitivity Case
3.0–4.0x exit EBITDA multiple, 16.0%–20.0% discount rate	$1.28–$2.30

  New Services (Management and Sensitivity Cases)

        Morgan Stanley calculated the terminal value of the Company's "new services" (i.e., Teleglobe's new value-added wireless services), which we refer to in this proxy statement as the New Services, as of December 31, 2010, by applying a range of exit EBITDA multiples ranging from 5.0x to 7.0x. The unlevered free cash flows from calendar year 2005 through 2010 and the terminal value were then discounted to present values using a range of discount rates of 25.0% to 30.0%. Morgan Stanley assumed that no net debt existed on Teleglobe's New Services in its analysis.

        The following table summarizes Morgan Stanley's analysis:

Financial Statistic	Implied Equity Value Per Share of Teleglobe
Management Case
5.0–7.0x exit EBITDA multiple, 25.0%–30.0% discount rate	$1.75–$2.50
Sensitivity Case
5.0–7.0x exit EBITDA multiple, 25.0%–30.0% discount rate	$1.35–$2.03

        Morgan Stanley presented a range of implied equity values per share of Teleglobe of $3.07 to $7.03 for the management case and $1.28 to $4.33 for the sensitivity case. The low end of the range of values for the entire Company is attributed to the low end of the range of values for the Core Business and zero value attributed to New Services, while the high end of the range of values is attributed to the high end of the range of values for the Core Business and the high end of the range of values for New Services. Since the other possible combinations of the value ranges attributed to the Core Business and New Services fall within this range, they were not presented separately.

  Wall Street Equity Research Case

        Morgan Stanley calculated the discounted cash flow valuation of Teleglobe using projections from Wall Street equity research, as adjusted. The terminal value of Teleglobe, as of December 31, 2010, was calculated by applying a range of exit EBITDA multiples ranging from 3.0x to 4.5x. The unlevered free cash flows from calendar year 2005 through 2010 and the terminal value were then discounted to present values using a range of discount rates of 17.0% to 21.0%. Morgan Stanley assumed Teleglobe's net debt balance to be approximately $71.2 million and the value of the Company's unconsolidated assets to be approximately $1.7 million in its analysis.

        The following table summarizes Morgan Stanley's analysis:

Financial Statistic	Implied Equity Value Per Share of Teleglobe
Wall Street Equity Research Case
3.0–4.5x exit EBITDA multiple, 17.0%–21.0% discount rate	$2.61–$4.79

        Morgan Stanley noted that the per share consideration to be paid to holders of Teleglobe common shares pursuant to the amalgamation agreement was $4.50.

Private Market "Sum-of-the-Parts" Valuation Analysis

        Morgan Stanley also analyzed Teleglobe as the "sum of its parts" assuming that each of the Company's two main business segments—the "voice and data" business segment and mobile global roaming and signaling or "mobile signaling" business segment—were sold separately at value levels for each transaction consistent with values achieved for similar assets in comparable precedent acquisition transactions. Morgan Stanley analyzed, using estimates of 2005 EBITDA as provided by Teleglobe's management, the acquisition value of the Company's voice and data business segment. Morgan Stanley applied a 4.0x to 6.0x multiple to adjusted EBITDA of $12.5 million estimated for 2005 to reach a valuation range of $49.9 million to $74.8 million for the voice and data business segment. To value the mobile signaling business segment, Morgan Stanley attributed a private market valuation range of $100.0 million to $160.0 million based on preliminary offers received from potential buyers for the mobile signaling business. Morgan Stanley then combined such acquisition values and netted against these values the estimated total net debt and value of unconsolidated assets to derive an aggregate estimated combined per share value for Teleglobe common stock of $2.05 to $4.22. Morgan Stanley noted that this analysis was illustrative and did not include financial, legal, or other costs relating to a potential separation of the business, including the risk of negotiating and implementing any required network or transition services agreements.

        Morgan Stanley noted that the per share cash consideration to be paid to holders of Teleglobe common shares pursuant to the amalgamation agreement was $4.50.

Analysis of Precedent Transactions

        Morgan Stanley also performed a precedent transaction analysis, which is designed to imply a value of a company based on publicly available financial terms and premiums of selected transactions that share some characteristics with the amalgamation. Morgan Stanley compared the premiums paid in 860 selected transactions since 1998 in which the target company was publicly traded with a transaction value between $100 million and $500 million in aggregate value and where consideration received was 100% in cash.

        The following table summarizes Morgan Stanley's analysis:

Precedent Transaction Financial Statistics	Precedent Premiums Paid	Implied Value per Share
Transactions from 2003–2005 YTD	27.5%–32.2%	$3.72–$3.86
Transactions from 1998–2005 YTD	27.5%–46.1%	$3.72–$4.27

        Morgan Stanley noted that the per share cash consideration to be paid to holders of Teleglobe common shares pursuant to the amalgamation agreement was $4.50.

        No company or transaction utilized in the precedent transaction analyses is identical to Teleglobe or the amalgamation. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Teleglobe, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

        In connection with the review of the amalgamation by Teleglobe's board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Teleglobe. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of the Company. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

        Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the amalgamation consideration pursuant to the amalgamation agreement, from a financial point of view, to holders of shares of Teleglobe common shares and in connection with the delivery of its opinion to the Company's board of directors dated July 21, 2005. These analyses do not purport to be appraisals or to reflect the prices at which shares of common shares of Teleglobe might actually trade. The foregoing summary does not purport to be a complete description of the analyses performed by Morgan Stanley.

        The amalgamation consideration was determined through arm's-length negotiations between Teleglobe and VSNL and was approved by the Company's board of directors. Morgan Stanley provided advice to Teleglobe during these negotiations. Morgan Stanley did not, however, recommend any specific amount of amalgamation consideration to the Company or that any specific amalgamation consideration amount or other terms constituted the only appropriate amalgamation consideration amount or other terms for the amalgamation.

        Morgan Stanley's opinion and its presentation to Teleglobe's board of directors was one of many factors taken into consideration by the Company's board of directors in deciding to approve, adopt and authorize the amalgamation agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Teleglobe's board of directors with respect to such factors or of whether the Company's board of directors would have been willing to agree to a transaction involving a different amalgamation consideration amount.

        Teleglobe's board of directors retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may actively trade the equity or other securities of Teleglobe or any other parties, commodities, or currencies involved in the amalgamation, for its own accounts or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

        Under the terms of its engagement letter with the Company, Morgan Stanley provided Teleglobe financial advisory services and its financial opinion in connection with the amalgamation, and Teleglobe agreed to pay Morgan Stanley a fee of $4,500,000, $900,000 of which became payable and was paid upon the announcement of the amalgamation and the remainder of which is payable upon the consummation of the amalgamation.

        Teleglobe has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Teleglobe has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for the Company and certain affiliates of the Company, including Cerberus, and have received fees in connection with such services. Morgan Stanley also provided financial advisory services to ITXC in connection with its acquisition by Teleglobe (consummated on May 31, 2004) and received fees in connection with those services. Additionally, Mr. Greenberg, an Advisory Director of Morgan Stanley, is a member of the board of directors of the Company.

Source of Funds and Financing of the Amalgamation

        VSNL intends to finance the amalgamation through the use of cash on hand and available financing. VSNL and Amalgamation Sub have represented to Teleglobe that VSNL, together with its affiliates, has funds on hand or available financing in an amount sufficient to consummate the amalgamation. There is no financing contingency in the amalgamation agreement.

Certain Effects of the Amalgamation

        As a result of the amalgamation, the separate corporate existence of Amalgamation Sub and Teleglobe will cease and they will continue in the form of the amalgamated company, which will be a wholly-owned subsidiary of VSNL. At the closing of the amalgamation, all outstanding common shares of Teleglobe, other than shares directly or indirectly owned by VSNL or Amalgamation Sub or indirectly owned by Teleglobe and any dissenting shares, will be converted into the right to receive a cash payment of $4.50 per share. The amalgamation agreement and the amalgamation will also have the following effects:

  •
  Effect on holders of Teleglobe common shares.    If the amalgamation is completed, holders of Teleglobe common shares (except shares, if any, held by owned directly or indirectly by VSNL or Amalgamation Sub or indirectly owned by Teleglobe or owned by dissenting shareholders who properly exercise their appraisal rights under the Companies Act) will receive a cash payment of $4.50 per share and will not have the opportunity to participate in any future earnings, profits and growth of Teleglobe.

  •
  Effect on holders of Teleglobe options to purchase common shares.    Outstanding options to purchase Teleglobe common shares under its stock option plans and employee stock purchase plan with per share exercise prices less than $4.50 will be converted into the right to receive a cash payment equal to the product of:

  •
  the number of common shares underlying the options; and

  •
  the amount by which $4.50 is greater than the per share exercise price of the options.

    Options with per share exercise prices equal to or greater than $4.50 will be cancelled without payment of any consideration in connection with the amalgamation.

  •
  Effect on holders of Teleglobe warrants.    Outstanding warrants to purchase common shares will be converted into the right to receive $4.50 for each common share underlying such warrants, upon payment of the per share exercise price of such warrants.

  •
  Reporting requirements.    Teleglobe is currently subject to reporting requirements under the Exchange Act. If the amalgamation is completed, the registration of shares of Teleglobe under the Exchange Act will be terminated, no further reports will be filed under the Exchange Act and Teleglobe common shares will not be eligible for listing or trading on any exchange.

  •
  De-listing of the shares of Teleglobe common shares on Nasdaq.    The common shares of Teleglobe are currently quoted on the Nasdaq National Market. If the amalgamation is completed, common shares of Teleglobe will be de-listed and no longer quoted on the Nasdaq National Market.

  •
  Effect on VSNL.    Upon completion of the amalgamation, the amalgamated company will be a wholly owned subsidiary of VSNL and will continue to operate as a provider of international voice, data, Internet and mobile global roaming and signaling services. As a result of the amalgamation, and after cash payments to Teleglobe shareholders, option holders and warrant holders under the amalgamation agreement and assuming satisfaction of any obligations in respect of the exercise by any shareholder of appraisal rights, VSNL will own all of the business and assets of Teleglobe.

  •
  Effect on current management.    Each outstanding option to purchase Teleglobe common shares held by the executive officers and directors of Teleglobe with a per share exercise price of less than $4.50 will be converted into the right to receive a cash payment equal to the product of (a) the number of shares underlying each option multiplied by (b) the amount by which $4.50 is greater than the per share exercise price of each option. Certain senior executive officers have entered into employment arrangements with Teleglobe and/or its subsidiaries that provide them with severance benefits if they are terminated without "cause" by Teleglobe and/or its subsidiaries or, if permitted by such executive officer's employment agreement, if they terminate their employment for "good reason" in connection with the amalgamation. As a result, each such senior executive that is terminated without cause or terminates his employment for good reason in connection with the amalgamation will be entitled to receive the severance benefits discussed in the sections entitled "The Amalgamation—Interests of Teleglobe's Directors and Officers in the Amalgamation" beginning on page 34 and "The Amalgamation—Severance Arrangements" beginning on page 39.

  •
  Effect of Income Tax.    For federal income tax purposes, the receipt of the amalgamation consideration by holders of common shares pursuant to the amalgamation will be a taxable sale of the holders' common shares. The amalgamation may also be a taxable transaction for state, local and other purposes, including foreign taxes. See "Background—Material Federal Income Tax Consequences" beginning on page 41.

Conduct of the Business of Teleglobe if the Amalgamation is not Completed

        If the amalgamation is not completed, we will continue our ongoing operations for the foreseeable future and may continue to explore possibilities for the potential sale or amalgamation of Teleglobe. However, there can be no assurance that any such opportunities will be made available to us, or if made available, will be on terms acceptable or fair to Teleglobe and our shareholders. We expect to complete the amalgamation by late 2005 or early 2006, but we cannot assure you that we will be able to do so. Moreover, both Teleglobe and VSNL generally have the option to terminate the amalgamation agreement if the amalgamation is not completed by April 30, 2006.

Interests of Teleglobe's Directors and Officers in the Amalgamation

        When considering the recommendation of Teleglobe's board of directors, you should be aware that several of Teleglobe's directors and officers have interests in the amalgamation that are different from, or in addition to, yours and that Teleglobe is a "controlled company" under the rules of the Nasdaq Stock Market, meaning that a majority of its board of directors do not qualify as independent directors.

Interests Relating to Securities Ownership and Employment Agreements of Management

  Teleglobe Common Shares

        Each outstanding Teleglobe common share held by executive officers and directors of Teleglobe will be converted into the right to receive a cash payment equal to the product of (a) the number of shares held by such executive officer or director multiplied by (b) $4.50.

        The table below sets forth the number of shares held by the executives and directors of the Company as of August 22, 2005 that will be converted into the cash payment described above upon the closing of the amalgamation:

Executive Officer/Director	Number of Common Shares Held	Cash Payment
Gerald Porter Strong(1)	1,096,163	$4,932,733.50
Richard D. Willett II(2)	674,562	$3,035,529.00
Brian Fitzpatrick	N/A	N/A
Pierre Duhamel	N/A	N/A
Michael C. Wu	N/A	N/A

(1)
Mr. Strong, a director and President and Chief Executive Officer of Teleglobe, does not individually hold any securities of Teleglobe. Gemini Trust, the trustee of which is Royal Bank of Canada Trust Company (Bahamas) Ltd, and the beneficiaries of which include Mr. Strong, holds 1,096,163 common shares of Teleglobe. Mr. Strong exercises no voting or investment control with respect to the shares held by such trust. Mr. Strong disclaims all beneficial ownership of the shares of Teleglobe held by such trust; Mr. Strong's pecuniary interest in the shares of Teleglobe held by such trust is limited to his economic interest, if any, in the trust.

(2)
Mr. Willett, the Executive Vice President and Chief Operating Officer of Teleglobe, does not individually hold any securities of Teleglobe. The Willett Trust, the trustee of which is a member of the immediate family of Mr. Willett, and the beneficiaries of which include Mr. Willett, holds 674,562 common shares of Teleglobe. Mr. Willett exercises no voting or investment control with respect to the shares held by such trust. Mr. Willett disclaims all beneficial ownership of the shares of Teleglobe held by such trust; Mr. Willett's pecuniary interest in the shares of Teleglobe held by such trust is limited to his economic interest, if any, in the trust.

  Options

        Each outstanding option to purchase Teleglobe common shares with a per share exercise price less than $4.50 held by the executive officers and directors of Teleglobe will be converted into the right to receive a cash payment equal to the product of (a) the number of shares underlying each option multiplied by (b) the amount by which $4.50 is greater than the per share exercise price of each option. Any option with an exercise price equal to or greater than $4.50 will automatically be cancelled, without any consideration, upon the closing of the amalgamation.

        The table below sets forth the number of shares subject to outstanding options as of August 22, 2005 held by executive officers and directors of the Company that will be converted into the cash payment described above upon the closing of the amalgamation:

Executive Officer/Director	No. of Shares Subject to Options	Cash Payment
Gerald Porter Strong	N/A	N/A
Richard D. Willett II	N/A	N/A
Brian Fitzpatrick(1)	164,000	$233,800
Pierre Duhamel	120,000	$57,600
Michael C. Wu	20,000	$23,200

(1)
On August 30, 2005, Mr. Fitzpatrick moved from his previous role as Executive Vice President of Sales for Teleglobe America Inc. and Teleglobe Canada ULC to a new role supporting key aspects of transition planning for the consummation of the transactions contemplated by the amalgamation agreement.

  Employment Agreements

        Mr. Strong has employment agreements with each of Teleglobe and Teleglobe Canada ULC, which is a wholly owned subsidiary of Teleglobe. The terms of the employment agreements are substantially the same. Pursuant to the terms of each employment agreement, Mr. Strong shall be employed until December 31, 2005 and, thereafter, for additional successive terms for one year. Mr. Strong is entitled to an annual base salary of CDN $77,815 under the Teleglobe employment agreement and CDN $1,042,721 under the Teleglobe Canada ULC employment agreement. To the extent that the amount of income tax due and payable for any taxable period on Mr. Strong's compensation exceeds the amount of income tax that would have been due and payable on his compensation had he been paid as a citizen and resident of the UK for services performed in the UK, Mr. Strong will be paid an additional cash payment equal to the excess amount of such income tax.

        If Mr. Strong's employment is terminated by Teleglobe, or in the case of the Teleglobe Canada ULC agreement, Teleglobe Canada ULC, without "Cause"(as defined below) or by Mr. Strong for "Good Reason" (as defined below) in connection with the amalgamation, Mr. Strong will be entitled to receive under each employment agreement: (i) a lump sum payment equal to his annual base salary under each employment agreement; and (ii) any tax equalization amount as described above. In addition, upon the terminations described above, under the employment agreement with Teleglobe Canada ULC, Mr. Strong shall be entitled to receive a pro rata portion of his bonus for the year of termination. Each employment agreement provides that, during the term of the agreement, for any period in which Mr. Strong is receiving payment for termination, and six months following the expiration of his employment term, Mr. Strong will be subject to customary non-competition and non-solicitation (employees and customers) provisions.

        For purposes of each of Mr. Strong's employment agreements:

  •
  "Cause" means: (i) commission of a felony by Mr. Strong; (ii) acts of dishonesty by Mr. Strong resulting or intending to result in personal gain or enrichment at the expense of Teleglobe or any of its affiliates or subsidiaries; (iii) Mr. Strong's material breach of such employment agreement; (iv) Mr. Strong's contravention of specific written lawful directions from the board of directors of Teleglobe or Teleglobe Canada ULC, as applicable; (v) conduct by Mr. Strong in connection with his duties that is fraudulent, unlawful or negligent; or (vi) misconduct by Mr. Strong which seriously discredits or damages Teleglobe or any of its affiliates or subsidiaries; and

  •
  "Good Reason" means the occurrence of any of the following without Mr. Strong's written consent: (i) action by Teleglobe or Teleglobe Canada ULC, as applicable, that results in a material diminution in Mr. Strong's position, authority, duties or responsibilities; (ii) Teleglobe's or Teleglobe Canada ULC's, as applicable, failure to make any payment or provide any award or benefit to Mr. Strong under such employment agreement pursuant to the terms thereof; or (iii) Teleglobe's or Teleglobe Canada ULC's, as applicable, breach of any material term of such employment agreement; provided that Teleglobe or Teleglobe Canada ULC, as applicable, have failed to cure the deficiency that results in "Good Reason" within 15 business days after receipt of written notice from Mr. Strong specifying the nature of the deficiency in reasonable detail; and provided further that a change in Mr. Strong's position, authority, duties or responsibilities in connection with a management succession plan approved by the board of directors of Teleglobe shall not constitute "Good Reason."

        Mr. Willett has entered into employment agreements with each of Teleglobe and Teleglobe Canada ULC. The terms of the employment agreements are substantially the same. Pursuant to the terms of each employment agreement, Mr. Willett shall be employed until February 2, 2006 and, thereafter, for additional successive terms for one year. Mr. Willett is entitled to an annual base salary of CDN $77,815 under the Teleglobe employment agreement and CDN $462,985 under the Teleglobe Canada ULC employment agreement. To the extent that the amount of income tax due and payable for any taxable period on Mr. Willett's compensation exceeds the amount of income tax that would have been due and payable on his compensation had he been paid as a citizen and resident of Ohio, Mr. Willett will be paid an additional cash payment equal to the excess amount of such income tax.

        If Mr. Willett's employment is terminated by Teleglobe, or in the case of the Teleglobe Canada ULC agreement, Teleglobe Canada ULC, without "Cause" (as defined below) or by Mr. Willett for "Good Reason" (as defined below) in connection with the amalgamation, Mr. Willett will be entitled to receive under each employment agreement (i) a lump sum payment equal to his annual base salary under each employment agreement and (ii) any tax equalization amount as described above. In addition, upon a termination as described above, under the employment agreement with Teleglobe Canada ULC, Mr. Willett shall be entitled to receive a pro rata portion of his bonus for the year of termination. Each employment agreement provides that, during the term of the agreement, for any period in which Mr. Willett is receiving payment for termination, and six months following the expiration of his employment term, Mr. Willett will be subject to customary non-competition and non-solicitation (employees and customers) provisions.

        For purposes of each of Mr. Willett's employment agreements:

  •
  "Cause" means: (i) commission of a felony by Mr. Willett; (ii) acts of dishonesty by Mr. Willett resulting or intending to result in personal gain or enrichment at the expense of Teleglobe or any of its affiliates or subsidiaries; (iii) Mr. Willett's material breach of such employment agreement; (iv) Mr. Willett's contravention of specific written lawful directions from the Chief Executive Officer or the board of directors of Teleglobe or Teleglobe Canada ULC, as applicable; (v) conduct by Mr. Willett in connection with his duties that is fraudulent, unlawful or negligent; or (vi) misconduct by Mr. Willett which seriously discredits or damages Teleglobe or any of its affiliates or subsidiaries; and

  •
  "Good Reason" means the occurrence of any of the following without Mr. Willett's written consent: (i) action by Teleglobe or Teleglobe Canada ULC, as applicable, that results in a material diminution in Mr. Willett's position, authority, duties or responsibilities; (ii) Teleglobe's or Teleglobe Canada ULC's, as applicable, failure to make any payment or provide any award or benefit to Mr. Willett under such employment agreement pursuant to the terms thereof; or (iii) Teleglobe's or Teleglobe Canada ULC's, as applicable, breach of any material term of such employment agreement; provided that Teleglobe or Teleglobe Canada ULC, as applicable, shall have failed to cure the deficiency that results in "Good Reason" within 15 business days after receipt of written notice from Mr. Willett specifying the nature of the deficiency in reasonable detail.

        Mr. Duhamel is subject to letter agreements with the Teleglobe and Teleglobe Canada ULC. The letter agreement with Teleglobe provides a base salary of CDN $40,000 per year, subject to annual increase, and the letter agreement with Teleglobe Canada ULC provides a base salary of CDN $330,000 per year, subject to annual increase. In addition, under each letter agreement, Mr. Duhamel is entitled to a target bonus of 100% of his base salary. If Mr. Duhamel's employment is terminated by Teleglobe, or in the case of the Teleglobe Canada ULC letter agreement, Teleglobe Canada ULC, without "Cause" (as defined below), Mr. Duhamel would be entitled to a severance payment equal to his base salary for 12 months and his target bonus. Each letter agreement provides that, during the term of employment and for any period 12 months following the termination of employment, Mr. Duhamel will be subject to customary non-competition and non-solicitation (employees and customers) provisions.

        Upon the closing of the amalgamation, Mr. Duhamel also has the right to resign from Teleglobe and Teleglobe Canada ULC. If Mr. Duhamel exercises such right, he would be paid 12 months base salary plus the target bonus in lieu of any other severance payment he may be entitled to under any other plan or legislation or law or policy. Mr. Duhamel has three months from the date of the change of control to exercise this resignation right.

        For purposes of each of Mr. Duhamel's letter agreements:

  •
  "Cause" means: (i) commission of a felony by Mr. Duhamel; (ii) acts of dishonesty by Mr. Duhamel resulting or intending to result in personal gain or enrichment at the expense of Teleglobe, Teleglobe's majority owner or any of their affiliates or subsidiaries; (iii) Mr. Duhamel's material breach of such letter agreement; (iv) Mr. Duhamel's contravention of lawful directions from the board of directors or the Chief Executive Officer of Teleglobe or Teleglobe Canada ULC, as applicable; (v) conduct by Mr. Duhamel in connection with his duties that is fraudulent, unlawful or negligent; or (vi) misconduct by Mr. Duhamel which discredits or damages Teleglobe, Teleglobe's majority owner or any of their affiliates or subsidiaries.

        Mr. Fitzpatrick is subject to a letter agreement with Teleglobe America Inc. that provides that Mr. Fitzpatrick will be paid an annual base salary of $300,000, subject to annual increase (Mr. Fitzpatrick's base salary in 2005 is $309,000). Mr. Fitzpatrick will be eligible for an annual bonus, if appropriate performance targets are achieved, of no less than 150% and up to a maximum of 200% of his annual base salary. If Mr. Fitzpatrick is terminated without "Cause" (as defined below) or if he terminates his employment for "Good Reason" (as defined below) in connection with the amalgamation, he will be entitled to 12 months of base salary and 50% of his target bonus, payable in a lump sum.

        For purposes of Mr. Fitzpatrick's letter agreement:

  •
  "Cause" means: (i) commission of a felony by Mr. Fitzpatrick; (ii) acts of dishonesty by Mr. Fitzpatrick resulting or intending to result in personal gain or enrichment at the expense of Teleglobe America Inc., Teleglobe or any of their affiliates or subsidiaries; (iii) Mr. Fitzpatrick's material breach of the letter agreement; (iv) Mr. Fitzpatrick's contravention of specific written lawful directions from the board of directors of Teleglobe America Inc.; (v) conduct by Mr. Fitzpatrick in connection with his duties hereunder that is fraudulent, unlawful or negligent; or (vi) misconduct by Mr. Fitzpatrick which seriously discredits or damages Teleglobe America Inc., Teleglobe or any of their affiliates or subsidiaries. In this circumstance, all unvested options held by Mr. Fitzpatrick terminate.

  •
  "Good Reason" means the occurrence of any of the following without Mr. Fitzpatrick's written consent: (i) action by Teleglobe America Inc. that results in a material diminution in Mr. Fitzpatrick's position, authority, duties or responsibilities; (ii) Teleglobe America Inc.'s failure to make any payment or provide any award or benefit to Mr. Fitzpatrick under the letter agreement pursuant to the terms thereof; or (iii) Teleglobe America Inc.'s breach of any material term of the letter agreement, provided that Teleglobe America Inc. shall have 15 business days after receipt of notice from Mr. Fitzpatrick in writing specifying the deficiency to cure the deficiency that would result in "Good Reason".

        On August 30, 2005, Mr. Fitzpatrick moved from his previous role as Executive Vice President of Sales for Teleglobe America Inc. and Teleglobe Canada ULC to a new role supporting key aspects of transition planning for the consummation of the transactions contemplated by the amalgamation agreement.

        Mr. Wu is subject to a letter agreement with Teleglobe America Inc. that provides that he will be paid an annual base salary of $225,000, subject to annual increase (Mr. Wu's base salary in 2005 is

$232,000). If Mr. Wu is terminated without "Cause" (as defined below) in connection with the amalgamation, he will be entitled to a lump sum payment equal to 12 months of base salary.

        For the purposes of Mr. Wu's letter agreement:

  •
  "Cause" means: (i) commission by Mr. Wu of a felony; (ii) acts of dishonesty by Mr. Wu resulting or intending to result in personal gain or enrichment at the expense of Teleglobe America Inc. or any of its affiliates or subsidiaries; (iii) Mr. Wu's material breach of the letter agreement; (iv) Mr. Wu's contravention of specific written lawful directions from the board of directors or the Chief Executive Officer of Teleglobe America Inc.; (v) conduct by Mr. Wu in connection with his duties under the letter agreement that is fraudulent, unlawful, or demonstrates gross negligence; or (vi) misconduct by Mr. Wu which seriously discredits or damages Teleglobe America Inc. or any of its affiliates or subsidiaries.

  Other Interests in the Amalgamation

        The interests of Teleglobe directors and officers also include the following:

  •
  An affiliate of Teleglobe Bermuda, our controlling shareholder, holds outstanding senior notes of Teleglobe in the principal amount of $100 million, due May 31, 2008, with mandatory prepayments of $25 million due on each of May 31, 2006 and May 31, 2007. Upon consummation of the amalgamation, the senior notes are expected to be redeemed at par plus accrued but unpaid interest and a change of control premium of $1,000,000.

  •
  VSNL has agreed to cause the amalgamated company to indemnify each present and former Teleglobe director and officer against liabilities arising out of the fact that such person is or was a director or officer of Teleglobe, and to maintain in effect a policy of directors' and officers' liability insurance comparable to Teleglobe's existing policy, for the benefit of such directors and officers.

  •
  Mr. Lenard B. Tessler and Mr. Seth Plattus, directors of Teleglobe, are Managing Directors of Cerberus, an affiliate of Teleglobe Bermuda, our controlling shareholder, and Michael M. Green, a director of Teleglobe, is currently an employee of Cerberus. Mr. Gerald Porter Strong, a director and President and Chief Executive Officer of Teleglobe and Mr. Richard D. Willett II, the Executive Vice President and Chief Operating Officer of Teleglobe, each served as a consultant to Cerberus with respect to the acquisition of Teleglobe's core businesses, from October 2002 until June 2003. Mr. Thomas S. Rogers, the chairman of the board of directors of Teleglobe, served as the Senior Operating Executive for media and entertainment for Cerberus from August 2004 until July 2005 when he became the Chief Executive Officer of TiVo Inc.

  •
  Mr. Edward Greenberg, a director of Teleglobe, is also an Advisory Director of Morgan Stanley, our financial advisor that will be paid a fee for its services upon completion of the amalgamation.

  •
  Certain executive officers may terminate or have their employment terminated in connection with the amalgamation and may be entitled to receive severance payments. See "Severance Arrangements" below.

Severance Arrangements

        In the event that any of the following executive officers of Teleglobe is terminated without "Cause" or terminates his employment for "Good Reason" (as such terms are defined in the applicable executive officer's employment agreement(s) or letter agreement(s), as applicable) in connection with the amalgamation, such executive officer shall be entitled to the following severance amounts (which are in addition to any amounts payable with respect to the conversion of common shares and options in the amalgamation as set forth in "Interests of Teleglobe's Directors and Officers in the Amalgamation—Interests Relating to Securities Ownership and Employment Agreements of Management" above) pursuant to the terms of such employment agreement(s) or letter agreement(s), as applicable):

Executive Officer/Director	Severance Amount
Gerald Porter Strong	CDN$	1,276,631	(1)
Richard D. Willett II		CDN$641,640	(2)
Pierre Duhamel		CDN$740,000	(3)
Brian Fitzpatrick(4)		US$540,750	(3)
Michael C. Wu		US$232,000	(3)

(1)
Such severance amount does not include (a) any potential bonus, which pursuant to his employment agreement with Teleglobe Canada ULC may equal up to 100% of his base salary, plus tax equalization (approximately CDN$1,198,816), which would be determined by the Teleglobe Canada ULC board of directors prior to closing of the amalgamation and prorated for the period from the January 1st preceding the closing date of the amalgamation until the closing date of the amalgamation or (b) the reimbursement of any moving expenses to the UK or Spain following such termination.

(2)
Such severance amount does not include (a) any potential bonus, which pursuant to his employment agreement with Teleglobe Canada ULC may equal up to 300% of his base salary, plus tax equalization (approximately CDN$1,691,475), which would be determined by the Teleglobe Canada ULC board of directors prior to closing of the amalgamation and prorated for the period from the January 1st preceding the closing date of the amalgamation until the closing date of the amalgamation or (b) the reimbursement of any moving expenses to the U.S. following such termination.

(3)
If the amalgamation occurs in 2006, such severance amount would be increased by the amount of such executive officer's salary increase for 2006, if any.

(4)
On August 30, 2005, Mr. Fitzpatrick moved from his previous role as Executive Vice President of Sales for Teleglobe America Inc. and Teleglobe Canada ULC to a new role supporting key aspects of transition planning for the consummation of the transactions contemplated by the amalgamation agreement.

        In addition to the amounts listed above, the executive officers of Teleglobe listed above (other than Messrs. Strong and Willett) will also be entitled to a further retention payment up to a maximum of 80% of their respective annual incentive compensation for 2005 with the remaining 20% of their respective annual incentive compensation based on performance.

        For more information, see "The Amalgamation—Interests of Teleglobe's Officers and Directors in the Amalgamation—Interests Relating to Securities Ownership and Employment Agreements of Management" above.

Director and Officer Indemnification

        In the amalgamation agreement, VSNL agreed to, and has agreed to cause the amalgamated company to, (1) indemnify and hold harmless and advance expenses to, all present and former Teleglobe directors and officers (as of the effective time of the amalgamation) against liabilities arising out of the fact that such person is or was a director or officer of Teleglobe, to the same extent such persons are indemnified or have the right to advancement of expenses on the date of the amalgamation agreement pursuant to the Company's organizational documents in effect on the date of the amalgamation agreement and in accordance with applicable law and (2) for a period of six years after the effective date of the amalgamation to either (A) maintain in effect directors' and officers' liability insurance comparable to Teleglobe's existing policies, for the benefit of such persons; provided that the amalgamated company will not be required to pay annual premiums in excess of 200% of the annual premium paid by Teleglobe prior to the amalgamation, and if the amalgamated company is unable to obtain the required insurance, then it shall obtain as much comparable insurance as possible for the agreed-upon maximum annual premium or (B) purchase six-year "tail" coverage covering acts or omissions of such persons prior to the effective time of the amalgamation on substantially similar terms to Teleglobe's existing directors' and officers' liability insurance policies.

Material Federal Income Tax Consequences

        The following discussion summarizes the material U.S. federal income tax consequences of the amalgamation. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the regulations promulgated under the Code, Internal Revenue Service rulings, and judicial and administrative rulings in effect as of the date of this proxy statement, all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of common shares in light of the shareholder's particular circumstances, nor does it discuss the special considerations applicable to those holders of common shares subject to special rules, such as shareholders who are not citizens or residents of the U.S., shareholders whose functional currency is not the U.S. dollar, shareholders who are financial institutions or broker-dealers, tax-exempt organizations, insurance companies, dealers in securities, foreign corporations or trusts, shareholders who acquired their common shares through the exercise of options or similar securities or shareholders who hold their common shares as part of a straddle or conversion transaction. This discussion also does not address the U.S. federal income tax consequences to holders of options to acquire Teleglobe common shares or to holders of Teleglobe common shares who acquired their Teleglobe common shares through stock option or stock purchase plan programs or in other compensatory transactions. This discussion assumes that holders of Teleglobe common shares hold their shares as capital assets within the meaning of the Code. No party to the amalgamation will seek an opinion of counsel or a ruling from the Internal Revenue Service with respect to the federal income tax consequences discussed herein and accordingly there can be no assurance that the Internal Revenue Service will agree with the positions described in this proxy statement.

        We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the amalgamation. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the amalgamation. We also do not address foreign, state or local tax consequences of the amalgamation. ACCORDINGLY, WE STRONGLY URGE YOU TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE AMALGAMATION, IN LIGHT OF YOUR INDIVIDUAL CIRCUMSTANCES.

        The receipt of cash for common shares pursuant to the amalgamation will be a taxable transaction for U.S. federal income tax purposes. A shareholder who receives cash in exchange for shares pursuant to the amalgamation will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder's adjusted tax basis for the common shares surrendered for cash pursuant to the amalgamation. Generally, such gain or loss will be capital gain or loss. Gain or loss will be determined separately for each block of common shares (i.e., common shares acquired at the same cost in a single transaction) that are surrendered for cash pursuant to the amalgamation.

        Capital gains recognized by non-corporate taxpayers from the sale of common shares held more than one year will generally be subject to U.S. federal income tax at a rate not to exceed 15%. Capital gains recognized by non-corporate taxpayers from the sale of common shares held for one year or less will be subject to tax at ordinary income tax rates. Capital gains recognized by a corporate taxpayer will be subject to tax at the tax rates applicable to corporations. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are allowed to offset a limited amount of net capital losses against ordinary income, and unused losses may be carried forward to subsequent tax years.

        The receipt of cash, if any, pursuant to the exercise by a holder of common shares of appraisal rights under the Companies Act, will be a taxable transaction. We encourage any holder of common shares considering the exercise of any appraisal rights to consult a tax advisor to determine the tax consequence of exercising such appraisal rights.

        Certain non-corporate holders of common shares will be subject to backup withholding at a rate of 28% on cash payments received pursuant to the amalgamation unless the holder provides certain certifications required by the Internal Revenue Service. Backup withholding will not apply to a holder of common shares who furnishes a taxpayer identification number, or TIN, and certifies that he, she or it is not subject to backup withholding on the substitute Form W-9 included in the transmittal letter or who provides a certificate of foreign status on Form W-8BEN, or who is otherwise exempt from backup withholding.

Regulatory Matters

        Under the HSR Act and the rules and regulations promulgated under it by the Federal Trade Commission, the amalgamation cannot be completed until notifications have been given and certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. Teleglobe and VSNL have filed all required notification and report forms under the HSR Act.

        The Exon-Florio Amendment to the Defense Production Act, passed in 1988 and amended in 1992, enables the President of the U.S. to block takeovers that threaten national security. Under the statute, parties to a proposed or contemplated transaction may give voluntary notice to CFIUS, that a foreign person or entity is acquiring control of a U.S. company or assets in the U.S. After such notice is given, CFIUS has thirty days to determine whether to conduct a full-scale investigation. If CFIUS determines that such an investigation is warranted, it must be completed within 45 days and the President then has 15 days to determine whether to exercise his power to block the amalgamation. Teleglobe and VSNL will file all required notification and report forms under the Exon-Florio Amendment.

        Under applicable telecommunications laws, consummation of the amalgamation may be deemed a transfer of control of certain telecommunications licenses held by our subsidiaries. Accordingly, the amalgamation requires the prior approval of the Federal Communications Commission, or FCC, and any other applicable telecommunications regulatory authority in the U.S. and abroad. Teleglobe and VSNL will file all required documentation with the FCC and any other applicable telecommunications regulatory authority to obtain such approvals or to notify them of such change of control.

        In additional to these regulatory matters, the amalgamation required notification to, and possibly approval by, the Bermuda Monetary Authority, which was obtained on August 25, 2005, and may require antitrust approval from regulators in a number of jurisdictions.

THE AMALGAMATION AGREEMENT

        The following is a summary of the material terms of the amalgamation agreement and is qualified in its entirety by the actual amalgamation agreement, which is attached as Annex A to this proxy statement and incorporated by reference. The following description may not contain all the information about the amalgamation agreement that is important to you. We encourage you to read the amalgamation agreement.

        The amalgamation agreement provides that, after all of the conditions to the amalgamation agreement have been satisfied or waived, the parties will cause the amalgamation to be consummated by filing with the Bermuda Registrar of Companies a certified copy of the resolutions of the board of directors and shareholders of each of Teleglobe and Amalgamation Sub, a statutory declaration sworn by an officer of each of Teleglobe and Amalgamation Sub as to their respective solvency, and a notice of address of the registered office of the amalgamated company; a copy of the memorandum of association which is to be the memorandum of association of the amalgamated company; and all other documents that may be required by the Companies Act to effect the amalgamation. The amalgamation of Amalgamation Sub with Teleglobe will only be completed, for purposes of Bermuda law, when the Bermuda Registrar of Companies registers the amalgamated company, at which point the amalgamated company will be a privately held, wholly owned subsidiary of VSNL.

Amalgamation Consideration

  Outstanding Shares

        At the closing of the amalgamation, each issued and outstanding Teleglobe common share, other than shares, if any, owned directly or indirectly by VSNL or Amalgamation Sub or indirectly owned by Teleglobe or owned by any dissenting shareholders who have properly exercised appraisal rights, will be converted into the right to receive a cash payment of $4.50 upon the surrender of the certificate representing that share or an indemnification agreement and bond, as determined by VSNL. No interest will be paid on the amalgamation consideration of $4.50 per common share. Upon the closing of the amalgamation, Teleglobe's shareholders will cease to have an equity interest in, or possess any rights as shareholders of, Teleglobe.

  Outstanding Options

        If the amalgamation is completed, all outstanding options to purchase Teleglobe common shares under its stock option plans and its employee stock purchase plan will be canceled, whether or not exercisable or vested. Each option that has an exercise price per share less than $4.50 will be converted into the right to receive a cash payment equal to the product of (1) the amount by which $4.50 is greater than the per share exercise price of the option and (2) the number of shares underlying the option. Each option that has an exercise price per share equal to or greater than $4.50 will be cancelled without consideration. If the amalgamation is completed, each of the Teleglobe equity incentive plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the shares or share capital of Teleglobe or any Teleglobe subsidiary will be cancelled.

  Outstanding Warrants

        If the amalgamation is completed, each outstanding warrant to purchase Teleglobe common shares will be converted into the right to receive, upon exercise and payment of any applicable warrant consideration, a cash payment equal to product of (1) $4.50 and (2) the number of shares underlying the warrant.

The Amalgamated Company

        Pursuant to the amalgamation, Amalgamation Sub will amalgamate with Teleglobe and each amalgamating company will continue in the form of the amalgamated company, Teleglobe will no longer be a publicly traded company and the amalgamated company will be a wholly owned subsidiary of VSNL.

Representations and Warranties

        Teleglobe, VSNL and Amalgamation Sub have made a number of reciprocal representations and warranties to each other as to, among other things, due organization, good standing, provision of organizational documents, corporate authority to enter into the amalgamation, filings with governmental entities, compliance with applicable law, truthfulness of statements made in this proxy statement and use of brokers. Representations and warranties made solely by Teleglobe to VSNL and Amalgamation Sub include the following: capitalization of Teleglobe, ownership of subsidiaries, consents and approvals, filing of and disclosure in required SEC filings (including financial statements' accuracy and compliance with U.S. generally accepted accounting principles, absence of undisclosed liabilities and compliance with the rules and regulations of the Nasdaq National Market, the Securities Act of 1933 as amended, which we refer to as the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002), absence of certain changes or events since March 31, 2005, employee benefit plans and labor matters, material contracts, pending litigation, environmental matters, intellectual property matters, taxes, insurance, properties, receipt of fairness opinion, business practices, vote required for shareholder approval and related party transactions.

        Some of Teleglobe's representations and warranties will not be considered breached unless the breach of the representation or warranty constitutes a material breach, or unless such breach could reasonably be expected to have a material adverse effect on Teleglobe. For purposes of the amalgamation agreement, a "material adverse effect" on Teleglobe is, generally, any change or effect that individually or in the aggregate has a material adverse effect on (1) the business, assets, financial condition or results of operations of Teleglobe and its subsidiaries taken as a whole, or (2) the ability of Teleglobe to perform its obligations under the amalgamation agreement or to complete the amalgamation by April 30, 2006, except that none of the following occurring after the date of the amalgamation agreement will be considered a material adverse effect:

  •
  any decrease or the effect of any decrease in the market price or trading volume of Teleglobe shares (but this will not exclude any change or effect underlying such a decrease to the extent such change or effect may otherwise constitute a material adverse effect);

  •
  any adverse change arising from or relating to Teleglobe's or its subsidiaries' relationship with a certain party;

  •
  any changes in general economic or political conditions, changes in securities markets or changes affecting the industry in which Teleglobe or any of its subsidiaries operates;

  •
  any natural disaster, any act of terrorism, sabotage, military action or war (whether or not declared) or any other social or political disruption, including an escalation or worsening thereof;

  •
  any change in laws, rules, regulations or orders of any governmental entity or in the interpretation thereof;

  •
  any change or effect resulting from the announcement of the amalgamation agreement or the amalgamation or any communication by VSNL of its plans or intentions with respect to any of the businesses of Teleglobe or any of its subsidiaries;

  •
  any failure by Teleglobe to meet any forecasts, projections or earnings guidance or expectations provided or released by Teleglobe or equity analysts, for any period (but this will not exclude any change or effect underlying such a decrease to the extent such change or effect may otherwise constitute a material adverse effect);

  •
  any matter described on Teleglobe's disclosure schedule, with certain exceptions; or

  •
  any adverse change arising from or relating to any change in accounting requirements or principles or any change in applicable laws or the interpretation thereof applicable to Teleglobe's consolidated financial statements.

        In addition, VSNL and Amalgamation Sub have represented and warranted to Teleglobe that Amalgamation Sub was formed solely for the purpose of engaging in the amalgamation and that VSNL or Amalgamation Sub has, and at the effective time of the amalgamation will have, available to it sufficient and immediately and unconditionally available cash resources sufficient to consummate the amalgamation.

        Some of VSNL's and Amalgamation Sub's representations and warranties will not be considered breached unless the breach of the representation and warranty constitutes a material breach, or unless such breach could reasonably be expected to have a material adverse effect on VSNL. A "material adverse effect" on VSNL is, generally, any change in or effect on the business of VSNL and its subsidiaries that is materially adverse to the ability of VSNL or Amalgamation Sub to perform their respective obligations under the amalgamation agreement or to consummate in a timely manner the transactions contemplated by the amalgamation agreement.

        The representations and warranties of the parties in the amalgamation agreement will not survive the completion of the amalgamation or, if applicable, the termination of the amalgamation agreement, except that they shall survive termination of the amalgamation agreement to the extent of any willful breach that has caused a material adverse effect on Teleglobe or on VSNL.

Conduct of Teleglobe Business

        Teleglobe has agreed with VSNL and Amalgamation Sub, for the period between signing of the amalgamation agreement and the closing of the amalgamation, unless VSNL otherwise consents in writing (which consent may not be unreasonably withheld, delayed or conditioned), subject to certain exceptions, (1) to conduct its operations in the ordinary course of business, consistent with past practice and (2) to use its reasonable commercial efforts to keep available the services of the officers and significant employees of Teleglobe and its subsidiaries, to preserve its and its subsidiaries' relationships with corporate partners, customers, suppliers and others having significant business relations with Teleglobe and its subsidiaries, otherwise preserve substantially intact its business organization and assets and preserve the goodwill of those having business relationships with Teleglobe or its subsidiaries.

        In addition, Teleglobe has agreed with VSNL that it will not, during the same time period, do or agree to do, or permit any of its subsidiaries, directly or indirectly, to do or agree to do, any of the following without the prior written consent of VSNL (which consent may not be unreasonably withheld, delayed or conditioned), subject to certain exceptions:

  •
  amend or otherwise change its organizational documents;

  •
  issue, deliver, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize any such action with respect to, any shares of its or any of its subsidiaries' share capital, or any securities convertible into or exchangeable or exercisable for any such shares, or any rights to acquire any such shares, or any other ownership interest, other than the issuance of shares pursuant to existing options and warrants, or any material property or asset;

  •
  make any payment of any kind to Cerberus or its affiliates, whether in the form of a dividend, distribution, repayment of indebtedness or payment of a management fee or other fee;

  •
  acquire any interest in, including by merger, consolidation or acquisition, any other business or entity, or incur indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any other person for borrowed money, in excess of $250,000, or make any loan other than an intercompany loan or an extension of credit on customary terms in the ordinary course of business;

  •
  declare, set aside or pay any dividend or other distribution on the share capital of Teleglobe or any of its subsidiaries;

  •
  amend the terms of, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its share capital or other securities, or other ownership interests in it, or agree to do any of the foregoing;

  •
  amend or change the period (or permit any acceleration, amendment or change) of exerciseability of options granted under the Teleglobe equity incentive plans or authorize cash payments in exchange for any options granted under any such plans;

  •
  increase the compensation of its directors, officers, consultants or employees, grant any new retention rights or severance or termination pay, enter into any new employment, retention or severance agreement, or adopt or amend any compensation or benefit plans, or enter into or amend any contract, agreement, commitment or arrangement with any of its directors, officers, consultants or employees;

  •
  pay, discharge or satisfy any claims, liabilities or obligations in excess of $500,000 in the aggregate other than in the ordinary course of business consistent with past practice or as reflected or reserved on the latest balance sheet included in Teleglobe's SEC filings;

  •
  make any change with respect to Teleglobe's accounting policies, principles, methods or procedures, other than as required by U.S. GAAP;

  •
  make, amend or revoke any tax election outside the ordinary course of business and inconsistent with past practice that would materially increase any liability for or materially decrease any refund of taxes, settle or compromise any material tax liability or consent to or execute any waiver of restrictions on assessment or collection of any tax;

  •
  make any loan to any employee, director or consultant;

  •
  fail to maintain insurance consistent with past practice for Teleglobe's businesses and properties;

  •
  make any capital expenditure or purchase any capital asset individually in excess of $500,000 other than as contemplated in Teleglobe's capital expenditure budget, or in excess of $25 million in the aggregate;

  •
  license, sell, abandon or fail to pay all necessary fees required to maintain the issued patents and trademarks and pending applications, or otherwise dispose of or modify any rights in connection with, or take any other actions outside the ordinary course of business regarding, Teleglobe's intellectual property;

  •
  enter into, terminate, materially amend, materially modify, assign, release, waive or forgive any material claims or rights under any material contract other than contracts for the sale, license, lease or rent of Teleglobe's products or services in the ordinary course of business consistent with past practice; or

  •
  enter into an agreement to do any of the foregoing.

        Teleglobe has agreed with VSNL and Amalgamation Sub, as promptly as practicable, to:

  •
  use commercially reasonable efforts to (1) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to complete the amalgamation and the other transactions contemplated by the amalgamation agreement, and (2) execute and deliver any additional instruments necessary to consummate the amalgamation and the other transactions contemplated by, and to fully carry out the purposes of, the amalgamation agreement; and

  •
  use reasonable best efforts to (1) obtain from governmental entities any consents, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the authorization, execution and delivery of the amalgamation agreement and the completion of the amalgamation and the other transactions contemplated by the amalgamation agreement, (2) make all necessary filings, and thereafter make any other required or appropriate submissions, with respect to the amalgamation agreement and the amalgamation required under (A) the rules and regulations of the Nasdaq National Market, (B) the Exchange Act and any other applicable federal or state securities laws, (C) the HSR Act and any other applicable antitrust laws, (D) the rules and regulations promulgated by any telecommunications operating authority, and (E) any other applicable law, (3) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the amalgamation agreement or the completion of the amalgamation or the other transactions contemplated by the amalgamation agreement, including seeking to have any stay or temporary restraining order entered by any governmental entity vacated or reversed, (4) provide notice under the Exon-Florio Amendment to the Defense Production Act of 1950, or the Exon-Florio Notification, in connection with the transactions contemplated by the amalgamation agreement, and (5) execute deliver any additional instruments necessary to consummate the amalgamation and other transactions contemplated by the amalgamation agreement.

        In connection with the foregoing, Teleglobe's board of directors must:

  •
  take all action reasonably necessary to ensure that no Bermuda takeover statute or similar statute or regulation is or becomes applicable to the amalgamation agreement, the amalgamation or any of the other transactions contemplated by the amalgamation agreement; and

  •
  if any Bermuda takeover statute or similar statute becomes applicable to the amalgamation agreement, the amalgamation or any other transactions contemplated by the amalgamation agreement, take all action reasonably necessary to ensure that the amalgamation and the other transactions contemplated by the amalgamation agreement may be consummated as promptly as practicable on the contemplated terms and otherwise to minimize the effect of such statute or regulation on the amalgamation agreement, the amalgamation and the other transactions contemplated by the amalgamation agreement.

Filings; Other Actions

        Teleglobe, VSNL and Amalgamation Sub have agreed to cooperate and consult with each other in connection with making the filings referenced above for any mutual consents, permits, waivers, approvals, authorizations or orders (and not any other such filings). In connection with any application or other filing to be made pursuant to applicable law in connection with the transactions contemplated by the amalgamation agreement, Teleglobe and VSNL will use commercially reasonable efforts to furnish to each other all required information. Teleglobe and VSNL have also agree upon certain procedures to coordinate the Exon-Florio Notification.

Acquisition Proposals

        In general, unless the amalgamation agreement is terminated, Teleglobe and its subsidiaries and their respective officers, directors and agents may not:

  •
  directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or that could reasonably be expected to lead to, an "acquisition proposal" (as defined below);

  •
  directly or indirectly, engage in any negotiations or discussions concerning, or furnish to any person any information with respect to, or provide access to its properties, books and records or any confidential information or data in order to facilitate any inquiries or the making of any proposal that constitutes, or that could reasonably be expected to lead to, an acquisition proposal;

  •
  withdraw, modify or change in any adverse manner, or propose to withdraw, modify or change in any adverse manner, the approval or recommendation by Teleglobe's board of directors of the amalgamation agreement and the amalgamation;

  •
  approve or recommend, or publicly propose to approve or recommend, any "competing transaction" (as defined below); or

  •
  authorize or recommend, or publicly propose to approve or recommend, or authorize or cause Teleglobe to execute or enter into any letter of intent or contract with respect to any competing transaction.

        Teleglobe and its board of directors are not prohibited, however, from:

  •
  taking and disclosing to shareholders a position in response to the making or amendment of a tender offer or exchange offer or from making any legally required disclosure to shareholders with regard to an acquisition proposal;

  •
  if Teleglobe's board of directors has determined in good faith, after consultation with its legal counsel and financial advisors, that such actions are necessary to determine whether the competing transaction contemplated by the acquisition proposal would be consummated and, if consummated, would constitute a "superior proposal" (as defined below):

  •
  prior to obtaining shareholder approval concerning the amalgamation agreement and the amalgamation, providing access to Teleglobe's properties, books and records, or providing information or data, in response to a request for such items by a person or entity who has made an unsolicited bona fide written acquisition proposal if the person or entity executes a confidentiality agreement on terms substantially similar to those contained in Teleglobe's confidentiality agreement with VSNL (except for such changes necessary in order for Teleglobe to be able to comply with its obligations under the amalgamation agreement; and Teleglobe may enter into a confidentiality agreement without a standstill provision or with a standstill provision less favorable to Teleglobe if it waives or similarly modifies the standstill provision in the confidentiality agreement with VSNL); or

  •
  prior to obtaining shareholder approval concerning the amalgamation agreement and the amalgamation, engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal and has executed a confidentiality agreement, as described above, before receiving any such items; or

  •
  if Teleglobe's board of directors has determined in good faith, after consultation with its legal counsel and financial advisors, that the competing transaction contemplated by the acquisition proposal would, if consummated, constitute a superior proposal:

  •
  prior to obtaining shareholder approval to the amalgamation agreement and the amalgamation, (1) withdrawing, modifying or changing in any adverse manner its approval or recommendation of the amalgamation agreement or (2) recommending a competing transaction pursuant to an unsolicited bona fide written acquisition proposal.

        Teleglobe must promptly notify VSNL of the receipt of any acquisition proposal, which notice must include the identity of the person or entity making the acquisition proposal and the material terms and conditions thereof, and thereafter promptly notify VSNL of any material changes to the acquisition proposal. If Teleglobe receives an acquisition proposal other than in violation of the amalgamation agreement, and believes that such proposal is likely to constitute a superior proposal, then Teleglobe may request such information from the offering party that is reasonably required (after consultation with Teleglobe's legal counsel and financial advisors) in order to determine whether or not such acquisition proposal constitutes, or would if accepted constitute, a superior proposal. Teleglobe also must promptly provide VSNL with a copy of any non-ministerial written or electronic information that it provides to another person or entity pursuant to this section of the amalgamation agreement unless VSNL has already been provided such information. In addition, Teleglobe must notify VSNL promptly (and in any event within 24 hours) if at any time the board of directors has determined that an acquisition proposal constitutes, or would if accepted constitute, a superior proposal.

        The amalgamation agreement defines "acquisition proposal" as, generally, a proposal or offer:

  •
  relating to any tender offer or exchange offer that, if consummated, would result in any person acquiring 20% or more of the equity securities of Teleglobe;

  •
  for a merger, consolidation, amalgamation, dissolution, liquidation, recapitalization, business combination or other similar transaction involving Teleglobe and/or any of its subsidiaries;

  •
  for the issuance of 20% or more of the equity securities of Teleglobe as consideration for the assets or securities of another Person; and

  •
  for the acquisition, in any manner, of 20% or more of the equity securities of Teleglobe or assets of Teleglobe or any of its subsidiaries that represents more than 20% of the assets of Teleglobe,

        in each case, other than the transactions contemplated by the amalgamation agreement.

        The amalgamation agreement defines "competing transaction" as any transaction proposed pursuant to an acquisition proposal.

        The amalgamation agreement defines "superior proposal" as, generally, a bona fide written acquisition proposal made by a third party that does not result from a breach of certain provisions of the amalgamation agreement with respect to which Teleglobe's board of directors determines in good faith, after consultation with Teleglobe's legal counsel and financial advisors in the proper exercise of its fiduciary duties, that the acquisition proposal:

  •
  is not contingent on securing any financing;

  •
  is reasonably capable of being consummated on the terms set forth therein, taking into account into account legal, financial, regulatory, timing and similar aspects of the acquisition proposal and the person or entity making the acquisition proposal; and

  •
  would, if consummated, result in a transaction superior from a financial point of view to Teleglobe's shareholders than the transactions contemplated by the amalgamation agreement (including any amendment to the amalgamation agreement executed prior to the time of such determination and any legally binding offer by VSNL and Amalgamation Sub to amend the amalgamation agreement prior to the time of such determination).

Access to Information

        Except as could reasonably be expected to result in the loss of attorney-client privilege, Teleglobe has agreed to (1) provide to VSNL (and its officers, directors, employees, advisors, agents and other representatives) reasonable access at reasonable times upon prior notice to Teleglobe's and its subsidiaries' officers, employees, agents, properties, offices and other facilities and to the books and records thereof and (2) furnish promptly such information concerning Teleglobe's and its subsidiaries' business, records, properties, contracts, assets, liabilities and personnel as VSNL may reasonably request.

Proxy Material

        Teleglobe, VSNL and Amalgamation Sub have agreed to cooperate with each other in the preparation of this proxy statement, and in connection therewith we have agreed to include in this proxy statement, among other things, certain statements regarding Teleglobe's board of directors' determinations and recommendations. We have agreed that this proxy statement will comply as to form and content in all material respects with the applicable provisions of the Exchange Act. VSNL and Amalgamation Sub have agreed to promptly supply to us in writing, for inclusion in this proxy statement, all information concerning them that is required by law to be included in this proxy statement. VSNL and its counsel have been or, as applicable, will be given an opportunity to review and comment upon this proxy statement and any amendment or supplement thereto prior to the filing thereof with the SEC, and we have agreed to consider any such comments in good faith. Teleglobe, VSNL and Amalgamation Sub have agreed to promptly correct any information provided by any of them for use in this proxy statement that has become false or misleading in any material respect, and we have agreed to take all steps necessary to cause any such corrections to be filed with the SEC and disseminated to Teleglobe's shareholders, in each case as and to the extent required by the applicable provisions of the Exchange Act.

        We have also agreed to promptly provide to VSNL and its counsel copies of any correspondence between Teleglobe or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to this proxy statement or the amalgamation. We have agreed to use reasonable efforts, after consultation with VSNL and Amalgamation Sub, to respond promptly to any comments or requests for any amendments or supplements received from the SEC or its staff with respect to this proxy statement and any preliminary version or amendment thereof. Each of VSNL and Amalgamation Sub have agreed to use reasonable efforts to promptly provide Teleglobe with any information necessary to respond to any such comments or requests received from the SEC or its staff.

Publicity; Communications

        Teleglobe and VSNL have agreed to consult with each other before issuing any press release or otherwise making any public statements with respect to the amalgamation agreement or the amalgamation and to not issue any such press release or make any such public statement unless the parties have consulted in advance with respect thereto, except to the extent required by applicable law or the requirements of the rules and regulations of the Nasdaq National Market, in which case the issuing party has agreed to use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

Indemnification; Directors' and Officers' Insurance

        VSNL has agreed to, and to cause the amalgamated company to, (1) indemnify and hold harmless and advance expenses to, all present and former Teleglobe directors and officers (as of the effective time of the amalgamation) against liabilities arising out of the fact that such person is or was a director or officer of Teleglobe, to the same extent such persons are indemnified or have the right to advancement of expenses on the date of the amalgamation agreement pursuant to the Company's organizational documents in effect on the date of the amalgamation agreement and in accordance with applicable law and (2) for a period of six years after the effective date of the amalgamation to either (A) maintain in effect directors' and officers' liability insurance comparable to Teleglobe's existing policies, for the benefit of such persons; provided that the amalgamated company will not be required to pay annual premiums in excess of 200% of the annual premium paid by Teleglobe prior to the amalgamation, and if the amalgamated company is unable to obtain the required insurance, then it shall obtain as much comparable insurance as possible for the agreed-upon maximum annual premium or (B) purchase six-year "tail" coverage covering acts or omissions of such persons prior to the effective time of the amalgamation on substantially similar terms to Teleglobe's existing directors' and officers' liability insurance policies.

Principal Conditions to the Completion of the Amalgamation

        Each party's obligation to complete the amalgamation is subject to the satisfaction or, if permitted by applicable law, waiver of the following conditions:

  •
  the amalgamation agreement shall have been approved by the requisite vote of the holders of Teleglobe common shares entitled to vote and voting thereon in accordance with the Bermuda Act;

  •
  absence of legal restraint or prohibition preventing the completion of the amalgamation;

  •
  any waiting period (and any extension thereof) applicable to the consummation of the amalgamation under the HSR Act and any other applicable antitrust laws, amalgamation control or similar law shall have expired or been terminated or any such required approval shall have been received or granted;

  •
  the period of time for any applicable review process by CFIUS relating to the determination of any threat to national security in respect of the amalgamation shall have expired without such committee having taken any action or made any recommendation to block or prevent consummation of the amalgamation;

  •
  the other party must have performed or complied in all material respects with its covenants required under the amalgamation agreement, and the representations and warranties of the other party must be true, complete and correct such that the aggregate effect of any inaccuracies in such representations and warranties do not comprise and could not be reasonably expected to comprise a material adverse effect on the other party, and such party shall have received an officer's certificate from the other party to such effect; and

  •
  all required governmental approvals shall have been obtained and notifications shall have been made, including, respectively, the transfer, assignment or reauthorization of permits issued by all of the applicable telecommunications operating authorities, free of any conditions that would cause a material adverse effect on Teleglobe or on VSNL, and all other consents, approvals, authorizations or filings of any governmental entity, the absence of which could reasonably be expected to have a material adverse effect on Teleglobe or on VSNL if the closing were to occur, shall have been obtained or made. Such approvals and notifications include, without limitation:

  •
  approval of the Federal Communications Commission and any other applicable telecommunications operating authority; and

  •
  notification to and, to the extent required by Bermuda law, approval by, the Bermuda Monetary Authority, which was obtained on August 25, 2005.

        VSNL's obligation to complete the amalgamation is also subject to satisfaction of the following conditions:

  •
  there shall not have occurred a material adverse effect on Teleglobe; and

  •
  the number of shares of shareholders properly exercising their appraisal rights pursuant to the Companies Act does not exceed, in the aggregate, 5% of the outstanding Teleglobe common shares.

        For a description of what constitutes a material adverse effect on Teleglobe or on VSNL, please see "The Amalgamation Agreement—Representations and Warranties" above.

Expenses

        Teleglobe and VSNL will each pay 50% of the filing fees associated with the printing, filing and mailing of this proxy statement and all SEC and other regulatory filing fees incurred in connection with this proxy statement and any fees required to be paid under the HSR Act and other applicable antitrust laws. Except as noted in the immediately preceding sentence, whether or not the amalgamation is completed, all costs and expenses incurred in connection with the amalgamation agreement and the amalgamation will be paid by the party incurring such expenses. In addition, please read the section entitled "The Amalgamation Agreement—Termination Fee" beginning on page 53 of this proxy statement.

Termination

        The amalgamation agreement may be terminated and the amalgamation may be abandoned at any time prior to the closing of the amalgamation as follows:

  •
  by mutual written consent of the parties;

  •
  by either party if:

  (1)
  the amalgamation has not been completed on or before April 30, 2006, except that this right to terminate the amalgamation agreement is not available to any party whose failure to fulfill any obligation under the amalgamation agreement has caused, or resulted in, the failure of the amalgamation to be completed on or before such date;

  (2)
  the completion of the amalgamation is legally prohibited by a final and non-appealable governmental order, except that this right to terminate the amalgamation agreement is not available to any party that has not first used reasonable best efforts to prevent the entry of and to procure the removal, reversal, dissolution, setting aside or invalidation of such governmental order; or

  (3)
  the amalgamation agreement is brought to a vote and fails to receive the requisite votes for adoption at the Special General Meeting of Shareholders or any adjournment or postponement thereof;

  •
  by Teleglobe if:

  (1)
  either (i) immediately after the occurrence of a noncurable breach of any representation and warranty, covenant or agreement by VSNL or Amalgamation Sub or (ii) if VSNL fails to cure any curable breach of any representation and warranty, covenant or agreement by VSNL or Amalgamation Sub within 20 days after VSNL's receipt of written notice from Teleglobe of such breach, in either case, such that the applicable closing conditions regarding VSNL's and Amalgamation Sub's representations and warranties, covenants and agreements would not be satisfied, as long as Teleglobe is not then in material breach of the amalgamation agreement; or

  (2)
  prior to obtaining shareholder approval of the amalgamation agreement and the amalgamation, Teleglobe's board of directors determined, in good faith after consultation with its legal counsel and financial advisors, that an unsolicited acquisition proposal received by Teleglobe is a superior proposal, as long as Teleglobe is in compliance with the acquisition proposal provisions of the amalgamation agreement and has paid the required termination fee;

  •
  by VSNL if:

  (1)
  Teleglobe's board of directors withdraws, modifies or changes, in a manner adverse to VSNL, its recommendation of the amalgamation agreement or the amalgamation;

    (2)
    Teleglobe's board of directors recommends to shareholders an acquisition proposal other than the amalgamation;

    (3)
    Teleglobe fails to comply in all material respects with the acquisition proposal provisions of the amalgamation agreement;

    (4)
    Teleglobe's board of directors resolves to take any actions listed in the foregoing clauses (1)–(3); or

    (5)
    either (i) immediately after the occurrence of a noncurable breach of any representation, warranty, covenant or agreement by Teleglobe or (ii) if Teleglobe fails to cure any curable breach of any representation and warranty, covenant or agreement by Teleglobe within 20 days after Teleglobe's receipt of written notice from VSNL of such breach, in either case, such that the applicable closing conditions regarding Teleglobe's representations and warranties, covenants and agreements would not be satisfied, as long as VSNL is not then in material breach of the amalgamation agreement.

        If the amalgamation agreement is terminated and abandoned, the amalgamation agreement will be void and Teleglobe, VSNL and Amalgamation Sub will not have any liability, other than obligations to pay any termination fee, if applicable, as described below, and except that no such termination relieves any party of any liability for a willful breach of any of its representations and warranties, covenants or agreements in the amalgamation agreement. No termination of the amalgamation agreement will affect the obligations of the parties contained in their confidentiality agreement.

Termination Fee

        Teleglobe must pay VSNL a fee of $4,500,000 if the amalgamation agreement is terminated under any of the following conditions:

  •
  VSNL terminates the amalgamation agreement because:

  (1)
  Teleglobe's board of directors has withdrawn, modified or changed, in a manner adverse to VSNL, its recommendation of the amalgamation agreement or the amalgamation;

  (2)
  Teleglobe's board of directors has recommended to shareholders any acquisition proposal other than the amalgamation;

  (3)
  Teleglobe failed to comply in all material respects with the acquisition proposal provisions of the amalgamation agreement;

  (4)
  Teleglobe's board of directors resolved to take any actions listed in the foregoing clauses (1)–(3);

  (5)
  either (i) a noncurable breach of any covenant or agreement by Teleglobe occurred or (ii) Teleglobe failed to cure any curable breach of any covenant or agreement by Teleglobe within 20 days after Teleglobe's receipt of written notice from VSNL of such breach, in either case, such that the applicable closing conditions regarding Teleglobe's covenants and agreements would not be satisfied, as long as VSNL is not then in material breach of the amalgamation agreement;

  •
  Teleglobe terminates the amalgamation agreement because, prior to obtaining shareholder approval to the amalgamation agreement and the amalgamation, Teleglobe's board of directors has determined in good faith, after consultation with its legal counsel and financial advisors, that an unsolicited acquisition proposal received by Teleglobe is a superior proposal, and Teleglobe is in compliance with the acquisition proposal provisions of the amalgamation agreement; or

  •
  Either Teleglobe or VSNL terminates the amalgamation agreement because the amalgamation agreement is brought to a vote and fails to receive the requisite votes for adoption at the Special General Meeting of Shareholders or any adjournment or postponement thereof.

        Teleglobe must also, subject to certain conditions, pay VSNL a fee of $4,500,000 if, prior to any termination of the amalgamation agreement, an acquisition proposal by a third party has been made to Teleglobe and thereafter:

  •
  (1) Teleglobe terminates the amalgamation agreement because of a failure to complete the amalgamation by April 30, 2006, and (2) within nine months after the termination, Teleglobe consummates or enters into an agreement with respect to that acquisition proposal with that third party, such fee to be paid upon the closing of that transaction, except that such fee will not be due and payable if, at the time of such termination, certain conditions to both parties' obligations to consummate the amalgamation relating to governmental injunctions and certain regulatory conditions to such consummation have not been satisfied or any of the conditions to Teleglobe's obligation to consummate the amalgamation have not been satisfied; or

  •
  (1) VSNL terminates the amalgamation agreement either (i) after the occurrence of a noncurable breach of any representation or warranty by Teleglobe or (ii) because Teleglobe failed to cure any curable breach of any representation or warranty within 20 days after Teleglobe's receipt of written notice from VSNL of such breach, in either case such that the applicable closing conditions regarding Teleglobe's representations and warranties would not be satisfied, as long as that VSNL is not then in material breach of the amalgamation agreement, and (2) within nine months after the termination, Teleglobe consummates or enters into an agreement with respect to that acquisition proposal with that third party, such fee to be paid upon the closing of that transaction.

        For a description of what constitutes an acquisition proposal and/or a superior proposal, please see "The Amalgamation Agreement—The Acquisition Proposals" above. For purposes of the provisions regarding a termination fee, however, references to "20%" in the definition of acquisition proposal will be deemed to be references to "50%".

Amendment; Waiver of Conditions

        The amalgamation agreement may be amended by mutual written instrument of the parties, except that after shareholder approval of the amalgamation agreement and the amalgamation, no amendment shall be made that by law would require further approval by Teleglobe's shareholders without first obtaining such approval. At any time prior to the completion of the amalgamation, any party to the amalgamation agreement may, by written instrument signed by the party or parties to be bound thereby, (1) extend the time for or waive compliance with the performance of any obligation or other act of any other party, (2) waive any inaccuracy in the representations and warranties contained therein or in any document delivered pursuant thereto or other act of any other party thereto and (3) subject to applicable law, waive compliance by the other party with any of the agreements or conditions contained therein.

THE VOTING AGREEMENTS

        The following is a summary of the material terms of the voting agreements between VSNL and each of the following shareholders of Teleglobe:

  •
  Teleglobe Bermuda—a company affiliated with Cerberus, and the owner of approximately 65.8% of our issued and outstanding common shares, as of both the record date of, and as of the date of, the Special General Meeting;

  •
  Gemini Trust—a trust affiliated with Mr. Gerald Porter Strong, our President and Chief Executive Officer and a beneficial owner of approximately 2.8% of our issued and outstanding common shares, as of both the record date of, and as of the date of, the Special General Meeting; and

  •
  The Willett Trust—a trust affiliated with Mr. Richard D. Willett II, our Executive Vice President and Chief Operating Officer and a beneficial owner of approximately 1.7% of our issued and outstanding common shares, as of both the record date of, and as of the date of, the Special General Meeting.

        This summary is qualified in its entirety by the actual voting agreements which are attached as Annexes B-1, B-2, and B-3 to this proxy statement, respectively, and incorporated in this proxy statement by reference. The following description may not contain all the information about the voting agreements that is important to you. We encourage you to read the voting agreements.

        As a condition and inducement to VSNL's willingness to enter into the amalgamation agreement and close the amalgamation, Teleglobe Bermuda, Gemini Trust and The Willett Trust each agreed, among other things, with certain exceptions:

  •
  to cease any ongoing discussions, activities or negotiations with respect to any acquisition proposal;

  •
  not take any action:

  •
  to encourage, solicit, initiate or facilitate, directly or indirectly, the making or submission of any acquisition proposal;

  •
  to enter into any agreement, arrangement or understanding with respect to any acquisition proposal or to agree to approve or endorse any acquisition proposal or enter into any agreement, arrangement or understanding that would require Teleglobe to abandon, terminate or fail to consummate the amalgamation or any other transaction contemplated by the amalgamation agreement;

  •
  to initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any person (other than VSNL or Amalgamation Sub) in furtherance of any acquisition proposal; or

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  to facilitate or further in any other manner any inquiries with respect to, or the making or submission of, any acquisition proposal;

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  not to commit any act that could restrict or otherwise affect its legal power, authority and right to vote all of its Teleglobe securities owned of record or beneficially by it and, without limiting the generality of the foregoing, not to, directly or indirectly:

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  offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift), or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any or all of its Teleglobe securities or any interest therein; or

  •
  grant any proxy (other than to Teleglobe to vote its Teleglobe securities as set forth in the voting agreement) or power of attorney, deposit into a voting trust or enter into a voting agreement or arrangement with respect to its Teleglobe securities;

  •
  at any meeting of Teleglobe shareholders, or in connection with any written consent of Teleglobe shareholders, to appear at the meeting or otherwise cause the Teleglobe securities to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) all of its Teleglobe securities:

    •
    in favor of the adoption of the amalgamation agreement and the approval of other actions contemplated thereby and required in furtherance thereof;

    •
    against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Teleglobe under the amalgamation agreement; and

    •
    against the following actions (other than the amalgamation and the transactions contemplated by the voting agreement and the amalgamation agreement):

    •
    any acquisition proposal;

    •
    any change in a majority of the persons who constitute the board of directors of Teleglobe; and

    •
    any other action that would reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the amalgamation and the transactions contemplated by the amalgamation agreement;

    except that at least five business days prior to the date of such vote VSNL must have notified such shareholder and Teleglobe in writing of its determination that such shareholder is required to vote against such action pursuant to the voting agreement; and

  •
  to pay to VSNL 75% of any proceeds in excess of $4.50 per share that may be received for its Teleglobe shares if, under certain circumstances, the amalgamation agreement is terminated and, within nine months after such termination date, a competing transaction or other sale of Teleglobe securities is consummated in connection with which such shareholder becomes entitled to receive any cash or non-cash consideration, which we refer to as the VSNL Fee.

        Each of these voting agreements terminate upon the earliest to occur of:

  •
  the closing of the amalgamation;

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  termination of the voting agreement by the mutual written agreement of the parties; or

  •
  the date of the termination of the amalgamation agreement; provided, however, that if the amalgamation agreement is terminated under certain circumstances and an acquisition proposal has been made, the obligation to pay the VSNL Fee will survive such termination of the voting agreement.

        For the amalgamation to occur, holders of a simple majority of the issued and outstanding common shares of Teleglobe entitled to vote and voting at the Special General Meeting at which there is a quorum must approve the amalgamation agreement and the amalgamation. A quorum will be present if at least two persons collectively holding or representing by proxy more than one-third of the issued and outstanding Teleglobe common shares, as of the date of the Special General Meeting, are present at the Special General Meeting. As Teleglobe Bermuda, Gemini Trust and The Willett Trust collectively hold approximately 70.3% of the issued and outstanding common shares of Teleglobe and have agreed, in the voting agreements, to vote their shares in favor of the amalgamation agreement and the amalgamation, the participation of any other Teleglobe shareholder is not necessary for a quorum to be present at the Special General Meeting and no additional affirmative votes of any other shareholder of Teleglobe is required to approve the amalgamation agreement and the amalgamation.

INFORMATION ABOUT TELEGLOBE

Company Overview

        Teleglobe is a leading provider of international voice, data, Internet and mobile global roaming and signaling services and owns and operates one of the world's most extensive telecommunications networks, reaching over 240 countries and territories. We are a "carrier's carrier" providing services to approximately 1,487 wholesale customers representing the world's leading telecommunications companies. Our global network is designed to deliver integrated voice, data and mobile global roaming and signaling services of the highest quality by seamlessly combining our international terrestrial, submarine cable and satellite systems. As a company focused on the global wholesale market, we provide our customers with the essential international transport and connectivity between the local point of origination and the international point of termination. After more than 50 years in business, Teleglobe currently maintains approximately 197 direct interconnection links and 219 bilateral relationships with international telecommunications providers, many of which are the incumbent carriers within their countries or large international wireless service providers, including Bell Canada, Telecom Italia and British Telecom. We own interests in over 80 submarine and terrestrial fiber systems and we are one of the largest providers of satellite capacity connecting to the Internet with five dedicated satellite earth stations. We also currently operate one of the world's largest VoIP networks and through our network are the world's leading VoIP wholesaler, routing approximately above 30% of calls on the Internet. In addition, as a result of our extensive signaling network, we maintain interconnectivity with more than 90% of the worldwide GSM subscriber base and have more than 380 mobile operator customers globally.

        We offer a broad portfolio of services that take advantage of our network, our infrastructure and our long-standing customer relationships. Our service offering consists of transport services and value-added services for fully integrated voice and data services, including:

  •
  Voice services, which involves connecting international calls as a wholesale provider to large national and smaller emerging market retail incumbents ("PTTs" and "ILECs", respectively), and to competitive communications providers in deregulated markets;

  •
  Data services, which involves providing Internet connectivity and data transport to Internet Service Providers, application service providers and mobile service providers; and

  •
  Value added services, which is comprised of two components: (1) enabling services for mobile providers that allow them to interconnect their networks in a seamless manner, which allows their subscribers to roam across countries and exchange messages despite technological complexities and (2) value-added voice services such as international toll free numbers or collect calling for PTTs and other international providers.

        Annually, we carry over 14 billion minutes of international voice traffic, 90 Gigabits of Internet Protocol, or IP, traffic, which we believe represents a significant portion of the world's IP transit, and more than 17 billion message signaling units of value-added signaling services. Our information and network management systems, a large portion of which are based upon proprietary technology, enable us to continually optimize our network for high-quality and efficient service, apply least cost routing techniques and manage to specific customer service requirements.

History of the Company's Predecessor Business

        Teleglobe traces its origins to the formation in 1950 of the Canadian Overseas Telecommunications Corporation, or COTC, a Crown Corporation owned by the Government of Canada. During the company's first twenty years, COTC which later became Teleglobe Canada, evolved into a leader in international telecommunications, successfully deploying and managing state-of-the-art telecommunications technologies and partnerships around the world. Until the deregulation of the Canadian telecommunications market in October 1998, Teleglobe Inc. was the exclusive provider of long distance services to and from Canada. COTC and its successor companies developed extensive relationships with incumbent PTTs worldwide, many of which Teleglobe continues today. In 1987, the Government of Canada privatized Teleglobe Canada, which then became known as Teleglobe Canada Inc. Shortly after the privatization, BCE Inc., or BCE, the parent of Bell Canada, purchased a 23% share in Teleglobe Inc., the parent company of Teleglobe Canada Inc.

        In February 2000, BCE announced its intention to purchase all remaining outstanding shares of Teleglobe Inc. and its affiliates, which we refer to as Consolidated Old Teleglobe, and consummated the transaction on November 1, 2000. Following the acquisition, Consolidated Old Teleglobe continued to expand internationally, focusing on content distribution, hosting and enterprise markets. Consolidated Old Teleglobe expended approximately $1.8 billion to build its GlobeSystem network, an integrated voice and data network, through the second quarter of 2002.

        In April 2002, negative developments in the telecommunications industry, continuing losses at Consolidated Old Teleglobe and substantial ongoing capital expenditure requirements related to the build-out of the GlobeSystem platform caused BCE to withdraw all financial support for Consolidated Old Teleglobe.

        On May 15, 2002, Consolidated Old Teleglobe filed a voluntary petition with the Ontario Superior Court of Justice for creditor protection under the Canadian Companies' Creditors Arrangement Act. On May 28, 2002, Consolidated Old Teleglobe also filed a petition for relief with the U.S. Bankruptcy Court for the District of Delaware under Chapter 11 of the U.S. Bankruptcy Code and a petition for administration orders with the Chancery Division of the High Court of Justice under the UK Insolvency Act.

Teleglobe's Acquisition of the Business and Acquisition of ITXC Corp.

        On September 18, 2002, Consolidated Old Teleglobe entered into a purchase agreement with TLGB Acquisition LLC, or TLGB, an affiliate of Cerberus. On December 1, 2002, TLGB assumed management control of the core voice, data, Internet and mobile global roaming and signaling businesses of Consolidated Old Teleglobe pursuant to an Interim Management Agreement. During this interim period prior to the closing of the acquisition transaction, TLGB conducted a thorough review of profitability and utilization of the core network assets and took the following significant actions:

  •
  cancelled or terminated unnecessary capacity commitments; and

  •
  renegotiate long-term agreements to lower, operational and leased circuit costs.

        TLGB designated Teleglobe Bermuda and its subsidiaries as its designated affiliates pursuant to the purchase agreement to consummate the acquisition of the core voice, data and Internet and mobile global roaming and signaling businesses of Consolidated Old Teleglobe, which we refer to as the Acquired Businesses. Following approval from the Canadian and U.S. bankruptcy courts and other regulatory approvals, TLGB and its designees, including Teleglobe Bermuda and its subsidiaries, completed the purchase of the Acquired Businesses for $125.0 million plus acquisition costs and assumed certain liabilities on May 30, 2003. TLGB did not acquire certain assets and business lines of the Consolidated Old Teleglobe, including its Internet data centers, any material voice, data and mobile global roaming and signaling operations outside of the U.S., Canada, United Kingdom, Australia, Hong Kong and Spain or any of the minority equity investments in other companies.

        Teleglobe Bermuda entered into an Agreement and Plan of Merger, dated as of November 4, 2003, which we refer to as the Merger Agreement, with ITXC, a leading wholesale provider of VoIP transmission services. On May 31, 2004, we consummated the acquisition of ITXC. Prior to or contemporaneously with the consummation of the ITXC acquisition, the Company, then a wholly- owned direct subsidiary of Teleglobe Bermuda, became the parent of the Teleglobe group as a result of the contribution by Teleglobe Bermuda of substantially all of its assets to the Company. As a result of the ITXC acquisition, Teleglobe became publicly traded on Nasdaq. The resulting company, on a pro forma basis, as reported by industry sources, became the third largest international long distance carrier in the world based on minutes of international calling. The ITXC acquisition enabled Teleglobe to combine a broad range of wholesale telecommunications services with ITXC's high-quality VoIP technology and to serve over 1,487 customers.

        The principal executive offices of Teleglobe, the principal holding company for the consolidated Teleglobe group, are located at P.O. Box HM 1154, 10 Queen Street, Hamilton, HM EX Bermuda (telephone 441-296-4856). Teleglobe also maintains corporate offices at 1555, rue Carrie-Derick, Montreal, Quebec, Canada H3C 6W2 (telephone 514-868-7272) and in Reston, Virginia at 1 Discovery Square, 4th floor, 12010 Sunset Hills Road, Reston, Virginia 20190 (telephone 703-766-3100).

Network

        Our network is supported by extensive management and monitoring systems principally located at the international network operating center in Montreal, Canada.

Terrestrial and Subsea Network

        International Gateways and Switching Exchanges.    Our major voice switching facilities include international switching centers, or gateways, in Montreal, New York City, Newark (New Jersey), Los Angeles, Toronto, London and Madrid. These switching centers use Nortel DMS-GSP and Ericsson AXE-10 reliable switching equipment for handling our international voice traffic. Enhanced services platforms, signaling transfer points (STPs), signaling control points (SCPs) and other switching platforms are located primarily at Montreal, Toronto and New York.

        We also operate a global VoIP network based on Cisco switches and routers and Nextone session border controllers with an open network architecture connecting to those of our customers, suppliers and partners desiring or capable of utilizing this newer technology. This equipment is located in our facilities around the world.

        International Network Sites.    Our international network facilities include 65 sites located around the globe:

Location	Number of Facilities
United States	22
Canada	8
Spain	5
United Kingdom	3
Germany	5
Denmark	2
France	2
Hong Kong	4
Italy	2
Norway	1
Belgium	1
Netherlands	1
Australia	1
Philippines	3	*
Egypt	1	*
Saudi Arabia	1	*
Malaysia	1	*
Poland	1	*

*
These facilities are established through contracts with licensed incumbent carriers.

        These network sites primarily use transmission, router, switching and other interconnection equipment from Nortel, Cisco, Alcatel, Marconi, ECI and other leading global telecommunication equipment manufacturers to collect, aggregate, multiplex, switch, connect and transport Time Division Multiplex, or TDM, communication channels or IP packets. Customers have access to our global voice, data and signaling networks from approximately 80% of these sites.

        Terrestrial and Subsea Cable Fiber Systems.    Our terrestrial and subsea network is built over a combination of wavelength indefeasible-rights-of-use, or IRUs, and ownership or participation in over 80 subsea and terrestrial cable fiber systems, which includes over 60 gigabits of subsea capacity. Our cable station at Pennant Point in Nova Scotia serves as a landing point for the private GlobeSystem Atlantic™ fiber cable system. The core network is fully redundant and operates predominately on high bandwidth transmission facilities with additional capacity on higher usage segments.

        We own certain assets related to the private GlobeSystem Atlantic™ fiber cable system, which comprises the Canada-Europe, which we refer to as CANTAT 3, and Canada-US, which we refer to as CANUS, cables. We currently own 70% of CANTAT 3 and 100% of CANUS. In addition, we have ownership interests in numerous other cable systems in the Atlantic, Indian and Pacific Oceans and the Caribbean, Mediterranean and North Seas. The following table provides additional details about our global terrestrial and subsea cable, IRU and fiber assets by capacity within each region.

        The following is a table, organized by global region, identifying the subsea and terrestrial cable fiber systems over which we run our network:

GLOBAL TERRESTRIAL AND SUBSEA CABLE, IRU AND FIBER ASSETS

Cable System	STM-1 Capacity Equivalent	Countries or Areas Served
Atlantic Region, North America and Europe
Atlantic Crossing 1 and 2	65.00	North America-Europe
TYCO (Atlantic IRU)	64.00	U.S.-Europe
Canada-U.S. Interconnects	32.00	Canada-U.S.
CANUS and Backhauls	32.00	Canada-U.S.
CANTAT 3 and Europe Ties	22.90	Canada-Europe
Canada Domestic Network	16.00	Various Canada POPs
European Domestic Network	16.00	Various European POPs
Odin	8.72	Netherlands-Denmark
TAT 14	5.00	U.S.-Europe
Columbus 2 and 3	4.12	U.S.-Southern Europe
FLAG	4.00	London-Madrid
Rioja	0.84	Netherlands-Belgium
TAT 12/13	0.60	North America-Europe
Metro Networks-NYC-London-LA-Washington	Fiber-Various	Local Metro Areas
U.S. Domestic Network	Wavelength	Various U.S. POPs
Interests in 14 other area cable systems and UK backhauls	18.76	Connectivity throughout the region
Asia and The Pacific Region
Japan-U.S.	52.00	Japan-U.S.
APCN and APCN 2	49.00	Various Points in Asia
China-U.S. and backhauls	38.00	China-U.S.
Southern Cross and backhauls	4.00	U.S.-Australia
TPC	0.78	North America-Japan
Interests in seven other area cable systems and backhauls	0.44	Connectivity throughout the region

Latin America
Americas 1 and 2	1.68	U.S. to Various Caribbean and South America points
Interest in seven other area cable systems and backhauls	0.78	Connectivity throughout the region
Rest of World
SAT 3 WASC SAFE and backhauls	8.00	Europe, Africa, India and Malaysia
SEA-ME-WEA 2 and 3	3.07	UK-Japan and Australia
Interests in 13 other area cable systems and backhauls	0.80	Connectivity throughout the region

IP Network

        We believe that we possess one of the most extensive global Internet and broadband networks in the industry, connecting customers in more than 90 countries. Our core IP network is comprised of MultiProtocol Label Switching, or MPLS, enabled Cisco Gigabit Switch Routers which are scalable and we believe the most reliable. The core network is fully redundant, with no single points of failure and operates predominately on a high-bandwidth OC-192 network segment.

        Dedicated access to our IP network is available at a range of bandwidth speeds from T1 (1.54 Mbps) and E1 (2.048Mbps) to 10GE (10Gbps). Access to the network is usually achieved through in-country local-access circuits, although the network can also be accessed through satellite and submarine cable facilities. Our data/IP access facilities include 56 POPs throughout North America, Asia, Europe, Australia and the Middle East. In addition, our Internet backbone has established connections to major Internet core exchanges and neutral Internet exchanges in the U.S., Europe and Asia to provide direct local connectivity to leading Internet Service Providers, or ISPs, worldwide.

        We provide DVB/IP services over satellite to customers in more than 20 countries with a network footprint covering over 150 countries.

        Our satellite network is primarily provided pursuant to transponder capacity under operating leases. We also own and operate three North American earth stations with more than 40 antennas for accessing the Atlantic and Pacific Ocean regions at:

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  Des Laurentides in Weir, Québec;

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  Lake Cowichan in Vancouver, British Columbia; and

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  Pennant Point, in Halifax, Nova Scotia.

        We also use earth stations for the Indian Ocean Region access at:

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  Blaavand and Herstedvester, Denmark; and

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  Weilheim, Germany.

        Peering agreements with ISPs are necessary in order for us to exchange traffic with those ISPs without having to pay transit costs. We are considered a Tier 1 Internet Service Provider and have settlement free peering arrangements with ISPs in North America, Europe and Asia. In the U.S., we have peering arrangements with all Tier 1 ISPs. We have over 70 peering arrangements and more than 120Gbps of peering connectivity worldwide.

        We are currently negotiating settlement free peering arrangements with the remaining significant ISPs. The basis on which large ISPs make peering available or impose settlement charges is evolving as the provision of Internet access and related services has expanded.

        Management Centers.    Our network and equipment is monitored on a 24 hour-a-day, seven days-a-week, 365 days-a-year basis by our Global Network Management Center, or our network management center, located in Montreal, Canada. Our Global Customer Service Center, or our customer service center, operates in conjunction with our network management center to ensure customer satisfaction with our network performance and products. In addition, we have an IP Network Operations Center, or IP NOC, in Montreal, Canada in order to better serve our IP-based customers. Faults diagnosed as IP-based by our customer service center are relayed directly to the IP engineers at the IP NOC for immediate resolution. Fault management is centrally coordinated by our customer service center through the use of the automated fault management system. Our network management center provides the following primary services:

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  real time traffic and facility monitoring and management;

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  network surveillance, protection, fault isolation and resolution coordination; and

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  monitoring and identification of catastrophic events, major outages, route problems, hazardous conditions and peak time of day issues.

Teleglobe Service Offerings

        We offer a broad portfolio of services that take advantage of our network, our infrastructure and our substantial long-standing customer relationships. Our service offering consists of transport services and value-added services for fully integrated voice and data services. The following table summarizes our key service offerings:

  Voice—Transport Services

    Virtual Transit

  Data—Transport Services

    IP Transit (Local and International Internet Access)

    DVB/IP Satellite Access

    International Private Leased Circuits

    Hard Patched Transit

    Broadcast

    Indefeasible Rights of Use

    Ethernet over MPLS

  Value-Added Services

    Mobile Global Roaming and Signaling

    Managed Roaming

    SCCP (Signaling Transport)

    International Toll-Free

    Inbound collect

Voice Transport Services

        Our portfolio of voice transport services is comprised of several product lines:

        Virtual Transit Services (VTS, VTS Economy, VTS Mobile Premium).    Our Virtual Transit Service, or VTS, is intended for international carriers' voice traffic. VTS offers customers an "instant voice network" and affords local telephone companies, interexchange carriers and global telecom carriers the opportunity to purchase network capacity quickly and cost effectively. VTS provides a good quality voice call completion service consistently to anywhere in the world at competitive prices for customers that manage a limited number of suppliers and lack sophisticated routing capabilities. The VTS Economy service provides an aggressively-priced voice call completion service to select destinations for wholesale customers that manage many suppliers and have sophisticated routing capabilities. VTS Mobile Premium Service gives customers access to the highest quality routes on our network with guaranteed Caller Line Identification, which allows our customers to offer Caller ID services.

Data Transport Services

        Our portfolio of data transport services is comprised of the following main product lines: IP transit, broadband services, bandwidth services and broadcast services.

        IP Transit Service.    We are a Tier 1 ISP and have a global IP backbone with 25 communication nodes in North America, seven in Asia, 18 in Europe and two in the Middle East. Our POPs are located at Internet exchanges or carrier hotels to simplify interconnection to our IP backbone. We also operate five earth stations for satellite connections to the IP backbone. We have over 70 peering arrangements with other Tier 1 carriers providing over 120Gbps of direct connectivity. We connect more than 90 countries to the Internet.

        Our core network is fully MPLS enabled, which allows the information to traverse the network more quickly, reducing latency and the amount of accompanying required but non-revenue producing data and creating additional capacity to carry more traffic. We are also prepared for the next version of the IP protocol, IP version 6 or IPv6, which is expected to eventually replace the current protocol IPv4. We offer IP transit with a service level agreement that guarantees set levels for round-trip delays, packet loss, reachability and mean time to repair. IP transit via our Internet backbone is available from virtually any region in the world with bandwidths ranging from 64K to 10Gbps. We offer a choice of usage-based or fixed rate billing.

  •
  Local and International Internet Access Service.    This service provides connectivity from virtually any country to one of our Internet nodes on our global Internet backbone. Carriers, ISPs, research and educational institutions corporations, and teleport operators can connect to our Internet backbone via a local or national carrier or a competitive local exchange carrier. Internationally, our customers can connect to our Internet backbone using a wide range of fiber, satellite or hybrid access options. These options include traditional International Private Lines, or IPLs, which are dedicated, point-to-point secure connections via our global network, satellite access services like Simplex Asymmetric and DVB/IP.

  •
  Managed Node Service.    This IP transit service option is designed to enable customers to physically locate nodes in our facilities while still being an integral part of such customer's network. This service eliminates the need for ISPs to directly secure their own facilities and local operations staff or to make a capital investment in equipment.

        Bandwidth Services.    Our bandwidth services, also known as International Private Leased Circuits or IPLCs, provide customers with dedicated high-speed connections between our network POPs over which they can transport voice, data, facsimile, messaging and video conferencing. Our bandwidth services provide customers with capacity to meet their transport needs. The services may be sold as IRU or other services with terms of one to 15 years.

  •
  Full Circuit International Private Line Service.    Our Full Circuit International Private Lines Service, or IPL Service, is a secure high-speed dedicated connection provided between two of our international POPs over our network.

  •
  Correspondent International Private Line Service.    Our Correspondent IPL Service is a secure high-speed dedicated connection provided jointly with a correspondent carrier in the foreign country.

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  Hard Patched Transit.    This service provides telecommunications operators with secure and reliable transit facilities from the Atlantic facilities to connect across North America via Canada or the U.S.

  •
  Indefeasible Rights-Of-Use.    Our IRU service is backbone fiber capacity that is offered for sale to carriers looking to increase their network capacity.

  •
  Ethernet over MPLS (E  MPLS):    This Layer 2 connectivity service routed over Teleglobe's robust and reliable Internet MPLS enabled network offers transparent point-to-point Ethernet connections worldwide. This service enables Internet or content service providers to improve their bandwidth costs versus usage ratio by building out a virtual infrastructure between their PoPs or to key overseas Internet exchanges (IXs), providing cost effective connections to more than 20 peering points in Europe, North America and Asia, where public and private peering arrangements can then be negotiated.

        Broadcast Services.    Teleglobe's broadcast services deliver high quality multi-media content from overseas locations to local, national and international customers.

Value-Added Services.

        Our value-added services are comprised mainly of our Mobile Services. Tailored to specific needs of the mobile operators, these services provide them with the ability to seamless interconnect to other networks, as well as to leverage their interconnection to Teleglobe's network to access innovative offerings offered in Application Service provider mode.

        Wireless Global Roaming.    Our Wireless Global Roaming Service, or WGR, is our flagship signaling offering intended for mobile network operators. It allows for the interconnection of signaling between different operating standards such as American National Standards Institute, or ANSI, and International Telecommunications Union-Technical, or ITU-T. While this service is predominantly used for the purpose of international roaming of subscribers between networks using either GSM or iDEN™ technologies, it is also utilized for the termination of SMS traffic between networks operating in regions using different signaling standards. For SMS traffic terminating to the USA, the WGR service resolves wireless number portability.

        SCCP Service.    Short for Signaling Connection Control Part, SCCP is an inter-carrier signaling transport service, which relies on global titles of the layer three of the SS7 protocol layer to route SS7 traffic. Reliable, secure and full-featured, our SCCP service is designed for GSM and ESMR/iDEN™ mobile operators who wish to use Teleglobe's far-reaching signaling network to interconnect to other mobile network to allow roaming and SMS delivery. As an option, our SCCP service provides for the ITU/ANSI signaling conversion of the stand-alone WGR service, allowing seamless connectivity to and from North America.

        Cross Standard SMS Termination.    This service is an expansion of our basic Wireless Global Roaming offering. It provides ITU-T based mobile operators with the necessary translation of GSM SMS messages and its delivery to most North American Code Division Multiple Access, or CDMA, operators. It also provides reach, conversion and termination of SMS to the Chinese specific China Mobile peer-to-peer 2.0, or CMPP 2.0, SMS message format.

        Signaling Monitoring, Alarming and Reporting Tool.    This service, which we refer to as SS7 SMART, allows mobile operators to monitor the signaling traffic they exchange with carriers worldwide in order to monitor and block potential fraud and unsolicited use of their network. SS7 SMART imbedded reporting tools also allow operators to generate traffic reports for the purpose of billing and reconciliation of their SMS interconnection agreements.

        Managed Roaming.    Enables mobile operator to preferentially select which network their outbound roaming subscribers will log onto, offering them an opportunity to better control their cost as well as their user's experience. Centrally operated on Teleglobe's premises and offered as Application Service Provider, mobile operators can utilize all the features and benefit of such a solution without any incremental capital expenditure.

        Other Value Added Services.    We provide a number of other services that include operator assisted services and other services that complement or enhance our product offerings including:

  •
  International Toll Free Service.    Our International Toll Free Service, or ITFS, is a fully automated, caller-dialed service option, which allows users to receive toll-free calls from over 80 countries globally. These calls can be terminated to our customers at almost any location in the world. ITFS features include automatic number identification, Caller Line Identification and calling number delivery and originating line information.

  •
  Universal International Free Phone Service.    Sometimes referred to as a "Universal 800" or "Global 800" number, our Universal International Free-Phone Service is an option included in our standard ITFS service that allows a customer to request a single international 800 number. The number can be used to receive calls from multiple selected countries and remains the same throughout the world regardless of the country or telecommunication carrier. This service is available in over 35 participating countries.

  •
  Inbound Collect Service.    Our Inbound Collect Service provides resellers and international carriers a quick and affordable means to offer collect calling to the U.S. and Canada. A caller outside of the U.S. or Canada places a call with his or her local carrier or call center, which routes the call through our network to its final U.S. or Canadian destination utilizing either our customer's operator service or our service.

  •
  Other services we provide include our Telebridge Services for residential and small business international access, and to our carrier customers our Audiotext Services for information services relating to various topics, as well as our ISDN service, a circuit switched data service.

Carrier Relations and Distribution Arrangements

        Carrier relations and voice interconnect agreements are an essential aspect of our business. In order to provide end-to-end international telecommunications services, we carry voice traffic to any destination in the world either directly, through interconnection, direct operating agreements and bilateral operating agreements, or indirectly, through traditional transit agreement, "hubbing" or "resale" agreements with other carriers who have a local POP and interconnection agreements with the relevant incumbent telephone operator. We currently have over 219 bilateral operating arrangements with carriers in more than 200 countries and territories on five continents. We also have numerous traditional transit "hubbing" and "resale" arrangements that allow us to offer diversity in routing and assure the highest quality to customers.

        Interconnection Agreements.    We have interconnection arrangements with domestic carriers and some resellers with large volumes for the routing of their overseas switched telephone traffic in multiple countries. More specifically, we have interconnection agreements with major carriers in North America, Europe, Latin America and in the Asia/Pacific Region.

        Bilateral Agreements.    Bilateral operating agreements between carriers typically provide for the exchange of international long distance traffic between international long distance providers in two countries, with each carrier agreeing to terminate traffic in its country and to provide return traffic. Bilateral operating agreements are negotiated with each correspondent carrier to establish the range of services to be provided, the per-minute accounting rates to be paid by each of the carriers for each service and other technical and routing matters. To settle the fees payable under a bilateral agreement, we either make a payment to the correspondent carrier or receive a payment from the correspondent carrier based on the net volume of inbound and outbound traffic. The accounting rates in each bilateral operating agreement, which may not reflect the cost of providing services, are periodically renegotiated during the term of the agreement.

        Other Agreements.    Since January 1, 1997, predecessors in interest to each of Comfone AG, or Comfone, and Teleglobe entered into a "joint venture" agreement, which we refer to in this proxy statement as the Joint Venture Agreement, which, as amended by amendment No. 1, dated June 30, 2001, had governed the allocation of distributable cash derived from, and costs to be incurred in connection with, our mobile global roaming business. As a result of our purchase of the Acquired Businesses, this Joint Venture Agreement was assigned to one of our subsidiaries. The Joint Venture Agreement provided for international roaming service between PCS 1900 providers in North America and GSM900/DCS1800 operators outside North America and a PCS roaming service within North America. Each party was granted a 50.0% interest in the distributable cash of the mobile global roaming business.

        The Joint Venture Agreement provided for the overall management and control of the joint venture to be vested in a management committee with each party granted the right to appoint one representative to the management committee. In addition, the Joint Venture Agreement provided that all decisions of the management committee would be unanimous. However, in the event of an impasse, the position of Teleglobe's representative would prevail. The Joint Venture Agreement also contained a provision wherein the parties agreed that our mobile global roaming business would be the exclusive vehicle through which each party would provide North American roaming signaling service and international roaming signaling service during the term of the Joint Venture Agreement.

        The initial term of the Joint Venture Agreement expired January 1, 2003 with an automatic extension unless terminated by either party on six months' written notice any time after the initial term. In certain circumstances Comfone was entitled, upon termination of the agreement by Teleglobe, to its share of the cash derived from the mobile global roaming business for an additional 12 months from the termination date upon the condition that Comfone shall not compete with Teleglobe in providing services comparable to the services provided in the Joint Venture Agreement during the one year period following termination.

        Teleglobe served Comfone with a termination notice on July 10, 2003. Subsequent to this termination notification, Teleglobe received a response letter from a representative of Comfone alleging that Teleglobe did not comply with certain prerequisites prior to its termination of the Joint Venture Agreement and that, as a result, Comfone reserved its rights to challenge the termination of the agreement or to avail itself of any other applicable remedies. Teleglobe replied on August 15, 2003 to the letter, stating its position that these allegations have no merit. On November 20, 2003, Comfone filed a request for arbitration with the International Chamber of Commerce, which we refer to as the ICC, seeking a declaration that the termination is null and void or, in the alternative, seeking damages in the amount of more than four times anticipated annual net revenue and other unspecified indirect damages. Comfone also filed a related action in the Superior Court of the District of Montreal for an order barring the effectiveness of the termination notice pending the outcome of the ICC arbitration. On January 9, 2004, the Superior Court dismissed the related action. Subsequently, on January 20, 2004, Teleglobe received notice from the ICC that Comfone had withdrawn its request for arbitration.

        Accordingly, the Joint Venture Agreement was terminated on January 10, 2004, requiring Teleglobe to pay Comfone its share of any cash derived from the mobile global roaming business until January 10, 2005 (subject to the condition that Comfone not compete directly or indirectly in the provision or supply of similar or comparable services during the one year period following the date of termination of the Joint Venture Agreement).

Customers

        We currently provide services to over 1,487 customers worldwide. Our customers currently include the world's largest telecommunication carriers, mobile operators, ISPs, content providers and research, education and government organizations. Carriers continue to represent the majority of our customers, while ISPs and resellers are our fastest growing market segments.

        Carriers.    Our customers include well established carriers, such as PTTs and U.S. Regional Bell Operating Companies or RBOCs, as well as emerging carriers in newly deregulated or liberalized markets.

        The Bell Master Wholesale Pricing and Services Coordinating Agreement, which we refer to as the Bell Agreement, governs the relationship between Teleglobe and Bell Canada. Sales to Bell Canada, our largest customer, accounted for approximately 10.6% of revenue for twelve months ended June 30, 2005. Under the Bell Agreement, Teleglobe purchases from Bell Canada telecommunications services for delivery in Canada and Bell Canada purchases from Teleglobe international telecommunications services for delivery outside of Canada. The Bell Agreement extends through December 31, 2007, subject to customary termination rights. Under the Bell Agreement, each party agrees to:

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  purchase a minimum volume of services from the other party, with such purchase commitments declining annually until the Bell Agreement's termination;

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  provide the other party a right to match the competing offers from alternate providers with respect to certain services;

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  grant the other party a right of first refusal for the provision of new services; and

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  provide the other party, with respect to certain services, prices at least as favorable as prices provided to other service purchasers receiving similar services.

        Under the Bell Agreement, Bell Canada is entitled to terminate the Bell Agreement, upon one year advance notice, upon a change of control such as the amalgamation. Although the loss of our relationship with Bell Canada could materially and adversely affect our business, the amalgamation agreement has been drafted so that such loss would not constitute a "material adverse effect" for purposes of the amalgamation agreement.

        The international distribution of our customer base as a percentage of our revenue during the twelve months ended June 30, 2005 are as follows: Europe: 31%, Asia: 8%, Canada: 15%, U.S.: 31%, and Rest of the World: 15%.

Competition

        The international voice and data telecommunications industry is highly competitive. The telecommunications industry has experienced a great deal of instability during the past several years. During the 1990s, forecasts of very high levels of future demand brought a significant number of new entrants and new capital investments into the industry. New global carriers were joined by many of the largest traditional carriers and built large global or regional networks to compete with the global wholesalers. However, in the last few years many of the new global carriers and many industry participants have either gone through bankruptcy or no longer exist. The networks were built primarily to meet the expected explosion in bandwidth demand from data, with specific emphasis upon Internet applications. Those forecasts have not materialized, to date, telecommunications capacity now far exceeds actual demand, and the resulting marketplace is characterized by fierce price competition as traditional and next generation carriers compete to secure market share. Resulting lower prices have eroded margins and have kept many carriers from attaining positive cash flow from operations.

        Our primary competitors are international carriers, global network providers and ISPs that provide voice and data services on a wholesale basis.

        Our voice business competes with most of the international PTTs (e.g. Belgacom SA, France Telecom SA) and global providers such as AT&T Corp. ("AT&T") (being acquired by SBC Communications Inc.), MCI Inc. ("MCI") (being acquired by Verizon Communications Inc.), IDT Corporation, Sprint Nextel Corp. ("Sprint"), Global Crossing Limited ("Global Crossing") and emerging carriers in newly deregulated markets. Our voice business competes primarily on the basis of price, network reliability, customer service and support, and transmission quality.

        Our competitors in our data and Internet business include traditional fixed network operators, new global carriers who recently built high-bandwidth fiber-optic based transmission to link big cities of the developed world on a global basis, and national, regional and international ISPs. Our principal global competitors are Sprint, Level 3 Communications Inc. ("Level 3"), MCI and Verio Inc. ("NTT/Verio"). In addition, we also compete with certain regional incumbents, such as Savvis Communications Corp. ("Savvis"), AT&T, France Telecom SA ("France Telecom"), Royal KPN NV (Netherland), TeliaSonera AB, an incumbent in Sweden and Finland, British Telecommunications plc ("British Telecom") and T-Systems International, a division of Deutsche Telekom AG in Europe, and NTT Communications Corporation ("NTT"), Global Crossing, and Asia Netcom Co. Ltd. in Asia. The markets in which our data and Internet services business compete are highly fragmented. Most participants specialize in specific segments of the market, such as access or backbone provisioning, managed access via intranets and extranets, application services, such as Web hosting, security services and communication services, such as IP-based voice, fax, video services and commercial e-mail.

        Our mobile global roaming and signaling business competes against companies in the specific field of international roaming signaling conversion. Known operators of similar platforms include France Telecom, T-Systems Mobile ("T-Mobile"), a division of Deutsche Telekom AG, and Syniverse Technologies Inc ("Syniverse"). We believe that conversion capabilities of Syniverse are also being resold to ITU-T international carriers such as Singapore Telecommunications Ltd ("SingTel"), British Telecom, Swisscom AG ("Swisscom") and Belgacom SA ("Belgacom"). Our primary competition in signaling SCCP transport is from major ANSI SS7 carriers such as Syniverse, Verisign and SNET (a subsidiary of SBC Communications Inc.), as well as ITU-T C7 carriers such as France Telecom, British Telecom, T-Mobile, Belgacom, Cable & Wireless plc and Swisscom. The steady growth of SMS traffic and its applications beyond GSM networks has also attracted a series of competitors with Internet backgrounds, such as Ztango Inc. and Mobile 365. With the launch of our ASP offering, we offer mobile operators an alternative to products sold by solution providers such as Roamware Inc. or StarHome GmbH, as well as equipment manufacturers such as Alcatel, Ericsson LM Telephone Co., Siemens AG or LogicaCMG plc.

        While it is possible that some of our business' competitors will cease operations or lose business in the future due to economic conditions and other difficulties that have affected companies throughout the telecommunications industry, it is likely that other competitors may gain competitive advantages by successfully completing their restructurings or bankruptcy reorganizations or through consolidations.

Trademarks and Service Marks

        We are principally known by our corporate symbol (TELEGLOBE and Design) and the word mark TELEGLOBE. In addition, we own, directly or through our subsidiaries, numerous marks that we use in relation to specific or specialized services or wares.

        The most important and commonly used marks for the international telecommunications activities of the Company are: Canada Direct, Canada Direct and Design and SNARC.

        The importance of our individual specific trademarks is relative to the revenues derived from the various services respectively associated with each of the marks. All of these marks are registered or pending registration in Canada, the U.S. or in other foreign jurisdictions. These marks are used on a regular and consistent basis in relation to the services and/or wares associated with them. Registrations are renewable at various dates in accordance with the applicable legislation of the various jurisdictions involved.

Patents

        We have obtained patents, and have patents pending, for managing routing to maximize the quality and margin of voice calls over the Internet, and also for establishing a voice call between a networked client computer and the public switched telephone network over the Internet. We believe this proprietary technology and know-how, combined with our value added services portfolio and IP network, creates opportunities for new products and service enhancements. Additionally, we believe that these patents have defensive value for protecting us from, or defending us in, patent litigation that could otherwise inhibit our future growth. Some of our patents could be licensed to others to provide additional revenue. Our patents could possibly be cross-licensed to obtain rights to the patents of others that would enable us to provide additional services that would otherwise be restricted. However, there is no assurance that these benefits will be material or realized at all. As of August 15, 2005, we had 16 issued U.S. patents, a number of foreign patents (most of which were coordinates of the issued U.S. patents), and had pending a number of additional patent applications.

        Enforcing our patent rights could result in costly litigation. Our patents could be invalidated in litigation. Should this happen, we could lose significant competitive advantage. Additionally, our competitors or others could be awarded patents on technologies and business processes that could require us to significantly alter our technology, change our business processes or pay substantial license and royalty fees. In addition, we have, from time to time, received notices alleging patent infringement claims and are currently involved in defending a legal proceeding involving patent infringement claims (see "Legal Proceedings", below). Claims of infringement, whether successful or not, could seriously harm our business, financial condition, results of operations and prospects.

Regulation

        As a global communications company, we are subject to varying degrees of regulation in each of the jurisdictions in which we provide services and/or own facilities. Local laws and regulations, and the interpretation and enforcement of such laws and regulations, differ significantly among the jurisdictions and could limit our ability to operate. Further, there can be no assurance that future regulatory, judicial and legislative changes or regulatory intervention will not have a material adverse effect on us or that domestic or international regulators or third parties will not raise material issues with regard to our compliance or noncompliance with applicable regulations.

        Regulation of the telecommunications industry is changing rapidly both domestically and globally. The introduction of new IP-enabled services, including VoIP and wireless technologies, have prompted reexamination of many regulatory policies. Privatization and deregulation have had, and are expected to continue to have, significant effects on competition in the industry. Although we believe that these deregulatory efforts and new technologies will create opportunities in the telecommunications service industry, there can be no assurance that they will be implemented in a manner that would benefit us. Further, the increase in providers vying for a limited market share will require us to maintain our competitive rate structures.

        In the U.S., the FCC exercises jurisdiction over the facilities and services that we use to provide interstate and international telecommunications services. State regulatory commissions generally have jurisdiction over intrastate telecommunications services and related facilities and, although we do not currently provide intrastate services, we hold authority to resell intrastate long distance nationwide (except Alaska) and in Puerto Rico by virtue of certificates issued by or registrations on file with the state public utility commissions, or PUCs, or on an unregulated basis. Our operations in other countries are governed by foreign laws and regulations.

        The regulatory framework in certain jurisdictions in which we provide services is described below:

United States

        In the U.S., our regulated interstate and international telecommunications services (i.e., telecommunications services originating in one state and terminating in another or in a foreign country) are subject to the provisions of the Communications Act of 1934, as amended, which we refer to as the Communications Act, and the FCC regulations issued thereunder. Regulated intrastate telecommunications services (i.e., telecommunications services originating and terminating in the same state) are subject to applicable laws and regulations of the various states and state regulatory commissions.

        Federal Regulation.    As a carrier offering telecommunications services to the public, we must comply with the requirements of common carriage under the Communications Act, including the offering of such service on a nondiscriminatory basis at just and reasonable rates. We are subject to FCC requirements that we obtain prior FCC approval for transactions that transfer control of our FCC-regulated subsidiary Teleglobe America Inc., or assignments of our licenses to a different entity, including indirect and pro forma transfers and assignments. The proposed amalgamation will require prior FCC consent to the resulting change of control of our FCC-regulated subsidiary Teleglobe America Inc., as the holder of certain FCC international and domestic authorizations from the FCC under Section 214 of the Communications Act, and of multiple FCC licenses granted under the Cable Landing License Act and FCC rules to own and operate undersea cables that land on U.S. shores. The FCC may not consent to the transfer of control of the cable landing licenses without first obtaining approval of the Secretary of State and the National Telecommunications and Information Administration. These prior approval requirements may delay, prevent or deter transactions which result in a change in control of Teleglobe America Inc., including the amalgamation.

        The amalgamation will result in both formal and informal consultations with the executive branch of the U.S. government, which we refer to as the Executive Branch, regarding possible national security and other issues raised by the transaction. The Executive Branch may request that the FCC delay acting upon the transfer applications on the condition that the licensee comply with the terms of a security agreement signed by the appropriate parties. We are participating in consultations with applicable agencies in the Executive Branch to address any network security concerns that the Executive Branch may have with respect to the amalgamation.

        International Service Regulation.    We have obtained the necessary authority under Section 214 of the Communications Act to use, on a facilities and resale basis, various transmission media for the provision of international switched services and international private line services on a nondominant carrier basis. We also hold multiple FCC licenses granted under the Cable Landing License Act and FCC rules to own and operate undersea cables that land on U.S. shores.

        We must conduct our international business in compliance with the FCC's International Settlements Policy, or FISP, which governs the terms of U.S. carrier agreements with foreign carriers for the origination and termination of traffic in the U.S. The FISP requires for international telecommunications services:

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  the equal division of the accounting rate between U.S. carriers and foreign carriers;

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  non-discriminatory treatment of U.S. carriers; and

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  proportionate return of inbound traffic.

        Where the FISP applies, carriers must file their accounting rates with the FCC, and gain regulatory approval before implementing any agreements to initiate service in correspondence with a foreign carrier possessing market power, in addition to changes in those arrangements.

        The FCC has streamlined regulation of competitive international services and eliminated many FISP requirements. The FCC has eliminated application of the FISP on the vast majority of international routes. To the extent that the FISP applies on a particular route, as a facilities-based U.S. carrier, we are required to abide by FISP requirements with respect to our telecommunications operating agreements with dominant foreign carriers. However, our arrangements with nondominant foreign carriers or for traffic on routes deemed competitive are no longer subject to these requirements. We may take advantage of the greater pricing flexibility permitted for arrangements with nondominant foreign carriers, and on specified routes, but we may also face greater price competition from other international service carriers.

        The FCC continues to deregulate international services. The FCC recently opened a notice of inquiry into the effects of alleged anti-competitive or "whipsawing" conduct by foreign carriers with market power. In October 2004, the FCC opened a notice of inquiry to examine whether reforms are needed to protect U.S. carriers from excessive foreign mobile termination charges. The FCC's actions have granted us greater flexibility to enter into innovative international service arrangements which will facilitate our international business. The FCC has not yet ruled on the regulatory classification or lawfulness of international Internet telephony. We are unable to predict the FCC's rulings regarding these issues. We are also subject to various reporting and filing requirements that apply to companies providing international services under an FCC authorization.

        Under the rules of the FCC, after consummation of the amalgamation, our subsidiary Teleglobe America, Inc. will be regulated as a dominant carrier on the India-U.S. route, as a result of its affiliation with VSNL, a dominant carrier in India. Regulation as a dominant carrier on this route will impose additional regulatory and reporting obligations on our subsidiary Teleglobe America, Inc.

        Interstate Service Regulation.    We are considered a non-dominant domestic interstate carrier subject to minimal regulation by the FCC. We are not required to obtain FCC authority to initiate or expand our domestic interstate operations, but we are required to obtain FCC approval to transfer control, curtail or discontinue service, to file various reports and to pay various fees and assessments. In addition, as a non-dominant interstate carrier, we are subject to the FCC's complaint jurisdiction, requirements to contribute to the federal universal service fund, pay regulatory fees and comply with various operational requirements. We are also subject to the Communications Assistance for Law Enforcement Act of 1995, or CALEA, and certain FCC regulations which require telecommunications common carriers to modify their networks to provide functions to facilitate electronic surveillance of call information and call content by law enforcement officials.

        Several pending FCC proceedings will address the rights and obligations of competitive local exchange carriers, including access charge reform, universal service fund reform, and broadband service regulation. The FCC continues to grant incumbent local exchange carriers, or ILECs, greater pricing flexibility and relaxed regulation of access services in those markets where there are other providers of access services.

        The FCC's intercarrier compensation rules include rules governing access charges, which govern the payments that interexchange carriers make to local exchange carriers to originate and terminate long distance calls. In March 2005, the FCC requested further comment in its intercarrier compensation proceeding on replacing the existing intercarrier compensation regimes with a unified regime designed for the developing marketplace. As part of the proceeding, the FCC will review a variety of reform proposals to replace the current system of intercarrier payments, including access charges, under which the compensation rate would depend on the type of traffic at issue, the type of carriers involved, and the end points of the communications. We cannot predict the outcome of this proceeding and how it will affect our business. However, it is possible that changes in FCC rules may be enacted that result in fewer competitive choices among local exchange carriers and impose additional costs on the U.S. interexchange carriers with whom we deliver our international traffic for termination. As a result, it is possible that our costs might also increase if these additional costs are passed on to us.

        All interstate telecommunications carriers, including us, are subject to federal universal service contribution obligations. The FCC currently is conducting a comprehensive review of the rules governing contributions to the federal universal service fund. The FCC is considering the adoption of a connection-based universal service contribution methodology in which entities would contribute to the federal universal service fund based on the number of end user connections, the number of working telephone numbers, the amount of capacity per connection, or some combination thereof. We cannot predict the outcome of this proceeding and its impact on our business.

        Currently, the FCC and state regulators do not treat most IP-enabled services, including the IP-enabled wholesale services that we provide, as regulated telecommunications services. In March 2004, the FCC commenced a rulemaking proceeding to address the regulatory treatment of IP-enabled services. In that proceeding, the FCC sought comment on fundamental questions that will affect every aspect of IP-enabled services. The FCC posed questions that may signal an openness to consider significant changes in the way the FCC regulates today's evolving telecommunications networks and services. The proceeding promises to analyze statutory definitions, jurisdictional matters and to revisit prior FCC decisions in a manner that will likely restructure the existing regulatory framework for Internet telephony and other IP-enabled services. The FCC made clear that it is starting from the premise that IP-enabled services should only be minimally regulated, in light of the public interest in encouraging broadband infrastructure and greater customer choice. However, if the FCC were to determine that certain Internet-related services, including the IP-enabled wholesale services that we provide, are subject to FCC regulation as telecommunication services, the FCC could subject providers of such services, including us, to traditional common carrier regulation, including requirements to comply with the international settlements regime for international services and make universal service contributions. This regulation could significantly increase our costs of providing service, impose new technically challenging requirements or otherwise adversely affect us. Although we cannot predict when the FCC will issue a decision in this proceeding, the FCC has precluded states from regulating IP-enabled services by ruling that IP-enabled services are subject to its exclusive jurisdiction. In response to individual petitions for declaratory ruling, the FCC has addressed specific VoIP applications. For example, the FCC ruled that an AT&T service using VoIP solely as an intermediate routing technology is a telecommunications service and therefore subject to access charges and certain other regulation. By contrast, the FCC ruled that pulver.com's Free World dialup (FWD) service, which allows users of broadband Internet access services to make VoIP or other types of peer-to-peer communications directly to other FWD members, without charge, is an unregulated information service that is subject to federal jurisdiction.

        The FCC adopted an order on June 3, 2005, requiring all providers of "interconnected VoIP services" to notify their customers of any differences between the emergency services available through interconnected VoIP providers and those available through traditional telephony providers. An interconnected VoIP service is defined as a service that: (1) enables real-time, two-way voice communications; (2) requires a broadband connection from the user's location; (3) requires Internet protocol-compatible customer premises equipment; and (4) permits users generally to receive calls that originate on the public switched telephone network and to terminate calls to the public switched telephone network. We are a wholesale provider in the United States and we are working with the retail providers to ensure compliance with all applicable FCC 911 requirements. Should it be determined that we are not in compliance with the June 3, 2005 order, we may be subject to enforcement action by the FCC that could include monetary forfeitures, cease and desist orders, or other penalties.

        Finally, the FCC has initiated a CALEA proceeding to consider the technical and policy issues associated with law-enforcement access to IP-enabled services under CALEA. This proceeding addresses the scope of covered services, the assignment of responsibility for compliance, and the wiretap capabilities required. On August 5, 2005, the FCC ruled that providers of certain broadband and interconnected VoIP services must be prepared to accommodate law enforcement wiretaps, effective 18 months after the effective date of a formal FCC order to that effect. The FCC has not yet released its order, which is expected to provide further details as to the requirements imposed and the types of providers required to comply. Until these details are known, we cannot determine the extent to which this ruling may affect our services.

        State Regulation.    Most state PUCs require carriers to either register or obtain a certificate of authority before offering intrastate telecommunications services. Although we do not currently provide intrastate services, we hold authority to resell intrastate long distance nationwide (except Alaska) and in Puerto Rico by virtue of certificates issued by or registrations on file with the state PUCs or on an unregulated basis.

        Holding intrastate authority subjects us to various state laws and regulations, including, in most jurisdictions tariff or price list filing requirements. Most states also require the filing of periodic reports, the payment of various fees and surcharges, and compliance with service standards and consumer protection rules. States often require prior approval or notification for certain transactions, including changes of control, such as the amalgamation, stock or asset transfers, or, in several states, for the issuance of securities, debt, encumbrances, or name changes. As a certificated carrier, consumers may file complaints against us at the PUCs. Our authority to provide intrastate service can generally be conditioned, modified, cancelled, terminated, or revoked by state regulatory authorities for failure to comply with state law and/or the rules, regulations and policies of the state regulatory authorities. Fines and other penalties may also be imposed for such violations. Public service commissions also regulate intrastate access charges and other pricing for intrastate telecommunications services within their respective states. We are in the process of surrendering our authority in all states where we are authorized to resell intrastate long distance services. We cannot predict when each state PUC will act on our request to surrender authority. As a result, we cannot predict when we will no longer be subject to such state laws and regulations.

        Several state PUCs are also actively considering issues including Internet telephony and at least two commissions, the Minnesota Public Utilities Commission and New York Public Service Commission, ruled that intrastate Internet telephony services are telecommunications services subject to licensing and other regulatory obligations in those states. As already noted, the FCC later found that Vonage's VoIP service is an interstate service offering and is not subject to traditional state public utility regulation, and both Minnesota and New York have been enjoined by federal courts from enforcing their decisions to the contrary. We cannot predict how Internet telephony may be regulated by federal or state regulations in the future or how such regulation may affect our operating costs and competitive position.

Canada

        Overview.    Until 1998, our predecessor, Teleglobe Canada Inc., was the sole authorized provider of facilities-based telecommunications services between Canada and all countries except the U.S. As a result of commitments made by Canada in the negotiations that led to the General Agreement on Trade in Services Agreement on Basic Telecommunications under the World Trade Organization, the Canadian Telecommunications Act was amended such that Canadian ownership and control requirements do not apply to the ownership or operation of international submarine cables and earth stations. At the same time, provisions were added to permit the Canadian Radio-television and Telecommunications Commission, which we refer to as the CRTC, to establish licensing requirements in respect of a new class of entity, "international telecommunications service providers". In a 1998 decision, the CRTC established licensing requirements for these providers of basic international telecommunications services, or BITS.    As a result of these changes, Canadian telecommunications common carriers and telecommunications service providers are no longer restricted to using our network to route overseas international calls. Due to the competition that has developed in the Canadian market since deregulation, we are now subject to the same rules applicable to other international telecommunications service providers under the Canadian Telecommunications Act.

        Regulation by the CRTC and Industry Canada.    The CRTC is the agency in Canada that is charged under the Canadian Telecommunications Act with regulating various classes of carriers and service providers, including international telecommunications service providers. We hold a Class A BITS license issued by the CRTC which authorizes us to own or operate telecommunications facilities used in transporting basic telecommunications service traffic between Canada and another country. This renewable BITS license was issued to Teleglobe Canada ULC on February 6, 2003 and remains in force until February 6, 2008. It may not be transferred without the consent of the CRTC.

        In 1999 and 2001, the CRTC found sufficient competition in the international services markets to forbear from regulating various international services provided by our predecessor. The CRTC has retained sufficient powers to impose conditions on our delivery of services and our international operations remain subject to the conditions of our CRTC Class A BITS license, which address matters such as competitive conduct and consumer safeguards.

        We also hold licenses required by the Canadian Telecommunications Act for our international undersea cable landings and by the Canadian Radiocommunications Act for our satellite earth station sites, authorizing us to operate such facilities and to carry traffic between Canada and any foreign country or between countries through Canada. The undersea cable landing licenses of Teleglobe Canada ULC remain in force until December 31, 2008. The earth station licenses are renewable annually. All of our licenses are in effect and we are in compliance with all of the terms and conditions under which they were granted. These licenses cannot be transferred without the consent of Industry Canada, which regulates radiocommunications in Canada.

        As a carrier that owns and operates only international submarine cables or earth stations that provide international telecommunications services by means of satellites, we are not required to comply with the Canadian Telecommunications Act's requirements for Canadian ownership and control of Canadian carriers, generally. As long as these requirements remain in place, and as long as we are not Canadian owned and controlled, we are somewhat restricted in expanding our activities within Canada.

        In April 2004, the CRTC commenced a public proceeding to determine whether it will regulate Internet telephony (i.e., VoIP). The CRTC's preliminary view is that so long as these services are functionally equivalent to circuit-switched voice telecommunications services, the existing regulatory framework for traditional voice services should also apply to Internet telephony services. If the CRTC adopts new regulations governing Internet telephony, Teleglobe or its affiliates, to the extent that they are offering Internet telephony, may be subject to further licensing and other regulatory obligations.

Other Markets

        We are also subject to regulation in several other countries throughout the world in connection with our carrier services and other telecommunications service activities. In these jurisdictions, we hold or our local operating entities hold non-exclusive licenses or operate pursuant to general authorization. The policies of the national governments and regulatory authorities of these countries may have a positive or negative impact on our ability to conduct business in such locations.

        European Union.    We provide international telecommunications services in several of the member states of the European Union, or EU. In Europe, the regulation of the telecommunications industry is governed at a supranational level by the European Parliament, Council and Commission. Recent EU Directives require the repeal of the individual licensing regime used in each Member State. Instead, the licensing regime has been replaced by a general authorization to provide electronic communications networks and services, based on a "technology neutral approach." As a result, Member States of the EU no longer issue individual telecommunications licenses to companies except in exceptional circumstances such as the allocation of spectrum. Therefore, all of the licenses held have either been abolished or enable the continued provision of telecommunications networks and services but the offer of telecommunications services is subject to the general conditions and obligations outlined in the EU directives relating to electronic communications networks and services, which we refer to as the EU Directives.

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  United Kingdom—Prior to July 25, 2003, we provided international telecommunications services in the UK pursuant to a Public Telecommunications Operator, or PTO, license granted to our wholly-owned subsidiary, Teleglobe International Limited. All UK PTO licenses were abolished on July 25, 2003, and we now operate under the new UK telecommunications regulatory framework which identifies a set of general conditions with which all network and service providers must comply. These conditions fall into the following broad categories: network/service integrity and operability, encouragement of access and interconnection, "universal service" including use in emergencies, consumer protection, and allocation and adoption of numbers.

    The UK wholesale international services market in which we compete has been found to be competitive and therefore regulation of our wholesale international operations and services is de minimis.

    The UK regulator, the Office of Communications, or OFCOM, commenced in 2004 a thorough review of all of the licensing and regulatory conditions in place for the telecommunications industry, including regulation of Internet telephony and voice over broadband. We cannot predict the final outcome of this review, and whether OFCOM may regulate the telecommunications industry differently, in particular by imposing regulatory and other fees, or how such regulation may affect our operating costs and competitive position.

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  Rest of Europe—We also provide international telecommunications services in countries in Europe including France, Germany, Italy, the Netherlands, and Spain, where we have received licenses under their old licensing regimes or registered or provided notification under their national law or operate under a general authorization or on an unregulated basis. Because the regulatory framework in each of these countries was harmonized with the EU Directives, our licenses were either abolished or replaced enable the continued provision of telecommunications networks and services but the offer of telecommunications services is subject to the general conditions and obligations outlined in the EU Directives. The European Commission has launched a proceeding on regulation of VoIP and Internet telephony and the European Regulators Group also is discussing guidelines for VoIP. We cannot predict the final outcome of these proceedings, and whether the EU regulators may regulate the telecommunications industry differently, in particular by imposing regulatory and other fees, or how such regulation may affect our operating costs and competitive position.

        Rest of World.    We also provide international telecommunications services in other countries including Australia, Norway, Hong Kong Japan and Singapore pursuant to non-exclusive licenses or general authorizations. Each country in which we currently conduct or plan to conduct our business has a different regulatory regime and such differences will continue for the foreseeable future. The requirements for us to obtain necessary approvals vary considerably from country to country and are likely to change as competition is permitted in new service sectors. Each of these countries, however, has a pro-competitive regulatory regime that has established rules governing competition between operators. Any change in policy or regulation could have a material adverse effect on our operations and financial condition.

Employees

        As of June 30, 2005, we had a total of approximately 800 employees, 200 of whom are covered by collective bargaining agreements.

Geographic Areas

        For financial information about geographic areas, including information about revenues and long-lived assets, see Note 21, "Segment Reporting and Geographic Information" to our 2004 annual Consolidated Financial Statements on Form 10-K.

PROPERTIES

        As of June 30, 2005, we owned the following properties:

	Building area (square feet)	Land area (acres)
International Switching Centres
Scarborough, Ontario	58,400	6.9
Montreal, Quebec	89,270	4.6
Satellite Earth Stations
Weir, Quebec	33,000	86.0
Lake Cowichan, British Columbia	19,250	79.7
Cable Landing Stations
Pennant Point, Nova Scotia	23,900	17.5

        Upon the closing of the acquisition of the Acquired Businesses on May 30, 2003, we moved our corporate headquarters to Hamilton, Bermuda. We lease offices in Hamilton pursuant to a lease which expires on December 31, 2005. We also lease offices in Montreal, Canada, which consist of 81,100 square feet of space with a lease term commencing July 2005 and terminating on December 31, 2020. We moved our corporate office to this location in July 2005.

        For our telecommunications activities, we also lease offices in Toronto, Canada, Reston, Virginia, Hong Kong, China, Sydney, Australia, Madrid and Barcelona, Spain, Abu Dhabi, UAE, Frankfurt, Germany, New Delhi, India, Kuala Lumpur, Malaysia, Moscow, Russia, Paris, France, Manila, Philippines, Singapore, Tokyo, Japan, London, United Kingdom, Princeton, New Jersey, Coral Gables, Florida, Puerto Rico and Rochester, New York.

LEGAL PROCEEDINGS

        On August 16, 2004, Teleglobe announced that after the acquisition of ITXC, which was consummated on May 31, 2004, as part of its normal ongoing review of ITXC's operations in connection with the post-acquisition integration of the Company and ITXC, the Company had identified and was investigating potential instances of noncompliance with the United States Foreign Corrupt Practices Act, which we refer to as the FCPA, relating to ITXC's operations in certain African countries prior to its acquisition by Teleglobe. The Company voluntarily notified the SEC and the U.S. Department of Justice, which we refer to as the DOJ, of the matter. The Company's Audit Committee subsequently engaged an outside law firm, Debevoise & Plimpton LLP, which we refer to as Debevoise, to investigate the FCPA-related matters.

        In November 2004, Debevoise completed its investigation with respect to ITXC's compliance with the FCPA and issued a report concerning the results thereof to the Audit Committee, which we refer to as the Initial Debevoise Report. The Initial Debevoise Report states that its investigation revealed that employees of ITXC do appear to have violated the FCPA and to have committed commercial bribery in connection with certain telecommunications contracts in Africa. As a result of the investigation concerning ITXC's agency agreements, the following individuals are no longer employed by the Company: the Company's Vice President, Sales-Wireless, formerly the Executive Vice President, Global Sales for ITXC; the Company's Regional Buyer for Africa, formerly ITXC's Regional Director for Africa; and the Company's Executive Vice President and General Counsel, formerly Vice President, General Counsel and Secretary of ITXC prior to its acquisition by Teleglobe.

        Following the completion of its investigation into the actions of ITXC employees, at the request of the Company's Audit Committee, Debevoise conducted an investigation into Teleglobe's foreign agency agreements and practices in order to confirm that no similar issues exist with respect to Teleglobe's compliance with the FCPA. In February 2004, Debevoise completed its investigation with respect to Teleglobe's compliance with the FCPA, and issued a final report concerning the results thereof to the Audit Committee, which we refer to as the Final Debevoise Report. The Final Debevoise Report stated that its investigation uncovered no violation of the FCPA by Teleglobe employees. However, the Final Debevoise Report also concluded that commercial bribery appears to have occurred with regard to two agents retained by Teleglobe (with whom the Company no longer carries on business) relating to one telecommunications carrier in Asia that is a Teleglobe customer. The Final Debevoise Report noted that Debevoise found evidence that it is likely that payments made by Teleglobe to these agents were paid for the benefit of employees of such telecommunications carrier. As a result of the investigation, the Company's Regional Sales Managing Director, Asia/Pacific and the Company's sales representative responsible for that carrier were terminated and several other employees were reprimanded. The Final Debevoise Report made a number of recommendations aimed at improving Teleglobe's compliance practices and procedures, which recommendations have been implemented by the Company on an ongoing basis.

        The SEC, which had previously advised Teleglobe that it was conducting an informal inquiry into the matter, issued a formal order of investigation on February 15, 2005 concerning ITXC's possible violations of the FCPA and possible related violations of the securities laws. In July 2005, the SEC issued a subpoena seeking documents relating to ITXC's possible violations of the FCPA as part of its investigation. The Company intends to continue to fully cooperate with the SEC and the DOJ concerning these matters. Based on Debevoise's investigation into the actions of former ITXC employees and any additional factors arising from the Final Debevoise Report, Teleglobe cannot predict the extent to which the SEC, the DOJ or any other governmental authorities will pursue administrative, civil or criminal proceedings, the imposition of fines or penalties or other remedies or sanctions. The Company has not identified, and does not believe it is likely that, any material adjustment to its financial statements is or will be required in connection with the results of this investigation, although it is possible that a monetary penalty, if any, may be material to the Company's results of operations in the quarter in which it is imposed.

        On April 14, 2004, Acceris Communications Technologies, Inc., which we refer to as Acceris, commenced a patent infringement suit in the U.S. District Court of the District of New Jersey, against ITXC, alleging that ITXC's VoIP services and systems infringe Acceris' U.S. Patent No. 6,243,373, entitled "Method and Apparatus for Implementing a Computer Network/Internet Telephone System." On May 7, 2004, ITXC filed a lawsuit against Acceris for infringement of a number of ITXC's VoIP patents. The suit alleged infringement of five of ITXC's U.S. Patents, numbers 5,889,774, 6,026,087, 6,404,864, 6,628,760 and 6,661,878, directed generally to the transmission of telephone calls over the Internet and the completion of telephone calls by switching them off the Internet and onto a public switched telephone network. On July 6, 2004, the Court rejected Acceris' initial motion to dismiss ITXC's case based upon alleged failure to conduct an adequate pre-complaint investigation. The Company intends to vigorously defend against the allegations of infringement in that case and believes it has substantial defenses to them. However, an adverse result in this litigation could either result in injunctive relief precluding all or a portion of ITXC's VoIP activity or materially impact the Company's revenue and profitability. Litigation of such matters may require significant management and financial resources of the Company and adverse outcomes in such lawsuits could materially adversely affect our financial condition or operating results.

        ITXC and certain of its former officers/directors were named as defendants in several purported shareholder class action lawsuits commenced in 2001. The lawsuits allege, among other things, that, in connection with ITXC's public offerings of securities, its prospectus did not disclose certain alleged practices involving its underwriters and their customers. These actions seek compensatory and other damages, and costs and expenses associated with the litigation. No discovery has taken place with respect to ITXC and the other issuer defendants. ITXC is one of hundreds of issuers named as defendants in substantially identical lawsuits. Management believes that ITXC and its officers/directors did not engage in any improper or illegal conduct. All of these cases have been consolidated for pretrial purposes before Judge Scheindlin in the U.S. District Court for the Southern District of New York, who refused to dismiss the cases in an opinion issued in February 2003. All of the individual defendants who had been named as defendants in the Company's case have now been dismissed from the proceeding without prejudice, pursuant to a stipulation with the plaintiffs. Neither the individual defendants nor the Company nor its insurers paid any consideration for these dismissals. The issuer defendants, their insurance carriers and the plaintiffs have negotiated a settlement pursuant to which the insurance carriers would fund any monetary consideration, and it is anticipated that this proposed settlement will be submitted to the Court for approval in the near future. This settlement was approved by the court on February 15, 2005 on a preliminary basis. Under the terms of the proposed settlement, the Company would be dismissed from the litigation with prejudice and should neither have future liability to plaintiffs nor any significant expenses in connection with the litigation, except for a limited obligation to cooperate in discovery in the plaintiffs' continuing cases against the underwriters.

        We are routinely party to suits for collection, commercial disputes, claims from customers and/or suppliers over reconciliation of payments for voice minutes, circuits, Internet bandwidth and/or access to the public switched telephone network, leased equipment and claims from estates of bankrupt companies alleging that we received preferential payments from such companies prior to their bankruptcy filings. While management currently believes that resolving such suits and claims, individually or in aggregate, will not have a material adverse impact on our financial position, the FCPA investigation and other litigation proceedings noted above are subject to inherent uncertainties and management's view of these matters may change in the future. Were an unfavorable final outcome to occur, such an outcome could have a material adverse impact on our financial position and results of operations for the period in which the effect becomes reasonably estimable.

SELECTED FINANCIAL DATA

        In this section, we refer to "Consolidated Old Teleglobe" as the business which originated in 1950 and was acquired in full by BCE in November 2000. We refer to the Telecommunications Group of Consolidated Old Teleglobe as the "Predecessor" and its financial statements as the "Predecessor Financial Statements".

        As more fully explained elsewhere in this proxy statement, pursuant to the purchase agreement between Consolidated Old Teleglobe and TLGB, an affiliate of Cerberus, dated September 18, 2002, we acquired a portion of the assets and liabilities of Consolidated Old Teleglobe in a transaction that was consummated on May 30, 2003.

        The Predecessor's businesses consisted of the voice, data and mobile global roaming and signaling businesses, the same lines of businesses as our company. The Predecessor's businesses included:

  •
  operations in 47 countries around the world through interconnection points and sales offices;

  •
  Internet Data Centers that consisted of significant facilities used for hosting content and service providers; and

  •
  minority ownership interests in Intelsat, a satellite provider, and in other companies.

        Of the businesses included in the Predecessor Financial Statements, we did not acquire the operations of the Internet Data Centers, any of the material voice, data and mobile roaming operations outside of the U.S., Canada, the UK, Australia, Hong Kong and Spain or any of the minority equity investments in other companies. We refer to the businesses that we acquired on May 30, 2003 as the "Acquired Businesses" and we refer to the acquirer of the Acquired Businesses as the "Successor." The financial statements that we refer to as the "Successor Financial Statements" include only the assets, liabilities and results of operations arising out of the Acquired Businesses.

        The summary financial and operating data set forth below for each of the five months ended May 30, 2003 and the years ended December 31, 2002 and 2001 have been derived from the financial statements and operating data of the Predecessor, respectively. While we believe that the selected financial and operating data set forth below and in the Predecessor Financial Statements for such periods fairly present, in all material respects, the financial condition, results of operations and cash flows of the Predecessor, neither our Chief Executive Officer nor our Chief Financial Officer had any involvement, direct or indirect, with Consolidated Old Teleglobe during any periods prior to December 1, 2002.

        The summary financial data set forth below for the periods prior to December 31, 2000 is derived from the financial statements of Consolidated Old Teleglobe included in the 2000 and 2001 Annual Reports filed on Form 40-F. During 2000, Consolidated Old Teleglobe was a registrant with the SEC. The information presented for 2000 represents the "BCE Teleglobe" operating segment as reported in the consolidated financial statements included in the 2001 Annual Report of Consolidated Old Teleglobe filed on Form 40-F. While we have no reason to believe that the selected financial and operating data set forth below with respect to the year ended December 31, 2000 is misleading in any material respect, we did not have any involvement, direct or indirect, with Consolidated Old Teleglobe during any periods prior to December 1, 2002.

        The following table sets forth selected financial data of the Company for the periods indicated. The balance sheet data as of June 30, 2005 and the statement of operations data for the six months ended June 30, 2005 and 2004 set forth below are derived from the unaudited consolidated financial statements of the Company included elsewhere herein. In the opinion of management, the financial statements have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments (consisting of only normal recurring adjustments) necessary for fair presentation of the consolidated financial condition and results of operations of the Company. The results of the operations of the Company for the six months ended June 30, 2005 are not necessarily indicative of the results to be expected for the year ended December 31, 2005. The balance sheet data for the year ended December 31, 2004 and 2003, and the statement of operations data for the year ended December 31, 2004, seven months ended December 31, 2003, five months ended May 30, 2003 and year ended December 31, 2002 set forth below are derived from the audited consolidated financial statements of the Company that are included elsewhere herein. The balance sheet data for the year ended December 31, 2002 and the statement of operations data for the year ended December 31, 2001 are derived from the audited combined financial statements of the Predecessor included in the Form S-4 filed on April 30, 2004. The balance sheet data for the year ended May 30, 2003 and for December 31, 2001 set forth below are derived from audited combined financial statements of the Predecessor not included in this proxy statement. The balance sheet data and the statement of operations data for the two months ended December 31, 2000 and 10 months ended October 31, 2000 set forth below are derived from unaudited consolidated financial statements of the Predecessor not included in this proxy statement.

        The selected financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", and with the Company's audited and unaudited consolidated and combined financial statements and accompanying notes included elsewhere herein.

	Successor				Predecessor			Consolidated Old Teleglobe Predecessor	Consolidated Old Teleglobe Predecessor
	June 30, 2005 6 months	June 30, 2004 6 months	December 31, 2004 12 months	December 31, 2003 7 months	May 30, 2003 5 months(1)	December 31, 2002 12 months(1)	December 31, 2001 12 months	December 31, 2000(2) 2 months	October 31, 2000(2) 10 months
	(unaudited)	(unaudited)						(unaudited)	(unaudited)
	(in thousands except share and per share data)
Operating Data:
Total operating revenues	$494,480	$445,195	$1,002,149	$496,317	$361,368	$1,010,295	$1,227,597	$205,000	$1,053,000
Operating expenses
Telecommunication	359,176	323,726	744,016	344,190	245,207	570,312	618,316	n.a.	n.a.
Telecommunication—paid to related party	—	—	—	—	6,238	20,217	63,483	n.a.	n.a.
Network, exclusive of amortization and depreciation shown below	45,508	47,802	94,832	62,912	55,096	222,968	242,024	n.a.	n.a.
Selling, general and administrative, exclusive of stock based compensation, professional fees incurred in connection with the carve-out financial statements, bad debt expense (recovery), depreciation and amortization shown below	75,371	57,811	136,830	57,666	40,948	176,928	265,088	n.a.	n.a.
Stock-based compensation expense	17	5	33	7,475	—	556	4,284	n.a.	n.a.
Professional fees incurred in connection with the carve- out financial statements	—	—	—	3,621	—	—	—	n.a.	n.a.
Bad debt expense (recovery)	(626)	(590)	675	687	3,656	46,946	17,915	n.a.	n.a.
Foreign exchange loss (gain)	3,520	306	(2,641)	4,216	(9,478)	(11,858)	11,512	n.a.	n.a.
Asset impairment and restructuring charges	—	893	893	—	—	1,620,178	78,577	4,000	35,000
Amortization and depreciation	17,112	12,600	32,465	11,103	15,037	92,476	352,625	51,000	87,000

Total operating expenses	500,078	442,553	1,007,103	491,870	356,704	2,738,723	1,653,824	n.a.	n.a.
Interest expense	1,668	5,398	12,594	864	375	42,204	138,331	—	—
Interest expense—related party	4,778	1,021	6,592	292	126	5,138	294	—	—
Interest income	(413)	(209)	(1,058)	(537)	—	(4,310)	(6,405)	—	—
Other expense (income)	(2,199)	(75)	81	11	—	955	956	—	—

Total expenses	503,912	448,688	1,025,312	492,500	357,205	2,782,710	1,787,000	n.a.	n.a.

(Loss) income before reorganization items and income taxes	(9,432)	(3,493)	(23,163)	3,817	4,163	(1,772,415)	(559,403)	(61,000)	(240,000)
Reorganization items, net	—	—	—	—	34,155	192,710	—	—	—

(Loss) income before income taxes	(9,432)	(3,493)	(23,163)	3,817	(29,992)	(1,965,125)	(559,403)	(61,000)	(240,000)
Income taxes expense (recovery)	(586)	(2,197)	(1,686)	3,492	—	811	1,614	—	—

(Loss) income before cumulative effect of change in accounting policy	(8,846)	(1,296)	(21,477)	325	(29,992)	(1,965,936)	(561,017)	(61,000)	(240,000)
Cumulative effect of change in accounting policy(3)	—	—	—	—	—	(4,015,416)	—	—	—

Net (loss) income(3)(4)	$(8,846)	$(1,296)	$(21,477)	$325	$(29,992)	$(5,981,352)	$(561,017)	$(61,000)	$(240,000)

Preferred stock dividends to parent company	—	(3,958)	(3,958)	(5,542)

Net loss attributable to common shareholders	$(8,846)	$(5,254)	$(25,435)	$(5,217)

Basic and diluted loss per share	$(0.23)	$(0.18)	$(0.74)	$(0.19)

Number of common shares used for calculation	39,100,830	29,919,733	34,456,031	28,106,757

	Successor			Predecessor			Consolidated Old Teleglobe Predecessor	Consolidated Old Teleglobe Predecessor
	June 30, 2005	December 31, 2004	December 31, 2003	May 30, 2003(1)	December 31, 2002(1)	December 31, 2001	December 31, 2000(2)	October 31, 2000(2)
	(unaudited)						(unaudited)	(unaudited)
Balance Sheet Data:
Cash, cash equivalents, restricted cash and marketable securities	$21,447	$34,060	$35,279	$79,426	$26,796	$65,773	n.a.	n.a.
Total assets(3)(4)	547,962	553,789	363,757	884,160	657,128	6,791,106	5,792,000	n.a.
Long-term obligations and obligations under capital leases, including current portion	104,608	103,294	—	1,266,000	1,232,000	1,191,000	1,205,000	n.a.
Redeemable preferred shares	—	—	95,000	—	—	—
Cash dividends declared per common shares	—	—	—	—	—	—	—	0.06
Working capital	(60,308)	(26,873)	(40,505)	n.a.	n.a.	n.a.	n.a.	n.a.
Total shareholders' equity (deficit)	$149,394	$158,150	$7,258	$(2,792,439)	$(2,764,121)	$3,165,022	n.a.	n.a.

(1)
From May 2002, Consolidated Old Teleglobe was in bankruptcy proceedings under the Companies' Creditors Arrangement Act (Canada), Chapter 11 of the U.S. Bankruptcy Code and Section 9 of the UK Insolvency Act.

(2)
On November 1, 2000, BCE acquired all of the outstanding shares of Consolidated Old Teleglobe that BCE and its affiliates did not already own. The purchase accounting adjustments of BCE, including goodwill, were reflected in the consolidated financial statements of Consolidated Old Teleglobe. The financial information prior to November 1, 2000 reflects Consolidated Old Teleglobe's historical basis of accounting.

The information reflected represents the operating segment of Consolidated Old Teleglobe referred to as "BCE Teleglobe" as reported by Consolidated Old Teleglobe in the consolidated financial statements included in the 2000 and 2001 Annual Reports on Form 40-F, except for long-term obligations and redeemable preferred stock which represents the consolidated amounts, included in the Consolidated Old Teleglobe consolidated financial statements for the respective periods.

(3)
Effective January 1, 2002, goodwill was no longer amortized in accordance with the provisions of Statement of Financial Accounting Standards No. 142 (FAS 142). On adoption of FAS No. 142, goodwill in the amount of approximately $4 billion was written off as a cumulative effect of a change in accounting policy. In 2001, the two months ended December 31, 2000 and the 10 months ended October 31, 2000, goodwill amortization amounted to approximately $224 million, $42 million, $25 million, and $30 million, respectively. Before giving effect to goodwill amortization, the income (loss) from continuing operations for 2001, the two months ended December 31, 2000 and the 10 months ended October 31, 2000, would have been approximately $(337) million, $(19) million and $(215) million, respectively.

(4)
In 2002 and 2001, impairment and restructuring charges of approximately $1.62 billion and $78.6 million, respectively, were included in loss from continuing operations. In addition, for the five months ended May 30, 2003 and the year ended December 31, 2002, loss from continuing operations includes charges related to reorganization of the Predecessor operations under various bankruptcy proceedings.

COMPARATIVE MARKET PRICE DATA

        Our common shares have been traded on the NASDAQ National Market under the symbol "TLGB" since June 1, 2004. As of August 22, 2005, we had approximately 213 record shareholders and 8,358 beneficial shareholders. The following table sets forth the per share range of high and low sales prices for the periods indicated:

Fiscal Year Ended December 31, 2004	High	Low
Second Quarter	$11.96	$0.70
Third Quarter	$5.30	$2.69
Fourth Quarter	$4.43	$2.75
Fiscal Year Ended December 31, 2005	High	Low
First Quarter	$5.57	$3.11
Second Quarter	$3.50	$2.20

        The market price for our common shares is volatile and fluctuates in response to a wide variety of factors. On July 22, 2005, the last full trading day before the public announcement of the amalgamation proposal to acquire us at $4.50 per share, the closing sale price per share was $3.69. On            , 2005 the most recent practicable trading day prior to the date of this proxy statement, the closing sale price per share was $            . You should obtain current market price quotations for our common shares in connection with voting your common shares.

DIVIDENDS

        We have never declared or paid any dividends on our common shares. We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements and other factors our board of directors deems relevant.

        There are no restrictions on the Company's ability to transfer funds in and out of Bermuda, where it is incorporated, or on paying dividends to non-resident shareholders. At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by the Company or its shareholders in respect of the Company's shares. Under Bermuda law, the Company's board of directors may declare and pay dividends from time to time unless there are reasonable grounds for believing that the Company is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued and outstanding share capital and share premium accounts.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

        The Company and its subsidiaries operate internationally and therefore our major market risk exposure is related to foreign currency fluctuations. Due to low levels of floating rate debt, we do not have material market risk exposures related to changes in interest rates. However, the Company is exposed to interest rate risk on its debt in that it is fixed and accordingly the fair value of the debt may fluctuate if the interest rate is not commensurate with market rates. To mitigate foreign currency risks, we may use derivative financial instruments such as forward foreign exchange contracts, foreign currency swap contracts and foreign currency denominated options. The derivative financial instruments are subject to standard credit terms and conditions, financial control management and risk monitoring procedures. However, no such instruments were entered into during the year ended December 31, 2004 or the six month period ended June 30, 2005.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATION

Presentation

        The following discussion should be read in conjunction with the audited and unaudited Consolidated Financial Statements and the audited Combined Financial Statements, including the notes thereto, included elsewhere herein.

        The historical financial information and the unaudited financial statements to which the following discussion relates for the three and six months ended June 30, 2005 and 2004 are the consolidated financial statements of Teleglobe for such period. In the opinion of management, the financial statements have been prepared on the same basis as the audited consolidated financial statements for the year ended December 31, 2004 and reflect all adjustments (consisting of only normal recurring adjustments) necessary for fair presentation of the consolidated financial condition and results of operations of the Company. The results of the operations of the Company for the six months ended June 30, 2005 are not necessarily indicative of the results to be expected for the year ended December 31, 2005.

        The historical financial information and the audited financial statements to which the following discussion relates for the year ended December 31, 2004 and seven months ended December 31, 2003, which we refer to as the "Successor Financial Statements," are the consolidated financial statements of Teleglobe for such period. The Successor Financial Statements reflect the assets, liabilities and businesses acquired from Consolidated Old Teleglobe on May 30, 2003, as discussed in detail below.

        The historical financial information and the audited financial statements to which the following discussion relates for each of the five months ended May 30, 2003 and the year ended December 31, 2002, which we refer to as the "Predecessor Financial Statements" or "Combined Financial Statements," are derived from the books and records of Consolidated Old Teleglobe and its subsidiaries, from which we purchased certain assets, liabilities and businesses. The "Predecessor" represents the Telecommunications Group of Consolidated Old Teleglobe that consisted solely of the voice, data, Internet and wireless roaming services businesses but includes the portions of such businesses not contained in the Acquired Businesses. While we believe that the information set forth in the Predecessor Financial Statements and the selected historical information for such periods fairly presents, in all material respects, the financial position, results of operations and cash flows of the Predecessor, neither our Chief Executive Officer nor our Chief Financial Officer had any involvement with Consolidated Old Teleglobe during any periods prior to December 1, 2002.

Successor

        Teleglobe Bermuda, the majority shareholder of Teleglobe, was incorporated on December 31, 2002, but did not assume ownership of the Acquired Businesses until May 31, 2003 and did not carry on any other activities prior to May 31, 2003. The Successor Financial Statements include only the assets, liabilities and results of operations arising out of the Acquired Businesses. Our operations consist of the provision of international voice, data, Internet and wireless roaming services from our facilities primarily located in Canada, the U.S., the UK, Hong Kong, Spain and Australia to a wide range of customers, including our largest customer, Bell Canada. In particular, the following areas represent material differences in the operations reflected in the Successor Financial Statements as compared to the Predecessor Financial Statements:

Regional Operations Not Purchased

        We did not acquire the regional operations of the Predecessor outside the U.S., Canada, the UK, Hong Kong, Spain and Australia. Those operations, the majority of which generated losses and negative cash flows, were either liquidated in Consolidated Old Teleglobe's bankruptcy proceedings or disposed of by Consolidated Old Teleglobe.

Elimination of Enterprise/Internet Data Center Operations

        The Predecessor Financial Statements reflect significant operating losses attributable to excess capacity of co-location facilities and network lease and maintenance costs. The assets supplying such excess capacity were not included in the Acquired Businesses and, as a result, the Successor Financial Statements reflect a significant reduction in operating and maintenance costs.

Headcount Reductions

        The Predecessor operated:

  •
  until September 2001 with approximately 2,200 employees;

  •
  from September 2001 through May 2002 with approximately 1,800 employees; and

  •
  from May 2002 through November 2002 with an average of approximately 800 employees.

        All of the costs related to such employees are included in the Predecessor Financial Statements as selling, general and administrative costs. The costs related to the approximately 800 employees of the Predecessor are included in the Predecessor Financial Statements through May 30, 2003. Approximately 150 of such employees remained with the Predecessor upon the acquisition of the Acquired Businesses because they were involved solely with the residual operations of the Predecessor. Prior to the acquisition of ITXC, the Successor operated the Acquired Businesses with only 650 employees. With the ITXC acquisition, the Company now has approximately 800 employees.

Network Efficiency

        The bankruptcy process and, in particular, the day-to-day management of the Acquired Businesses by members of our current senior management under the Interim Management Agreement during the period beginning December 1, 2002 through May 30, 2003, permitted us to conduct a thorough review of profitability and utilization of our network on a circuit-by-circuit basis, as well as an evaluation of network resiliency and redundancy and costs relative to competitive benchmarks. Two key actions were undertaken as a result of this process:

  •
  cancellation of unneeded capacity; and

  •
  renegotiation of long-term agreements to lower certain operational and leased circuit costs to current market prices, which generally are much lower than previous commitment levels.

        These actions have resulted in an over $20.0 million per year reduction in network expenses associated with the operation of indefeasible rights-of-use, or IRU, agreements, maintenance and restoration costs and leased capacity in the periods reflected in the Successor Financial Statements.

Predecessor

        The Predecessor's businesses consisted of the voice, data and mobile global roaming and signaling businesses, the same lines of businesses as the Successor. The Predecessor's businesses included:

  •
  operations in 47 countries around the world through interconnection points and sales offices;

  •
  Internet Data Centers used for hosting content and service providers; and

  •
  minority ownership interests in Intelsat, a satellite services provider, and in other companies.

        Of the businesses included in the Predecessor Financial Statements, we did not acquire the operations of the Internet Data Centers, any of the voice, data and mobile roaming operations outside of the U.S., Canada, the UK, Australia, Hong Kong and Spain or any of the minority equity investments in other companies, including Intelsat. We refer to the businesses that we acquired as the "Acquired Businesses."

        On September 18, 2002, Consolidated Old Teleglobe entered into a purchase agreement with TLGB, an affiliate of Cerberus. On December 1, 2002, following approval of the purchase by the

Ontario Superior Court of Justice and the U.S. Bankruptcy Court, Consolidated Old Teleglobe entered into the Interim Management Agreement with TLGB. Under the terms of the Interim Management Agreement, TLGB assumed day-to-day management responsibility for the operations of the Acquired Businesses on December 1, 2002, which continued to operate under bankruptcy protection as described above, pending receipt of regulatory and other approvals.

        TLGB designated Teleglobe Bermuda and its subsidiaries as its designated affiliates pursuant to the purchase agreement to consummate the acquisition of the Acquired Businesses. On May 30, 2003, the purchase of the Acquired Businesses by TLGB was completed for a total purchase price of $125.0 million plus assumed liabilities and acquisition costs. For reporting purposes, Teleglobe is using May 31, 2003 as the Successor's opening balance sheet date.

Business Combinations

        We consummated the acquisition of ITXC on May 31, 2004. This transaction was accounted for under purchase accounting and the purchase price was allocated to the acquired assets and liabilities based on the estimated fair values determined using management's best estimates and independent valuations as at acquisition date. The allocation of the purchase price was finalized during the first quarter of 2005 without change to the amounts reported in the Company's annual Consolidated Financial Statements on Form 10-K for the year ended December 31, 2004. See Note 3 of the 2004 annual Consolidated Financial Statements on Form 10-K for further information regarding the ITXC acquisition.

Overview

        We are a global telecommunications company providing a range of international and domestic telecommunications services on a wholesale basis. We categorize our products and services into three primary groups: voice, data and value-added services. The following table summarizes our key service offerings:

  Voice—Transport Services

    Virtual Transit

  Data—Transport Services

    IP Transit (Local and International Internet Access)

    DVB/IP Satellite Access

    International Private Leased Circuits

    Hard Patched Transit

    Broadcast

    Indefeasible Rights of Use

    Ethernet over MPLS

  Value-Added Services

    Mobile Global Roaming and Signaling

    Managed Roaming

    SCCP (Signaling Transport)

    International Toll-Free

    Inbound collect

Revenue Drivers

        Our revenues are impacted by the following factors:

  •
  with respect to our voice transport revenues, complete dependence upon voice traffic volume;

  •
  with respect to our data transport revenues in the six months ended June 30, 2005, approximately 18% of data transport revenue is dependent on data traffic volume with the remainder of such revenues subject to fixed pricing arrangements;

  •
  the rate and terms of contractual renewals;

  •
  our ability to satisfy or exceed service level agreements in customer contracts;

  •
  the rate of usage of our global roaming, ITFS (international toll free services) and inbound collect services;

  •
  pricing pressures resulting from competitive market conditions; and

  •
  the commercial provisions of the Bell Agreement.

Primary Expense Drivers

        Our primary expenses are comprised of telecommunication and network expenses, selling, general and administrative expenses, ITXC acquisition expenditures and benefits and depreciation/amortization expenses.

Telecommunications and Network Expenses

        Variations in telecommunications and network expenses are primarily due to:

  •
  volume of voice, data and global roaming traffic;

  •
  reduction in network costs resulting from competitive market conditions;

  •
  additions or cancellations of customers and associated local access costs of interconnection circuits;

  •
  choice of equipment suppliers and terms of agreement with vendors;

  •
  network redesign and efficiency planning conducted in order to maximize profitability and optimize quality of service; and

  •
  expansion or reduction of POPs for interconnection with customers and suppliers.

Selling, General and Administrative Expenses

        Variations in selling, general and administrative expenses are primarily due to:

  •
  variations in headcount;

  •
  increases in average wages and inflation;

  •
  changes in the number of POPs;

  •
  use of professional services; and

  •
  fluctuations in the U.S. dollar-Canadian dollar exchange rate.

ITXC Integration Plan

        The following is an update on the Company's ITXC integration plan:

        The Company's ITXC acquisition integration plan to achieve annual post-acquisition benefits of approximately $25 to $30 million continued to progress in the second quarter of 2005. The integration plan centered around facility and headcount reductions, termination cost savings and consolidation of the Teleglobe and ITXC networks resulting in reduced capital expenditures. The original completion date was set for the first quarter of 2005, however there was a delay of one quarter from the original plan exclusively related to planned integration of routing capabilities. As of June 30, 2005, the Company estimates that $22.5 million of the annualized post-acquisition benefits have been realized, with the remaining benefits from unified routing expected to be realized over the next two quarters. Prior to the acquisition of ITXC by the Company, ITXC stand alone reported a negative EBITDA of $27.8 million, including unusual charges of $7.3 million, for its 12 months ended December 31, 2003. Integration costs, including consultant fees, severances and retention bonuses and other costs directly related to the integration of ITXC, of approximately $1.3 million are included in the consolidated results of operations for the six months ended June 30, 2005.

  ITXC access to Teleglobe IP network and Teleglobe connectivity:

        The combination of Teleglobe and ITXC provided opportunities to lower the operating expenses of our network, resulting in a decrease in network expenses. IP access charges is a significant example. ITXC, on a stand-alone basis, purchased IP access services from Teleglobe as well as other competitive wholesale IP service carriers. We have cancelled many of these third-party services, replacing access via Teleglobe's network. The marginal cost of doing so is very low, yielding operating expense reductions.

        We have also realized network savings in the short-term by migrating some common customers from two interconnects to one, improving utilization rates. This provides us growth capacity with lower investment requirements for a period of time. In the longer term we anticipate benefits from network growth via VoIP, an inherently more cost effective medium than TDM. To date, the Company has achieved its integration goal related to network consolidation. The benefits of our completed network consolidation is reflected in our network expenses.

  Facilities and headcount reductions:

        To date, the Company has achieved its integration goal related to closures of overlapping facilities. Further savings may be achieved from the sublet of excess floor space. Our consolidated results of operations for the six months ended June 30, 2005 have not been significantly impacted by savings from headcount reductions mainly because such results include retention bonuses earned in the period. However, selling, general and administrative expense, or SG&A, for the third quarter of 2005 and onwards is expected to reflect net benefits from these reductions.

  Termination cost savings:

        In the future, due to the nature of the international wholesale voice industry, the increase in volume from the acquisition of ITXC will result in termination cost savings for the combined company with other carriers. The integration of the combined company least cost routing capabilities will allow the combined company to route traffic using the lowest cost available in any of the combined company's routes. While our benefits to date are limited, we anticipate the synergies to occur in the future now that we have completed the unification of routing.

Cash Flow Generation

        We generate cash through two settlement processes: net settlement and traditional settlement. If industry practices regarding net settlement were to change, our cash flow could be adversely affected.

  Net Settlement

        Because a significant portion of our business is conducted through bilateral arrangements, we generate a substantial amount of our cash flow by periodic "netting" or "settlement." The fees payable to each party are declared, typically monthly or quarterly, and we either make payments to or receive payments from correspondent carriers based on the net volume and rate of inbound and outbound traffic. Fees are typically settled on a monthly or quarterly basis, but may also be settled biannually or annually. Due to these extended settlement periods, there can be material variations in quarterly cash flows.

  Traditional Settlement

        We also employ what we consider a more traditional settlement process under which customers are bound by industry standard contracts with terms of generally net 30 days.

        In the year ended December 31, 2004, approximately 66% and 34% of our revenue was generated through net settlement and traditional settlement, respectively.

Critical Trends; Performance Drivers

Price Erosion

        Throughout the late 1990's, the number of companies deploying and managing international fiber optic networks for the provision of voice and data transport services increased dramatically, fueled by expectations for substantial increases in demand as well as investor optimism. The resulting oversupply, coupled with competition among suppliers, has resulted in transport and capacity prices plummeting. Although the price for data transport is highly variable as a function of geography and transport system, according to industry sources the price for data transport has declined due to overcapacity and intense competition. Our average revenue per minute, or ARPM, for international voice traffic has decreased significantly per year since the beginning of 2000, as price erosion has been offset to some extent by favorable product mix. We continued to experience price erosion throughout 2004 and for the six months ended June 30, 2005 and anticipate this trend to continue.

Cost Deflation

        The same factors contributing to price erosion, namely oversupply and competition among suppliers, as well as enhancements to network technology, have caused significant price deflation for voice termination and interconnection circuits. As a result, we expect to benefit from ongoing reductions in telecommunications and network expenses.

Migration to VoIP

        As a result of increased reliability and efficiency of VoIP technology, voice traffic using the technology has increased substantially since 2001. We believe that the addition of ITXC's proprietary technology will permit the Company to maintain quality and reliability while benefiting from the cost advantages of VoIP transport.

Bell Canada Revenue Trends

        The Bell Agreement was amended on June 12, 2003 to extend the agreement and Bell Canada's minimum purchase commitment for two additional years, from January 1, 2006 to December 31, 2007. In exchange for Bell Canada's agreement to eliminate the requirement that Teleglobe purchase telecommunications services for delivery in Canada exclusively from Bell Canada, Teleglobe agreed to eliminate the requirement that Bell Canada purchase certain telecommunications services for delivery outside of Canada exclusively from Teleglobe (i.e., IP transit, IPL and international voice), thereby permitting Teleglobe to enter into its agreements with other major Canadian telecommunications carriers such as Telus. The amendment also reduced annually, in each of the years 2004 through 2007, by specified amounts, the percentage of the traffic that each party is committed to purchase from the other. In addition, the pre-existing requirement to provide Bell Canada with at least as favorable pricing available to any customer receiving similar services, known as a most favored service purchaser clause, was maintained. As a result of these provisions and the overall trend in the international telecommunications industry toward continual price declines, revenues generated by Bell Canada have been and are expected to continue to decline over time. While Teleglobe's revenues generated from Bell Canada are expected to continue to decline as a result of the amended agreement, access to the Canadian market has resulted in increased volumes from other major telecommunication companies in that market.

Critical Accounting Policies and Estimates

        The discussion and analysis of Teleglobe's financial condition and results of operations are based upon the Consolidated Financial Statements and Combined Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to bad debts, investments, intangible assets, restructuring and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        The Company believes the following critical accounting policies apply to and affect significant judgments and estimates used in the preparation of its Consolidated and Combined Financial Statements

        Allowance for Doubtful Accounts.    The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The Company estimates the amount of the allowance for doubtful accounts required to reduce accounts receivable to expected net realized value by reviewing the status of significant past-due receivables and analyzing historical bad debt trends and industry and customer specific conditions.

        Revenue Recognition.    There are limited estimates required in connection with recognition of revenue because voice and data traffic are measured in automated switches and routers, and contractual rates for traffic are used to bill or declare revenue on a monthly basis. However, for certain voice contracts, historical traffic may be retroactively re-rated within a contract period. This traffic re-rating is calculated and recognized immediately in the month the new contractual rate is established.

        Although relatively infrequent, there can be material disputes with customers over volume or traffic recognized on our customers' switches. Our practice is to maintain recorded revenue based on our traffic data until the merits of a dispute are identified.

        Telecommunications Expense.    Recognition of voice termination expense for basic termination agreements is similar to revenue recognition and requires minimal estimation. However, material estimates are currently required for our more complex longer-term enhanced bilateral agreements, or EBAs. For these contracts, which have an average term of approximately five months, a termination rate is estimated at the beginning of the contract based on anticipated net inbound/outbound traffic and surcharges. Our current practice is to reconcile actual net traffic and surcharges after the contract terminates, which can result in material periodic adjustments.

        Network Expenses.    Maintenance and restoration expenses for undersea cables vary from period to period based on cable reliability and lit capacity within a sub-sea region. We accrue for these expenses using estimates of costs based on historical trends. On occasion, unanticipated events may require a material adjustment during a reporting period. Additionally, because of the complexity of industry practices for provisioning and disconnecting access circuits, disputes regarding termination timing and associated charges can occur. From time to time, we have experienced material adjustments during a reporting period from resolution of these disputes.

        Valuation of Goodwill and Other Intangible.    We have made acquisitions in the past two years that included the recognition of a significant amount of goodwill and other intangible assets. Commencing

January 1, 2002, goodwill is no longer amortized, but instead is assessed for impairment annually or more frequently as triggering events occur that indicate a decline in fair value below that of its carrying value. In making these assessments, we rely on a number of factors including operating results, business plans, economic projections, anticipated future cash flows and market comparable data. There are inherent uncertainties related to these factors and our judgment, including the risk that the carrying value of our goodwill may be overstated or understated.

        Income Taxes.    Assessment of the appropriate amount and classification of income taxes is dependent on several factors, including estimates of the timing and probability of realization of deferred income taxes and the timing of income tax payments. Deferred income taxes are provided for the effect of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes. We measure deferred tax assets and liabilities using enacted tax rates that, if changed, would result in either an increase or decrease in the provision for income taxes in the period of change. A valuation allowance is recorded when it is more likely than not that a deferred tax asset will not be realized. In assessing the likelihood of realization, management considers estimates of future taxable income, the character of income needed to realize future tax benefits, and all available evidence. Actual income taxes could vary from estimated amounts due to the future impacts of various items, including changes in income tax laws, our financial condition and results of operations in future periods, as well as final review of our tax returns by taxing authorities, which, as a matter of course, are regularly audited by federal, state and foreign tax authorities.

Recently Issued Accounting Standards

        In January 2003, the Financial Accounting Standards Board, or the FASB, issued FASB Interpretation No. 46, or FIN 46, Consolidation of Variable Interest Entities, an interpretation of ARB NO. 51, which addresses consolidation by business enterprises of variable interest entities, or VIEs, either: (1) that do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) in which the equity investors lack an essential characteristic of a controlling financial interest. In December 2003, the FASB completed deliberations of proposed modifications to FIN 46 (Revised Interpretations) resulting in multiple effective dates based on the nature as well as the creation date of the VIE. VIEs created after January 31, 2003, but prior to January 1, 2004, may be accounted for either based on the original interpretation or the Revised Interpretations. However, the Revised Interpretations must be applied no later than the first quarter of fiscal year 2004. VIEs created after January 1, 2004 must be accounted for under the Revised Interpretations. The Company's adoption of this standard did not result in a material impact on its Consolidated Financial Statements.

        In December 2004, the FASB issued SFAS 153, Exchanges of Nonmonetary Assets, an amendment of APB No. 29, Accounting for Nonmonetary Transactions. SFAS 153 requires exchanges of productive assets to be accounted for at fair value, rather than at carryover basis, unless (1) neither the asset received nor the asset surrendered has a fair value that is determinable within reasonable limits or (2) the transactions lack commercial substance. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company's adoption of this standard did not have any impact on its Consolidated Financial Statements.

        In December 2004, the FASB released its final revised standard, SFAS No. 123R, Share-Based Payment. SFAS 123R requires that a public entity measure the cost of equity based service awards based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award or the vesting period. A public entity will initially measure the cost of liability based service awards based on its current fair value; the fair value of that award will be remeasured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation cost over that period. Adoption of SFAS 123R is required for fiscal periods beginning after June 15, 2005. The Company is evaluating SFAS 123R and believes the impact on the Consolidated Financial Statements should be consistent with the FAS 123 pro forma disclosure contained in Note 17 of the annual Consolidated Financial Statements.

        In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections. SFAS 154 eliminates the requirement in APB Opinion No. 20, Accounting Changes, to include the cumulative effect of changes in accounting principle in the income statement in the period of change. Instead, to enhance the comparability of prior period financial statements, SFAS 154 requires that changes in accounting principle be retrospectively applied. Under the retrospective application, the new accounting principle is applied as of the beginning of the first period presented as if that principle had always been used. Adoption of SFAS 154 is required for accounting changes and corrections of errors made in the fiscal year beginning after December 15, 2005. The Company will adopt this new accounting standard on January 1, 2006.

Results of Operations—Comparison of the Three and Six Months Ended June 30, 2005 and 2004

        Set forth below is a description of the results of operations for the three and six months ended June 30, 2005 and June 30, 2004. The results of ITXC are included in the consolidated results of operations from June 1, 2004. Thus, the results of ITXC are included in the six months ended June 30, 2005 and from June 1, 2004 in the three and six months ended June 30, 2004.

Revenues

        The following table presents revenues derived from each product group and other relevant revenue-related information for the periods indicated. The results of ITXC are included from June 1, 2004.

	Three Months Ended June 30, 2005	Three Months Ended June 30, 2004	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues per line of business (in millions of U.S. dollars)
Voice—transport	$190	$183	$396	$349
Data—transport	25	26	51	54
Value-added services	24	22	47	42

Total	$239	$231	$494	$445

Total revenues excluding Bell Canada(1) revenues	$215	$211	$443	$403

Minutes of traffic (in millions)
Voice—transport	3,328	2,444	6,760	4,536
Other	70	53	134	102

Total	3,398	2,497	6,894	4,638

Average voice revenue per minute	$0.057	$0.075	$0.059	$0.077
Percentage of revenues from Bell Canada(1)	10.1%	8.6%	10.4%	9.5%
Number of customers at period-end	1,487	1,328	1,487	1,328
Geographic distribution of revenues
Asia	7%	9%	7%	9%
Canada	15%	11%	15%	12%
Europe	32%	28%	33%	29%
USA	31%	35%	31%	34%
Latin America	4%	4%	4%	5%
Other	11%	13%	10%	11%

Total	100%	100%	100%	100%

(1)
Bell Canada is Canada's largest telecommunications company.

        Total revenues, excluding revenues from Bell Canada, increased by $4.2 million or 2.0% in the current quarter as compared to the same prior year period, and by $40.2 million or 10.0% in the year-to-date period ended June 30, 2005 as compared to the same period in 2004. The increase in revenues, excluding the Bell Canada revenue, mainly results from the inclusion of ITXC revenue from June 1, 2004. Revenues from Bell Canada increased by $4.4 million or 22.0% in the quarter ended June 30, 2005 as compared to the quarter ended June 30, 2004 and by $9.1 million or 21.4% in the six months ended June 30, 2005 as compared to the same period in 2004. The increase is mainly due to abnormally low volume with Bell Canada in both comparative periods of 2004. The number of customers in the current quarter-end represents an increase of 159, including customers obtained through the acquisition of ITXC, as compared to June 30, 2004.

        Revenue generated from voice transport services increased by approximately $7.4 million or 4.0% in the current quarter as compared to the same prior year period. For the six months ended June 30, 2005, revenue generated from voice transport increased by $47.7 million or 13.7% as compared to the same prior year period. The increase is mainly explained by the inclusion of ITXC revenue from

June 1, 2004 and from an increase in minutes of traffic carried in both comparable periods. Minutes of traffic carried in the current quarter versus the same quarter in 2004 increased by 36.2% and increased by 49.1% for the six months ended June 30, 2005 as compared to the same period in 2004. The increase is mainly due to the inclusion of ITXC related minutes from June 1, 2004 while excluding such volume for the first five months of 2004. The increase in revenue was offset by the effect of current competitive pricing trends in the telecommunication industry.

        During the quarter and the six months ended June 30, 2005, the average voice revenue per minute was approximately $0.057 and $0.059 as compared with $0.075 and $0.077 per minute during the quarter and the six months ended June 30, 2004, respectively. The decrease in average revenue per minutes was primarily attributable to changes in our route destination mix and to an overall decline in rates experienced in the telecommunication industry.

        In the second quarter of 2005, voice transport revenue includes the impact of major favorable settlement agreements with certain carriers for approximately $1.5 million. In addition, the second quarter of 2005 voice transport revenue includes an amount of $1.2 million resulting from a non-recurring favorable settlement of a dispute with a customer.

        Data service revenue in the second quarter of 2005 was lower by approximately $1.2 million or 4.6% as compared to the second quarter of 2004. Data service revenue decreased by $3.4 million or 6.3% for the six months ended June 30, 2005 as compared to the same period in 2004. The Company experienced growth in new customers and in traffic volume in the three and six months ended June 30, 2005, however, these benefits were offset by price erosion. In addition, data service revenue includes the impact of a major favorable settlement agreement with a carrier for approximately $0.3 million in the three and six months ended June 30, 2005.

        Revenue generated from value-added services increased by $2.4 million or 10.9% in the current quarter compared to the same quarter of 2004 and by $5.0 million or 11.9% for the year-to-date period ended June 30, 2005 as compared to the same period in 2004. The Company experienced increases in signaling services and a volume increase in our international toll free service in both periods as compared to the same periods in 2004.

Operating Expenses

        The following table outlines operating costs as a percentage of revenue for the periods indicated. The results of ITXC are included from June 1, 2004.

	Three Months Ended June 30, 2005	Three Months Ended June 30, 2004	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Total operating revenues	100.0%	100.0%	100.0%	100.0%
Operating expenses
Telecommunication	70.9%	73.4%	72.6%	72.7%
Network, exclusive of depreciation and amortization (shown below)	9.5%	10.4%	9.2%	10.7%
Selling, general and administrative exclusive of bad debt expense (recovery), stock based compensation expense, depreciation, amortization and restructuring charges (shown below)	15.7%	14.0%	15.2%	13.0%
Stock based compensation expense	0.0%	0.0%	0.0%	0.0%
Bad debt expense (recovery)	0.9%	0.2%	(0.1)%	(0.1)%
Depreciation	2.4%	2.2%	2.4%	2.1%
Amortization of intangible assets	1.1%	0.9%	1.0%	0.7%
Restructuring charges	—%	—%	—%	0.2%
Foreign exchange loss (gain)	0.7%	(0.1)%	0.7%	0.1%

Total operating expenses as a percentage of revenues	101.2%	101.0%	101.0%	99.4%

Telecommunication expense

        Telecommunication expense during the three and six months ended June 30, 2005 increased by approximately $0.2 million or 0.1% and by $35.5 million or 11%, respectively, as compared to the same periods in 2004. This is primarily explained by the inclusion of ITXC's results from June 1, 2004. The increase was partially offset by lower voice termination costs reflecting benefits from price deflation. In addition, the second quarter of 2005 and the year-to-date results include favorable settlements with certain carriers for approximately $2.7 million and $5.7 million, respectively. As a percentage of revenue, telecommunication expense decreased for the three and six months ended June 30, 2005 as compared to prior year periods mainly due to a favorable mix of voice transport destinations with lower average margin per minute and the unification of networks with ITXC.

Network expense

        Network expense decreased by approximately $1.3 million or 5.6% in the second quarter of 2005 compared to the second quarter of 2004. For the six months ended June 30, 2005, network expense decreased by $2.3 million or 4.8% from the comparable period in 2004. The decrease is mainly due to the ongoing contract renegotiations with our suppliers and cancellations of unprofitable circuits and by the impact of a major favorable settlement agreement with a carrier for approximately $0.9 million. The decrease was partially offset by the inclusion of ITXC's network expenses from June 1, 2004.

        Network expense as a percentage of revenue decreased in the current quarter and in the year-to-date period as compared to prior year periods. The percentage decrease is a function of the decrease in network expenses while revenues increased for the same comparative periods.

Selling, general and administrative expenses

        SG&A expense has increased by approximately $5.2 million or 16.0% in the second quarter of 2005 compared to the same quarter of 2004. For the six months ended June 30, 2005, SG&A expenses increased by $17.5 million or 30.2% compared to the same period in 2004. The increases are mainly due to the inclusion of ITXC's SG&A expense from June 1, 2004. Furthermore, SG&A expense was adversely affected by the decline in value of the U.S. dollar as compared to the Canadian dollar from the 2004 periods compared to the 2005 periods, resulting in an increase in our SG&A expenses. The three and six months ended June 30, 2005 include $1.1 million of professional fees incurred in connection with the amalgamation agreement and the auction process. In addition, the six months ended June 30, 2005 include $1.3 million of ITXC integration costs and also include professional fees incurred in connection with the Foreign Corrupt Practices Act investigation in the amount of $0.7 million. The integration of ITXC's general and administrative functions is completed and is expected to provide synergies resulting in a decreased cost base. See update on ITXC integration in "ITXC Integration Plan" in the Overview section.

Bad debt recovery

        Bad debt recovery for the six months ended June 30, 2005 amounted to $0.6 million versus a similar amount for the corresponding period of 2004. During the first six months of 2004, the Company's collection efforts resulted in the collection of accounts, which were previously identified as doubtful accounts. Since then, the Company has gained insight in the collectibility of accounts and implemented more stringent credit review practices. The recovery in the first six months of 2005 reflects the revision of certain estimates resulting in a reduction in the allowance for doubtful accounts of approximately $0.8 million. This amount, which does not represent the collected proceeds from previously identified doubtful accounts, increased operating income in the six months ended June 30, 2005.

Depreciation

        Depreciation expense increased by $0.7 million or 12.8% in the second quarter versus the comparable quarter in 2004 mainly due to the inclusion of ITXC's depreciation from June 1, 2004. Similarly, for the six months ended June 30, 2005, depreciation expense increased by $2.8 million or 30.0% compared to the same period in 2004.

Amortization of intangible assets

        Amortization of intangible assets expense in the second quarter increased by $0.7 million or approximately by 35.1% from the same quarter in 2004. For the six months ended June 30, 2005, amortization expense increased by $1.7 million or 51.7% as compared to the six months ended June 30, 2004. The increase is mostly due to intangible assets recorded in connection with the acquisition of ITXC.

Restructuring charges

        During the six months ended June 30, 2004, the Company reduced its workforce by 15 people and, as a consequence, incurred restructuring costs in the amount of $893,000. See Note 12 to the unaudited interim Consolidated Financial Statements included herein for more details.

        The retention bonuses that are being paid to ITXC employees upon their departure are being amortized over such employees' respective agreed-upon service periods and are included in SG&A expenses. See Note 8 to the unaudited interim Consolidated Financial Statements included herein for more details.

Foreign exchange loss

        The foreign exchange loss of $1.6 million for the three months ended June 30, 2005 and $3.5 million for the six months ended June 30, 2005 compared to a foreign exchange gain of $0.2 million and a foreign exchange loss of $0.3 million for the three and six months ended June 30, 2004, respectively, are explained by the effect of fluctuations in the Euro, Canadian dollar, British Pound and other currencies versus the U.S. dollar on certain assets and liabilities of the Company. The Company's reporting currency is the U.S. dollar, however, the Company transacts business in several different currencies.

Other expenses

Interest expense

        Interest expense, net of interest income, for the second quarter of 2005 decreased by $1.7 million or 45.0% as compared to the second quarter of 2004 and for the six months ended June 30, 2005, interest expense, net of interest income, decreased by $0.2 million as compared to the six months ended June 30, 2004. The decrease is mainly due to a reduction of the accretion related to the Comfone liability. During the three months ended June 30, 2005, a recovery of interest expense of $0.5 million was recorded to reflect the final negotiated agreement with Comfone.

Income taxes

        Income tax recovery in the three and six months ended June 30, 2005 amounted to $0.3 million and $0.6 million, respectively, and consists of $0.2 million and $0.3 million, respectively, of current income tax expense, due to U.S. state taxes and current income tax for a few foreign entities, offset by deferred income tax recoveries of $0.5 million and $0.9 million, respectively, due mostly to a reduction in deferred tax liabilities caused by unrealized foreign exchange losses incurred by a Luxembourg entity for the three and six months ended June 30, 2005.

        Income tax recovery for the six-month period ended June 30, 2004 of $2.2 million consisted of current income taxes of $1.8 million due mostly to a recorded taxes receivable related to the carry back of losses, plus $0.4 million of deferred tax recoveries.

Results of Operations—Comparison of the Years Ended December 31, 2004 and December 31, 2003

        Set forth below is a description of the results of operations derived from the Successor financial statements for the year ended December 31, 2004 and the seven months ended December 31, 2003. These results include only the results of operations arising from the purchase of certain businesses from Consolidated Old Teleglobe. The discussion below sets forth the results of operations derived from the Predecessor financial statements for the five months ended May 30, 2003 consisting of all businesses owned by Consolidated Old Teleglobe. For purpose of comparing periods, the results for the seven months ended December 31, 2003 of the Successor have been grouped with the Predecessor financial statements for the five months ended May 30, 2003 by mathematically adding the relevant periods without making any adjustments. The results of operations for the year ended December 31, 2003 would have been different if the entire periods were part of the Successor. The results of ITXC are included in the consolidated results of operations from June 1, 2004.

Revenues

        The following table presents revenues derived from each product group and other relevant revenue-related information for the periods indicated. For geographical reporting, revenues are attributed to the geographic location in which the customer is located. The results of ITXC are included from June 1, 2004.

	Year Ended December 31, 2004	Year Ended December 31, 2003
	(Successor)	(2)
	(Unaudited)
Revenues per line of business (in millions of U.S. dollars)
Voice—transport	$803	$646
Data—transport	107	125
Value—added services	92	87

Total	$1,002	$858
Total revenues excluding Bell Canada(1) revenues	$900	$682
Minutes of traffic (in millions)
Voice—transport	11,368	7,522
Other	226	220

Total	11,594	7,742
Average voice revenue per minute	$0.071	$0.086
Percentage of revenues from Bell Canada(1)	10.2%	20.5%
Number of customers at period-end	1,409	1,137
Geographic distribution of revenues
Asia	9%	10%
Canada	14%	22%
Europe	30%	25%
USA	32%	32%
Latin America	4%	4%
Other	11%	7%

Total	100%	100%

(1)
Bell Canada is Canada's largest telecommunications company.

(2)
For purpose of comparing periods, the results for the seven months ended December 31, 2003 of the Successor have been grouped with the Predecessor financial statements for the five months ended May 30, 2003 by mathematically adding the relevant periods without making any adjustments. The results of operations for the year ended December 31, 2003 would have been different if the entire periods were part of the Successor.

        Predecessor revenue includes portions of the Predecessor business not acquired by Successor and may not be directly comparable. Total revenues, excluding revenues from Bell Canada, increased by $217.7 million or 31.9% to $899.6 million in the year ended December 31, 2004 as compared to $681.9 million for the year ended December 31, 2003. The revenues generated from Bell Canada decreased due to the renegotiated volume and pricing arrangements as discussed in "Critical Trends; Performance Drivers" section above. The increase in revenues, excluding the Bell Canada revenue, mainly results from the inclusion of ITXC revenue from June 1, 2004. The number of customers as of December 31, 2004 represents an increase of 272 including customers obtained through the acquisition of ITXC, as compared to the comparable date in 2003.

        Revenue generated from voice transport services increased by approximately $157.1 million or 24.3% to $803.1 million during the year ended December 31, 2004 from $646.0 million for the year ended December 31, 2003. The increase is mainly due to the inclusion of ITXC revenue from June 1, 2004 and from an increase in minutes of traffic carried. Minutes of traffic carried increased mainly due to a network expansion in Europe and additional market penetration in the U.S. with the signing of new contracts and customers. Total minutes of traffic carried in the year ended December 31, 2004 versus the year ended December 31, 2003 increased by 49.8%. The increase is mainly due to the inclusion of ITXC related minutes from June 1, 2004 while excluding such amounts in 2003. The increase in revenue was partially offset by the current competitive pricing trends in the telecommunication industry and a scheduled decrease in volume and price adjustment under the Bell Agreement. Although Teleglobe's revenues generated from Bell Canada are expected to continue to decline as a result of the amended agreement, access to the Canadian market has resulted in increased volumes from other major telecommunication companies in that market.

        During the year ended December 31, 2004, the average voice revenue per minute was approximately $0.071 per minute, as compared with $0.086 per minute during the year ended December 31, 2003. The decrease in average revenue per minute is primarily attributable to changes in our route destination mix, repricing of Bell Canada services and to an overall decline in rates experienced in telecommunications over the past year.

        Data service revenue decreased to $107.1 million in the year ended December 31, 2004 from $125.2 million in the year ended December 31, 2003. This amounts to a decrease of approximately $18.1 million or 14.4% on a yearly basis. The decline is in large part a result of cancellation of customer contracts in mid-2003 due to uncertainty with Consolidated Old Teleglobe's asset sale as well as the repricing of contracts upon renewal as a result of ongoing price competition. These declines were partially offset by increased traffic volumes billed to retained customers and new customers. During Consolidated Old Teleglobe's bankruptcy, the Predecessor experienced difficulty in signing up new data customers, which led to a decline in data revenues as existing contracts terminated during the five months ended May 30, 2003.

        Revenue generated from value added services increased by $5.4 million or 6.2% to $92.0 million for the year ended December 31, 2004 from $86.6 million for the comparable period of 2003. We experienced increases in signaling services in the current periods, offset by a volume decline in other value added services primarily from operations that were eliminated during the restructuring of the Predecessor and by price erosion resulting from competition by new entrants into the mobile global roaming and signaling services market.

Operating Expenses

        The following table outlines operating costs as a percentage of revenue for the periods indicated. The results of ITXC are included from June 1, 2004.

	Year Ended December 31, 2004	Year Ended December 31, 2003
	(Successor)	(1)
	Unaudited
Total operating revenues	100.0%	100.0%
Operating expenses
Telecommunication	74.2%	69.4%
Network, exclusive of depreciation and amortization (shown below)	9.5%	13.8%
Selling, general and administrative exclusive of bad debt expense, stock based compensation expense, professional fees incurred in connection with the carve-out financial statements, depreciation, amortization and restructuring charges (shown below)	13.7%	11.5%
Stock based compensation expense	—	0.9%
Professional fees incurred in connection with the carve-out financial statements	—	0.4%
Bad debt expense	0.1%	0.5%
Foreign exchange gain	(0.3)%	(0.6)%
Restructuring charges	0.1%	—
Amortization of intangible assets	0.6%	0.1%
Depreciation	2.6%	2.9%

Total operating expenses as a percentage of revenues	100.5%	98.9%

(1)
For purpose of comparing periods, the results for the seven months ended December 31, 2003 of the Successor have been grouped with the Predecessor financial statements for the five months ended May 30, 2003 by mathematically adding the relevant periods without making any adjustments. The results of operations for the year ended December 31, 2003 would have been different if the entire periods were part of the Successor.

Telecommunication expense

        Telecommunication expense during the year ended December 31, 2004 increased by approximately $148.4 million or 24.9% to $744.0 million from $595.6 million for the same period in 2003 primarily as a result of the increase in revenues due to the inclusion of ITXC's results from June 1, 2004. The increase was partially offset by the termination of our Joint Venture Agreement with Comfone and lower voice termination costs reflecting benefits from price deflation. At the time of the acquisition of the Acquired Businesses, management had decided to terminate the Comfone Joint Venture Agreement and recorded its best estimate of the fair value of the termination payment as an unfavorable contract in the purchase price allocation. Accretion of the liability to reflect the amounts payable are recorded as interest expense. As a percentage of revenue, telecommunication expense increased during the year ended December 31, 2004 as compared to the prior year periods mainly due to an unfavorable mix of voice transport destinations with lower average margin per minute.

Network expense

        Network expense decreased by approximately $23.2 million or 19.6% to $94.8 million in the year ended December 31, 2004 from $118.0 million for the comparable period in 2003. The decrease is mainly due to the cancellation of access circuits in 2003 no longer required in 2004 as a result of the terminated contracts and the rejection of network contracts determined to be unprofitable. Further decreases resulted from ongoing contract renegotiations with our suppliers. The decreases were partially offset by the inclusion of ITXC's network expenses from June 1, 2004.

        Network expense as a percentage of revenue decreased in the year ended December 31, 2004 as compared to the same period in 2003. The percentage decrease is a function of the decrease in expenses while revenues increased for the same comparative periods.

Selling, general and administrative expenses

        Selling, general and administrative (SG&A) expense has increased by approximately $38.2 million or 38.8% to $136.8 million in the year ended December 31, 2004 from $98.6 million for the year ended December 31, 2003. The increase is mainly due to ITXC integration costs of approximately $11.4 million and the inclusion of ITXC's SG&A expense from June 1, 2004. Furthermore, SG&A expense was adversely affected by the decline in value of the U.S. dollar as compared to the Canadian dollar from the 2003 periods to the 2004 periods, resulting in an increase in our Canadian dollar expenses. The 2004 period also includes professional fees incurred in connection with the FCPA investigation in the approximate amount of $2.3 million. The overall increase in SG&A expenses in 2004, is partially offset by the inclusion of costs in the five months ended May 30, 2003 relating to certain operations of the Predecessor that were not acquired by the Successor. See "ITXC Integration Plan" in the Overview section for an update on the ITXC integration.

Stock based compensation expense

        A non-cash charge was recorded in the year ended December 31, 2003 as a result of the purchase of common shares from TLGB by key executives at the price paid for such shares by TLGB as of the closing of the acquisition of the Acquired Businesses. The charge is calculated based on the difference between the purchase price of such shares paid by the key executives and the estimated value of such shares as of the date on which both the key executives were committed to buy the shares and TLGB committed to sell such shares. The change in the value of all of the outstanding common shares in the aggregate was determined to be an increase of $230.0 million from $5.0 million as of May 31, 2003 to $235.0 million as of July 10, 2003. An aggregate amount of 3.25% of common shares was deemed to have been committed to be purchased by the key executives and sold by TLGB as of July 10, 2003 and, as a result, the Company recorded a compensation expense of approximately $7.5 million. The key executives exercised their respective rights to purchase the shares on October 1, 2003.

Professional fees incurred in connection with the carve-out financial statements

        An amount of $3.6 million was recorded in 2003. These costs relate to professional services required to prepare and audit the carve-out financial statements.

Bad debt expense

        Bad debt expense for the year ended December 31, 2004 of $0.7 million decreased by $3.7 million or 84.5% from the year ended December 31, 2003. The bad debt expense of $4.3 million recorded in 2003 reflects the inability of the Predecessor to effectively collect outstanding accounts in its liquidating international entities resulting from Consolidated Old Teleglobe's bankruptcy proceedings.

Foreign exchange (gain) loss

        The foreign exchange gain of $2.6 million for the year ended December 31, 2004 is a function of the effect of fluctuations in the Canadian dollar, Euro, British Pound and other currencies versus U.S. dollar on the assets and liabilities of the Company. The Company's reporting currency is the U.S. dollar, however, the Company transacts business in several different currencies.

        The foreign exchange gain of $5.3 million recorded in 2003 is primarily due to the fluctuations in value of the Canadian dollar and Euro-denominated assets and liabilities.

Restructuring expense

        During the year ended December 31, 2004, the Company reduced its workforce by 15 people. As a consequence, the Company incurred restructuring costs in the amount of $893,000, consisting of severance. There were no restructuring expenses in 2003.

        The retention bonuses payable to ITXC employees upon their departure are being amortized over such employees' respective agreed upon service periods and are included in SG&A expenses. In 2004, the total amount expensed is approximately $1.5 million.

Amortization expense

        Amortization expense in the year ended December 31, 2004 of $6.3 million increased by $5.3 million or approximately 490% from $1.0 million for the same period in 2003. The increase is due to intangible assets recorded in connection with the acquisition of the Acquired Businesses and the acquisition of ITXC. The Predecessor did not have any intangible assets recorded at May 30, 2003.

Depreciation expense

        Depreciation expense increased by $1.0 million or 4.2% to $26.1 million in the year ended December 31, 2004 from $25.1 million for the comparable period in 2003 mainly due to the inclusion of ITXC's depreciation partially offset by the lower carrying value basis in the assets of the Successor resulting from the application of purchase accounting.

Other expenses

Interest expense

        Interest expense in the year ended December 31, 2004 of $19.2 million increased by approximately $18.0 million from $1.2 million for the comparable period in 2003. The increase is mainly due to $12.1 million accretion of the Comfone liability to the amounts expected to be paid. The Joint Venture Agreement, acquired as part of the acquisition of the Predecessor, was terminated January 2004, requiring the Company to pay Comfone its share of any cash derived from the mobile global roaming and signaling business until the end of fiscal 2004. At the time of the acquisition of the Acquired Businesses, management recorded its best estimate of the fair value of the termination payment as an unfavorable contract in the purchase price allocation. The remainder of the increase is mostly due to the interest expense related to the senior notes issued in connection with the ITXC acquisition.

Income taxes

        The tax recovery of $1.7 million for the year ended December 31, 2004 is due to current tax recoveries of $1.9 million partially offset by deferred tax expense of $0.2 million. The current tax recovery of $1.9 million is primarily due to a $1.9 million tax receivable resulting from the carry back of losses incurred by the U.S. entity in the year ended December 31, 2004 which will offset taxable income for the 2003 tax year. The deferred tax expense of $0.2 million is the net result of recording deferred income tax assets due to net operating losses and other temporary differences in recognizing assets and liabilities for financial reporting and tax purposes, offset by a 100% valuation allowance reserve in respect to the deferred income tax assets.

        During the seven months ended December 31, 2003, income tax expense of $3.5 million was recorded. The provision for the seven months ended December 31, 2003 consists of current tax payable of $2.7 million mostly relating to the U.S. operations, plus deferred tax expense of $0.8 million relating to various temporary differences.

        Due to a different corporate tax structure from the Predecessor and the Predecessor's bankruptcy proceedings, no meaningful comparison can be made to the five months ended May 30, 2003.

Results of Operations—Comparison of the Seven Months Ended December 31, 2003 (Successor) and the Five Months Ended May 30, 2003 (Predecessor)

        Set forth below is a description of the results of operations derived from the Successor Financial Statements for the seven months ended December 31, 2003. These results include only the results of operations arising out of the Acquired Businesses after the purchase of the Acquired Businesses. The discussion below sets forth the results of operations derived from the Predecessor Financial Statements for the five months ended May 30, 2003. These results reflect management of the Acquired Businesses by the current senior management of Teleglobe pursuant to the Interim Management Agreement. However, certain operations of the Predecessor included in the Predecessor Financial Statements for such period were not acquired by the Successor and continued to be operated by Consolidated Old Teleglobe and its management after May 30, 2003. For purposes of comparing periods of different length, the information below is presented using monthly average amounts for each of the seven months ended December 31, 2003 and the five months ended May 30, 2003, in each meaningful case derived from the actual aggregate amounts for such period.

	Five Months Ended May 30, 2003 vs. Seven Months Ended December 2003	Five Months Ended May 30, 2003 vs. Seven Months Ended December 2003	May 30, 2003 5 months Predecessor	December 31, 2003 7 months Successor
	Monthly averages variance for the periods ended	Monthly averages dollar variance for the periods ended	Monthly averages for the periods ended
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating revenues
Telecommunication	-1.9%	$(1,372)	$72,274	$70,902
Operating expenses
Telecommunication	-2.2%	(1,119)	50,289	49,170
Network, exclusive of amortization and depreciation (shown below)	-18.4%	(2,032)	11,019	8,987
Selling, general and administrative exclusive of stock-based compensation expense, professional fees incurred in connection with the carve-out financial statements, bad debt expense, amortization and depreciation (shown below)	0.6%	48	8,190	8,238
Stock-based compensation expense	NM	1,068	—	1,068
Professional fees incurred in connection with the carve-out financial statements	NM	517	—	517
Bad debt expense	-86.6%	(633)	731	98
Foreign exchange loss (gain)	NM	2,498	(1,896)	602
Amortization	NM	153	—	153
Depreciation	-52.3%	(1,575)	3,008	1,433

Total operating expenses	-1.5%	(1,075)	71,341	70,266
Interest expense	65.0%	65	100	165
Interest and other income	NM	(77)	—	(77)
Other expense (income)	NM	2	—	2

Total expenses	-1.5%	(1,085)	71,441	70,356

Income (loss) before reorganization items, income taxes	-34.5%	(287)	833	546
Reorganization items, net	NM	(6,831)	6,831	—

Income (loss) before income taxes	NM	6,544	(5,998)	546
Income taxes	NM	499	—	499

Net income (loss)	NM	$6,045	$(5,998)	$47

NM = Percentage variance not meaningful

Operating revenue

        Monthly average operating revenues decreased by $1.4 million, or 1.9%, to approximately $70.9 million for the seven months ended December 31, 2003 from approximately $72.3 million for the five months ending May 30, 2003. This decline was primarily due to a decline in price and rate of renewals in our data services.

        Monthly average revenues for voice transport services increased by $0.6 million, or 1.1%, to $54.0 million for the seven months ended December 31, 2003 from $53.4 million for the five months ended May 30, 2003. Voice minutes increased by approximately 6.2% to 642 million average minutes for the seven months ended December 31, 2003 from a monthly average of 625 million minutes for the five months ended May 30, 2003. Average revenue per minute or ARPM decreased by 0.4 cents, or 5.0%, in the current period as compared to the five months ended May 30, 2003, reflecting a significant decrease in the ARPM received for voice transport services provided to Bell Canada due to a scheduled decline in the contract, partially offset by sales to destinations with a higher ARPM on an overall basis from our other customers.

        Monthly average revenues for data services decreased by $2.7 million, or 22.5%, to $9.3 million for the seven months ended December 31, 2003 from $12.0 million for the five months ended May 30, 2003. These declines were the result of cancellation of customer contracts due to uncertainty with Consolidated Old Teleglobe's asset sale as well as the repricing of contracts upon renewal as a result of ongoing price competition. These declines were partially offset by increased traffic volumes billed to retained customers. During Consolidated Old Teleglobe's bankruptcy, the Predecessor experienced difficulty in signing up new data customers, which led to a decline in data revenues as existing contracts terminated during the five months ended May 30, 2003.

        Monthly average revenues from our value added services increased $0.9 million, or 12.1%, to $7.6 million for the seven months ended December 31, 2003 from $6.8 million for the five months ended May 30, 2003. The increase was primarily due to increased volumes of mobile global roaming and signaling service delivery from increased global traffic during the seven months ended December 31, 2003, as well as the addition of new customers during the seven month period. Volume increases were partially offset by price erosion resulting from competition by new entrants into the mobile global roaming and signaling services market.

Telecommunication expense

        Monthly average telecommunication expense decreased by $1.1 million, or 2.2% to approximately $49.2 million for the seven months ended December 31, 2003 from approximately $50.3 million for the five months ended May 30, 2003 primarily as a result of the termination of our Joint Venture Agreement with Comfone and of lower voice termination costs reflecting benefits from price deflation in the telecommunications industry and our increased focus on cost reductions.

Network expense

        Monthly average network expense decreased by $2.0 million, or 18.4%, to approximately $9.0 million for the seven months ended December 31, 2003 from approximately $11.0 million for the five months ended May 30, 2003, due to the cancellation of access circuits no longer required as a result of the terminated contracts, rejection of contracts determined to be unprofitable as a going concern and price decreases for leased capacity. This decrease was partially offset by increases in total customers for our data business, resulting in increased need for provisioned access circuits from our POPs to customer premises.

Selling, general and administrative expenses

        Monthly SG&A expenses at a monthly average of approximately $8.2 million were relatively flat during each period. During the seven months ended December 31, 2003, selling, general and administrative costs decreased due to reductions in employee headcounts. However, the decrease was offset by the negative foreign exchange impact on our Canadian dollar expenses.

Stock based compensation expense

        A non-cash charge was recorded in the seven month period ended December 31, 2003 as a result of the purchase of common shares from TLGB, Teleglobe Bermuda's majority shareholder, by key executives at the price paid for such shares by TLGB as of the closing of the acquisition of the Acquired Businesses. The charge is calculated based on the difference between the purchase price of such shares paid by the key executives and the estimated value of such shares as of the date on which both the executives were committed to buy the shares and TLGB was committed to sell such shares. The change in the value of all of the outstanding common shares in the aggregate was determined to be an increase of $230.0 million, from $5.0 million as of May 31, 2003 to $235.0 million as of July 10, 2003. An aggregate amount of common shares representing 3.25% of common shares was deemed to have been committed to be purchased by the key executives and sold by TLGB as of July 10, 2003 and, as a result, we recorded a compensation expense of approximately $7.5 million during the seven months ended December 31, 2003. The key executives exercised their respective rights to purchase the shares on October 1, 2003.

Professional fees incurred in connection with the carve-out financial statements

        An amount of $3.6 million was recorded in the seven months ended December 31, 2003. These costs relate to professional services required to prepare and audit the carve-out financial statements.

Bad debt expense

        Monthly average bad debt expense decreased by $0.6 million, to $0.1 million for the seven months ended December 31, 2003, from $0.7 million for the five months ended May 30, 2003, primarily due to collection of accounts which were previously provided for on doubtful accounts acquired on May 30, 2003.

Foreign exchange loss (gain)

        The foreign exchange loss for the seven months ended December 31, 2003 was approximately $4.2 million primarily consisting of fees and losses on foreign exchange contracts of approximately $0.8 million and losses on Canadian dollar and Euro-denominated accounts receivable and accounts payable of approximately $3.4 million.

        The foreign exchange gain of $9.5 million for the five months ended May 30, 2003 was primarily due to the increase in the value of our Canadian dollar and Euro-denominated accounts receivable and cash balances.

Depreciation expense

        Monthly average depreciation expense decreased by $1.6 million, or 52.3%, to approximately $1.4 million for the seven months ended December 31, 2003 from approximately $3.0 million for the five months ended May 30, 2003, reflecting the lower carrying value basis in the assets of our company resulting from the application of purchase accounting.

Interest expense

        Monthly average interest expense increased by approximately $65,000, or 65%, to $165,000 for the seven months ended December 31, 2003 from approximately $100,000 for the five months ended May 30, 2003 primarily due to the interest payable to Cerberus that accrued on the $25.0 million note during the month of June 2003, which was repaid in June 2003 and interest on the liability associated to the termination of the Comfone Joint Venture Agreement.

Interest income, other income and other expense

        During the seven months ended December 31, 2003, interest income of $0.5 million was recorded. The amount relates to interest earned from short term investments and a gain on sale of fixed assets.

Reorganization items, net

        The Predecessor recorded approximately $34.2 million of reorganization items for the five months ended May 30, 2003 primarily due to a $34.0 million foreign exchange loss related to the increase in the value of the Canadian dollar debt of the Predecessor and to legal fees and other charges associated directly with the bankruptcy proceedings of Consolidated Old Teleglobe of approximately $8.7 million offset by approximately $7.2 million of settlement gains on pre-petition debt and $1.3 million of interest income and other gains. We had no such liabilities or expenses and recorded no reorganization items for the seven months ended December 31, 2003.

Income taxes

        During the seven months ended December 31, 2003, income tax expense of $3.5 million was recorded. The provision for the seven months ended December 31, 2003 consists of current tax payable of $2.7 million mostly relating to the U.S. operations, plus deferred tax expense of $0.8 million relating to various temporary differences.

        The $3.5 million of tax expense for the seven months ended December 31, 2003 yielded an effective tax rate of 91%. However, the stock-based compensation expense of $7.5 million included in the Consolidated Statement of Operations is not tax effected because it is considered a permanent difference. Furthermore, $3.6 million relating to professional fees incurred in connection with historical financial statements was recorded in the Company, which is not subject to corporate income taxes. After adjusting for these charges, the effective tax rate would have been approximately 23%.

        Due to a different corporate tax structure from the Predecessor and the Predecessor's bankruptcy proceedings, no meaningful comparison can be made to the previous five months of operations by the Predecessor.

Results of Operations—Comparison of the Five Months Ended May 30, 2003 (Predecessor) and Twelve Months Ended December 31, 2002 (Predecessor)

        Set forth below are:

  •
  the results of operations derived from the Predecessor Financial Statements for the five months ended May 30, 2003 during which the Acquired Businesses were being operated by the current senior management of Teleglobe pursuant to the Interim Management Agreement with the remaining operations of the Predecessor, included in the Predecessor Financial Statements for such period, continued to be operated by Consolidated Old Teleglobe and its management; and

  •
  the results of operations derived from the Predecessor Financial Statements for the 12 months ended December 31, 2002 while all of the operations of the Predecessor, including the Acquired Businesses, were being operated by Consolidated Old Teleglobe's management until December 1, 2002, at which time the Acquired Businesses began to be operated by the current senior management of Teleglobe pursuant to the Interim Management Agreement.

        For purposes of comparing periods of different length, the information below is presented using monthly average amounts for each of the five months ended May 30, 2003 and the year ended December 31, 2002, in each case derived from the aggregate amounts for such period.

	Five Months Ended May 30, 2003 vs. Twelve Months Ended December 2002	Five Months Ended May 30, 2003 vs. Twelve Months Ended December 2002	May 30, 2003 5 months Predecessor	December 31, 2002 12 months Predecessor
	Monthly averages variance for the periods ended	Monthly averages dollar variance for the periods ended	Monthly averages for the periods ended
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating revenues
Telecommunication	-14.2%	$(11,917)	$72,274	$84,191
Operating expenses
Telecommunication	2.2%	1,078	50,289	49,211
Network, exclusive of depreciation (shown below)	-40.7%	(7,562)	11,019	18,581
Selling, general and administrative exclusive of stock-based compensation expense, bad debt expense, asset impairment, restructuring charges and depreciation (shown below)	-44.5%	(6,554)	8,190	14,744
Stock-based compensation expense	NM	(46)	—	46
Bad debt expense	-81.3%	(3,181)	731	3,912
Foreign exchange gain	-91.9%	(908)	(1,896)	(988)
Asset impairment and restructuring charges	NM	(135,015)	—	135,015
Depreciation	-61.0%	(4,698)	3,008	7,706

Total operating expenses	-68.7%	(156,886)	71,341	228,227
Interest expense	-97.5%	(3,845)	100	3,945
Interest and other income	NM	359	—	(359)
Other expense (income)	NM	(80)	—	80

Total expenses	-69.2%	(160,452)	71,441	231,893

Income (loss) before reorganization items, income taxes	NM	148,535	833	(147,702)
Reorganization items, net	-57.5%	(9,228)	6,831	16,059

Income (loss) before income taxes and cumulative effect of change in accounting policy	NM	157,763	(5,998)	(163,761)
Income taxes	NM	(68)	—	68
Cumulative effect of change in accounting policy	NM	334,618	—	(334,618)

Net income (loss)	NM	$492,449	$(5,998)	$(498,447)

NM = Percentage variance not meaningful

Operating revenue

        Monthly average operating revenues decreased by $11.9 million or 14.2% to $72.3 million for the five months ended May 30, 2003 from $84.2 million for the 12 months ended December 31, 2002.

        Monthly average revenues for voice transport services declined by $0.4 million or 0.7% to $53.6 million for the five months ended May 30, 2003 from $54.0 million for the 12 months ended December 31, 2002. Voice minutes declined by approximately 4.6% to 625 million minutes for the five months ended May 30, 2003 from a monthly average of 656 million minutes for the 12 months ended December 31, 2002, primarily due to the loss of customer contracts with legal entities that were forced into liquidation. The effects of this decline were largely offset by sales to customers and destinations with a higher ARPM for the five months ended May 30, 2003 as compared to the mix of such customers and destinations for the 12 months ended December 30, 2002.

        Monthly average revenues for data services decreased by $10.1 million or 45.9% to $12.0 million for the five months ended May 30, 2003 from $22.1 million for the 12 months ended December 31, 2002, primarily due to termination of unprofitable customer contracts, as well as cancellation of customer contracts due to uncertainty with Consolidated Old Teleglobe's bankruptcy proceedings, particularly with respect to contracts with legal entities that were forced into liquidation. An additional factor in the decline in average monthly data revenues was the repricing of renewed contracts at reduced rates due to ongoing competition which was partially offset by higher volumes of IP traffic for customers with volume based billed revenues.

        Monthly average revenues from our value added services decreased by $1.3 million or 16.0% to $6.8 million for the five months ended May 30, 2003 from $8.1 million for the 12 months ended December 31, 2002. The decrease was primarily due to the decision by Consolidated Old Teleglobe to cede control of certain subsidiaries that Teleglobe would not be acquiring, partially offset by continued growth in the mobile global roaming and signaling services.

Telecommunication expense

        Monthly average telecommunication expense increased by $1.1 million or 2.2% to approximately $50.3 million for the five months ended May 30, 2003 from approximately $49.2 million for the 12 months ended December 31, 2002 primarily as a result of a shift in the mix of our voice termination destinations from lower cost jurisdictions to higher cost jurisdictions, partially offset by cost deflation reflecting competitive conditions.

Network expenses

        Monthly average network expense decreased by $7.6 million or 40.7% to approximately $11.0 million for the five months ended May 30, 2003 from approximately $18.6 million for the 12 months ended December 31, 2002. The decrease was primarily driven by the cancellation of approximately $74.4 million in annual aggregate of costs, or a monthly average of $6.2 million per month, for access circuits and cable operation and maintenance contracts as part of the restructuring of the Predecessor that were not acquired by our company. The remaining monthly average decrease of $1.4 million was primarily due to renegotiated pricing for leased capacity services due to ongoing competitive pressures.

Selling, general and administrative expenses

        Monthly average selling, general and administrative expenses decreased by $6.6 million or 44.5% to approximately $8.2 million for the five months ended May 30, 2003 from approximately $14.8 million for the 12 months ended December 31, 2002 as a result of the decreased personnel costs following significant reductions in employee headcount in May 2002 and September 2002. All charges associated with the headcount reductions during 2002 since the commencement of Consolidated Old Teleglobe's bankruptcy proceedings are reflected in restructuring charges. In addition, the Predecessor reduced its POPs and real estate facilities during 2002 primarily through the elimination of the European operations and through selected eliminations for the remaining businesses pursuant to the bankruptcy process, permanently reducing facilities expenses for future periods.

Bad debt expense

        Monthly average bad debt expense decreased by $3.2 million or 81.3% to approximately $0.7 million for the five months ended May 30, 2003 from $3.9 million for the 12 months ended December 31, 2002. The higher monthly average bad debt expense during 2002 reflected the poor financial situation of some of our customers, which reduced collectibility of certain of our receivables, as well as the inability of the Predecessor to collect certain outstanding accounts in its liquidating international operations. We believe that 2002 was an unusual period for bad debt expense.

Foreign exchange gain

        The foreign exchange gain of approximately $9.5 million for the five months ended May 30, 2003 was primarily due to the increase in the value of our Canadian dollar and Euro-denominated accounts receivable and cash balances. The foreign exchange gain of approximately $11.9 million for the 12 months ended December 31, 2002 was primarily due to an increase in value of approximately $9.7 million from European currency denominated accounts receivable.

Asset impairment and restructuring charges

        Asset impairment and restructuring charges for the 12 months ended December 31, 2002 were $1.62 billion due to negative developments in the telecommunications industry including excess capacity and pricing pressures, continuing losses for the Predecessor, significant cash outflows for the build out of the international network infrastructure and the decision by BCE to cease further financial support of Consolidated Old Teleglobe. These charges were related to the impairment of the fixed assets and intangible assets and related to employee severance and other related employee costs.

Depreciation

        Monthly average depreciation expense decreased by $4.7 million, or 61.0%, to approximately $3.0 million for the five months ended May 30, 2003 from approximately $7.7 million for the 12 months ended December 31, 2002, as a result of the impairment of fixed assets in 2002.

Interest expense

        Monthly average interest expense decreased by $3.8 million, or 97.5%, to approximately $0.1 million for the five months ended May 30, 2003 from approximately $3.9 million for the 12 months ended December 31, 2002 due primarily to elimination of interest on the Predecessor long-term indebtedness. Interest expense on the Predecessor's long-term debt ceased to be recorded in all periods after May 2002 as a result of Consolidated Old Teleglobe's bankruptcy proceedings.

Interest and other income

        The Predecessor recorded approximately $4.3 million of income for the 12 months ended December 31, 2002, primarily due to gains on interest rates swap agreements of approximately $4.2 million related to its long-term debt for the first five months of 2002. The remaining approximately $0.1 million of income was due to interest income on bank accounts. The Predecessor had no interest income for the five months ended May 30, 2003.

Other expense (income)

        There was no other expense (income) for the five months ended May 30, 2003. The expense of $1.0 million for the 12 months ended December 31, 2002 is primarily related to a loss on disposal of assets of $1.2 million.

Reorganization items, net

        The Predecessor recorded approximately $34.2 million of reorganization items for the five months ended May 30, 2003 primarily due to a $34.0 million foreign exchange loss related to the increase in the value of the Canadian dollar debt of the Predecessor and to legal fees and other charges associated directly with the bankruptcy proceedings of Consolidated Old Teleglobe of approximately $8.7 million offset by approximately $7.2 million of settlement gains on pre-petition debt and $1.3 million of interest income and other gains.

        The Predecessor recorded $192.7 million of reorganization items for the 12 months ended December 31, 2002, mostly due to the loss of control and write off of approximately $275.3 million of net assets of most of its international subsidiaries following the announcement in April 2002 that BCE would no longer continue to provide financial support to the Predecessor, and the ensuing bankruptcy filings in May 2002. It also includes professional fees of approximately $33.0 million associated directly with the bankruptcy proceedings partially offset by approximately $90.0 million of favorable settlements of various pre-petition liabilities and gains on disposal of investments of $25.4 million.

Income taxes

        For the five-month period ended May 30, 2003, the Predecessor continued to have significant operating losses. During the period, a number of factors affected the provision, including a change in enacted rates and realization of certain non-taxable amounts, offset by a reversal of related valuation allowances. However, due to the Predecessor's financial position and future operating prospects, the Predecessor continued to retain a significant valuation allowance against deferred tax assets.

        For the 12 months ended December 31, 2002, the Predecessor continued to have significant losses which were carried forward for tax purposes. Due to a period of losses and unsettled conditions in the telecommunications industry, the Predecessor applied a valuation allowance against such losses and certain other deferred tax assets. The resulting provision represented Canadian Large Corporation Tax, a form of alternative minimum tax.

Cumulative effect of change in accounting policy

        Prior to January 1, 2002, the Predecessor amortized goodwill over 20 years. The Predecessor assessed the impairment of goodwill and other intangible assets when events or changes in circumstances indicated that the carrying value may not be recoverable. A determination of impairment was then made based on estimates of undiscounted future cash flows and any impairment was charged to income. As of January 1, 2002 (upon adoption of SFAS No. 142), the remaining goodwill is no longer amortized, but is evaluated for impairment at least annually based on the fair value of the reporting unit to which the goodwill relates. The adoption of SFAS No. 142 resulted in goodwill being fully impaired. This impairment was accounted for as a change in accounting policy, resulting in a cumulative adjustment.

Quarterly Financial Information

        The following table sets forth certain quarterly operating data and consolidated statements of operations data for the years 2004 and 2003 and the first two quarters of 2005. The financial information has been derived from our unaudited consolidated financial statements. In our management's opinion, this unaudited financial information has been prepared on the same basis as the annual consolidated financial statements and includes all adjustments (consisting of normal recurring adjustments, except for the reorganization items and purchase price allocations) necessary for a fair presentation of the information for the quarters presented. The operating results for any quarter are not necessarily indicative of results for any future period.

	Three Months Ended (Successor)
	June 30, 2005	March 31, 2005	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004
	(in thousands except per share data) Unaudited
Operating revenues	$239,173	$255,307	$280,165	$276,789	$230,651	$214,544
Operating expenses
Telecommunication	169,596	189,580	211,968	208,322	169,370	154,356
Network, exclusive of amortization and depreciation shown below	22,729	22,779	23,651	23,379	24,068	23,734
Selling, general and administrative, exclusive of stock based compensation expense, bad debt expense (recovery), restructuring charges, amortization and depreciation shown below	37,439	37,932	39,027	39,992	32,189	25,622
Stock-based compensation expense	6	11	13	15	5	—
Bad debt expense (recovery)	221	(847)	645	620	497	(1,087)
Foreign exchange loss (gain)	1,594	6,247	(2,714)	(233)	(179)	485
Restructuring charges	—	—	—	—	—	893
Amortization and depreciation	8,410	8,702	9,937	9,928	7,068	5,532

Total operating expenses	239,995	260,083	283,527	282,023	233,018	209,535
Interest expense (income) and other expense (income)	(122)	3,956	6,112	5,962	3,754	2,381

Total expenses	239,873	264,039	288,639	287,985	236,772	211,916

Income (loss) before income taxes	(700)	(8,732)	(8,474)	(11,196)	(6,121)	2,628
Income taxes expense (recovery)	(299)	(287)	676	(165)	(2,345)	148

Net income (loss)	(401)	(8,445)	(9,150)	(11,031)	(3,776)	2,480
Preferred stock dividends to parent company	—	—	—	—	1,583	2,375

Net income (loss) attributable to common stockholders	$(401)	$(8,445)	$(9,150)	$(11,031)	$(5,359)	$105

Basic and diluted loss per share	$(0.01)	$(0.22)	$(0.23)	$(0.28)	$(0.17)	$—

	Successor	Successor	Successor	Predecessor	Predecessor
	Three Months Ended December 31, 2003	Three Months Ended September 30, 2003	One Month Ended June 30, 2003	Two Months Ended May 30, 2003	Three Months Ended March 31, 2003
	(in thousands except per share data) Unaudited
Operating revenues	$214,792	$212,265	$69,260	$131,500	$229,868
Operating expenses
Telecommunication	149,546	146,304	48,340	89,152	162,293
Network, exclusive of amortization and depreciation shown below	26,399	26,872	9,641	20,545	34,551
Selling, general and administrative, exclusive of stock based compensation expense, professional fees incurred in connection with the carve-out financial statements, bad debt expense, amortization and depreciation shown below	26,809	23,092	7,765	13,903	27,045
Stock-based compensation expense	—	7,475	—	—	—
Professional fees incurred in connection with the carve-out financial statements	3,621	—	—	—	—
Bad debt expense	—	515	172	704	2,952
Foreign exchange (gain) loss	2,559	2,573	(916)	(6,581)	(2,897)
Amortization and depreciation	4,357	5,097	1,649	6,005	9,032

Total operating expenses	213,291	211,928	66,651	123,728	232,976
Interest expense (income) and other expense (income)	115	216	299	935	(434)

Total expenses	213,406	212,144	66,950	124,663	232,542

Income (loss) before reorganization items and income taxes	1,386	121	2,310	6,837	(2,674)
Reorganization charges	—	—	—	9,931	24,224

Income (loss) before income taxes	1,386	121	2,310	(3,094)	(26,898)
Income taxes expense (recovery)	3,492	(16)	16	—	—

Net income (loss)	(2,106)	137	2,294	(3,094)	(26,898)
Preferred stock dividends to parent company	(2,375)	(2,375)	(792)	—	—

Net income (loss) attributable to common stockholders	$(4,481)	$(2,238)	$1,502	$—	$—

Basic and diluted income (loss) per share	$(0.16)	$(0.08)	$0.05	$—	$—

Liquidity and capital resources for the Six Months Ended June 30, 2005

Cash flow from operations

        For the six months ended June 30, 2005, the Company's cash flows from operating activities amounted to $2.0 million, made-up of a net loss of $8.8 million, reduced by adjustments of $14.4 million for non-cash items and increased by $3.6 million related to changes in operating assets and liabilities. The majority of the non-cash items relate to depreciation and amortization and to the net gain on sale of property and equipment. The changes in operating assets and liabilities stem mostly from prepaids, other current assets and accounts payable and accrued liabilities.

Investing Activities

        Cash flows used in investing activities of $9.3 million in the six months ended June 30, 2005 are mostly a result of capital expenditures and an increase in investments. These are partially offset by the proceeds received in the disposal of property and equipment and by changes in restricted cash. The purchase of property and equipment in the amount of $9.9 million for the six months ended June 30, 2005, consists mostly of information technology upgrades and network equipment. The addition of intangible assets of $4.7 million relates to software purchases. The $1.6 million increase in investments is for the purchase of shares in Wmode Inc. as discussed in Note 4 of the unaudited interim Consolidated Financial Statements for the six months ended June 30, 2005 included herein. Together with its equity investment in Wmode Inc., the Company will have exclusive distribution rights to Wmode Inc.'s proprietary technology, assuming revenue targets are attained. This will contribute to the Company's plan to increase value-added service revenues. Cash flows for investing activities were provided by the decrease in a commercial letter of credit affecting restricted cash and the sale of marketable securities.

Financing Activities

        The cash flows used in financing activities of $1.7 million relates mostly to the repayment of capital lease obligations.

Liquidity

        We believe that our current liquidity and anticipated future cash flows from operations will be sufficient to fund our operations in the next twelve months and to fund the first principal repayment of $25 million, under our senior notes, due in the second quarter of 2006. Our expenditures for the remaining quarters in 2005 will be primarily attributable to operating expenses, capital expenditures and interest payments. We cannot be certain, however, that additional cash will not be required, particularly if we make significant capital expenditures or other investments.

        Our working capital at June 30, 2005 is in a negative position of $60.3 million versus a negative position of $26.9 million at December 31, 2004. The change in working capital is mostly due to the inclusion in current liabilities of the first principal repayment of $25 million, under our senior notes, which is due within one year and by an increase in accounts payables and accrued liabilities mostly due to timing of PTT settlements. The settlement process in bilateral operating agreements has permitted the Company to operate successfully with negative working capital. We cannot be certain that these conditions will not change in future periods.

        The following summarizes the Company's contractual obligations as of June 30, 2005, and the effect such obligations are expected to have on the Company's liquidity and cash flow in future periods.

Payments due	Operating Lease Obligations	Purchase Obligations	Capital Lease Obligations	Senior Note Obligations	Other Long-term Obligations	Investment in Wmode Inc.	Total
Remainder of 2005	$12,332	$4,710	$1,419	$—	$114	$1,654	$20,229
2006	14,947	3,001	2,283	25,000	217	—	45,448
2007	13,133	58	760	25,000	214	—	39,165
2008	12,518	—	146	50,000	211	—	62,875
2009	12,327	—	—	—	218	—	12,545
Thereafter	69,099	—	—	—	2,282	—	71,381

Total	$134,356	$7,769	$4,608	$100,000	$3,256	$1,654	$251,643

Other Commercial Commitments	Total Amounts Committed	Less than 1 Year
Standby letters of credit	$2,139	$2,139

Total commercial commitments	$2,139	$2,139

TELEGLOBE MANAGEMENT

        The following table sets forth certain information regarding our directors and executive officers prior to the closing of the amalgamation.

Name	Age	Titles
Gerald Porter Strong	60	President and Chief Executive Officer; Director
Richard D. Willett II	35	Executive Vice President and Chief Operating Officer
Pierre Duhamel	50	Executive Vice President and Chief Financial Officer
Michael C. Wu	38	Vice President and General Counsel
Thomas S. Rogers	50	Chairman of the Board of Directors
Lenard B. Tessler	53	Director
Seth Plattus	43	Director
Michael M. Green	47	Director
Anthony J. Cassara	50	Director
James N. Chapman	43	Director
Leo J. Cyr	49	Director
Timothy F. Price	52	Director
Edward Greenberg	54	Director

        Gerald Porter "Liam" Strong has been a Director, and the President and Chief Executive Officer of Teleglobe since February 2004. In addition, Mr. Strong has served as a Director, and the President and Chief Executive Officer of Teleglobe Canada ULC and Teleglobe America Inc. since May 30, 2003. Mr. Strong served as a director of ITXC from May 2002 until his resignation in May 2003. Mr. Strong served as a consultant to Cerberus with respect to the acquisition of Consolidated Old Teleglobe's core businesses from June 2002 until May 30, 2003 and became an employee of TLGB in anticipation of his current position in February 2003. From 1997 through mid-2001, he served as the President and Chief Executive Officer of MCI Worldcom International. In 2002, WorldCom, Inc. (d/b/a MCI) and certain of its direct and indirect U.S. subsidiaries filed voluntary petitions for relief under Chapter 11 of title 11 of the U.S. Code in the U.S. Bankruptcy Court for the Southern District of New York. Prior to joining MCI Worldcom International, he served as the Chief Executive Officer of Sears PLC from 1992 through 1997, as Marketing and Operations Director of British Airways from 1988 through 1991 and in various senior capacities with Reckitt & Colman from 1971 through 1988 and with Proctor & Gamble from 1967 through 1971.

        Richard "Rick" D. Willett II has been the Executive Vice President and Chief Operating Officer of Teleglobe since January 2005, prior to which he served as Chief Financial Officer and Executive Vice President since June 2004 and Chief Financial Officer and Vice President of Operations of Teleglobe Canada ULC and Teleglobe America Inc. since June 2003. Mr. Willett served as a consultant to Cerberus with respect to the acquisition of Consolidated Old Teleglobe's core businesses, from October 2002 until June 2003. Mr. Willett served as Manager of Financial Planning and Analysis for GE ERC from June 2002 to September 2002, as Chief Financial Officer for GE Superabrasives, Inc. from December 2000 to June 2002, as an Executive Audit Manager for various units of GE Capital

Services from 1999 to 2000, as an Internal Auditor on GE's corporate internal audit staff from 1995 to 1999, and in various engineering and product management roles in GE Plastics from 1991 to 1994.

        Pierre Duhamel has been the Executive Vice President and Chief Financial Officer of the Company since January 2005. Previously, Mr. Duhamel worked as a consultant for Dundee Wealth Management Inc. from January 2004 to May 2004 and as Managing Director for Cartier Capital Limited Partnership from May 2000 to December 2003. Mr. Duhamel joined Imasco in 1984 as Assistant Treasurer and held senior management positions of increasing responsibility at Imasco, including Vice-President Corporate Finance, Vice-President and Chief Financial Officer and Vice-President and Controller of Imperial Tobacco, a subsidiary of Imasco.

        Thomas S. Rogers has been Chairman of the board of directors since November 2004 and a director of Teleglobe since August 2004. Mr. Rogers has also been the President and Chief Executive Officer of TiVo, Inc. since July 1, 2005. Mr. Rogers also serves as a member of the board of directors of TiVo. From August 2004 until July 2005, Mr. Rogers was the vice chairman of the board of TiVo. Mr. Rogers is Chairman of TRget Media LLC, a media industry investment and consulting firm, which he founded in August 2003. From August 2004 until July 2005, Mr. Rogers was the Senior Operating Executive for media and entertainment for Cerberus. From October 1999 until April 2003, Mr. Rogers was Chairman and Chief Executive Officer of PRIMEDIA, Inc., one of the world's largest targeted media and information companies. From January 1987 until October 1999, he held positions with NBC, Inc. including President of NBC Cable and Executive Vice President, where he spearheaded the development of CNBC, and MSNBC and a number of other program networks.

        Michael C. Wu has been Vice President and General Counsel of Teleglobe since October 2004, prior to which he served as Vice President and Assistant General Counsel since June 2004 and Acting General Counsel of Teleglobe America Inc. and Teleglobe Canada ULC since March 2003. Mr. Wu joined Consolidated Old Teleglobe in 1999 and has held various management positions including Executive Director, Legal Department and Executive Director, Operations and Corporate Services, Asia Pacific.

        Lenard B. Tessler has been a director of Teleglobe since February 2004. Mr. Tessler is a Managing Director of Cerberus, which he joined in May 2001. Prior to joining Cerberus, he was a founding partner of TGV Partners, a private investment partnership formed in April 1990. Mr. Tessler served as Chairman of the board of directors of Empire Kosher Poultry from 1994 to 1997, after serving as its President and Chief Executive Officer from 1992 to 1994. Before founding TGV Partners, Mr. Tessler was founding partner of Levine, Tessler, Leichtman & Co., a leveraged buyout firm formed in 1987. Mr. Tessler serves as a member of the board of directors of Anchor Glass Container Corporation.

        Seth Plattus has been a director of Teleglobe since February 2004. Mr. Plattus is a Managing Director of Cerberus and has held that position for the last five years.

        Michael M. Green has been a director of Teleglobe since February 2004. Mr. Green has been a Managing Director of Cerberus since January 2005. Previously, Mr. Green served as an advisor to Cerberus. From 1999 to 2003, he was the Managing Partner and Chief Executive Officer of TenX Capital, a private equity firm he founded in 1999.

        Anthony J. Cassara has been a director of Teleglobe since February 2004. Mr. Cassara has been the President of Cassara Management Group, Inc. (CMGI), a privately held telecommunications industry counseling practice he founded, since 2001. Mr. Cassara also served as President, Chief Executive Officer and Vice Chairman for Pangea Ltd., a privately held telecommunications carrier, from February 2001 to September 2001. Prior to founding CMGI, Mr. Cassara was President of the Carrier Services division at Global Crossing Ltd. from October 1999 to December 2000 and held the same position at Frontier Corporation from April 1996 to October 1999. In 2002, Global Crossing Ltd. and certain of its direct and indirect subsidiaries filed voluntary petitions for relief under Chapter 11 of title 11 of the U.S. Code in the U.S. Bankruptcy Court for the Southern District of New York. Mr. Cassara served in various other positions at Frontier Corporation from June 1984 to October 1999.

        James N. Chapman has been a director of Teleglobe since April 2004. Mr. Chapman is associated with Regiment Capital Advisors, LLC, which he joined in January 2003. Prior to joining Regiment, Mr. Chapman acted as a capital markets and strategic planning consultant with private and public companies as well as hedge funds across a range of industries. Prior to establishing an independent consulting practice, Mr. Chapman worked for The Renco Group, Inc. from December 1996 to December 2001. Mr. Chapman serves as a member of the board of directors of Anchor Glass Container Corporation, Coinmatch Corporation and SSA Global.

        Leo J. Cyr has been a director of Teleglobe since April 2004. Mr. Cyr is President and Chief Operating Officer and a director of Network Telephone Corp., a competitive local exchange carrier delivering local and long distance telephone, high speed Internet access, Web hosting and Web site design tools to businesses in the Southeastern U.S. Mr. Cyr joined Network Telephone in October 2003, and has more than 25 years of experience in telecommunications operations and management. Previously, Mr. Cyr served as president and chief operating officer for Clearwire Technologies, a start-up broadband wireless operator utilizing the MMDS/ITFS spectrum. Prior to this, Mr. Cyr served as president, chief operating officer and member of the board of directors of CapRock Communications, a regional telecommunications provider in the Southwest U.S., which was sold to McLeod Communications. Mr. Cyr has been a member of the board of directors of ITXC since August 2003.

        Timothy F. Price has been a director of Teleglobe since April 2004. Mr. Price is managing member of Communications Advisory Group, LLC. Mr. Price is the former President and Chief Operating Officer of MCI Communications. Mr. Price also serves on the board of Worldwide Excellerated Leasing Ltd. Mr. Price has served on the boards of MCI, SHL Systemhouse, DecisonOne, ICG Communications Inc. and Anchor Glass Container Corporation. Mr. Price has also served on the boards of the National Alliance of Business, the Woodruff Foundation, the Corporate 100 of the John F. Kennedy Center for the Performing Arts and the Severn School.

        Edward Greenberg has been a director of Teleglobe since April 2004. Mr. Greenberg has served in a variety of capacities at Morgan Stanley since February 1993 including as an Advisory Director and Managing Director. Previously, Mr. Greenberg was head of Edward M. Greenberg Associates, a telecommunications consulting firm. Prior to founding this firm, Mr. Greenberg was a Principal in Morgan Stanley's equity research department responsible for covering the telecommunications services industry. Mr. Greenberg is a member of the board of directors of Viatel.

        Officers who do not have an employment agreement with us serve at the discretion of our board of directors and hold office until their successors are elected and qualified or until their earlier resignation or removal.

        On August 30, 2005, Mr. Fitzpatrick moved from his previous role as Executive Vice President of Sales for Teleglobe America Inc. and Teleglobe Canada ULC to a new role supporting key aspects of transition planning for the consummation of the transactions contemplated by the amalgamation agreement.

Board Composition

        Our board of directors currently consists of 10 members and is divided into three classes: Class I, whose term will expire at the annual meeting of shareholders to be held in 2008; Class II, whose term will expire at the annual meeting of shareholders to be held in 2006; and Class III, whose term will expire at the annual meeting of shareholders to be held in 2007. The Class I directors are Messrs. Cassara, Price and Rogers, the Class II directors are Messrs. Strong, Green, Greenberg and

Cyr, and the Class III directors are Messrs. Plattus, Tessler and Chapman. At each annual meeting of the shareholders, the successors to the class of directors whose terms expired will be elected to serve three-year terms. If the number of directors on our board increases, the newly created directorships will be distributed among the three classes so that each class will, as nearly as possible, consist of one-third of the directors. The classification of our board of directors may delay or prevent changes in our control or management. Our directors may be removed either with or without cause at any meeting of our shareholders by a majority vote of those shareholders represented and entitled to vote at such meeting.

Board Committees

        Teleglobe's board of directors has established an audit committee and a compensation committee. The audit committee consists of Messrs. Chapman, Cassara and Cyr. We do not currently anticipate creating a nominating committee. The audit committee meets periodically with management and our independent accountants to review their work and confirm that they are properly discharging their respective responsibilities. The audit committee also is responsible for:

  •
  appointing (subject to shareholder approval) independent accountants to audit Teleglobe's financial statements and perform services related to the audit;

  •
  reviewing the scope and results of the audit with the independent accountants;

  •
  reviewing with management and the independent accountants Teleglobe's annual operating results;

  •
  considering the adequacy of the internal accounting control procedures; and

  •
  considering the independence of Teleglobe's accountants.

        The compensation committee consists of Messrs. Tessler, Plattus and Green. The compensation committee is responsible for determining the salary and incentive compensation of Teleglobe's officers and providing recommendations for the salaries and incentive compensation of Teleglobe's non-executive directors. The compensation committee is also responsible for administering Teleglobe's stock option plan, including reviewing management recommendations with respect to option grants and taking other actions as may be required in connection with Teleglobe's compensation and incentive plans.

Compensation Committee Interlocks and Insider Participation

        No member of the compensation committee has been an officer or employee of Teleglobe Bermuda or Teleglobe at any time. None of Teleglobe's executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of Teleglobe's board of directors, nor has such a relationship existed in the past.

Director and Officer Indemnification

        Teleglobe is a Bermuda company. Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of rule of law or otherwise would be imposed on them, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or they are acquitted or in which they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Companies Act.

        Teleglobe's bye-laws provide that the directors and officers (as such terms are defined in the bye-laws) of Teleglobe shall be indemnified out of the funds of Teleglobe to the fullest extent permitted by the Companies Act against all liabilities, losses, damages or expenses arising out of the actual or purported execution or discharge of such director or officer's duties or the exercise or purported exercise of the director or officer's powers or otherwise in relation to or in connection with the director or officer's duties, powers or office and this indemnity shall continue in force, despite any subsequent revocation or amendment to the bye-laws, in relation to any matter occurring, or any cause of action, suit or claim that accrues or arises prior to the date of such revocation or amendment. Teleglobe expects to maintain liability insurance covering its directors and officers and those of their subsidiaries as permitted by its bye-laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Unless otherwise indicated in the footnotes to the table, each shareholder has sole voting and investment power with respect to shares beneficially owned. The following table sets forth certain information with respect to the beneficial ownership of the common shares of the Company as of August 22, 2005 by (a) each person who is known by the Company to beneficially own 5% or more of the common shares, (b) each of the Company's directors and nominee for director; and (c) the Company's executive officers and all of the Company's current directors and executive officers as a group.

        Unless otherwise noted, the address for each shareholder below is: c/o Teleglobe International Holdings Ltd, P.O. Box HM 1154, 10 Queen Street, Hamilton HM EX, Bermuda.

Beneficial Owners	Number of Common Shares Beneficially Owned(1)	Percentage of Class
Teleglobe Bermuda Holdings Ltd(1)	25,745,789	65.8%
Gerald Porter Strong(2)	1,096,163	2.8%
Richard D. Willett II(3)	674,562	1.7%
All Executive Officers and Directors (13 persons)	1,770,725	4.5%

(1)
Teleglobe Bermuda Holdings Ltd or Teleglobe Bermuda, owns 25,745,789 of the issued and outstanding shares of Teleglobe. TLGB is the majority shareholder of Teleglobe Bermuda. Various private investment funds which are affiliated with Cerberus and referred to as the "Funds" collectively own a 100% interest in TLGB. Stephen M. Feinberg, a Senior Managing Director of Cerberus, is the investment manager for such Funds. Mr. Feinberg possesses sole power to vote and direct the disposition of all securities of Teleglobe which may be deemed to be beneficially owned by Teleglobe Bermuda, TLGB and the Funds. Thus, pursuant to Rule 13d-3 under the Exchange Act, Mr. Feinberg is deemed to beneficially own all such securities of Teleglobe held by TLGB.

(2)
Mr. Strong does not individually hold any securities of Teleglobe. Gemini Trust, the trustee of which is Royal Bank of Canada Trust Company (Bahamas) Ltd, and the beneficiaries of which include Mr. Strong, holds 1,096,163 common shares of Teleglobe. Mr. Strong exercises no voting or investment control with respect to the shares held by such trust. Mr. Strong disclaims all beneficial ownership of the shares of Teleglobe held by such trust; Mr. Strong's pecuniary interest in the shares of Teleglobe held by such trust is limited to his economic interest, if any, in the trust.

(3)
Mr. Willett does not individually hold any securities of Teleglobe. The Willett Trust, the trustee of which is a member of the immediate family of Mr. Willett, and the beneficiaries of which include Mr. Willett, holds 674,562 common shares of Teleglobe. Mr. Willett exercises no voting or investment control with respect to the shares held by such trust. Mr. Willett disclaims all beneficial ownership of the shares of Teleglobe held by such trust; Mr. Willett's pecuniary interest in the shares of Teleglobe held by such trust is limited to his economic interest, if any, in the trust.

APPRAISAL RIGHTS

        Pursuant to section 106(6) of the Companies Act, each Teleglobe shareholder who does not vote in favor of the amalgamation and who is not satisfied that he or she has been offered fair value for his, her or its shares (whether or not such shareholder attended or was represented at the Special General Meeting of Shareholders) may apply to the Supreme Court of Bermuda within one month of the giving of the notice of the Special General Meeting of Shareholders accompanying this proxy statement to have the fair value of such shares appraised by the Court. The "fair value" of Teleglobe common shares as appraised by the Court may be more than, less than or equal to the amalgamation consideration to be paid to non-dissenting shareholders in the amalgamation. Pursuant to Section 106 of the Companies Act, within one month of the Court appraising such shares, Teleglobe will be entitled either to pay the dissenting shareholder an amount equal to the value of such shares as appraised by the Court or, if the amalgamation has not been completed prior to such date, to terminate the amalgamation (which could be done only in accordance with the terms of the amalgamation agreement).

        The costs of an application to the Supreme Court of Bermuda to appraise the value of a dissenting shareholder's shares are to be borne as determined in the discretion of the Court. An appraisal by the Court is final and cannot be appealed. A copy of the provisions of the Companies Act that grant appraisal rights and govern the applicable procedures is attached to this proxy statement as Annex D. You are encouraged to read these provisions carefully and in their entirety. If you are considering seeking an appraisal of your Teleglobe shares, you may wish to consult an attorney.

        Pursuant to the amalgamation agreement, shares held by a shareholder who has properly exercised his, her or its appraisal rights (and who has neither effectively withdrawn nor lost his, her or its appraisal rights), will not be converted into a right to receive the amalgamation consideration, and will instead be cancelled and converted into only those rights as are granted by Section 106 of the Companies Act. If after the effective time of the amalgamation such shareholder fails to perfect or withdraws or otherwise loses his, her or its appraisal rights, those shares will be treated as if they had been converted as of the effective time of the amalgamation into a right to receive the amalgamation consideration. Teleglobe has agreed to give VSNL prompt notice of any demands for appraisal, and any withdrawals of those demands, and VSNL will have the right to participate in all negotiations and proceedings with respect to any such demands. Except as required by the Companies Act, Teleglobe has agreed not to make any payments with respect to any demand by shareholders for appraisal of their shares and not to offer to settle or settle or otherwise negotiate any such demands. It is a condition to the obligation of VSNL to effect the amalgamation that the number of dissenting shares will not be more than 5% of the total issued and outstanding common shares.

        For U.S. federal income tax purposes, Teleglobe's shareholders who receive cash for their shares of Teleglobe after exercising appraisal rights will recognize taxable gain or loss. See "Material Federal Income Tax Consequences."

WHERE YOU CAN FIND MORE INFORMATION

        Teleglobe files annual, quarterly and special reports, proxy statements and other information with the SEC. Shareholders are advised to review these filings for additional information about Teleglobe. You may read and copy any reports, statements or other information that Teleglobe files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

        You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Teleglobe, who file electronically with the SEC. The address of that site is http://www.sec.gov.

        You should rely only on the information contained in this proxy statement to vote on the amalgamation agreement and the amalgamation. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated            , 2005. You should not assume that the information in this proxy statement is accurate as of any date other than that date, and its mailing to shareholders shall not create any implication to the contrary.

HOUSEHOLDING OF SPECIAL GENERAL MEETING MATERIALS

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements. This means that only one copy of Teleglobe's proxy statement may have been sent to multiple shareholders in the same household. Teleglobe will promptly deliver a separate copy of this proxy statement to any shareholder upon request by writing or calling Teleglobe at the following address or phone number: Teleglobe International Holdings Ltd, P.O. Box HM 1154, 10 Queen Street, Hamilton HM EX, Bermuda, Attention: Assistant Secretary or by calling (441) 296-4856. Any shareholder who wants to receive separate copies of the proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his, her or its household, should contact his, her or its bank, broker, or other nominee record holder, or contact Teleglobe at the above address and phone number.

FUTURE SHAREHOLDER PROPOSALS

        If the amalgamation is completed, there will be no public participation in any future Special General Meetings of shareholders of Teleglobe. If the amalgamation is not completed, Teleglobe's shareholders will continue to be entitled to attend and participate in such Special General Meetings. If the amalgamation is not completed, Teleglobe will inform its shareholders, by press release or other means determined reasonable by Teleglobe, of the date by which shareholder proposals must be received by Teleglobe for inclusion in the proxy materials relating to its next annual meeting, in accordance with the rules and regulations of the SEC then in effect.

OTHER MATTERS

        As of the date of this proxy statement, Teleglobe's board of directors does not know of any other matter that will be presented for consideration at the Special General Meeting other than as described in this proxy statement. However, if any other matter is properly presented at the Special General Meeting or any adjournment or postponement of the Special General Meeting, the enclosed form of proxy will be deemed to confer authority to the individuals named as proxies to vote your shares represented by such proxy with respect to any additional matters that are within the purposes set forth in the notice of the Special General Meeting.

By Order of the Board of Directors,
/s/ GERALD PORTER STRONG Gerald Porter Strong President and Chief Executive Officer

            , 2005

        TELEGLOBE'S BOARD OF DIRECTORS HOPES THAT SHAREHOLDERS WILL ATTEND THE SPECIAL GENERAL MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL GENERAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE TO THE ADDRESS SET OUT IN THIS PROXY STATEMENT IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES AT THE SPECIAL GENERAL MEETING.

INDEX TO FINANCIAL STATEMENTS

Teleglobe International Holdings Ltd.
Consolidated Financial Statements

Consolidated Balance Sheets as of June 30, 2005 and December 31, 2004 (Unaudited)	F-2
Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2005 and 2004 (Unaudited)	F-3
Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2005 and 2004 (Unaudited)	F-5
Consolidated Statement of Stockholders' Equity for the Six Months Ended June 30, 2005 (Unaudited)	F-6
Notes to Consolidated Financial Statements for the Three and Six Months Ended June 30, 2005 (Unaudited)	F-7
Reports of Independent Registered Public Accounting Firm	F-19
Audited Consolidated Balance Sheets as of December 31, 2004 and 2003 (Successor)	F-21

Audited Consolidated Statements of Operations for the year ended December 31, 2004 and for the seven months ended December 31, 2003 (Successor) / Combined Statements of Operations for the five months ended May 30, 2003 and for the year ended December 31, 2002 (Predecessor)	F-22

Audited Consolidated Statements of Shareholders' Equity (Deficit) for the year ended December 31, 2004 and for the seven months ended December 31, 2003 (Successor)/Combined Statements of Divisional Equity for the five months ended May 30, 2003 and for the year ended December 31, 2002 (Predecessor)	F-23

Audited Consolidated Statements of Cash Flows for the year ended December 31, 2004 and for the seven months ended December 31, 2003 (Successor)/Combined Statements of Cash Flows for the five months ended May 30, 2003 and for the year ended December 31, 2002 (Predecessor)	F-24
Notes to Consolidated Financial Statements (Successor) and Combined Financial Statements (Predecessor) for the year ended December 31, 2004 and comparative periods	F-26

TELEGLOBE INTERNATIONAL HOLDINGS LTD

Consolidated Balance Sheets
(amounts in thousands of United States Dollars, except share and per-share data)
(Unaudited)

	June 30, 2005	December 31, 2004
ASSETS
Cash and cash equivalents	$18,497	$27,512
Marketable securities	851	1,824
Accounts receivable, (net of allowance for doubtful accounts of $20,312 at June 30, 2005 and $25,068 at December 31, 2004)	213,869	210,588
Prepaid assets	9,703	3,774
Other current assets	5,230	6,415
Restricted cash	2,099	4,724

Total current assets	250,249	254,837
Property and equipment, (net of accumulated depreciation of $34,756 at June 30, 2005 and $23,361 at December 31, 2004)	131,439	134,083
Prepaid pension asset	18,240	18,802
Other long-term assets	2,227	2,836
Investment	1,628	—
Intangible assets, (net of accumulated amortization of $15,957 at June 30, 2005 and $10,853 at December 31, 2004)	47,302	46,354
Goodwill	96,877	96,877

Total assets	$547,962	$553,789

LIABILITIES
Accounts payable and accrued liabilities	$267,675	$259,915
Employee related payables	11,260	15,193
Accrued liabilities—affiliate company	77	537
Current portion of capital lease obligations	3,018	2,182
Current portion of deferred revenue	3,527	3,883
Current portion of senior notes payable—affiliate company	25,000	—

Total current liabilities	310,557	281,710
Deferred revenue	8,431	8,787
Deferred income tax liability	70	940
Long-term portion of capital lease obligations	1,590	1,112
Other long-term liabilities	2,920	3,090
Senior notes payable—affiliate company	75,000	100,000

Total non-current liabilities	88,011	113,929
Commitments and contingencies
STOCKHOLDERS' EQUITY
Common stock (39,108,492 shares at June 30, 2005 and 39,084,793 shares at December 31, 2004 issued and outstanding and 400,000,000 shares authorized, par value $0.01)	391	391
Additional paid-in capital	188,550	188,495
Deferred compensation expense	(27)	(44)
Accumulated other comprehensive loss	(22)	(40)
Accumulated deficit	(39,498)	(30,652)

Total stockholders' equity	149,394	158,150

Total liabilities and stockholders' equity	$547,962	$553,789

The accompanying notes are an integral part of these consolidated financial statements.

TELEGLOBE INTERNATIONAL HOLDINGS LTD

Consolidated Statements of Operations
(amounts in thousands of United States Dollars, except share and per-share data)
(Unaudited)

	Three Months Ended June 30, 2005	Three Months Ended June 30, 2004
Telecommunication revenues	$239,173	$230,651
Operating expenses
Telecommunication	169,596	169,370
Network, exclusive of amortization and depreciation shown below	22,729	24,068
Selling, general and administrative, exclusive of stock-based compensation expense, bad debt expense, depreciation and amortization shown below	37,439	32,189
Stock-based compensation expense	6	5
Bad debt expense	221	497
Depreciation	5,762	5,108
Amortization of intangible assets	2,648	1,960
Foreign exchange loss (gain)	1,594	(179)

Total operating expenses	239,995	233,018
Interest expense	(82)	2,933
Interest expense—related party	2,393	1,021
Interest income	(210)	(133)
Gain on sale of property and other income	(2,223)	(67)

Total expenses	239,873	236,772

Loss before income taxes	(700)	(6,121)
Income tax recovery	(299)	(2,345)

Net loss	$(401)	$(3,776)

Preferred stock dividends to parent company	—	(1,583)

Net loss attributable to common stockholders	$(401)	$(5,359)

Basic and diluted loss per share	$(0.01)	$(0.17)

Number of common shares used for calculation	39,106,709	31,732,709

The accompanying notes are an integral part of these consolidated financial statements.

TELEGLOBE INTERNATIONAL HOLDINGS LTD

Consolidated Statements of Operations—(Continued)
(amounts in thousands of United States Dollars, except share and per-share data)
(Unaudited)

	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004
Telecommunication revenues	$494,480	$445,195
Operating expenses
Telecommunication	359,176	323,726
Network, exclusive of amortization and depreciation shown below	45,508	47,802
Selling, general and administrative, exclusive of stock-based compensation expense, bad debt recovery, restructuring charges, depreciation and amortization shown below	75,371	57,811
Stock-based compensation expense	17	5
Bad debt recovery	(626)	(590)
Depreciation	12,009	9,237
Amortization of intangible assets	5,103	3,363
Restructuring charges	—	893
Foreign exchange loss	3,520	306

Total operating expenses	500,078	442,553
Interest expense	1,668	5,398
Interest expense—related party	4,778	1,021
Interest income	(413)	(209)
Gain on sale of property and other income	(2,199)	(75)

Total expenses	503,912	448,688

Loss before income taxes	(9,432)	(3,493)
Income tax recovery	(586)	(2,197)

Net loss	$(8,846)	$(1,296)

Preferred stock dividends to parent company	—	(3,958)

Net loss attributable to common stockholders	$(8,846)	$(5,254)

Basic and diluted loss per share	$(0.23)	$(0.18)

Number of common shares used for calculation	39,100,830	29,919,733

The accompanying notes are an integral part of these consolidated financial statements.

TELEGLOBE INTERNATIONAL HOLDINGS LTD

Consolidated Statements of Cash Flows
(amounts in thousands of United States Dollars)
(Unaudited)

	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004
Cash flows from operating activities
Net loss	$(8,846)	$(1,296)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	17,112	12,600
Net gain on sale of property and equipment	(1,813)	—
Bad debt recovery	(626)	(590)
Stock-based compensation expense	17	5
Deferred income taxes	(870)	(395)
Other items	670	(527)
Changes in operating assets and liabilities:
Accounts receivable	(2,655)	16,627
Prepaid assets	(5,929)	(1,280)
Other current assets	1,185	(3,713)
Accounts payable and accrued liabilities	4,912	(35,764)
Deferred revenue	(949)	(878)
Other liabilities	(170)	270

Net cash flows from operating activities	2,038	(14,941)

Cash flows from investing activities
Purchase of property and equipment	(9,898)	(4,930)
Proceeds on disposal of property and equipment	3,292	—
Addition of intangible assets	(4,707)	(1,004)
Sale of marketable securities	991	16,695
Increase in long-term investment	(1,628)	—
Restricted cash	2,625	(451)
Cash acquired from merger with ITXC, net of acquisition costs paid	—	4,854

Net cash flows from investing activities	(9,325)	15,164

Cash flows from financing activities
Retirement of preferred stock-parent company	—	(95,000)
Dividend payment to parent company	—	(9,448)
Issuance of senior notes to affiliate company	—	100,000
Capital lease repayment	(1,783)	(75)
Issuance of common stock	55	—

Net cash flows from financing activities	(1,728)	(4,523)

Net decrease in cash and cash equivalents	(9,015)	(4,300)
Cash and cash equivalents at beginning of period	27,512	35,279

Cash and cash equivalents at end of period	$18,497	$30,979

The accompanying notes are an integral part of these consolidated financial statements.

TELEGLOBE INTERNATIONAL HOLDINGS LTD

Consolidated Statement of Stockholders' Equity
(amounts in thousands of United States Dollars)
(Unaudited)

Six Months ended June 30, 2005	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Deferred Compensation Expense	Accumulated Other Comprehensive loss	Total Stockholders' Equity
December 31, 2004	$391	$188,495	$(30,652)	$(44)	$(40)	$158,150
Issuance of common stock	—	55	—	—	—	55
Amortization of deferred compensation expense	—	—	—	17	—	17
Net unrealized holding gain on marketable securities	—	—	—	—	18	18
Net loss	—	—	(8,846)	—	—	(8,846)

June 30, 2005	$391	$188,550	$(39,498)	$(27)	$(22)	$149,394

The accompanying notes are an integral part of these consolidated financial statements.

TELEGLOBE INTERNATIONAL HOLDINGS LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.    Basis of Presentation

        The consolidated financial statements include the accounts of Teleglobe International Holdings Ltd and its subsidiaries (the "Company", "Teleglobe" or "TIH"). The Company's controlling shareholder is Cerberus Capital Management, L.P ("Cerberus"). All significant intercompany balances and transactions have been eliminated in consolidation.

        The financial statements for the three and six months ended June 30, 2005 include the assets, liabilities and results of ITXC Corp. ("ITXC"). The merger with ITXC was consummated on May 31, 2004 and thus the financial statements for the three and six months ended June 30, 2004 include the assets, liabilities and results of ITXC only from June 1, 2004.

        The June 30, 2005 and 2004 financial statements have been prepared by management of TIH and are unaudited. In the opinion of the Company's management, all adjustments (consisting of normal recurring adjustments except for purchase price allocations) necessary to present fairly the consolidated financial position, results of operations and cash flows for the three and six months ended June 30, 2005 and 2004 have been made. Certain information and footnote disclosures required for annual financial statements under accounting principles generally accepted in the United States have been omitted from the unaudited interim Consolidated Financial Statements and notes thereto presented herein pursuant to the rules and regulations of the Securities and Exchange Commission. The unaudited interim Consolidated Financial Statements and notes thereto presented herein should be read in conjunction with the Consolidated Financial Statements of the Successor and the Combined Financial Statements of the Predecessor and notes thereto included in the Company's annual Form 10-K for the year ended December 31, 2004 and filed on March 17, 2005. The results of operations of the Company for the three and six months ended June 30, 2005 are not necessarily indicative of the results to be expected for any other interim period or the entire fiscal year.

        Certain comparative figures have been reclassified in order to conform to the presentation adopted in the current periods. Among the reclassified items, is the reclassification of software from property and equipment to intangible assets.

        For the three and six months ended June 30, 2005, the Company's operating results include $3.0 million of revenue due to major favorable settlement agreements with certain carriers and $0.9 million of similar favorable agreements in network expense. Additionally, for the three and six months ended June 30, 2005, the Company's telecommunication expense was reduced by major favorable settlements with certain carriers for approximately $2.7 million and $5.7 million respectively.

        The accounting policies used in preparation of these financial statements are consistent with those reported in the Consolidated Financial Statements of the Successor in its annual Form 10-K.

2.    Acquisition

        On May 31, 2004, the merger with ITXC was completed. The merger has been accounted for using the purchase method and the purchase price was allocated to the acquired assets and liabilities based on the estimated fair values determined using management's best estimates and independent valuations as at the acquisition date. The allocation of the purchase price was finalized during the first quarter of 2005 without change to the amounts reported in the year-end Consolidated Financial Statements. The excess of the purchase consideration over the estimated fair value of net assets acquired, in the amount of $96.9 million has been accounted for as goodwill.

        The final allocation of the purchase consideration to the estimated fair value of the net assets acquired is as follows:

ITXC (000's)
Estimated fair value of net assets acquired:
Cash and cash equivalents	$7,915
Marketable securities	27,348
Restricted cash	6,317
Accounts receivable	41,642
Prepaids, deposits and other assets	3,600
Property and equipment	24,550
Intangible assets	27,400
Goodwill	96,877
Accounts payable and accrued liabilities	(53,763)
Capital lease obligations	(1,227)
Deferred compensation expense	77

Net identifiable assets acquired	$180,736

Purchase consideration:
Fair value of common shares issued	$157,327
Fair value of warrants issued	2,788
Fair value of stock options issued	16,285
Acquisition costs	4,336

Total purchase consideration	$180,736

        The results of operations of ITXC are included in the consolidated statement of operations of TIH from June 1, 2004.

3.    Restricted Cash

        In conjunction with its letters of credit for its leased premises, the Company has $2.1 million in restricted cash as of June 30, 2005 that represents the collateral supporting the letters of credit. The majority of the $2.1 million relates to a letter of credit for the leased premises in Princeton, New Jersey. The letters of credit related to the leased premises expire through July 2006.

4.    Investment

        During the first quarter of 2005, the Company purchased 2,207,202 shares of Wmode Inc. ("Wmode"), representing approximately 5% of the outstanding equity, and exclusive distribution rights to Wmode's proprietary technology for $2.0 million Canadian dollars ($1.6 million US dollars equivalent). The exclusivity to the distribution rights are subject to attaining certain revenue levels. Wmode is a Canadian based, privately held leading provider of mobile content distribution services for content providers, mobile operators and media and brand companies. Teleglobe has agreed to purchase up to 4,415,402 shares of Wmode for total consideration of $4.0 million Canadian dollars in tranches upon the achievement of certain development and operational milestones throughout 2005. As at June 30, 2005, the remaining commitment to purchase shares of Wmode is $2.0 million Canadian dollars. The total amount of shares to be issued to Teleglobe under this agreement would total approximately 10% of the total shares outstanding of Wmode. The Company is currently finalizing the accounting of this investment including an allocation of the purchase consideration.

5.    Comprehensive Loss

        The components of comprehensive loss for the periods indicated are as follows:

(amounts in thousands)	Three Months Ended June 30, 2005	Three Months Ended June 30, 2004	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004
Net loss	$(401)	$(3,776)	$(8,846)	$(1,296)
Net unrealized holding gain (loss) on marketable securities	10	(18)	18	(18)

Comprehensive loss	$(391)	$(3,794)	$(8,828)	$(1,314)

6.    Stock-Based Compensation Plans

        The Company accounts for stock-based awards to employees and directors using the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"). Under the intrinsic value method, when the market price of the underlying stock on the date of grant exceeds the exercise price of the Company's employee stock award, compensation expense is recognized over the vesting period. The Company is required under SFAS No. 123 to disclose pro-forma information regarding stock-based award grants made to its employees based on specified valuation techniques that produce estimated compensation charges.

Fair Value Assumptions

        The Company granted 120,000 stock options on January 31, 2005 at an exercise price of $4.02 per share, 190,000 stock options on March 2, 2005 at an exercise price of $5.00 per share and 44,000 stock options on May 19, 2005 at an exercise price of $2.35. The exercise prices equal the NASDAQ closing price on the date of grants. The options vest at a rate of one third per year from the date of grant and terminate no later than seven years after the grant date. The weighted-average fair value of the options granted on January 31, 2005 is $3.23 per stock option, $4.03 per stock option granted on March 2, 2005 and $1.89 per stock option granted on May 19, 2005. The fair value was estimated using the Black-Scholes model with the following weighted-average assumptions:

	May 19, 2005	March 2, 2005	January 31, 2005
Expected life (in years)	6	6	6
Risk-free interest rate	3.86%	4.20%	3.92%
Volatility	100%	100%	100%
Dividend yield	0%	0%	0%

        The following table summarizes relevant information as to reported results under the Company's intrinsic value method of accounting for stock options, with supplemental pro-forma information as if the fair value recognition provisions of SFAS No. 123 had been applied for the periods indicated:

(amounts in thousands)	Three Months Ended June 30, 2005	Three Months Ended June 30, 2004	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004
Net loss	$(401)	$(3,776)	$(8,846)	$(1,296)
Preferred stock dividends	—	(1,583)	—	(3,958)

Net loss attributable to common stockholders	(401)	(5,359)	(8,846)	(5,254)
Add: stock-based compensation, as reported pursuant to APB 25	6	5	17	5
Deduct: total stock-based compensation determined under fair value based methods for all awards	(1,465)	(1,214)	(3,073)	(1,214)

Pro-forma net loss, fair value method for all stock-based awards	(1,860)	(6,568)	(11,902)	(6,463)

Basic and diluted net loss per share, as reported	$(0.01)	$(0.17)	$(0.23)	$(0.18)

Pro-forma basic and diluted net loss per share, SFAS 123	$(0.05)	$(0.21)	$(0.30)	$(0.22)

7.    Common Stock and Earnings per Share

        During the six months ended June 30, 2005, stock options in respect of 23,699 common shares were exercised for cash consideration of $55,000.

        Basic earnings per share is calculated by dividing net income attributable to common stockholders by the weighted average number of common shares outstanding during the period.

        Diluted earnings per share is determined in the same manner as basic earnings per share except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method. The diluted earnings per share amount equals basic earnings per share because the Company had a net loss and the impact of the assumed exercise of the stock options and warrants is not dilutive.

        Basic and diluted loss per share calculation is as follows (in thousands, except share and per-share data):

	Three Months Ended June 30, 2005	Three Months Ended June 30, 2004	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004
Net loss attributable to common stockholders	$(401)	$(5,359)	$(8,846)	$(5,254)
Basic and diluted loss per share:	$(0.01)	$(0.17)	$(0.23)	$(0.18)
Weighted-average shares	39,106,709	31,732,709	39,100,830	29,919,733

8.    Retention Bonuses

        Prior to the consummation of the merger with ITXC, certain ITXC employees contractually agreed to complete a predetermined service period in order to obtain agreed-upon retention bonuses. Receipt of these amounts is fully conditional upon completion of the entire service period. No other amounts are payable to these employees at the end of the service period. In the six months period ending June 30, 2005, some employees terminated their employment before the agreed upon-service period and other changes were made to the original terms of the contractual agreement of some employees. The Company is recognizing the total estimated liability of $3.3 million associated with this obligation on a pro-rata basis as services are provided. These amounts are included in accrued liabilities and selling, general and administrative expenses. The remaining liability is expected to be paid by the end of the third quarter of 2005.

        The following table displays the activity and balances of the retention bonus liability from December 31, 2004 to June 30, 2005 and from May 31 to June 30, 2004.

(amounts in thousands)	Balance at December 31, 2004	Incurred	Amounts paid	Amounts written-off	Ending balance at June 30, 2005
Retention bonuses	$1,731	$461	$1,485	$593	$114

(amounts in thousands)	Balance at May 31, 2004	Incurred	Amounts paid	Amounts written-off	Ending balance at June 30, 2004
Retention bonuses	$1,959	$249	$31	$0	$2,177

9.    Employee Benefit Plans

        The following table presents the components of net periodic benefit cost for pension benefits and other post-retirement health care and life insurance benefits:

(amounts in thousands)	Three Months Ended June 30, 2005	Three Months Ended June 30, 2004	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004
Service cost	$726	$577	$1,457	$1,171
Interest cost	1,851	1,662	3,714	3,370
Return on assets	(2,257)	(1,988)	(4,529)	(4,031)

Net periodic benefit cost	$320	$251	$642	$510

        The Company did not contribute to its pension plans during the three and six months ended June 30, 2005 and does not expect to contribute to its pension plans during the remainder of 2005 because the plans are in a surplus position. The Company contributed approximately $33,000 and $68,000 to its post-retirement health care and life insurance plan in the three and six months ended June 30, 2005 respectively ($nil for the three and six months ended June 30, 2004) and expects to contribute similar amounts in the remaining two quarters of 2005.

10.    Interest Expense

        Interest expense includes a recovery of $0.5 million and an interest expense of $1.0 million for the three and six months ended June 30, 2005 respectively ($2.8 million and $5.0 million for the three and six months ended June 30, 2004 respectively) representing the accretion of the Comfone AG liability to the amounts expected to be paid. During the three months ended June 30, 2005, the recovery of interest expense of $0.5 million was recorded to reflect the final negotiated agreement with Comfone AG. The joint venture agreement, acquired as part of the acquisition of Old Teleglobe on May 30, 2003 as described in the Company's annual Form 10-K, was terminated in January 2004, requiring the Company to pay Comfone AG its share of any cash derived from the mobile global roaming business until the end of fiscal 2004. At the time of the acquisition, management recorded its best estimate of the fair value of the termination payment as an unfavorable contract in the purchase price allocation.

        The three and six months ended June 30, 2005 include $2.4 million (net of $0.4 million interest capitalized) and $4.8 million (net of $0.7 million interest capitalized) respectively, of interest expense relating to senior notes, with a related party, issued in the second quarter of 2004 ($1.0 million for the three and six months ended June 30, 2004).

11.    Sale of Property

        On June 30, 2005, as part of the Company's plan to reduce operational expenses, the Company disposed the land, building and office equipment located in the Burnaby Vancouver Station for $3.2 million in cash, resulting in a pre-tax gain of $2.2 million, net of transaction costs of $0.2 million.

12.    Restructuring Charges

        During the first quarter of 2004, the Company reduced its workforce by 15 people and incurred restructuring costs of $893,000 consisting of certain contractual amounts and other severance. As at June 30, 2004, the total severance liability was settled.

13.    Intangible Assets

        The following table summarizes the intangible assets at the dates indicated:

	June 30, 2005			December 31, 2004
(amounts in thousands)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	$8,700	$(3,696)	$5,004	$8,700	$(2,838)	$5,862
Other intangibles	2,121	(2,121)	—	2,121	(2,121)	—
Tradenames	700	(108)	592	700	(58)	642
Patents	6,500	(1,006)	5,494	6,500	(542)	5,958
Technology	16,400	(2,538)	13,862	16,400	(1,367)	15,033
Origination and termination contracts and related relationships	1,500	(300)	1,200	1,500	(150)	1,350
Software	27,338	(6,188)	21,150	21,286	(3,777)	17,509

Total intangible assets	$63,259	$(15,957)	$47,302	$57,207	$(10,853)	$46,354

        The software acquired during the six months period ending June 30, 2005 is being amortized over its estimated useful life of three to five years. The weighted-average amortization period for acquired intangibles in the six months ended June 30, 2005 equals approximately 4.1 years.

        Amortization expense for intangible assets totaled approximately $2.6 million and $5.1 million for the three and six months ended June 30, 2005 respectively and $2.0 million and $3.4 million for the three and six months ended June 30, 2004. Aggregate amortization expense for intangible assets is estimated to be:

Remainder of 2005	$5.5 million
Year ending December 31, 2006	$11.0 million
Year ending December 31, 2007	$11.0 million
Year ending December 31, 2008	$9.7 million
Year ending December 31, 2009	$8.6 million

14.    Property and Equipment

        The components of property and equipment are as follows:

	June 30, 2005	December 31, 2004
	(amounts in thousands)
Land	$1,430	$2,000
Telecommunications equipment	44,245	38,411
Buildings and equipment	4,827	4,681
Cable systems	59,181	59,168
Computer equipment	4,920	4,240
Leasehold improvements	3,205	3,172
Construction in progress	9,925	8,395

	127,733	120,067
Less: Accumulated depreciation	(28,877)	(19,280)

	98,856	100,787
Leased property under capital leases	38,462	37,377
Less: Accumulated depreciation	(5,879)	(4,081)

	32,583	33,296

Property and equipment, net	$131,439	$134,083

15.    Related Party

        The Company concluded the following transactions at exchange value with related parties in the normal course of business.

Nature of transaction with the related party	Classification in the Company's consolidated financial statements	Three Months Ended June 30, 2005	Three Months Ended June 30, 2004	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004
		(amounts in thousands)
Cerberus and affiliates
Financing	Interest expense(1)	$2,758	$1,021	$5,488	$1,021
Preferred stock dividend	Preferred stock dividends to parent company	$—	$1,583	$—	$3,958

        Amounts payable to related parties at June 30, 2005 total $100.1 million and $100.5 million at December 31, 2004.

(1)
During the three and six months ended June 30, 2005, the Company capitalized approximately $0.4 million and $0.7 million respectively of the total $2.8 million and $5.5 million of interest to property and equipment and software included in intangible assets ($nil for the three and six months ended June 30, 2004).

16.    Contingencies

        As previously reported, as part of its normal ongoing review of ITXC's operations in connection with the post-merger integration of Teleglobe and ITXC, Teleglobe had identified potential instances of noncompliance with the United States Foreign Corrupt Practices Act ("FCPA") relating to ITXC's operations in certain African countries prior to its merger with Teleglobe, consummated on May 31, 2004. Teleglobe voluntarily notified the Securities and Exchange Commission (the "SEC") and the U.S. Department of Justice (the "DOJ") of the matter, and has been cooperating fully with the SEC and the DOJ. The SEC had previously advised Teleglobe that it was conducting an informal inquiry into the matter. Teleglobe has been informed that the SEC issued a formal order of investigation on February 15, 2005 concerning ITXC's possible violations of the FCPA and possible related violations of the securities laws. On July 27, 2005, the SEC issued a subpoena to the Company for documents relating to its investigation. Teleglobe intends to continue to cooperate fully with the SEC and DOJ in the investigation. Teleglobe cannot predict the extent to which the SEC, the DOJ or any other governmental authorities will pursue administrative, civil or criminal proceedings, the imposition of fines or penalties or other remedies or sanctions. Teleglobe has not identified, and does not believe it is likely that, any material adjustment to its financial statements is or will be required in connection with the results of this investigation, although it is possible that a monetary penalty, if any, may be material to its results of operations in the period in which it is imposed.

        On April 14, 2004, Acceris Communications Technologies, Inc. commenced a patent infringement suit in the United States District Court of the District of New Jersey, against ITXC Corp., alleging that ITXC's VoIP services and systems infringe Acceris' U.S. Patent No. 6,243,373, entitled "Method and Apparatus for Implementing a Computer Network/Internet Telephone System." On May 7, 2004, ITXC filed a lawsuit against Acceris for infringement of a number of ITXC's VoIP patents. The suit alleged infringement of five of ITXC's United States Patents, numbers 5,889,774, 6,026,087, 6,404,864, 6,628,760 and 6,661,878, directed generally to the transmission of telephone calls over the Internet and the completion of telephone calls by switching them off the Internet and onto a public switched telephone network (PSTN). On July 6, 2004, the Court rejected Acceris' initial motion to dismiss ITXC's case based upon alleged failure to conduct an adequate pre-complaint investigation. The Company intends to vigorously defend against the allegations of infringement in that case and believes it has substantial defenses to them. However, an adverse result in this litigation could either result in injunctive relief precluding all or a portion of ITXC's VoIP activity or materially impact the Company's revenue and profitability. Litigation of such matters may require significant management and financial resources of the Company and adverse outcomes in such lawsuits could materially adversely affect our financial condition or operating results.

        ITXC and certain of its former officers/directors were named as defendants in several purported shareholder class action lawsuits commenced in 2001. The lawsuits allege, among other things, that, in connection with ITXC's public offerings of securities, its Prospectus did not disclose certain alleged practices involving its underwriters and their customers. These actions seek compensatory and other damages, and costs and expenses associated with the litigation. No discovery has taken place with respect to ITXC and the other issuer defendants. ITXC is one of hundreds of issuers named as defendants in substantially identical lawsuits. Management believes that ITXC and its officers/directors did not engage in any improper or illegal conduct. All of these cases have been consolidated for pretrial purposes before Judge Scheindlin in the Southern District of New York, who refused to dismiss the cases in an opinion issued in February 2003. All of the individual defendants who had been named as defendants in the Company's case have now been dismissed from the proceeding without prejudice, pursuant to a stipulation with the plaintiffs. Neither the individual defendants nor the Company nor its insurers paid any consideration for these dismissals. The issuer defendants, their insurance carriers and the plaintiffs have negotiated a settlement pursuant to which the insurance carriers would fund any monetary consideration, and it is anticipated that this proposed settlement will be submitted to the Court for approval in the near future. This settlement was approved by the court on February 15, 2005 on a preliminary basis. Under the terms of the proposed settlement, the Company would be dismissed from the litigation with prejudice and should neither have future liability to plaintiffs nor any significant expenses in connection with the litigation, except for a limited obligation to cooperate in discovery in the plaintiffs' continuing cases against the underwriters.

        We are routinely party to suits for collection, commercial disputes, claims from customers and/or suppliers over reconciliation of payments for voice minutes, circuits, Internet bandwidth and/or access to the public switched telephone network, leased equipment, and claims from estates of bankrupt companies alleging that we received preferential payments from such companies prior to their bankruptcy filings. While management currently believes that resolving such suits and claims, individually or in aggregate, will not have a material adverse impact on our financial position, the FCPA investigation and other litigation proceedings noted above are subject to inherent uncertainties and management's view of these matters may change in the future. Were an unfavorable final outcome to occur, such an outcome could have a material adverse impact on our financial position and results of operations for the period in which the effect becomes reasonably estimable.

17.    Subsequent Events

i)    Plan of Amalgamation

        On July 25, 2005, the Company entered into an Agreement and Plan of Amalgamation (the "Amalgamation Agreement") with Videsh Sanchar Nigam Limited ("VSNL") and VSNL Telecommunications (Bermuda) Ltd., a wholly owned subsidiary of VSNL ("Amalgamation Sub"). Pursuant to the Amalgamation Agreement, which is subject to approvals and closing conditions, Teleglobe will be amalgamated with Amalgamation Sub, and the resulting company will be a wholly owned subsidiary of VSNL (the "Amalgamation"). At the effective time of the Amalgamation, each common share of Teleglobe issued and outstanding immediately prior to the effective time (other than shares, if any, held directly or indirectly by Teleglobe, VSNL, Amalgamation Sub or any Teleglobe shareholder that has properly perfected its right to appraisal for such shares in accordance with the Companies Act 1981 of Bermuda (the "Companies Act")) will be exchanged for the right to receive $4.50 per share, all in accordance with the provisions of the Companies Act and the Amalgamation Agreement. Upon consummation of the Amalgamation, each option to purchase common shares of Teleglobe outstanding immediately prior to the effective time of the Amalgamation that has an exercise price per share less than $4.50 (whether or not then exercisable or vested) will entitle the holder thereof to the right to receive a cash payment in an aggregate amount equal to the product of (A) the excess of $4.50 over the exercise price per share of such option and (B) the number of shares subject to such option, and such option will be terminated and cancelled immediately prior to such effective time. Upon consummation of the Amalgamation, each option to purchase common shares of Teleglobe outstanding immediately prior to the effective time of the Amalgamation that has an exercise price per share equal to or greater than $4.50 will automatically be terminated and cancelled, without any consideration, as of such effective time. Upon consummation of the Amalgamation, each warrant to purchase common shares of Teleglobe outstanding immediately prior to the effective time of the Amalgamation (whether or not then exercisable or vested) shall entitle the holder thereof to the right to receive, upon exercise and payment of any applicable warrant consideration, a cash payment in an aggregate amount equal to the product of (A) $4.50 and (B) the number of shares subject to such warrant.

        Teleglobe's Board of Directors has approved the Amalgamation Agreement. The Amalgamation is conditioned on, among other things, the approval of the Amalgamation Agreement by the required vote of shareholders of at least a majority of the outstanding shares in Teleglobe's common share capital, expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and other applicable antitrust laws, the receipt of certain regulatory approvals specified in the Amalgamation Agreement, expiration of the time period for any applicable review process by the Committee on Foreign Investment in the United States without any action or recommendation by such committee to prevent consummation of the Amalgamation, and the number of shares of shareholders properly exercising their appraisal rights pursuant to the Companies Act does not exceed, in the aggregate, 5% of the outstanding Teleglobe's common shares capital. The Amalgamation Agreement also includes certain termination rights and provides that, upon termination of the Amalgamation Agreement under certain circumstances, Teleglobe would be required to pay VSNL a termination fee of $4.5 million. In addition, the Amalgamation agreement includes certain interim operating covenants, subject to certain exceptions, that required Teleglobe to obtain VSNL's prior written consent, which consent may not be unreasonably withheld, for taking certain actions. In connection with the signed Amalgamation Agreement, the Company incurred professional fees from its financial advisor in the amount of $900,000. The fees became due upon the execution of the Amalgamation Agreement on July 25, 2005. The remaining portion of the fees will become due upon consummation of the Amalgamation.

        In connection with the execution of the Amalgamation Agreement, Teleglobe Bermuda Holdings Ltd, an affiliate of Cerberus Capital Management, L.P. and the holder of approximately 66.2% of Teleglobe's outstanding common shares, has executed a voting agreement with VSNL pursuant to which it agreed to vote its Teleglobe shares in favor of the Amalgamation Agreement and the Amalgamation and against any alternative transaction, not to transfer its Teleglobe shares, and not to take certain actions specified therein to encourage or facilitate any such alternative transaction. The voting agreement also provides for Teleglobe Bermuda Holdings Ltd to pay to VSNL 75% of any proceeds in excess of $4.50 per share that may be received for its Teleglobe shares if the Amalgamation Agreement is terminated under certain circumstances. Certain trusts affiliated with Gerald Porter Strong, president and chief executive officer of Teleglobe, and with Richard D. Willett II, chief operating officer of Teleglobe, have executed similar voting agreements with VSNL. Each of the above-referenced voting agreements will terminate on the earliest to occur of (i) the effective time of the Amalgamation, (ii) the termination of such voting agreement by the mutual written agreement of the parties thereto, and (iii) the date of termination of the Amalgamation Agreement.

ii)    Operating Lease for Administrative Office

        On July 8, 2005, the Company signed a new lease agreement for its administrative premises with an initial term of 15 years ending December 31, 2020. The total lease payments amounting to approximately $16.2 million have been included in Note 19, Commitments and Contingencies, of the Company's 2004 audited annual Consolidated Financial Statements. The Company provided the lessor a first-ranking collateral hypothec of $3.0 million Canadian dollars over one of its properties.

18.    Recent Accounting Pronouncements

        In December 2004, the FASB issued SFAS 153, Exchanges of Nonmonetary Assets, an amendment of APBNo. 29, Accounting for Nonmonetary Transactions. SFAS 153 requires exchanges of productive assets to be accounted for at fair value, rather than at carryover basis, unless (1) neither the asset received nor the asset surrendered has a fair value that is determinable within reasonable limits or (2) the transactions lack commercial substance. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company's adoption of this standard did not have any impact on its Consolidated Financial Statements.

        In December 2004, the FASB released its final revised standard, SFAS No. 123R, Share-Based Payment. SFAS 123R requires that a public entity measure the cost of equity based service awards based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award or the vesting period. A public entity will initially measure the cost of liability based service awards based on its current fair value; the fair value of that award will be remeasured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation cost over that period. Adoption of SFAS 123R is required for the fiscal year beginning after June 15, 2005. The Company is evaluating SFAS 123R and believes the impact on the financial statements should be consistent with the FAS 123 pro forma disclosure contained in Note 6 of the unaudited interim Consolidated Financial Statements.

        In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections. SFAS 154 eliminates the requirement in APB Opinion No. 20, Accounting Changes, to include the cumulative effect of changes in accounting principle in the income statement in the period of change. Instead, to enhance the comparability of prior period financial statements, SFAS 154 requires that changes in accounting principle be retrospectively applied. Under the retrospective application, the new accounting principle is applied as of the beginning of the first period presented as if that principle had always been used. Adoption of SFAS 154 is required for accounting changes and corrections of errors made in the fiscal year beginning after December 15, 2005. The Company will adopt this new accounting standard on January 1st, 2006.

Report of Independent Registered Public Accounting Firm

To the Stockholders of
Teleglobe International Holdings Ltd:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Teleglobe International Holdings Ltd and its subsidiaries (Successor) at December 31, 2004 and 2003, and the results of their operations and their cash flows for the year ended December 31, 2004 and the seven months ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP
Chartered Accountants

Montreal, Canada
February 28, 2005

Report of Independent Registered Public Accounting Firm

To Teleglobe International Holdings Ltd:

        In our opinion, the accompanying combined statements of operations, divisional equity / deficit and cash flows present fairly, in all material respects, the results of operations and cash flows for the five months ended May 30, 2003 and for the year ended December 31, 2002 of the Telecommunications Group of Teleglobe Inc. (Predecessor), as described in Note 1 to the accompanying combined statements of operations, divisional equity / deficit and cash flows, in conformity with accounting principles generally accepted in the United States of America. These statements are the responsibility of the management of Teleglobe International Holdings Ltd; our responsibility is to express an opinion on these statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether these statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of operations, divisional equity / deficit and cash flows, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the statements of operations, divisional equity / deficit and cash flows. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 1 to the combined statements of operations, divisional equity / deficit and cash flows, the Predecessor filed petitions during May 2002 with the Ontario Superior Court of Justice (Canada), the United States Bankruptcy Court for the District of Delaware and the Chancery Division of the High Court of Justice (United Kingdom) for creditor protection and reorganization under the provisions of the respective country's laws and regulations. The accompanying combined statements of operations, divisional equity / deficit and cash flows of the Predecessor have been prepared assuming that the Predecessor would continue as a going concern. On May 30, 2003, a significant portion of the operations of the Predecessor were sold to Teleglobe International Holdings Ltd. as explained in Notes 1 and 3 to the combined statements of operations, divisional equity / deficit and cash flows, however certain assets and liabilities of the Predecessor were retained by Teleglobe Inc. As discussed in Notes 1 and 2 to the combined statements of operations, divisional equity / deficit and cash flows of the Predecessor, the continuing bankruptcy proceedings raise substantial doubt about the ability of the Predecessor to continue as a going concern. The combined statements of operations, divisional equity / deficit and cash flows of the Predecessor do not include any adjustments resulting from the disposition of certain operations to Teleglobe International Holdings Ltd. or that might result from the outcome of this uncertainty or the ultimate liquidation of any assets and liabilities retained by Teleglobe Inc.

/s/ PRICEWATERHOUSECOOPERS LLP
Chartered Accountants

Montreal, Canada
January 28, 2004

TELEGLOBE INTERNATIONAL HOLDINGS LTD

Consolidated Balance Sheets (Successor)
(amounts in thousands of United States Dollars, except share and per-share data)

	December 31, 2004	December 31, 2003
Cash and cash equivalents	$27,512	$35,279
Marketable securities	1,824	—
Accounts receivable, (net of allowance for doubtful accounts of $25,068 at December 31, 2004, and $34,295 at December 31, 2003)	210,588	163,804
Prepaid assets	3,774	4,689
Other current assets	6,415	3,702
Restricted cash	4,724	—

Total current assets	254,837	207,474
Property and equipment, (net of accumulated depreciation of $26,804 at December 31, 2004 and $6,743 at December 31, 2003)	149,627	121,839
Prepaid pension asset	18,802	19,838
Other long-term assets	2,836	4,254
Intangible assets, (net of accumulated amortization of $7,411 at December 31, 2004 and $1,072 at December 31, 2003)	30,810	10,352
Goodwill	96,877	—

Total assets	$553,789	$363,757

Accounts payable and accrued liabilities	$259,915	$228,798
Employee related payables	15,193	10,425
Accrued liabilities—affiliate company in 2004 (parent company in 2003)	537	5,542
Current portion of capital lease obligations	2,182	—
Current portion of deferred revenue	3,883	3,214

Total current liabilities	281,710	247,979
Deferred revenue	8,787	10,298
Deferred income tax liability	940	766
Long-term portion of capital lease obligations	1,112	—
Other long-term liabilities	3,090	2,456
Senior notes payable—affiliate company	100,000	—

Total non-current liabilities	113,929	13,520
Commitments and contingencies (Note 19)
Class A redeemable preferred stock (95,000 shares authorized, issued and outstanding, par value $0.01, liquidation preference of $1,000 per share plus any accrued or unpaid dividends)-parent company	—	95,000
Common stock (39,084,793 shares at December 31, 2004 and 28,106,757 shares at December 31, 2003 issued and outstanding and 400,000,000 shares authorized at December 31, 2004 and 28,106,757 shares authorized at December 31, 2003, par value $0.01)	391	281
Additional paid-in capital	188,495	12,194
Deferred compensation expense	(44)	—
Accumulated other comprehensive loss	(40)	—
Accumulated deficit	(30,652)	(5,217)

Total stockholders' equity	158,150	7,258

Total liabilities and stockholders' equity	$553,789	$363,757

The accompanying notes are an integral part of these financial statements.

TELEGLOBE INTERNATIONAL HOLDINGS LTD

Consolidated Statement of Operations (Successor) /
Combined Statements of Operations (Predecessor)
(amounts in thousands of United States Dollars, except share and per-share data)

	Successor		Predecessor
	December 31, 2004 12 months	December 31, 2003 7 months	May 30, 2003 5 months	December 31, 2002 12 months
Operating revenues
Telecommunication	$1,002,149	$496,317	$256,263	$755,861
Telecommunication revenues from related parties	—	—	105,105	254,434

Total operating revenues	$1,002,149	$496,317	$361,368	$1,010,295
Operating expenses
Telecommunication	744,016	344,190	245,207	570,312
Telecommunication—paid to related party	—	—	6,238	20,217
Network, exclusive of amortization and depreciation shown below	94,832	62,912	55,096	222,968
Selling, general and administrative, exclusive of stock based compensation, professional fees incurred in connection with the carve-out financial statements, bad debt expense, depreciation and amortization shown below	136,830	57,666	40,948	176,928
Stock-based compensation expense	33	7,475	—	556
Professional fees incurred in connection with the carve-out financial statements	—	3,621	—	—
Bad debt expense	675	687	3,656	46,946
Foreign exchange loss (gain)	(2,641)	4,216	(9,478)	(11,858)
Asset impairment and restructuring charges	893	—	—	1,620,178
Amortization of intangible assets	6,338	1,072	—	—
Depreciation	26,127	10,031	15,037	92,476

Total operating expenses	1,007,103	491,870	356,704	2,738,723
Interest expense	12,594	864	375	42,204
Interest expense—related party	6,592	292	126	5,138
Interest and other income	(1,058)	(537)	—	(4,310)
Other expense	81	11	—	955

Total expenses	1,025,312	492,500	357,205	2,782,710

(Loss) income before reorganization items and income taxes	(23,163)	3,817	4,163	(1,772,415)
Reorganization items, net	—	—	34,155	192,710

(Loss) income before income taxes	(23,163)	3,817	(29,992)	(1,965,125)
Income taxes	(1,686)	3,492	—	811

(Loss) income before cumulative effect of change in accounting policy	(21,477)	325	(29,992)	(1,965,936)
Cumulative effect of change in accounting policy	—	—	—	(4,015,416)

Net (loss) income	$(21,477)	$325	$(29,992)	$(5,981,352)

Preferred stock dividends to parent company	(3,958)	(5,542)

Net loss attributable to common stockholders	$(25,435)	$(5,217)

Basic and diluted loss per share	$(0.74)	$(0.19)

Number of common shares used for calculation	34,456,031	28,106,757

The accompanying notes are an integral part of these financial statements.

TELEGLOBE INTERNATIONAL HOLDINGS LTD.

Consolidated Statement of Stockholders' Equity/(Deficit) (Successor)
(amounts in thousands of United States Dollars, except share data)

	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Deferred Compensation Expense	Accumulated Other Comprehensive Income (loss)	Total Shareholders' Equity
Inception
Issuance of 28,106,757 shares of common stock	$281	$4,719	$—	$—	$—	$5,000
Net income, seven months ended December 31, 2003	—	—	325	—	—	325
Preferred stock dividends	—	—	(5,542)	—	—	(5,542)
Stock-based compensation	—	7,475	—	—	—	7,475

Balance at December 31, 2003	281	12,194	(5,217)	—	—	7,258
Net loss, 2004	—	—	(21,477)	—	—	—
Unrealized holding losses (net of tax)	—	—	—	—	(40)	—
Total comprehensive loss, 2004	—	—	—	—	—	(21,517)
Issuance of 10,978,036 shares of common stock	110	157,228	—	—	—	157,338
Issuance of stock options, net of amortization of deferred compensation expense of $33	—	16,285	—	(44)	—	16,241
Issuance of warrants	—	2,788	—	—	—	2,788
Preferred stock dividends	—	—	(3,958)	—	—	(3,958)

December 31, 2004	$391	$188,495	$(30,652)	$(44)	$(40)	$158,150

Combined Statements of Divisional Equity/(Deficit) (Predecessor)

	Divisional Equity/ (Deficit)	Accumulated Other Comprehensive Loss	Deferred Stock-based Compensation	Total
Balance at December 31, 2001	$3,182,160	$(16,580)	$(556)	$3,165,024
Net loss, 2002	(5,981,352)	—	—	—
Reversal of the cumulative translation adjustment relating to liquidated subsidiaries	—	14,557	—	—
Total comprehensive loss, 2002	—	—	—	(5,966,795)
Amortization of deferred stock based compensation	—	—	556	556
Net intercompany/interdivisional transfers*	37,095	—	—	37,095

Balance at December 31, 2002	(2,762,097)	(2,023)	—	(2,764,120)
Net loss, five months ended May 30, 2003	(29,992)	—	—	(29,992)
Net intercompany/interdivisional transfers*	1,674	—	—	1,674

Balance at May 30, 2003	$(2,790,415)	$(2,023)		$(2,792,438)

*
Net intercompany/interdivisional transfers represent unsecured financings from BCE Inc. and affiliates, net of payments on such financings and transfers with other specified divisions and subsidiaries of Teleglobe Inc.

The accompanying notes are an integral part of these financial statements.

TELEGLOBE INTERNATIONAL HOLDINGS LTD

Consolidated Statement of Cash Flows (Successor) /
Combined Statement of Cash Flows (Predecessor)

(amounts in thousands of United States Dollars)

	Successor		Predecessor
	December 31, 2004 12 months	December 31, 2003 7 months	May 30, 2003 5 months	December 31, 2002 12 months
Cash flows from operating activities
Net (loss) income	$(21,477)	$325	$(29,992)	$(5,981,352)
Adjustments to reconcile net (loss) income to net cash flows from operating activities:
Cumulative effect of change in accounting policy	—	—	—	4,015,416
Depreciation and amortization	32,465	11,103	15,037	92,476
Gain on disposal of property and equipment	(215)	—	—	—
Bad debt expense	675	687	3,656	46,946
Stock-based compensation	33	7,475	—	556
Non-cash asset impairment and restructuring charges	—	—	—	1,620,178
Deferred income taxes	174	766	—	—
Reorganization items, net	—	—	34,155	192,710
Other items	(3,499)	(600)	(15,778)	6,491
Changes in operating assets and liabilities net of effects of acquisitions and disposals
Accounts receivable	(9,471)	13,567	(186,257)	82,753
Prepaid assets	3,643	1,056	(297)	7,645
Other current assets	(3,377)	(501)	13,254	17,719
Accounts payable and accrued liabilities	(4,484)	(13,539)	265,061	(321,044)
Deferred revenue	(842)	372	(5,082)	(40,093)
Other liabilities	634	(84)	(108)	11,164

Net cash flows from operating activities before reorganization items	(5,741)	20,627	93,649	(248,435)
Reorganization items
Professional fees related to reorganization	—	—	(8,707)	(33,010)
Interest income related to reorganization	—	—	530	191
Foreign exchange loss on pre-petition debt	—	—	(34,000)	—

Net cash flows from operating activities	(5,741)	20,627	51,472	(281,254)

Cash flows from investing activities
Purchase of property and equipment	(28,877)	(8,210)	(4,016)	(38,018)
Proceeds on disposal of property and equipment	608	—	—	—
Sale of marketable securities	25,484	—	—	—
Restricted cash	1,594	—	—	—
Acquisition, net of cash acquired	—	(74,284)	—	—
Deferred charges	—	(2,854)	—	—
Cash acquired from merger with ITXC, net of acquisition costs paid	4,854	—	—	—
Proceeds from sale of investments	—	—	—	65,000
Proceeds on sale of liquidated subsidiaries, net	—	—	3,500	—

Net cash flows from investing activities	3,663	(85,348)	(516)	26,982

Cash flows from financing activities
Increase in short-term credit facilities	—	—	—	120,000
Increase in pre-petition debt	—	—	—	59,000
Proceeds from debtor-in-possession financing	—	—	—	115,921
Repayment of debtor-in-possession financing	—	—	—	(115,921)
Retirement of preferred stock — parent company	(95,000)	—	—	—
Dividend payment to parent company	(9,448)	—	—	—
Issuance of senior notes to affiliate company	100,000	—	—	—
Issue of common stock	10	5,000	—	—
Issue of preferred stock to parent	—	95,000	—	—
Repayment of note payable to parent	—	(25,000)	—	—
Proceeds of note payable-parent	—	25,000	—	—
Capital lease repayment	(1,251)	—	—	—
Net cash transfers in divisional equity/(deficit) of divisions and subsidiaries of Teleglobe Inc. not included in the Predecessor	—	—	1,674	36,295

Net cash flows from financing activities	(5,689)	100,000	1,674	215,295

Net (decrease) increase in cash and cash equivalents	(7,767)	35,279	52,630	(38,977)
Cash and cash equivalents at beginning of period	35,279	—	26,796	65,773

Cash and cash equivalents at end of period	$27,512	$35,279	$79,426	$26,796

Supplemental disclosure
Interest paid	$5,742	$292	$126	$54,871
Income taxes paid	$1,854	$16	$—	$—
Significant non-cash transactions are described in Note 3.

The accompanying notes are an integral part of these financial statements.

TELEGLOBE INTERNATIONAL HOLDINGS LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (SUCCESSOR)/
AND COMBINED FINANCIAL STATEMENTS (PREDECESSOR)

1.    Description of the Business

Successor

        Teleglobe International Holdings Ltd, a company incorporated in Bermuda, and its subsidiaries ("TIH" or the "Successor" or the "Company"), commenced active operations following the purchase of certain assets and liabilities consisting of the core voice, data and mobile roaming services of Teleglobe Inc. and its subsidiaries ("Teleglobe Inc.") on May 30, 2003. TIH provides international voice, data, and value-added services comprised mainly of mobile global roaming and signaling services. TIH operates global telecommunication networks, has ownership interests in subsea and terrestrial cable systems and enables Internet connectivity through the use of satellite dishes. In North America, TIH is subject to regulation by the Canadian Radio-television and Telecommunications Commission and Industry Canada; the U.S. Federal Communications Commission, under the Communications Act of 1934, as amended; and, in some U.S. states, state public utilities commissions with regard to the provision of intrastate services. Within the United Kingdom, TIH is subject to regulation by the Office of Communications. In other areas of the world, TIH is subject to various foreign regulations.

        TIH's customers include telecommunication carriers, mobile operators, Internet service providers, content providers, and research, education and government organizations.

        On September 18, 2002, TLGB Acquisition LLC ("TLGB"), an affiliate of Cerberus Capital Management, L.P. ("Cerberus") entered into a Purchase Agreement with Teleglobe Inc. to acquire certain assets and assume certain liabilities of Teleglobe Inc. On December 1, 2002, following approval of the sale by the Ontario Superior Court of Justice, the United States Bankruptcy Court, and the Chancery Division of the High Court of Justice, Teleglobe Inc. entered into Interim Management Agreements ("IMA") for its core voice, data and roaming businesses with TLGB. Under the terms of the IMA, TLGB assumed day-to-day management responsibility for the operations of the Predecessor (as described below) on December 1, 2002, which continued to operate under bankruptcy protection as described below, pending receipt of regulatory and other approvals. Pursuant to the IMA, TLGB was entitled to a management fee, upon the closing of a purchase or the termination of the IMA, based on certain cash flows during the IMA period related to the operations to be acquired by TIH. On April 29, 2003, pursuant to a settlement agreement between TLGB and Teleglobe Inc. and its subsidiaries, the parties effectively agreed to eliminate the management fee agreed to in the IMA. During the period of the IMA, the Predecessor paid certain costs on behalf of TLGB related to these management services in the amount of $1.3 million. These costs were included in selling, general and administrative expenses of the Predecessor.

        Prior to closing, Teleglobe Inc. transferred the assets and liabilities that constituted the Predecessor into wholly-owned subsidiaries newly formed for purposes of consummating the transaction. These subsidiaries were acquired by TIH, which was a wholly-owned subsidiary of TLGB at the time of closing. On May 30, 2003, this acquisition was completed for cash consideration of $125 million plus acquisition costs. See Note 3 for further information.

        On May 31, 2004, TIH acquired ITXC Corp. ("ITXC"), a provider of Voice over Internet Protocol (VoIP) wholesale services, by merging a merger subsidiary with and into ITXC whereby ITXC became the surviving corporation and a wholly-owned indirect subsidiary of TIH. The results of operations of ITXC are included in the consolidated statement of operations of TIH as of June 1, 2004. See Note 3 for further information.

Predecessor

        The Predecessor consists of the Telecommunications Group of Teleglobe Inc. and includes the global communications and e-business operations carried out by Teleglobe Inc. and certain of its subsidiaries. The Predecessor does not include the net assets, operations or cash flows related to: the Teleglobe Marine Group which held ownership interests in certain ships and submersible vehicles which were not acquired by the Successor; the Excel retail telecommunication services which were sold by Teleglobe Inc. in 2002; the ORBCOMM satellite-based communication system which was divested by Teleglobe Inc. in 2001; and certain corporate investments in other companies. The Predecessor provided international voice transport, data transport and wireless roaming services. The Successor operates global telecommunication networks comprising subsea and terrestrial cable systems and satellite capacity.

        During the year ended December 31, 2002, Teleglobe Inc. was a wholly-owned subsidiary of BCE Inc.

        During 2002, as a result of negative developments in the telecommunications industry, continuing losses and the decision by BCE Inc, to cease further financial support of Teleglobe Inc., management concluded that a significant restructuring of the Predecessor operations was required.

        On May 15, 2002, Teleglobe Inc. filed a voluntary petition with the Ontario Superior Court of Justice for an Order providing creditor protection under the Companies' Creditors Arrangement Act (CCAA). On May 28, 2002, Teleglobe Inc. filed a similar petition for relief with the United States Bankruptcy Court for the District of Delaware under Chapter 11 of the United States Bankruptcy Code. On May 20, 2002, Teleglobe Inc. filed petitions under the laws of the United Kingdom for administration orders with the Chancery Division of the High Court of Justice under section 9 of the United Kingdom Insolvency Act.

        Throughout 2002 and the five months ended May 30, 2003, the Predecessor carried out restructuring activities to reduce capacity, close facilities and reduce the number of employees. Also in September 2002, Teleglobe Inc. agreed to sell its core voice and data business to the Successor. Accordingly, the majority of the operations were expected to be continued in a new entity. In December 2002, the IMA was entered into resulting in management of the business being assumed by affiliates of the Successor. During this period, Teleglobe, Inc. did not file any plan of reorganization. As a result of the closing of the acquisition on May 30, 2003, it was unlikely that the remaining assets of the Predecessor would continue to be in operations. As a result of these conditions and events, there was substantial doubt about Teleglobe Inc.'s ability to continue as a going concern. The financial statements of the Predecessor do not include any adjustments that would result from the inability to continue as a going concern.

        On December 31, 2002, 6038441 Canada, a wholly-owned subsidiary of Ernst & Young Inc., acquired all of the outstanding and issued common and preferred shares of Teleglobe Inc. from BCE Inc. and its affiliates for a nominal amount. The sale was approved by the Ontario Superior Court of Justice. Ernst & Young Inc. is the court-appointed monitor with respect to the creditor protection proceedings and holds the shares for the benefit of the stakeholders of Teleglobe Inc.

2.    Basis of Presentation and Significant Accounting Policies

Basis of presentation

Successor

        The consolidated financial statements of the Successor include the consolidated accounts of Teleglobe International Holdings Ltd and its subsidiaries and have been reported in United States dollars. In addition, TIH reviews its relationships with other entities to assess if it is the primary beneficiary of a variable interest entity. If the determination is made that it is the primary beneficiary, then that entity is consolidated. Currently the Company is not the primary beneficiary of any variable interest entity. The financial statements have been prepared in accordance with generally accepted accounting principals ("GAAP") in the United States of America. The Company's controlling shareholder is Cerberus. All significant intercompany balances and transactions have been eliminated in consolidation.

        The financial statements of the Successor are not comparable to the Predecessor financial statements due to the new basis of accounting adopted on the acquisition of the businesses, certain assets and liabilities of Teleglobe Inc. not being acquired by the Successor and restructuring activities that occurred prior to the acquisition. In addition, the assets, liabilities and results of ITXC are included in the Successor financial statements as of June 1, 2004.

Predecessor

        The accompanying combined financial statements of the Predecessor include the assets, liabilities, revenues and expenses of the Predecessor, which represent a division of Teleglobe Inc. The division includes certain operations of Teleglobe Inc. and several of its subsidiaries relating to the Predecessor. As the division is not a legal entity, divisional equity reflects the difference between the Predecessor's assets and liabilities and includes unsecured financing provided by and repaid to BCE Inc. and its affiliates and other transfers of cash among other divisions of Teleglobe Inc. All amounts due to or from BCE Inc. and its affiliates and other divisions of Teleglobe in the normal course of operations have been included in the divisional assets and liabilities. These combined financial statements include all of the corporate costs of Teleglobe Inc. as these operations constituted the primary continuing operations of Teleglobe Inc. during the periods presented. In addition, these financial statements include all of the long term debt and financing costs of Teleglobe Inc. Income taxes have been allocated in these combined financial statements on a separate return basis. However, the financial information included herein may not reflect the financial position, operating results, changes in divisional equity and cash flows in the future or what they would have been had the Predecessor been a separate, stand-alone entity during the periods presented.

        BCE Inc. provided Teleglobe Inc. with certain services, including insurance, accounting, internal audit, treasury, and security services. In addition, BCE Inc. charged Teleglobe Inc. a management fee for providing such services based on a proportionate share of the direct costs. This fee is reflected in the Predecessor's financial statements. These transactions are more fully described in the footnote on Related Party Transactions in Note 20. Management believes that the fees charged by BCE Inc. were a reasonable allocation of these expenses.

        Subsequent to May 14, 2002, the Predecessor's financial statements were prepared in accordance with Statement of Position 90-7 ("SOP 90-7"), Financial Reporting by Entities in Reorganization under the

Bankruptcy Code and generally accepted accounting principles applicable to a going concern which assumes the realization of assets and the payment of liabilities in the ordinary course of business. The Predecessor considered the going concern principle appropriate as the Company was being operated with a plan to restructure its operations and activities as a continuing business. The financial statements for this bankruptcy period present the assets of the Predecessor on a cost basis and not at their realizable value on a liquidation basis. SOP 90-7 requires (i) that pre-petition liabilities that are subject to compromise be segregated in the Predecessor's combined balance sheet as liabilities subject to compromise and (ii) that revenues, expenses, realized gains and losses, and provisions for losses resulting from the reorganization and bankruptcy of the Predecessor be reported separately as reorganization items in the combined statement of operations.

        The combined financial statements of the Predecessor do not reflect any transactions, events or circumstances subsequent to May 30, 2003 related to the assets, liabilities, operations or cash flows of the bankruptcy estate, including any liquidation, disposal of assets, settlements of obligations or other releases that may have been obtained by the bankruptcy.

Revenue recognition

        Revenues from voice, data and mobile roaming services based on usage are recognized when the voice calls or data are transmitted, based on contracted rates. For certain voice contracts, contracted rates may be renegotiated with retroactive effect. For previously recognized revenue, these rate amendments are recognized when the new rates are established. Revenue for data transport services based on fixed price arrangements are recognized on a straight line basis over the term of the contract. TIH records the sale of services to customers gross when the services are provided in conjunction with another supplier's equipment or software when TIH is the primary obligor in the arrangement. The Company's revenues from broadband and bandwidth services in which the Company provides customers with private line services or rights to use unlit or dark fiber through indefeasible rights to use ("IRUs") and lease contracts are accounted for as service arrangements. Revenues under these service arrangements are recognized on a straight line basis over the term of the contracts, beginning on the date of customer acceptance. Amounts received in advance for any services are recorded as deferred revenue. In the event that a customer terminates an IRU or lease contract prior to the contract expiration and releases the obligation to provide future services, the remaining unamortized deferred revenue is recognized in the period the contract is terminated.

Non-monetary transactions

        The Successor and Predecessor engage in transactions with other providers of telecommunication services such as buying, selling, swapping and/or exchanging capacity, conduit and fiber to complete and complement their network. Depending upon the terms of the agreement, certain transactions are accounted for as non-monetary transactions with no revenue and no cost recognition as these exchanges are not considered the culmination of an earning process.

Telecommunication and network expenses

        Telecommunication expenses consist of amounts paid or payable to domestic and foreign carriers for the termination of voice traffic. Network expenses are costs related to terrestrial, satellite and subsea leased circuits for the network backbone, to specific leased circuits required for certain customers to access the backbone and to the operation, maintenance and restoration of submarine cable and terrestrial fiber systems capacity. Depreciation and amortization expense on network assets is recorded separately in depreciation and amortization expense.

Selling, general and administrative expenses

        Selling, general and administrative expenses include salary, incentives, commissions, payroll tax and benefit expenses for sales and marketing personnel, and expenses associated with participation in industry meetings and trade shows.

        Selling, general and administrative expenses also include salary, payroll tax and benefit expenses for general corporate functions, including executive management, finance, and administration, as well as engineering, operations, global traffic management, legal, facilities, IT and human resources. Also included are expenses relating to facilities, costs of regulatory compliance and professional fees.

Advertising costs

        Advertising costs are expensed as incurred. During the year ended December 31, 2004, the seven months ended December 31, 2003, the five months ended May 30, 2003, and the year ended December 31, 2002, the Successor and Predecessor expensed approximately $612,000, $295,000, $162,000 and $1,637,000, respectively, of such costs.

Use of estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are used for revenues, telecommunications and network termination costs, the allowance for doubtful accounts, impairments of long-lived assets and goodwill, restructuring costs and income taxes, among others. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated and combined financial statements in the period they are determined to be necessary. Management bases its estimates on historical experience, industry standards and on various other assumptions believed to be reasonable under the circumstances. Actual results could differ materially from the estimates.

Cash and cash equivalents

        All highly liquid investments with a term to maturity of 90 days or less at date of acquisition are classified as cash and cash equivalents.

Marketable Securities

        Marketable securities consist of fixed income investments which can be readily purchased or sold using established markets. In accordance with SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities," Management determines the appropriate classification of debt securities at the time of purchase and reassesses the appropriateness of the classification as of each balance sheet date.

Such investments are classified as available-for-sale. Fair value is based on quoted market prices. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion, as well as interest, are included in interest income. Unrealized gains and losses are included in accumulated other comprehensive income (loss) and once realized are recorded in the results of operations. Realized gains and losses and declines in value judged to be other-than temporary are included in investment income. The cost of securities sold is based on the specific identification method.

Accounts receivable

        Accounts receivable are stated net of an allowance for doubtful accounts. The Successor and Predecessor establish an allowance for doubtful accounts based on factors affecting the credit risk of specific customers, as well as historical trends and other information.

Concentration of credit risk

        The Successor and Predecessor may be subject to credit risk due to concentrations of receivables from companies that are communications providers, Internet service providers and cable television companies.

        The Successor and Predecessor perform ongoing credit evaluations of customers' financial condition and typically the Company does not require significant collateral from customers.

        The Successor is also subject to concentrations of credit risk on their temporary cash investments due to the use of a limited number of banking institutions. The Successor mitigates this risk by placing temporary cash investments with major financial institutions, which have all been accorded high ratings by primary rating agencies.

Foreign Exchange and Interest Rate Risks

        TIH operates internationally and is exposed to market risks related to foreign currency fluctuations. To mitigate these risks, TIH periodically uses derivative financial instruments such as forward foreign exchange contracts. There were no forward foreign currency exchange contracts entered into during the year nor outstanding at December 31, 2004. TIH is also exposed to market risks associated with changes in interest rates. TIH does not use any derivative instruments to manage its exposure to fair value fluctuations relating to its fixed-rate long-term debt.

        The Predecessor operated internationally and was exposed to market risks related to foreign currency fluctuations. To mitigate these risks, the Predecessor periodically used derivative financial instruments such as forward foreign exchange contracts and foreign currency options. The Predecessor was also exposed to market risks associated with changes in interest rates. To manage these risks, the Predecessor periodically used interest rate swaps.

Derivative financial instruments

        The Successor and Predecessor do not hold or issue derivative financial instruments for trading or speculative purposes. Derivative financial instruments are subject to standard credit terms and conditions. Derivative financial instruments are reported in the balance sheet at fair values. As none of the derivative instruments were designated as hedges for the periods presented, all changes in fair values of derivative instruments were recognized in earnings in the respective periods. The Company did not enter into any derivative instrument during the year ended December 31, 2004.

Property and equipment

        Property and equipment are recorded at cost including, when applicable, salaries and employee benefits directly related to the construction or development of the asset and interest costs incurred to finance construction as required under SFAS No. 34, Capitalization of Interest Cost. The cost of construction in progress is transferred to the appropriate asset category, based on the nature of the project, as construction projects are completed and/or equipment is available for use.

        Investments in cable systems in the form of IRUs are recorded as leased property under capital leases. Those that do not meet the criteria to be classified as capital leases are accounted for as service contracts or operating leases. Amounts paid in advance related to service contracts or operating leases are included in other assets and amortized on a straight-line basis over the term of the arrangement.

        Depreciation is determined on a straight-line basis over the estimated useful life of the various asset classes. The estimated useful lives of capital assets are as follows:

Telecommunications equipment	3 to 15 years
Buildings and equipment	12 to 25 years
Cable systems	15 years
Computer software and equipment	3 to 8 years
Leasehold improvements	Lessor of useful life and term of the lease
Leased property under capital leases	Lesser of useful life and term of the lease

        Any gain or loss resulting from the sale or retirement of capital assets is charged to other income or other expense for the year. Maintenance, repairs and re-engineering costs are charged to expense as incurred.

        Costs relating to internal-use software are capitalized in accordance with SOP 98-1, if they are application development phase activities or are specified modifications to existing internal-use software that results in additional functionality of the software. The costs of ongoing maintenance, support and training activities are expensed as incurred.

Translation of foreign currencies

        The functional currency of the Successor and all of its operations is the United States dollar. Effective January 1, 2002 the functional currency of all of the operations of the Predecessor was the United States dollar. Prior to January 1, 2002, the functional currency of certain of the Predecessor's non-U.S. subsidiaries was a currency other than the U.S. dollar. The change in functional currency resulted from the centralization of international operations of the Predecessor. The financial information of those subsidiaries with a functional currency other than the U.S. dollar was translated using the current rate method whereby assets and liabilities were translated at the period end rate and revenue, expenses, gains and losses at the weighted average exchange rate for the period. The resulting translation adjustments were included in other accumulated comprehensive income in divisional deficit.

Exchange gains and losses on foreign currency transactions denominated in a currency other than the functional currency are included in income for the periods in which the exchange rates changed.

Fair value of financial instruments

        The fair value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities and employee related payables are comparable to the carrying amount thereof given their short-term maturity. Capital lease obligations approximate their fair value. Marketable securities are classified as available-for-sale and reported at fair value using the specific identification method. The senior notes payable have a carrying value of $100.0 million and a fair value of approximately $99.4 million based on quoted market prices of similar instruments.

Goodwill and intangible assets

        The Successor's intangible assets include customer relationships, non-compete agreement, technology and its related software, tradenames, ITXC related patents and origination/termination contracts and related relationships. The customer relationships are being amortized using the straight line method over 5 years and the non-compete agreement is being amortized using the straight line method over twelve months. The technology, tradenames and patents are being amortized using the straight line method over their estimated useful lives of 7 years. The software related to the technology is being amortized using the straight line method over its estimated useful life of 4 years and the origination/termination contracts and related relationships are being amortized using the straight line method over 5 years.

        As of January 1, 2002 (upon the adoption of SFAS No. 142), goodwill is no longer amortized, but is evaluated for impairment at least annually, or more frequently if events or circumstances indicate that the asset might be impaired, based on the fair value of the reporting unit to which the goodwill relates. The adoption of SFAS No. 142 in 2002 resulted in the Predecessor's goodwill being fully impaired. This impairment was accounted for as a change in accounting policy, resulting in a cumulative adjustment which is described in Note 8. The current amount of goodwill included on the Consolidated Balance Sheet originates from the merger with ITXC.

Impairment of long-lived assets

        The carrying amount of long-lived assets or groups of long-lived assets, excluding financial instruments, prepaid pension asset, and deferred tax assets, are reviewed for impairment whenever events or changes in events indicate that the carrying amount of such assets may not be recoverable. The determination of any impairment includes a comparison of estimated undiscounted future cash flows anticipated to be generated during the remaining life of the asset or group of assets to the net carrying value of the asset or group of assets. The amount of any impairment recognized is the difference between the carrying value and the fair value.

Employee benefit plans

        The Company's pension plans, covering certain employees, include a contributory plan, a non-contributory plan and a supplementary employee retirement plan ("SERP"). For certain employees, the Company also offers a non-pension post-retirement benefit plan covering retiree life insurance and health care coverage.

        For defined benefit employee plans, current service costs are recorded in income in the year the services are rendered. The corridor method is used to amortize actuarial gains and losses (such as changes in actuarial assumptions and experience gains and losses). Under the corridor method, amortization is recorded only if the accumulated net actuarial gains or losses exceed 10% of the greater of the projected benefit obligation and the value of the plan assets. The difference between the value of assets contributed to the plans and the liabilities for pension recognized as net pension cost of prior periods is reported in the balance sheet as a net asset or liability.

Income taxes

        Deferred tax liabilities and assets are determined based on the differences between the book values and the tax bases of assets and liabilities, using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to offset any deferred tax asset if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Earnings per share

        Earnings per share has not been presented for the Predecessor as the combined financial statements for the Predecessor represent a division only.

Employee stock-based compensation

        The Successor and Predecessor account for stock-based awards to employees and directors using the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"). Under the intrinsic value method, when the market price of the underlying stock on the date of grant exceeds the exercise price of the Company's employee stock award, compensation expense is recognized over the vesting period.

        The Successor and Predecessor are required under SFAS No. 123 to disclose pro forma information regarding stock-based award grants made to its employees based on specified valuation techniques that produce estimated compensation charges. The pro forma information is included in Note 17.

Comprehensive Income (Loss)

        The Successor's components of accumulated other comprehensive income (loss) are comprised of unrealized gains (losses) on available-for-sale securities. The Predecessor's accumulated other comprehensive income (loss) includes foreign exchange translation adjustments from certain subsidiaries whose functional currency was not the US dollar.

Segments

        The operations of the Company are managed on an integrated basis with no separate operating results for its services or geographic locations. Accordingly, information on segments is not provided.

Recent accounting pronouncements

        In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities, an interpretation of ARB NO. 51, which addresses consolidation by business enterprises of variable interest entities ("VIEs") either: (1) that do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) in which the equity investors lack an essential characteristic of a controlling financial interest. In December 2003, the FASB completed deliberations of proposed modifications to FIN 46 (Revised Interpretations) resulting in multiple effective dates based on the nature as well as the creation date of the VIE. VIEs created after January 31, 2003, but prior to January 1, 2004, may be accounted for either based on the original interpretation or the Revised Interpretations. However, the Revised Interpretations must be applied no later than the first quarter of fiscal year 2004. VIEs created after January 1, 2004 must be accounted for under the Revised Interpretations. The Company's adoption of this standard did not have any impact on the Company's financial statements.

        In December 2004, the FASB issued SFAS 153, Exchanges of Nonmonetary Assets, an amendment of APBNo. 29, Accounting for Nonmonetary Transactions. SFAS 153 requires exchanges of productive assets to be accounted for at fair value, rather than at carryover basis, unless (1) neither the asset received nor the asset surrendered has a fair value that is determinable within reasonable limits or (2) the transactions lack commercial substance. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company is currently evaluating the potential impact this may have on its financial position, results of operations or cash flows.

        In December 2004, the FASB released its final revised standard, SFAS No. 123R, Share-Based Payment. SFAS 123R requires that a public entity measure the cost of equity based service awards based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award or the vesting period. A public entity will initially measure the cost of liability based service awards based on its current fair value; the fair value of that award will be remeasured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation cost over that period. Adoption of SFAS 123R is required for fiscal periods beginning after June 15, 2005. The Company is evaluating SFAS 123R and believes the impact on the financial statements should be consistent with the FAS 123 pro forma disclosure contained in Note 17 of the financial statements.

3.    Acquisitions

        (a)    On May 31, 2004, the merger with ITXC was completed. ITXC is a provider of Voice over Internet Protocol (VoIP) wholesale services. The merger is intended to bring the Company greater size and breadth of product offerings and opportunities for synergies in the combination of the businesses. Upon consummation of the merger, all the outstanding shares of ITXC's common shares were converted into 10,876,286 common shares of the Company at a fair value of $14.46 per share for a total fair value of $157.3 million, determined as of the date of announcement of the acquisition, November 4, 2003. All outstanding options and warrants of ITXC were converted into 1,595,323 stock options and 219,942 warrants of the Company for a total fair value of $19.1 million. The warrants are exercisable anytime prior to April 30, 2008 at an exercise price of $3.41 per share. The range of exercise price for the options is $0.02 to $430 per share. At May 31, 2004, 1,152,067 options had vested and 443,256 options were unvested. The intrinsic value applicable to the unvested stock options, valued at $77,000, is being expensed over the future vesting period of the stock options. The fair value of options and warrants was estimated using the Black Scholes valuation methodology. See Note 17 for more information regarding the weighted average assumptions used in the valuation.

        The merger has been accounted for using the purchase method and the purchase price was allocated to the acquired assets and liabilities based on the estimated fair values determined using management's best estimates and independent valuations as at the acquisition date. The allocation of the purchase price was finalized on December 31, 2004 except for certain pre-acquisition contingencies related to ongoing litigation and a sales tax audit. The excess of the purchase consideration over the estimated fair value of net assets acquired, in the amount of $96.9 million has been accounted for as goodwill.

        The original allocation was revised based on the availability of additional evidence concerning the acquisition date fair value of certain assumed liabilities and accounts receivable and the fair value of stock options issued was adjusted. As a result, accounts receivable increased by $0.4 million, accounts payable and accrued liabilities increased by $2.5 million, goodwill decreased by $1.1 million and the fair value of stock options, and related additional paid-in-capital decreased by $3.2 million.

        The allocation of the purchase consideration to the estimated fair value of the net assets acquired is as follows:

ITXC (000's)
Estimated fair value of net assets acquired:
Cash and cash equivalents	$7,915
Marketable securities	27,348
Restricted cash	6,317
Accounts receivable	41,642
Prepaids, deposits and other assets	3,600
Property and equipment	24,550
Intangible assets	27,400
Goodwill	96,877
Accounts payable and accrued liabilities	(53,763)
Capital lease obligations	(1,227)
Deferred compensation expense	77

Net identifiable assets acquired	$180,736

Purchase consideration:
Fair value of common shares issued	$157,327
Fair value of warrants issued	2,788
Fair value of stock options issued	16,285
Acquisition costs	4,336

Total purchase consideration	$180,736

        As at May 31, 2004, ITXC has a federal and state net operating loss (NOL) carryforward of approximately $195 million and $200 million respectively. The federal NOL carryforwards expire from 2011 to 2024. The state NOL carryforwards expire from 2004 to 2011. The Company has not performed a detailed analysis to determine whether an ownership change under Section 382 of the Internal Revenue Code occurred in respect to 1) ITXC's initial public offering on October 1, 1999; 2) ITXC's acquisition of eFusion, Inc. on October 12, 2000 and 3) ITXC's merger with Teleglobe on May 31, 2004, but believes that it is likely that such a change occurred. The effect of an ownership change would be the imposition of an annual limitation on the use of NOL carryforwards attributable to periods before the change. The Company has not yet determined the amount of the potential limitation. The limitation may significantly impair the NOL carryforward amounts. In addition, the annual limitation may be significant enough to impede ITXC's ability to access all of its NOL carryforwards in light of their limited carryforward period.

        ITXC's net deferred tax assets related to loss carry forwards as at May 31, 2004 of approximately $78 million and other deductible temporary differences of approximately $21.9 million have been fully reduced by a valuation allowance as the Company believes that it is more likely than not that the related tax benefits will not be realized.

        If and when the tax benefits for those items are recognized in the financial statements after the acquisition date, the amounts recognized shall be applied (a) first to reduce to zero any goodwill related to the acquisition, (b) second to reduce to zero other noncurrent intangible assets related to the acquisition, and (c) third to reduce income tax expense.

        The goodwill recognized is not tax deductible for corporate income tax purposes.

        The results of operations of ITXC are included in the consolidated statement of operations of TIH as of June 1, 2004.

        (b)    On May 30, 2003, the Company acquired 100% of the shares of companies formed by Old Teleglobe prior to closing to hold certain core assets and liabilities of the Predecessor for a total cash consideration of $125 million plus acquisition costs of $9.6 million (the "Acquisition"). The cash consideration paid was funded by $95 million in redeemable preferred stock, approximately $5 million in common stock and a $25 million temporary working capital loan from TLGB Acquisition LLC.

        The business acquired provided voice transport, data transport, mobile global roaming and other telecommunication services on a wholesale basis.

        The Company accounted for the Acquisition as a purchase business combination and accordingly, the cost was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The excess of the fair value of the net assets acquired over the purchase price has been allocated as a pro-rata reduction of the property and equipment, customer relationships and certain other non-current assets other than prepaid pension asset and deferred income taxes.

        The allocation of the purchase price was finalized during the second quarter of 2004. The original allocation was revised based on the availability of additional evidence concerning the acquisition date fair value of certain assumed liabilities. As a result, current liabilities decreased by $12.2 million, other current assets decreased by $3.1 million, property and equipment decreased by $8.0 million, intangible assets decreased by $0.5 million and other assets decreased by $0.5 million. The adjustments to depreciation and amortization expenses are being applied prospectively.

        The final purchase price allocation is as follows:

(amounts in thousands)	Final
Cash	$60,276
Other current assets	183,349
Property and equipment	114,043
Intangible assets	10,821
Prepaid pension asset	20,421
Other assets	3,335
Current liabilities	(242,004)
Deferred revenue	(13,140)
Other liabilities	(2,541)

Total	$134,560

        (c)    The following reflects the unaudited pro-forma results of operations for the year ended December 31, 2003 giving effect to the ITXC merger and the Acquisition as if they had taken place on January 1, 2003 and for the year ended December 31, 2004 giving effect to the ITXC merger as if it had taken place on January 1, 2004.

(amounts in thousands, except per share amounts)	Year Ended December 31, 2004	Year Ended December 31, 2003
	Unaudited
Operating revenues	$1,147,779	$1,181,319
Net loss before income taxes	(43,610)	(43,182)
Net loss	(42,148)	(46,782)
Net loss per common share	$(1.08)	$(1.21)

4.    Restricted Cash

        In conjunction with its letters of credit for its leased premises, the Company has $2.1 million in restricted cash as of December 31, 2004 that represents the collateral supporting the letters of credit for the leased premises in Princeton, New Jersey. The remaining amount of $2.6 million in restricted cash at December 31, 2004 relates to collateral provided for commercial letters of credit. The letters of credit expire through July 2005.

5.    Marketable Securities

        The Company's available for sale investments, including amounts in cash equivalents ($13.3 million and $22.2 million at December 31, 2004 and December 31, 2003, respectively) and marketable securities, are as follows:

(amounts in thousands)	December 31, 2004	December 31, 2003
Money market funds and equivalent	$13,339	$22,199
Corporate bonds	765	—
Asset-backed securities	1,059	—

Total	$15,163	$22,199

        Under the specific identification method, gross realized losses for the year ended December 31, 2004 are approximately $40,000 and nil for the seven months ended December 31, 2003, five months ended May 30, 2003 and year ended December 31, 2002.

        The Company's available for sale securities have the following maturities at December 31, 2004:

	Cost	Market
Due in one year or less	$1,864	$1,824

6.    Valuation and Qualifying Accounts

Deducted from asset account—allowance for doubtful accounts (amounts in thousands)	Beginning Balance	Charged to costs and expenses	Charged to other accounts(1)	Recoveries/ (Write-offs)	Ending Balance
Predecessor
Year ended December 31, 2002	$103,041	$46,946	—	$(93,291)	$56,696
Five months ended May 30, 2003	56,696	3,656	—	(9,701)	50,651
Successor
Seven months ended December 31, 2003	48,578	687	—	(14,970)	34,295
Year ended December 31, 2004	$34,295	$527	$3,787	$(13,541)	$25,068
Deducted from asset account—valuation allowance for deferred income tax assets (amounts in thousands)
Predecessor
Year ended December 31, 2002	$531,610	$749,428	—	$—	$1,281,038
Five months ended May 30, 2003	1,281,038	(11,614)	—	—	1,269,424
Successor
Seven months ended December 31, 2003	450	3,704	—	—	4,154
Year ended December 31, 2004	$4,154	$11,990	$99,880	$—	$116,024

(1)
The increase to the allowances are due to the acquisitions described in Note 3.

7.    Property and Equipment

        The components of property and equipment are as follows:

	Successor
	December 31, 2004	December 31, 2003
	(amounts in thousands)
Land	$2,000	$2,115
Telecommunications equipment	38,411	14,053
Buildings and equipment	4,681	4,281
Cable systems	59,168	62,999
Computer software and equipment	16,096	6,861
Leasehold improvements	3,172	1,645
Construction in progress	15,306	3,837

	138,834	95,791
Less: Accumulated depreciation	(22,684)	(5,426)

	116,150	90,365
Leased property under capital leases	37,597	32,791
Less: Accumulated depreciation	(4,120)	(1,317)

	33,477	31,474

Property and equipment, net	$149,627	$121,839

        Approximately $32.3 million of the leased property under capital leases relates to network capacity leased under IRU agreements. The remainder relates to computer equipment.

        Approximately $0.4 million of interest costs were capitalized during the year ended December 31, 2004. No interest amounts were capitalized for the seven months ended December 31, 2003, or for the five months ended May 30, 2003. In 2002 approximately $13.3 million of interest costs were capitalized in property and equipment.

        The Company has the following capital lease payments:

Payments due	Capital Lease Obligations
2005	$2,368
2006	1,098
2007	49
2008	—
2009	—
Thereafter	—

Total	$3,515
Less amounts representing interest	(221)

Present value of net minimum lease payments	$3,294

8.    Intangible Assets and Goodwill

        The following table summarizes the intangible assets at the dates indicated:

	December 31, 2004			December 31, 2003
(amounts in thousands)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	$8,700	$(2,838)	$5,862	$9,184	$(1,072)	$8,112
Other intangibles	2,121	(2,121)	—	2,240	—	2,240
Tradenames	700	(58)	642	—	—	—
Patents	6,500	(542)	5,958	—	—	—
Technology	16,400	(1,367)	15,033	—	—	—
Origination and termination contracts and related relationships	1,500	(150)	1,350	—	—	—
Internally developed software relating to technology	2,300	(335)	1,965	—	—	—

Total intangible assets	$38,221	$(7,411)	$30,810	$11,424	$(1,072)	$10,352

        The tradenames, patents, technology, origination and termination contracts and related relationships and internally developed software relating to the technology were acquired as a result of the merger with ITXC. The weighted average amortization period for acquired intangibles during the year ended December 31, 2004 equals approximately 6.6 years.

        Amortization expense for intangible assets totaled approximately $6.3 million for the year ended December 31, 2004, $1.1 million for the seven months ended December 31, 2003, and nil for the five months ended May 30, 2003 and for the year ended December 31, 2002. Aggregate amortization expense for intangible assets is estimated to be:

Year ending December 31, 2005	$6.0 million
Year ending December 31, 2006	$6.0 million
Year ending December 31, 2007	$6.0 million
Year ending December 31, 2008	$4.6 million
Year ending December 31, 2009	$3.5 million

        As a result of the merger with ITXC, the Company recorded the excess of the purchase consideration over the fair value of net identifiable assets acquired as goodwill. See Note 3 for further information regarding the recorded amount of $96.9 million for goodwill.

        On January 1, 2002, the Predecessor recorded a transitional impairment loss of $4.0 billion and recorded this activity as a cumulative effect of a change in accounting policy as required by the transitional provisions of Statement of Accounting Standards 142, Goodwill and Other Intangible Assets. This impairment was caused by negative developments in the telecommunication industry, continuing losses, and significant cash out flows.

9.    Impairment of Long-lived Assets and Business Restructuring—Predecessor / Restructuring—Successor

2004 Restructuring charges

        The Company reduced its workforce by 15 people during the three months ended March 31, 2004. As a consequence, the Company incurred restructuring costs of $893,000 consisting of certain contractual amounts and other severance. The total severance liability was settled during the second quarter of 2004.

2002 Impairment and restructuring charges related to reorganization

        In 2002, negative developments in the telecommunications industry, continuing losses for the Predecessor, a significant outflow of cash due to the build out of the international network infrastructure and the decision by BCE to cease further financial support of Teleglobe Inc. contributed to further reviews of the Predecessor's assets. These conditions culminated in the commencement of the Predecessor's insolvency proceedings in May 2002. As a result of these developments, the Predecessor determined that certain long-lived assets had become impaired based on an analysis of future net cash flows from certain assets. As a result, during the second quarter of 2002, the Predecessor recognized an impairment charge related to long-lived assets of $1.6 billion comprising all property and equipment categories (primarily cable systems for approximately $890.0 million) including $1.8 million related to patents. Due to the conditions noted above, approximately $37.7 million of restructuring expenses were recorded in May 2002 related to employee severance and retention costs for sales, network, and administrative employees. All payments related to these expenses were made in 2002.

10.    2002 Reorganization—Predecessor

        Presented below are the components of the impact of the Bankruptcy proceedings on the Predecessor's financial statements.

	Five Months Ended May 30, 2003	Year Ended December 31, 2002
	(amounts in thousands)
Professional fees directly related to the bankruptcy filings	$8,707	$33,010
Foreign exchange loss on pre-petition debt	34,000	—
Loss on liquidated subsidiaries	—	275,267
Settlement gains on supplier contracts	(7,201)	(39,956)
Repudiated contracts	—	(14,838)
Write off of deferred financing costs and discount on pre-petition debt	—	(21,031)
Gain on disposal of investment	—	(25,383)
Other	(1,351)	(14,359)

Total	$34,155	$192,710

        In 2002, the Predecessor lost control of several of its subsidiaries located in Europe as a result of the bankruptcy proceedings. In certain subsidiaries, where the assets exceeded the liabilities of the subsidiary, a loss has been reported as a result of the loss of control. The loss is net of a gain of $14.6 million released from the cumulative translation adjustment account.

11.    Retention Bonuses

        Prior to the consummation of the merger with ITXC, certain ITXC employees contractually agreed to complete a predetermined service period in order to obtain agreed upon retention bonuses. Receipt of these amounts is fully conditional upon completion of the entire service period. No other amounts are payable to these employees at the end of the service period. The Company is recognizing the total estimated liability of $3.7 million associated with this obligation on a pro-rata basis as services are provided. These amounts are included in accrued liabilities and selling, general and administrative expenses.

        The following table displays the activity and balances of the retention bonus liability from the date of the merger to December 31, 2004. The remaining liability is expected to be recognized and paid by the end of the second quarter of 2005.

Balance at May 31, 2004 retention bonuses	Incurred	Payments	Ending balance at December 31, 2004
(amounts in thousands)
$1,959	$1,499	$1,727	$1,731

12.    Accounts Payable and Accrued Liabilities

        The components of accounts payable and accrued liabilities are as follows:

	December 31, 2004	December 31, 2003
	Successor
	(amounts in thousands)
Trade accounts payable	$200,882	$163,227
Accrued capital expenditures	24,889	26,855
Cable maintenance	11,037	14,724
Unfavorable acquired contract	4,643	10,395
Sales taxes payable	4,360	2,013
Income taxes payable	507	2,451
Other taxes payable	1,128	520
Customer security deposits	3,171	1,477
Other	9,298	7,136

Total	$259,915	$228,798

13.    Debt and Class A Redeemable Preferred Stock

        (a)   On May 31, 2003, the Successor entered into a note payable with TLGB, its parent company, for $25 million. The note principal was due on May 30, 2004 with monthly interest payments due on the first day of each month at an annual interest rate of 15%. The Successor repaid this note in full on June 27, 2003.

        (b)   The Class A Redeemable Preferred Stock was issued to the parent company for cash proceeds of $95 million as discussed in Note 3 and later retired as discussed in (c) below.

        The Class A Redeemable Preferred Stock ranked senior to the common shares with respect to dividend and liquidation distributions. Holders of the Class A Preferred Stock were entitled to receive dividends, in cash, out of any assets of TIH legally available, prior and senior to any declaration or payment of any dividend on the common shares, at the rate of 10% of the liquidation preference amount. The liquidation preference amount was defined as $1,000 per share and an amount equal to all accrued and/or declared but unpaid dividends on such shares to the date payment is made.

        The dividends on the Class A Redeemable Preferred Stock were cumulative, compounded annually and accrued daily from the date that shares of the preferred stock were issued until paid. If upon the occurrence of any merger, reorganization, consolidation or dissolution of TIH, the assets and funds to be distributed among the holders of the preferred stock were insufficient to permit the above liquidation preference, then the entire assets and funds of TIH available for distribution would be distributed pro rata among the preferred stockholders in proportion to the number of shares owned by each holder. TIH had the right at any time to redeem all, and no less than all, of the preferred shares at the liquidation preference amount as defined above. Upon the occurrence of a merger, reorganization or consolidation into or with any other company or entity, or upon the sale of substantially all of the assets of TIH to a company or entity, the preferred stockholders had the right to require the stock to be redeemed. Therefore, this preferred stock was classified as temporary equity.

        (c)   In connection with the ITXC merger on May 31, 2004, the Company retired its outstanding $95 million of stated value of preferred shares and paid the accrued dividends of $9.5 million on those shares. Concurrent with the retirement, senior notes of $100 million were issued to an affiliate of the Company's controlling shareholder. The senior notes have a maturity period of 4 years and the annual interest rate is 10%, payable quarterly. The holder of the notes is entitled to receive a fee equal to 1% of the outstanding balance at the end of the first year and 2% of the outstanding balance at the end of the second year. The estimated $3 million aggregate fee will be expensed over four years using the effective interest rate method. The Company is required to make principal payments of $25 million no later than the second anniversary, $25 million no later than the third anniversary and $50 million on May 31, 2008.

        The Company may, at its option, prepay all or any portion of the senior notes, in a minimum principal amount of $5 million or integral multiples of $5 million in excess thereof, at a purchase price in cash equal to 100% of the face amount of the notes plus all accrued and unpaid interest thereon, if any, to the date of such prepayment.

        If certain indebtedness or capital stock is issued, the Company shall be required to commence an Issuance Offer potentially resulting in the purchase of the aggregate principal amount of notes equaling the net available proceeds of such issuances. Upon the occurrence of a change in control, the Company will be required to offer to repurchase all or any portion of the outstanding senior notes, at a purchase price equal to 101% of the aggregate principal amount plus accrued and unpaid interest. Upon the occurrence of a sale of certain assets, the Company is also required to offer to repurchase all or any portion of the outstanding senior notes, at a purchase price equal to 100% of the aggregate principal amount plus accrued and unpaid interest. The note holders have full discretion in accepting or rejecting the offer in all circumstances described.

        The senior note agreement contains various restrictive covenants relating to, inter alia, (a) limitations on certain indebtedness to be incurred, (b) limitations on dividends and capital redemptions or redemptions of subordinate debt, (c) limitations on the issuance and sale of capital stock, and (d) prohibition against certain liens, transactions with affiliates and asset sales. The senior note agreement generally restricts the Company from paying dividends (other than dividends paid in-kind) except to the extent that no default has occurred under the note, the Company maintains an adequate debt service coverage ratio, and the payment does not exceed certain thresholds permitted for aggregate restricted payments.

        Certain subsidiaries of the Company guarantee the payment of the senior notes.

14.    Interest Expense

        Interest expense includes an amount of $12.1 million for the year ended December 31, 2004, $0.4 million for the seven months ended December 31, 2003 and nil for the five months ended May 30, 2003 and year ended December 31, 2002, representing the accretion of certain liabilities recognized at the date of Acquisition, to the amounts currently payable.

        The year ended December 31, 2004 includes $6.6 million, of interest expense relating to the senior notes issued in the second quarter of 2004.

        The Predecessor's interest expense for 2002 includes normal contractual interest on outstanding obligations through the bankruptcy filing date of May 14, 2002 and the Debtor-in-possession financing. Subsequent to the filing date, interest was not accrued on unsecured pre-petition debt in accordance with SOP 90-7. Contractual interest expense not accrued or recorded on pre-petition debt totaled $81.5 million and $124.5 million for the five months ended May 30, 2003 and for the period from the bankruptcy date through December 31, 2002, respectively.

15.    Income Taxes

        The components of the provision for income taxes and the reconciliation between the United States income taxes at statutory rates to the consolidated income (losses) before income taxes and the Company's income taxes are presented in the charts below.

Components of the provision for income taxes

	Successor		Predecessor
	Year Ended December 31, 2004	Seven Months Ended December 31, 2003	Five Months Ended May 30, 2003	Year Ended December 31, 2002
	(amounts in thousands)
Current
U.S.	$(2,309)	$2,584	$—	$—
Foreign	450	142	—	811

	(1,859)	2,726	—	811
Deferred
U.S.	(218)	218	—	—
Foreign	391	548	—	—

	173	766	—	—

Income taxes	$(1,686)	$3,492	$—	$811

Components of income (loss) before income taxes:

	Successor		Predecessor
	Year Ended December 31, 2004	Seven Months Ended December 31, 2003	Five Months Ended May 30, 2003	Year Ended December 31, 2002
	(amounts in thousands)
U.S.	$(9,807)	$7,128	$(9,435)	$(1,457,642)
Foreign	(13,356)	(3,311)	(20,557)	(507,483)

Income (loss) before income taxes	$(23,163)	$3,817	$(29,992)	$(1,965,125)

Reconciliation between income tax expense at the statutory tax rate and the tax rate used in the financial statements

	Successor		Predecessor
	Year Ended December 31, 2004	Seven Months Ended December 31, 2003	Five Months Ended May 30, 2003	Year Ended December 31, 2002
	(amounts in thousands)
Amounts computed at the US statutory tax rate (35%)	$(8,107)	$1,298	$(10,497)	$(687,794)
State taxes net of federal tax benefit	(447)	242	(396)	(60,756)
Foreign tax rate differences	(768)	(2,109)	163	5,712
Utilization of prior year losses	—	—	—	8,546
Other permanent differences	(1,163)	184	8,588	(25,947)
Enacted tax rate changes	(2,982)	—	13,756	12,657
Change in valuation allowance	11,989	3,704	(11,614)	749,428
Other	(208)	173	—	(1,035)

Income taxes	$(1,686)	$3,492	$—	$811

        The Successor is incorporated in Bermuda which does not impose income tax. The Successor's effective rate is entirely due to income taxes imposed by jurisdictions in which it operates other than Bermuda.

Valuation allowance

	Successor		Predecessor
	Year Ended December 31, 2004	Seven Months Ended December 31, 2003	Five Months Ended May 30, 2003	Year Ended December 31, 2002
	(amounts in thousands)
Beginning Balance	$(4,154)	$(450)	$(1,281,038)	$(531,610)
Change to valuation allowance	(111,870)	(3,704)	11,614	(749,428)

Ending Balance	$(116,024)	$(4,154)	$(1,269,424)	$(1,281,038)

        The deferred income tax balance sheet accounts result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred income tax are presented in the chart below.

	Successor
	December 31, 2004	December 31, 2003
	(amounts in thousands)
Deferred income tax assets
Property and Equipment	$12,152	$6,341
Deferred income/expense	13,920	318
Net operating losses carryforwards	90,877	4,127
Other	5,884	799

	122,833	11,585
Deferred income tax liabilities
Long term debt foreign exchange gains	(900)	(1,457)
Prepaid pension asset	(6,849)	(6,740)

	(7,749)	(8,197)
Valuation Allowance	(116,024)	(4,154)

Net deferred income tax liability	$(940)	$(766)

        The net operating loss (NOL) tax assets of $90.9 million include ITXC's NOL tax assets as at May 31, 2004 of $78 million. Likewise, the valuation allowance of $116.0 million includes an allowance of $78 million that is related to ITXC's NOL tax assets and other temporary differences of approximately $21.9 million as at May 31, 2004. The majority of the NOL carryforwards resulting in a deferred consolidated tax asset of approximately $83 million, relate to the US operations and will expire between 2011 and 2024 and between 2004 and 2011 for federal and state purposes respectively. The balance of the NOL carryforwards have a remaining life of 5 years to unlimited years.

        The Successor's income tax returns are subject to examination by various tax authorities. In connection with such examinations, tax authorities, including the Internal Revenue Service in the United States and the Canada Revenue Agency in Canada, can raise issues and propose tax assessments.

        Except for earnings that are currently distributed, no additional provision has been made for income taxes on the undistributed earnings of the Successor or for unrecognized deferred tax liabilities for temporary differences related to investments in foreign subsidiaries, since such earnings are expected to be permanently reinvested. A liability could arise if amounts were distributed by foreign subsidiaries or if foreign subsidiaries were disposed. Management has no plans to distribute such earnings in the foreseeable future.

16.    Common Stock and Earnings per Share—Successor

        Holders of common shares are entitled to one vote per share. Subject to the prior rights of any other shares of TIH ranking senior to the common shares, holders of common shares are entitled to such dividends as the Board may from time to time declare and are entitled to receive the remaining surplus assets of TIH on any winding-up or dissolution of TIH, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital.

        On January 14, 2004, the Board of Directors approved a stock split, by way of a bonus issue of shares, whereby the holders of common shares received approximately 23.4 new common shares for each common share currently held. The stock split resulted in an increase in authorized, issued and outstanding common shares from 1.2 million to 28.1 million. Share and per-share data (except par value) for all periods have been restated to reflect this stock split.

        On May 31, 2004, the merger with ITXC was consummated. Upon consummation of the merger, all the outstanding shares of ITXC's common shares were converted into 10,876,286 common shares of the Company at a fair value of $14.46 per share determined as of the date of announcement of the acquisition. In addition, all outstanding warrants of ITXC were converted into 219,942 warrants of the Company for a total fair value of $2.8 million. The warrants are exercisable anytime prior to April 30, 2008 at an exercise price of $3.41 per share. All outstanding options of ITXC were converted into 1,595,323 stock options of the Company for a total fair value of $16.3 million. The range of exercise price for the options is $0.02 to $430 per share. In addition, authorized shares of the Company were increased to 400 million.

        During 2004, stock options in respect of 101,750 common shares were exercised for cash consideration of $10,120.

        The number of common shares authorized for stock option grants is 3,821,141.

        Basic earnings per share is calculated by dividing net income attributable to common stockholders by the weighted average number of common shares outstanding during the period.

        Diluted earnings per share is determined in the same manner as basic earnings per share except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method. The diluted earnings per share amount equals basic earnings per share because the Company had a net loss and the impact of the assumed exercise of the stock options and warrants is not dilutive.

        Basic and Diluted Earnings (Loss) per share calculation is as follows (in thousands, except per share amounts):

	Year Ended December 31, 2004	Seven Months Ended December 31, 2003
Net loss attributable to common stockholders	$(25,435)	$(5,217)
Basic and diluted loss per share:	$(0.74)	$(0.19)
Weighted average shares	34,456,031	28,106,757

17.    Stock-Based Compensation Plans

Successor

        During the seven months ended December 31, 2003, TLGB granted the rights to purchase, in the aggregate 2,358,720 shares of the Company stock at a price equal to that paid by TLGB on May 30, 2003 to seven members of Teleglobe Bermuda management. A share purchase agreement dated October 1, 2003 was entered into by the seven management members. The total consideration paid for these shares was approximately $420,000. On October 1, 2003, a subsidiary of Teleglobe Bermuda had provided temporary funding to the seven management members through recourse notes, collateralized by the stock, bearing interest at 5% with a term of one year. The notes were repaid by February 6, 2004.

        As permitted under SFAS No. 123, the Company has elected to continue to measure its stock-based awards using the intrinsic value method prescribed by APB Opinion No. 25. In connection with the granting of the stock purchase rights, the Company recognized $7.5 million of compensation expense in the period ended December 31, 2003. This charge was calculated based on the difference between the purchase price of such shares paid by the executives and the value of such shares attributable as of the date on which the executives were committed to buy the shares and TLGB was committed to sell such shares. The fair value of the shares was determined using a valuation analysis.

        The fair value of the stock purchase rights under SFAS No. 123 was estimated at the grant date using the Black-Scholes option pricing model with weighted average assumptions:

Successor
Seven Months Ended December 31, 2003
Risk free interest rate	1%
Dividend yield	0%
Volatility factor	90%
Weighted-average expected life of the stock purchase rights	60 Days
Weighted-average fair value of the stock purchase rights	$3.17

        On April 26, 2004, the Company adopted a share option plan for 2,334,125 common shares for key employees and directors. The plan was approved by the Company's shareholders on April 27, 2004, by unanimous written consent, prior to the consummation of the ITXC merger. On June 9, 2004, the Board of Directors authorized the granting of 1,889,000 stock options under this plan, vesting at a rate of one third per year from date of grant, subject to earlier vesting in certain circumstances. 919,000 of these stock options were issued immediately after the meeting. The options terminate no later than seven years after the grant date. The exercise price for issued options is equal to $10.49 per share being the NASDAQ closing price on June 9, 2004.

        As a result of the merger with ITXC on May 31, 2004, the Company issued 1,595,323 stock options to ITXC employees, pursuant to the conversion equity incentive plan approved by shareholders on May 27, 2004 by written unanimous consent. At the time of the merger, 1,152,323 options had vested and 443,256 options were unvested vesting between 30 days and 4 years. The options expire between 15 days and 10 years from the date of the merger. The range of exercise price for the options is $0.02 to $430 per share.

        On November 9, 2004, 850,000 stock options were issued from the previously authorized amount of 1,889,000 stock options. These options vest at a rate of one third per year from date of grant, subject to earlier vesting in certain circumstances. The options terminate no later than seven years after the grant date. The exercise price for issued options is equal to $3.34 per share being the NASDAQ closing price on November 9, 2004.

        The weighted-average fair value of options granted on November 9, 2004, June 9, 2004 and May 31, 2004 was $2.80 per stock option, $8.83 per stock option and $10.21 per stock option, respectively. The fair value for these options was estimated using the Black-Scholes model with the following weighted average assumptions:

	November 9, 2004	June 9, 2004	May 31, 2004
Expected life (in years)	6	7	4.5
Risk-free interest rate	3.9%	4.4%	3.2%
Volatility	100%	100%	100%
Dividend yield	0%	0%	0%

        The Company's stock option activity is as follows:

	Year Ended December 31, 2004
	Number of Shares	Weighted-Average Exercise Price
Options outstanding, beginning of year	—	$—
Options granted	3,364,323	12.27
Options exercised	101,750	0.10
Options expired	52,316	24.47
Options cancelled	83,876	12.64

Options outstanding, end of year	3,126,381	$12.46

        The following table summarizes information about fixed price stock options outstanding at December 31, 2004:

		Outstanding		Exercisable
Range of Exercise Prices	Number of Shares	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable at December 31, 2004	Weighted-Average Exercise Price
$0.32—$5.00	1,080,797	5.6	$3.18	230,797	$2.60
5.01—10.00	98,971	3.5	7.10	72,466	6.83
10.01—15.00	1,121,223	6.0	10.58	157,595	10.73
15.01—25.00	289,378	4.0	18.79	224,139	17.99
25.01—50.00	494,272	3.9	28.73	445,376	28.74
50.01—430.00	41,740	2.5	79.18	41,709	79.18

$0.32—$430.00	3,126,381	5.2	$12.46	1,172,082	$19.56

        The following table summarizes relevant information as to reported results under the Company's intrinsic value method of accounting for stock options, with supplemental information as if the fair value recognition provisions of SFAS No. 123 had been applied for the periods indicated:

	Successor	Successor	Predecessor	Predecessor
(amounts in thousands)	Year Ended December 31, 2004	Seven Months Ended December 31, 2003	Five Months Ended May 30, 2003	Year Ended December 31, 2002
Net (loss) income	$(21,477)	$325	$(29,992)	$(5,981,352)
Preferred stock dividends	(3,958)	(5,542)	—	—

Net (loss) attributable to common stockholders	(25,435)	(5,217)	(29,992)	(5,981,352)
Add: stock-based compensation, as reported pursuant to APB 25	33	7,475	—	556
Deduct: total stock-based compensation determined under fair value based methods for all awards	(5,062)	(7,501)	—	(609)

Adjusted net loss, fair value method for all stock-based awards	(30,464)	(5,243)	(29,992)	(5,981,405)
Basic and diluted net loss per share, as reported	$(0.74)	$(0.19)	$—	$—

Basic and diluted net loss per share, SFAS 123 adjusted	$(0.88)	$(0.19)	$—	$—

Predecessor

        As a result of the BCE acquisition in 2000, all outstanding options issued under Teleglobe Inc.'s stock-based award compensation plans were modified to entitle the holders to receive BCE Inc. common shares, by adjusting the number of shares and the exercise price by a ratio of 0.91. As a result of the modification, the Predecessor incurred a deferred compensation charge of approximately $2.2 million, which was recognized over the remaining vesting period of the options.

        Following the BCE acquisition, employees were granted options under the stock option plans of BCE Inc. 782,550 and 3,890,317 stock options were granted in 2002 and 2001, respectively. On December 31, 2002, the terms of all stock options granted prior to the BCE acquisition were modified to accelerate vesting to allow the option holders to exercise these options at any time prior to December 31, 2003, at which point any unexercised options still held would expire.

        Options granted under the BCE Inc. plan were not accelerated and holders were given until January 31, 2003 to exercise any options which were fully vested as of December 31, 2002.

        As a result of the accelerated vesting of options granted under the Teleglobe Inc. plan, on December 31, 2002, a new measurement date for these options was created. However, no compensation expense was recognized, as the exercise price of the unvested options as of this date was greater than the market price of the stock into which these options were exercisable.

        In 2000, the Predecessor granted 355,079 restricted shares of common stock. The difference between the market value of the restricted shares at the time of grant and the consideration received was recorded as unearned restricted share compensation as a separate component of divisional equity. This compensation was amortized over the period during which the restrictions lapsed.

        The fair value of the options under SFAS No. 123 was estimated at the grant date using the Black-Scholes option pricing model with the following weighted-average assumptions based on the underlying BCE Inc. common shares (no options were granted during 2003):

	Predecessor
	Year Ended December 31, 2002	Year Ended December 31, 2001
Risk free interest rate	4.6%	6.0%
Dividend yield	3.2%	2.9%
Volatility factor relating to the expected market price of BCE common shares	30%	29%
Weighted-average expected life of the options	4.5	4.5
Weighted-average fair value of options granted	$0.18	$0.27

18.    Employee Benefit Plans

        The Predecessor sponsored contributory and non-contributory defined benefit pension plans covering certain of its U.S. and non-U.S. employees, designed in accordance with conditions and practices in the countries concerned.

        Contributions are made in accordance with the laws and customs of the various countries in which it operates. The benefits under the defined benefit plans are based on various factors, such as years of service and compensation.

        In addition to these pension plans, there are defined contribution plans qualifying under the provisions of Section 401(k) of the Internal Revenue Code for U.S. employees, and a Registered Retirement Savings plan ("RRSP") for Canadian employees, enabling qualified employees to contribute on a tax-deferred basis. Employer contributions to the 401(k) plan and RRSP were approximately $435,000, $126,000, $88,000, and $842,000 for the year ended December 31, 2004, the seven months ended December 31, 2003, the five months ended May 30, 2003 and for the year ended December 31, 2002, respectively. In addition, an unfunded Supplemental Employee Retirement Plan ("SERP") was maintained for certain senior executives. At December 31, 2004 and December 31, 2003, the unfunded pension liability associated with the SERP was approximately $880,000 and $583,000, respectively.

        These plans were assumed by TIH upon the acquisition of certain of the assets and the assumption of certain liabilities of the Predecessor.

        TIH measures its pension plan assets and obligations as at December 31. The post-retirement plan obligations are measured at December 31.

        TIH also assumed a post-retirement health care and life insurance plan ("OPEB") for its current retirees and future retirees as a result of the Purchase Agreement, the costs of which were not significant. The benefit obligation associated with this plan, included in other liabilities, was approximately $542,000 and $646,000 as of December 31, 2004 and December 31, 2003, respectively.

        Changes in benefit obligations for OPEB plans are presented in the following tables:

	Successor		Predecessor
	Year Ended December 31, 2004	Seven Months Ended December 31, 2003	Five Months Ended May 30, 2003	Year Ended December 31, 2002
	(amounts in thousands)
Opening balance of projected benefit obligations	$646	$—	$594	$636
Acquired balance	—	688	—	—
Service cost	49	33	23	62
Gain on plan amendments	(140)	(141)	—	—
Settlement gain	—	—	—	(70)
Payments made	(131)	(70)	(20)	(39)
Foreign exchange loss	82	41	91	5

	506	551	688	594
Unrecognized plan change gain	118	136	—	—
Unrecognized foreign exchange loss	(82)	(41)	(96)	(5)

Ending liability as per balance sheet	$542	$646	$592	$589

        The health care cost trend rate has a significant effect on the amounts reported. The assumed health care trend rate used to determine the accumulated post-retirement benefit obligation calculated as at December 31, 2004 is 11.48%. The ultimate weighted average health care trend is 5.66% and is expected to be attained in the year 2016. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	Successor				Predecessor
	Year ended December 31, 2004		Seven Months Ended December 31, 2003		Five Months Ended May 30, 2003
	1-Percentage-Point				1-Percentage-Point
	Increase	Decrease	Increase	Decrease	Increase	Decrease
	(amounts in thousands)
Effect on service cost components	$4	$(3)	$2	$(1)	$2	$(1)
Effect on interest cost components	$4	$(3)	$3	$(2)	$2	$(1)
Effect on post-retirement benefit obligation	$152	$(131)	$72	$(62)	$58	$(50)

        The changes in benefit obligations and in the plan assets for these various defined benefit pension plans are presented below.

	Successor		Predecessor
	Year Ended December 31, 2004	Seven Months Ended December 31, 2003	Five Months Ended May 30, 2003	Year Ended December 31, 2002
	(amounts in thousands)
Projected benefit obligation, beginning of period	$107,303	$—	$85,146	$84,531
Acquired projected benefit obligation	—	99,724	—	—
Service cost	2,379	1,347	860	2,835
Interest cost	6,817	3,843	2,416	5,548
Benefits paid	(6,834)	(3,732)	(2,057)	(6,465)
Settlement gain	—	—	—	(1,866)
Experience loss	7,239	—	—	—
Effect of foreign exchange rate changes	8,495	6,121	13,359	563

Projected benefit obligation, end of period	$125,399	$107,303	$99,724	$85,146

Fair value of plan assets, beginning of period	$130,658	$—	$118,521	$129,664
Acquired fair value of plan assets	—	120,145	—	—
Actual return on plan assets	12,577	6,813	(12,733)	(5,823)
Benefits paid	(6,834)	(3,732)	(2,057)	(6,405)
Effect of foreign exchange rate changes	9,836	7,432	16,414	1,085

Fair value of plan assets, end of period	$146,237	$130,658	$120,145	$118,521

Funded status	$20,838	$23,355	$20,421	$33,375
Unamortized experience differences	615	(2,206)	29,857	14,522
Unamortized foreign exchange gains (losses)	(2,651)	(1,311)	(949)	2,107

Prepaid pension asset	$18,802	$19,838	$49,329	$50,004

The assumptions used in accounting for the pension plans and the other benefit plans on a weighted-average basis are as follows:
Discount rate used for benefit costs	6.50%	6.50%	6.50%	6.50%
Discount rate used for benefit obligations	6.00%	6.50%	6.50%	6.50%
Expected long-term return on plan assets	6.50%	6.50%	8.00%	8.00%
Inflation	2.50%	2.50%	2.50%	2.50%
Rate of compensation increase	3.50%	3.50%	3.50%	3.50%
Asset valuation method	Market value	Market value	Market value	Market value

        The long-term rate of return on plan assets was determined as the weighted-average of expected return of each of the asset classes in the target allocation of plan assets. The expected return of each asset class is the investment managers' assessment of future returns. These expectations were compared to historical market returns to ensure that the expected return for each class was a conservative estimate.

	Successor		Predecessor
	Year Ended December 31, 2004	Seven Months Ended December 31, 2003	Five Months Ended May 30, 2003	Year Ended December 31, 2002
	(amounts in thousands)
Components of pension expense are as follows:
Service cost	$2,374	$1,347	$860	$2,835
Interest cost	6,860	3,842	2,416	5,548
Amortization of experience loss (gain)	—	—	956	(1,507)
Return on assets	(8,170)	(4,607)	(3,558)	(9,059)

Total pension expense (gain)	$1,064	$582	$674	$(2,183)

        The accumulated benefit obligation at December 31, 2004 and December 31, 2003 is $122.3 million and $103.5 million, respectively.

Employee benefit plan investment components and investment strategy

        The Company uses an active management style to manage short-term securities, Canadian equities and international equities. Canadian bonds, US equities and the asset mix are managed passively. To accomplish this, the Company has entrusted this task to a professional investment manager. The management mandate defines the targeted asset allocation and the parameters for evaluating the manager performance.

        The benchmark portfolio percentages presented below take into account the plans' financial position and the relationship between the assets and liabilities. To minimize the volatility of the returns, TIH selected the passive management approach for its asset mix. As a result, the market value of each asset class is rebalanced, on a quarterly basis, to the benchmark portfolio if the weighting of either the overall fixed-income securities or that of equities weight deviates from the benchmark portfolio by more than 3%. In such a case, the Fund asset mix is brought back to the benchmark portfolio within 30 days.

        The pension plan's weighted-average asset allocations at December 31, 2004 and 2003, by asset category are as follows:

	Plan Assets at December 31
	2004		2003
Asset Category
	Actual	Target	Actual	Target
Government bonds	75%	75%	74%	75%
Equity securities	20%	20%	22%	20%
Short term investments	5%	5%	4%	5%
Total	100%	100%	100%	100%

        Equity securities do not include TIH common stock at either December 31, 2004 or 2003.

        TIH's other post-retirement benefit plans were unfunded and therefore no asset allocation is presented for these plans.

Cash flows

Contributions

        TIH does not expects to contribute to its defined benefit pension plans because they are in a surplus position but expects to contribute approximately $95,000 to its post-retirement benefit plans in 2005. The Company did not make any contributions to its pension plans for the year ended December 31, 2004 but did contribute approximately $130,000 to its post-retirement benefit plans in 2004.

Estimate future benefit payments

        The following benefit payments table provides expected benefit payments based on past and future services.

	Pension Benefits	Other Benefits
	(amounts in thousands)
2005	$6,746	$95
2006	6,838	100
2007	6,962	96
2008	7,032	96
2009	7,168	100
2010-2014	$36,639	$610

19.    Commitments and Contingencies

Commitments

        TIH leases certain office equipment, computer equipment, office space and certain circuit capacity under operating leases. The purchase commitments relate to construction, software development projects and fiber capacity contractual commitments. TIH has the following commitments:

Payments due	Operating Lease Obligations	Purchase Obligations	Total
	(amounts in thousands)
2005	$29,426	$8,913	$38,339
2006	15,423	1,563	16,986
2007	13,343	142	13,485
2008	12,758	—	12,758
2009	12,574	—	12,574
Thereafter	71,486	—	71,486

Total	$155,010	$10,618	$165,628

Other Commercial Commitments	Total Amounts Committed	Less than 1 Year	1—3 years	4—5 years	Over 5 years
Standby letters of credit	$5,224	$5,224	$—	$—	$—

Total commercial commitments	$5,224	$5,224	$—	$—	$—

        Minimum lease payments have not been reduced by minimum operating sublease rentals of $638,000 due in the future under non-cancelable subleases which primarily commenced in January 2002.

        Total rent and operating lease expenses were approximately $38.5 million for the year ended December 31, 2004, $20.1 million for the seven months ended December 31, 2003, $18.1 million for the five months ended May 30, 2003 and $53.9 million for the year ended December 31, 2002.

        TIH is also party to numerous non-cancelable operating and maintenance ("O&M") contracts associated with its IRUs with various cable operators, which expire at various times over the next 20 years. Annual O&M costs under these contracts are anticipated to be approximately $18 million for 2005. In addition to these contractual agreements, TIH also has multi-year commitments to purchase termination of voice traffic from Bell Canada. Based on the current termination volumes, this commitment would be approximately $25 to $35 million through the contract period ending 2007.

Litigation

        On August 16, 2004, Teleglobe announced that after the merger with ITXC which was consummated on May 31, 2004, as part of its normal ongoing review of ITXC's operations in connection with the post-merger integration of the Company and ITXC, the Company had identified and was investigating potential instances of noncompliance with the United States Foreign Corrupt Practices Act ("FCPA") relating to ITXC's operations in certain African countries prior to its merger with Teleglobe, consummated on May 31, 2004. The Company voluntarily notified the Securities and Exchange Commission (the "SEC") and the U.S. Department of Justice (the "DOJ") of the matter. The Company's Audit Committee subsequently engaged an outside law firm, Debevoise & Plimpton LLP ("Debevoise"), to investigate the FCPA-related matters. As a result of the investigation, the following individuals are no longer employed by the Company: the Company's Vice President, Sales-Wireless, formerly the Executive Vice President, Global Sales for ITXC; the Company's Regional Buyer for Africa, formerly ITXC's Regional Director for Africa; and the Company's Executive Vice President and General Counsel, formerly Vice President, General Counsel and Secretary of ITXC prior to its merger with Teleglobe.

        Following the completion of its investigation into the actions of ITXC employees in November 2004, at the request of the Company's Audit Committee, Debevoise conducted an investigation into Teleglobe's foreign agency agreements and practices in order to confirm that no similar issues exist with respect to Teleglobe's compliance with the FCPA.

        Debevoise recently completed its investigation with respect to Teleglobe's compliance with the FCPA, and has issued a final report concerning the results thereof to the Audit Committee. The Debevoise report states that its investigation uncovered no violation of the FCPA by Teleglobe employees. However, the report also concludes that commercial bribery appears to have occurred with regard to two agents retained by Teleglobe (with whom the Company no longer carries on business) relating to one telecommunications carrier in Asia that is a Teleglobe customer. The report finds evidence that it is likely that payments made by Teleglobe to these agents were paid for the benefit of employees of such telecommunications carrier. As a result of the investigation, the Company's Regional Sales Managing Director, Asia/Pacific and the Company's sales representative responsible for that carrier have been terminated and several other employees were reprimanded. The Debevoise report makes a number of recommendations aimed at improving Teleglobe's compliance practices and procedures, which recommendations the Company has begun to implement.

        Teleglobe has been cooperating fully with the SEC and the DOJ with respect to this matter, and it has periodically briefed representatives of the SEC and DOJ concerning the investigation. The SEC has advised the Company that it is conducting an informal inquiry into the matter and has requested that Teleglobe provide certain documents to it on a voluntary basis. The Company intends to continue to fully cooperate with the SEC and the DOJ concerning these matters, and has voluntarily provided certain documents to the SEC in response to their request. Based on Debevoise's investigation into the actions of ITXC employees and any additional factors arising from the final report, Teleglobe cannot predict the extent to which the SEC, the DOJ or any other governmental authorities will pursue administrative, civil or criminal proceedings, the imposition of fines or penalties or other remedies or sanctions. The Company has not identified, and does not believe it is likely that any material adjustment to its financial statements is or will be required in connection with the results of this investigation, although it is possible that a monetary penalty, if any, may be material to the Company's results of operations in the period in which it is imposed.

        On May 31, 2004, TIH consummated its merger with ITXC. ITXC has been subject to various legal proceedings relating to claims arising in the ordinary course of business. The following are legal proceedings pending against ITXC.

        On April 14, 2004, Acceris Communications Technologies, Inc. commenced a patent infringement suit in the United States District Court of the District of New Jersey, against ITXC Corp., alleging that ITXC's VoIP services and systems infringe Acceris' U.S. Patent No. 6,243,373, entitled "Method and Apparatus for Implementing a Computer Network/Internet Telephone System." On May 7, 2004, ITXC filed a lawsuit against Acceris for infringement of a number of ITXC's VoIP patents. The suit alleged infringement of five of ITXC's United States Patents, numbers 5,889,774, 6,026,087, 6,404,864, 6,628,760 and 6,661,878, directed generally to the transmission of telephone calls over the Internet and the completion of telephone calls by switching them off the Internet and onto a public switched telephone network (PSTN). On July 6, 2004, the Court rejected Acceris' initial motion to dismiss ITXC's case based upon alleged failure to conduct an adequate precomplaint investigation. The Company intends to vigorously defend against the allegations of infringement in that case and believes it has substantial defenses to them. However, an adverse result in this litigation could either result in injunctive relief precluding all or a portion of ITXC's VoIP activity or materially impact the Company's revenue and profitability. Litigation of such matters may require significant management and financial resources of the Company and adverse outcomes in such lawsuits could materially adversely affect our financial condition or operating results.

        ITXC and certain of its former officers/directors were named as defendants in several purported shareholder class action lawsuits commenced in 2001. The lawsuits allege, among other things, that, in connection with ITXC's public offerings of securities, its Prospectus did not disclose certain alleged practices involving its underwriters and their customers. These actions seek compensatory and other damages, and costs and expenses associated with the litigation. No discovery has taken place with respect to ITXC and the other issuer defendants. ITXC is one of hundreds of companies named in substantially identical lawsuits. Management believes that ITXC and its officers/directors did not engage in any improper or illegal conduct. All of these cases have been consolidated for pretrial purposes before Judge Scheindlin in the Southern District of New York, who refused to dismiss the cases in an opinion issued in February 2003. All of the individual defendants who had been named as defendants in the Company's case have now been dismissed from the proceeding without prejudice, pursuant to a stipulation with the plaintiffs. Neither the individual defendants nor the Company nor its insurers paid any consideration for these dismissals. The issuer defendants, their insurance carriers and the plaintiffs have negotiated a settlement pursuant to which the insurance carriers would fund any monetary consideration, and it is anticipated that this proposed settlement will be submitted to the Court for approval in the near future. If approved by the court, under the terms of the proposed settlement, the Company would be dismissed from the litigation with prejudice and should neither have future liability to plaintiffs nor any significant expenses in connection with the litigation, except for a limited obligation to cooperate in discovery in the plaintiffs' continuing cases against the underwriters.

        We are also party to suits for collection, commercial disputes, claims from customers and/or suppliers over reconciliation of payments for voice minutes, circuits, Internet bandwidth and/or access to the public switched telephone network, leased equipment, and claims from estates of bankrupt companies alleging that we received preferential payments from such companies prior to their bankruptcy filings. We intend to prosecute vigorously claims that we have brought and employ all available defenses in contesting claims against us. Nevertheless, in deciding whether to pursue settlement we will consider, among other factors, the substantial costs and the diversion of managements attention and resources that would be required in litigation. In light of such costs, we have settled various matters on what we believe have been favorable terms which did not have a material impact our financial position, results of operations, or cash flows. The results or failure of any suit is not expected to have a material adverse effect on our business.

20.    Related Party Transactions

Successor

        On May 31, 2003, the Successor entered into a note payable with TLGB, the parent company and an affiliate of the Company's controlling shareholder, for $25 million. This loan was repaid in full in June 2003, plus interest expense of approximately $292,000. The Successor also repaid $3.9 million in June 2003 to Cerberus for direct costs incurred on behalf of the Successor related to the Acquisition on May 30, 2003.

        On May 30, 2003, the Successor issued Class A Redeemable Preferred Stock to the parent company for cash proceeds of $95.0 million. The preferred shares paid dividends at a rate of 10%. On May 31, 2004, the Company redeemed the preferred shares of $95.0 million including accrued dividends of $9.5 million and issued senior notes totaling $100.0 million to an affiliate of the Company's controlling shareholder. The senior notes have a maturity period of 4 years and the annual interest rate is 10%, payable quarterly. The holder of the notes is entitled to receive a fee equal to 1% of the outstanding balance at the end of the first year and 2% of the outstanding balance at the end of the second year.

Predecessor

        Bell Canada (a subsidiary of BCE Inc.) and its affiliated and significantly influenced companies Northwestel Inc., Telebec Ltd, Northern Telephone Limited, Aliant Inc. and Manitoba Telecom Services Inc. provided, directly or through subsidiaries, telecommunication services in various provinces of Canada. A significant portion of the telecommunications traffic originating in Canada that was routed over the Predecessor's network was generated by such companies or their respective affiliates and represented a significant portion of revenue. In addition, a significant portion of the telecommunications traffic originating overseas that was routed over the Predecessor's network was terminated in Canada by such companies or their respective affiliates.

        BCE Inc. and its affiliates transferred all of the outstanding and issued common and preferred shares of Teleglobe Inc., to the court appointed monitor; accordingly, transactions with BCE Inc. and its affiliates subsequent to December 31, 2002 and prior to May 30, 2003 continue to be included in the following disclosures.

Other affiliates

        The Predecessor had agreements with BCE Inc. regarding the operation of the 1000 de La Gauchetiere Street West building. In addition, the Predecessor used the satellite space segments of International Telecommunications Satellite Organization, in which the Predecessor held an investment recorded at cost. This investment was sold for $65 million in September 2002, resulting in a gain of approximately $7.9 million.

        The Successor and Predecessor concluded the following transactions at exchange value with related parties in the normal course of business.

(amounts in thousands)		Successor		Successor		Predecessor	Predecessor
Nature of transaction with the related party	Classification in the Company's consolidated financial statements	Year Ended December 31, 2004		Seven Months Ended December 31, 2003		Five Months Ended May 30, 2003	Year Ended December 31, 2002
BCE and its affiliates
Sales of services	Operating revenues	N/A	*	N/A	*	$105,105	$238,764
Acquisition of services	Operating expenses	N/A	*	N/A	*	$6,238	$9,817
Financing	Interest expenses	N/A	*	N/A	*	—	$5,111
Administrative services**	Selling, general and administrative	N/A	*	N/A	*	$671	$2,692
Network	Network expenses	N/A	*	N/A	*	$5,145	12,603
Excel***
Sales of services	Operating revenues	N/A		N/A		N/A	$15,670
Acquisition of services	Operating expenses	N/A		N/A		N/A	$10,400
Cerberus and affiliates
Financing	Interest expense	$6,592		$292		N/A	N/A
Debtor-in-Possession financing	Interest expense****	—		—		$126	$27
Preferred stock dividend	Preferred stock dividends to parent company	$3,958		$5,542		N/A	N/A
Management agreement	Selling, general and administrative	—		—		$1,110	$222
Officers of TIH*****	Interest income	$3		$5		N/A	N/A

*
As a result of the acquisition on May 31, 2003, BCE Inc. is not considered a related party subsequent to May 30, 2003.

**
Management fees paid to BCE were based on direct costs for providing these services by BCE.

***
Excel is not considered a related party subsequent to March 31, 2002, following its divestiture by Teleglobe Inc.

****
Cerberus made a loan of $6 million in December 2002. This loan was repaid later in December 2002 and as a result the loan is not reflected on the December 31, 2002 balance sheet.

*****
TIH made loans to certain officers in October 2003. These loans were fully repaid by February 6, 2004.

        Amounts payable to related parties at December 31, 2004 total $100.5 million and $0.2 million at December 31, 2003. Amounts receivable from related parties at December 31, 2004 are nil and $0.3 million at December 31, 2003.

21.    Segment Reporting and Geographic Information

        TIH has a single operating segment based on the manner in which management has organized the operations of the Company. For the Predecessor, these combined financial statements are consistent with the operating segments of Teleglobe Inc. referred to as the BCE Teleglobe Operating Segment.

        TIH's significant operations outside the United States include Canada, the United Kingdom, Australia, Hong Kong and Spain. For geographical reporting, revenues are attributed to the geographic location in which the customer is located. Net property and equipment, goodwill and other intangible assets are attributed to the geographic location in which they are located. Certain cable assets which are not physically located in the geographies of the operating entities are classified under the Bermuda entity. The following is a summary of operations by entities located within the indicated geographical areas.

	Successor		Predecessor
	Year Ended December 31, 2004	Seven Months Ended December 31, 2003	Five Months Ended May 30, 2003	Year Ended December 31, 2002
		(amounts in thousands)
Revenues
United States	$325,167	$178,615	$97,209	$210,457
Canada	135,665	76,725	103,876	240,937
Europe	297,701	134,919	84,923	291,384
Latin America	42,092	22,277	18,454	86,269
Asia	85,401	51,115	36,113	119,998
Other	116,123	32,666	20,793	61,250

	$1,002,149	$496,317	$361,368	$1,010,295

	Successor
	December 31, 2004	December 31 2003
	(amounts in thousands)
Property and equipment
United States	$50,909	$29,605
Canada	30,325	20,157
United Kingdom	5,322	3,644
Spain	340	299
Europe-other	1,572	—
Bermuda	59,751	67,531
Other	1,408	603

	$149,627	$121,839

Intangible assets
United States	$1,992	$—
Europe	22,956	—
Bermuda	5,862	10,352

	$30,810	$10,352

Goodwill
Bermuda	$96,877	$—

	$96,877	$—

        The following is a summary of revenues by major products:

	Successor		Predecessor
	Year Ended December 31, 2004	Seven Months Ended December 31, 2003	Five Months Ended May 30, 2003	Year Ended December 31, 2002
		(amounts in millions)
Voice-transport	$803	$378	$267	$648
Data-transport	107	65	60	265
Value added services	92	53	34	97

Total	$1,002	$496	$361	$1,010

        One customer accounted for approximately 10.2% of TIH's revenues for the year ended December 31, 2004, 13% for the seven months ended December 31, 2003, 29% of the Predecessor's revenues for the five months ended May 30, 2003, and 24% for the year ended December 31, 2002.

Annex A

EXECUTIVE VERSION

AGREEMENT AND PLAN OF AMALGAMATION

among

VIDESH SANCHAR NIGAM LIMITED

VSNL TELECOMMUNICATIONS (BERMUDA) LTD.

and

TELEGLOBE INTERNATIONAL HOLDINGS LTD

Dated as of July 25, 2005

i

ii

SECTION 10.05	Incorporation of Exhibits	A-62
SECTION 10.06	Governing Law; Venue	A-62
SECTION 10.07	Waiver of Jury Trial	A-63
SECTION 10.08	Headings; Interpretation	A-63
SECTION 10.09	Counterparts	A-63
SECTION 10.10	Entire Agreement	A-63
SECTION 10.11	Enforcement	A-63

iii

AGREEMENT AND PLAN OF AMALGAMATION

        AGREEMENT AND PLAN OF AMALGAMATION, dated as of July 25, 2005 (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this "Agreement"), among VIDESH SANCHAR NIGAM LIMITED, an Indian Limited Company ("Parent"), TELEGLOBE INTERNATIONAL HOLDINGS LTD, a Bermuda exempted company having its registered office at Clarendon House, 2 Church Street, Hamilton, Bermuda (the "Company"), and VSNL TELECOMMUNICATIONS (BERMUDA) LTD., a Bermuda exempted company having its registered office at Canon's Court, 22 Victoria Street, Hamilton HM 12, Bermuda and a direct wholly owned subsidiary of Parent ("Amalgamation Sub").

W I T N E S S E T H:

        WHEREAS, it is proposed that the Company and Amalgamation Sub amalgamate under the Laws of Bermuda (the "Amalgamation") and continue as a Bermuda exempted company (the "Amalgamated Company") upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Act 1981 of Bermuda (the "Companies Act");

        WHEREAS, in connection with the Amalgamation, the separate existence of the Company and Amalgamation Sub will cease and the Amalgamated Company will be a wholly owned subsidiary of Parent, and each common share of the Company Common Share Capital (as defined below) issued and outstanding immediately prior to the Effective Time (as defined below) other than (i) the shares of Company Common Share Capital owned directly or indirectly by Parent, Amalgamation Sub or the Company and (ii) any Dissenting Shares (as defined below) will be exchanged for the right to receive an amount equal to the Price Per Share (as defined below), all in accordance with the provisions of the Companies Act and this Agreement.

        WHEREAS, the boards of directors of Parent, Amalgamation Sub and the Company have each determined that the Amalgamation is fair, advisable and in the best interests of their respective companies and approved the Amalgamation on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, certain shareholders of the Company have entered into voting agreements in the forms attached as Annex A; and

        WHEREAS, Parent, as the sole shareholder of Amalgamation Sub, has approved and adopted this Agreement and the transactions contemplated hereby.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

        SECTION 1.01    Certain Defined Terms.    Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

        "Acquisition Proposal" means a proposal or offer (i) relating to any tender offer or exchange offer that, if consummated, would result in any Person acquiring twenty percent (20%) or more of the equity securities of the Company, (ii) for a merger, consolidation, amalgamation, dissolution, liquidation, recapitalization, business combination or other similar transaction involving the Company and/or any of the Company Subsidiaries, (iii) for the issuance of twenty percent (20%) or more of the equity securities of the Company as consideration for the assets or securities of another Person or (iv) for the acquisition, in any manner, of twenty percent (20%) or more of the equity securities of the Company or assets of the Company or any Company Subsidiary (including equity securities of any Company Subsidiary) that represents more than twenty percent (20%) of the assets of the Company, in each case other than the transactions contemplated by this Agreement.

        "Affiliate" shall mean, with respect to any Person, any other Person that controls, is controlled by or is under common control with the first Person.

        "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Competition Act (Canada), as amended, and the competition Laws of the European Union, together in each case with all rules and regulations promulgated thereunder, and all other Bermuda, U.S. federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

        "Business Day" shall mean any day other than Saturday, Sunday or other day on which commercial banks are not required or authorized by Law to remain closed in the City of New York.

        "Canada Pension Plan" shall mean the state-sponsored retirement and disability benefits program for Canadian citizens under the Canada Pension Plan Act.

        "Cerberus Debt Documents" means that certain Note Purchase Agreement, dated as of May 28, 2004, by and among the Company, Teleglobe America, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, the "Purchasers" thereunder, and Madeleine L.L.C., a New York limited liability company, as "Agent" thereunder, and the "Notes" and other documents expressly referenced therein.

        "Cerberus Indebtedness" means the Company's Indebtedness under the Cerberus Debt Documents.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Company Business Intellectual Property" shall mean the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

        "Company Common Share Capital" shall mean the common shares in the authorized share capital of the Company, par value $0.01 per share.

        "Company Competing Transaction" means any transaction that is proposed pursuant to an Acquisition Proposal.

        "Company Disclosure Schedule" shall mean the disclosure schedule delivered by Company to Parent concurrently with the execution of this Agreement and forming a part hereof.

        "Company Intellectual Property Contracts" shall mean all Contracts concerning the Company Business Intellectual Property, including Contracts granting the Company and/or any of the Company Subsidiaries rights to use the Company Licensed Intellectual Property, Contracts granting rights to use Company Owned Intellectual Property, confidentiality agreements, Trademark coexistence agreements, Trademark consent agreements and nonassertion agreements.

        "Company Licensed Intellectual Property" shall mean Intellectual Property used or intended to be used by the Company and/or any of the Company Subsidiaries pursuant to a license or permission from other Persons.

        "Company Material Adverse Effect" shall mean any change or effect that individually or in the aggregate (taking into account all other such changes or effects) has a material adverse effect on (x) the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (y) the ability of the Company to perform its obligations under this Agreement or to consummate on or prior to the date set forth in Section 9.01(b) the transactions contemplated hereby; provided, however, that in no event shall the occurrence after the date hereof of any of the following, in and of themselves, be considered a Company Material Adverse Effect: (a) any decrease or the effect of any decrease in the market price or trading volume of the Company Common Share Capital (but not any change or effect underlying such decrease to the extent such change or effect may otherwise constitute a Company Material Adverse Effect); (b) any adverse change arising from or relating to the Company's or Company Subsidiaries' relationship (contractual or otherwise) with the Person listed on Section 1.01A of the Company Disclosure Schedule; (c) any changes in general economic or political conditions, changes in securities markets or changes affecting the industry generally in which the Company or any Company Subsidiary operates; (d) any natural disaster, any act of terrorism, sabotage, military action or war (whether or not declared) or any other social or political disruption, in each case including any escalation or worsening thereof; (e) any change in laws, rules, regulations or orders of any Governmental Entity or in the interpretation thereof; (f) the announcement of this Agreement or the transactions contemplated by this Agreement or any communication by Parent of its plans or intentions with respect to any of the businesses of the Company or any of the Company Subsidiaries; (g) any failure by the Company to meet any forecasts, projections or earnings guidance or expectations provided or released by the Company or equity analysts, for any period (but not any change or effect underlying such failure to the extent such change or effect would otherwise constitute a Material Adverse Effect); (h) any matter described on the Company Disclosure Schedule other than (x) Contracts not provided in the Company's virtual data room on Intralinks or physical data room in Montreal, and (y) with respect to all Contracts with parties not set forth in Section 1.01A of the Company Disclosure Schedule, any breach, violation, default or right of termination or acceleration thereof resulting from the transactions contemplated by this Agreement that, individually or in the aggregate, would otherwise constitute a Company Material Adverse Effect; or (i) any adverse change arising from or relating to any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof applicable to the Company's consolidated financial statements.

        "Company Owned Intellectual Property" shall mean Intellectual Property owned by Company or the Company Subsidiaries.

        "Company Stock Plans" shall mean the Teleglobe International Holdings Ltd 2004 Equity Incentive Plan and the Teleglobe International Holdings Ltd Conversion Equity Incentive Plan.

        "Company Subsidiary" shall mean any direct or indirect Subsidiary of the Company.

        "Confidentiality Agreement" shall mean the confidentiality agreement, dated as of March 4, 2005, between Parent and Company.

        "Contract(s)" shall mean, with respect to any specified Person, any written or oral, contract, agreement, lease, indenture, sublease, note, bond, loan, credit agreement, guarantee, letter of credit, license, franchise, mortgage, deed of trust or other instrument or commitment to which such Person or its properties are legally bound or under which such Person is legally obligated, whether on an absolute or contingent basis.

        "$" shall mean United States Dollars.

        "Encumbrances" shall mean all claims, security interests, liens, pledges, escrows, charges, encumbrances, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, legal hypothecs, rights to distrain, landlords' liens, assignments, title retention agreements, indentures, security agreements or any other similar encumbrance or right.

        "Environmental Law" shall mean any Law and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material.

        "Environmental Permit" shall mean any Permit or other authorization required under or issued pursuant to any applicable Environmental Law.

        "ERISA" shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" shall mean with respect to a specified Person, any entity, which, together with such Person or any of its Subsidiaries, as the case may be, would be treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

        "Exchange Act" shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

        "Expenses" shall mean, with respect to any party hereto, all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of its obligations pursuant to this Agreement and the consummation of the Amalgamation, the preparation, printing, filing and mailing of the Proxy Statement (as defined in Section 7.01), the solicitation of shareholder approvals, the filing of HSR Act notification and report form and any other Antitrust Law clearance filings and all other matters related to the transactions contemplated hereby and the closing of the Amalgamation.

        "Final Order" shall mean any Governmental Order, Permit, Required Governmental Approval, writ, injunction or decree that shall have been entered by any Governmental Entity or court of competent jurisdiction and shall have become final and nonappealable.

        "Governmental Entity" shall mean any United States federal, state or municipal, Canadian federal, provincial, territorial or municipal, Bermuda or other foreign, European Union, national, state or municipal governmental, regulatory, judicial, legislative, executive, taxing, importing or administrative authority, agency, ministry, department, commission or other instrumentality (including any Telecommunications Operating Authority), or any court, tribunal or arbitral body.

        "Governmental Order" shall mean any cease and desist or other order, writ, judgment, injunction, consent or other decree, stipulation, determination or award entered by or with any Governmental Entity.

        "Hazardous Material" shall mean (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, friable asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste or is otherwise regulated, under any applicable Environmental Law.

        "HSR Act" shall mean the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with the rules and regulations promulgated thereunder.

        "Indebtedness" shall mean as to any Person, (i) all indebtedness to any other Person for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other instruments, (iii) all obligations upon which interest charges are customarily paid or owed (other than trade payables incurred in the ordinary course of business), (iv) capitalized lease obligations, synthetic lease obligations, sale leaseback obligations and other similar indebtedness obligations, whether secured or unsecured, and (v) all such indebtedness of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured against loss.

        "Intellectual Property" shall mean all (i) trademarks, service marks, brand names, d/b/a's, Internet domain names, trade dress, assumed names, fictitious names, trade names, and all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, "Trademarks"); (ii) patents and applications therefor, including divisions, continuations, continuations-in-part and renewal applications (including renewals, extensions and reissues), Patent Cooperation Treaty applications, and inventions (collectively, "Patents"); (iii) confidential and proprietary information, trade secrets and know-how, including processes, schematics, data, databases, formulae, algorithms, drawings, prototypes, models, designs and customer lists (collectively, "Trade Secrets"); (iv) published and unpublished works of authorship (including computer software), copyrights, copyright registrations and applications, and all renewals, extensions, restorations and reversions thereof (collectively, "Copyrights"); (v) mask works and all registrations and applications for registration thereof; and (vi) all other intellectual property or proprietary rights.

        "IRS" shall mean the United States Internal Revenue Service.

        "IT Systems" shall mean all electronic data processing, information, record keeping, communications, telecommunications, account management, inventory management and other computer systems (including all computer programs, software, databases, firmware, hardware and related documentation) and Internet websites and related content.

        "Knowledge of the Company" shall mean (i) the actual knowledge of any director of the Company or of Teleglobe America, Inc., the President or Chief Executive Officer of the Company or any member of the Company's Sarbanes-Oxley disclosure committee (each, a "Company Knowledge Person") or (ii) solely with respect to the persons who are "named executive officers' in the Company's proxy statement dated April 21, 2005, knowledge that such person would be expected to obtain after making reasonable inquiry with all of the Company and Company Subsidiary employees that report directly to such person.

        "Knowledge of Parent" shall mean (i) the actual knowledge of any officer of Parent listed in Section 1.01B of the Parent Disclosure Schedule (each, a "Parent Knowledge Person") or (ii) knowledge that any Parent Knowledge Person would be expected to obtain after making reasonable inquiry with all of Parent employees that report directly to such person.

        "Law" shall mean any statute, law, ordinance, regulation, rule, policy, code, order, judgment, decree, treaty, directive, other requirement or rule of law of any Governmental Entity, including any Telecommunications Law.

        "Network Operations" shall mean all ownership and/or participation rights in the Company's long haul network, routers, switches and switch sites, network operations centers, points of presence, co-location spaces, terrestrial, subsea, national, international, fiber optic, satellite and other signaling and transport networks.

        "NNM" shall mean The Nasdaq National Market.

        "Organizational Documents" means, with respect to any entity, the certificate of incorporation or memorandum of association, bye-laws and/or other similar governing documents of such entity.

        "Parent Disclosure Schedule" shall mean the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement and forming a part hereof.

        "Parent Material Adverse Effect" shall mean any change in or effect on the business of Parent and its Subsidiaries that is materially adverse to the ability of the Parent or Amalgamation Sub to perform their respective obligations under this Agreement or to consummate on or prior to the date set forth in Section 9.01(b) the transactions contemplated hereby.

        "Parent Subsidiary" shall mean any direct or indirect Subsidiary of Parent.

        "Permit" shall mean permits, licenses, franchises, variances, exemptions, orders, registrations, certificates, consents, approvals, agreements and other authorizations issued or granted by Governmental Entities, including the Telecommunications Operating Authorities, and any other right or authorization held by a specified Person granted or recognized by a Governmental Entity in any jurisdiction and required for the provision or delivery of telecommunications and/or information services in or to such jurisdiction.

        "Person" shall mean an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, syndicate, individual (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Entity.

        "Quebec Pension Plan" shall mean the state sponsored retirement and disability benefits program established for Quebec citizens under the Act respecting the Quebec Pension Plan.

        "Registered" shall mean issued, registered, renewed or the subject of a pending application.

        "Required Company Governmental Approvals" shall mean any material approval, permission, consent, waiver, exemption, clearance or authorization which is required to be obtained by the Company, Parent or Amalgamation Sub from any Governmental Entity (including any Telecommunications Operating Authority) prior to the Closing in connection with the Amalgamation or any other action contemplated by this Agreement.

        "SEC" shall mean the United States Securities and Exchange Commission.

        "Securities Law" shall mean the U.S. Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

        "Subsidiary" shall mean, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary of such Person) owns, directly or indirectly, a majority of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

        "Suit" shall mean any suit, claim, action, reissue, reexamination, public protest, interference, arbitration, mediation, opposition, cancellation, investigation, notice of expropriation or other proceeding.

        "Superior Proposal" means any bona fide written Acquisition Proposal made by a third party that does not result from a breach of Section 6.05 with respect to which the Company's Board of Directors shall have determined in good faith (after consultation with the Company's legal and financial advisors) in the proper exercise of its fiduciary duties to the Company under applicable Law that (i) such Acquisition Proposal is not contingent on securing any financing, and (ii) such Acquisition Proposal is reasonably capable of being consummated by the Company and such third party on the terms set forth in such Acquisition Proposal, taking into account legal, financial, regulatory, timing and similar aspects of the Acquisition Proposal and the Person making the Acquisition Proposal, and would, if consummated, result in a transaction superior from a financial point of view to the Company's shareholders than the transactions contemplated by this Agreement (including any amendment to this Agreement executed prior to the time of such determination and any legally binding offer by Parent and Amalgamation Sub to amend this Agreement received by the Company's Board of Directors prior to the time of such determination).

        "Tax" shall mean any and all taxes, fees, levies, duties, tariffs, imposts, premiums, assessments, reassessments and similar charges (together with any and all interest, penalties, fines, additions to tax and additional amounts imposed with respect thereto) levied, assessed, reassessed, charged, collected, withheld or imposed by any Governmental Entity or other taxing authority ("Taxing Authority"), including all income, franchise, windfall or other profits, gross or net receipts, capital (including large corporations), immovable or real property, consumption, anti-dumping, customs, import, countervail duties, property, sales, use, goods and services, capital stock, payroll, employment, social security, workers' compensation, occupation, unemployment compensation or net worth taxes and taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer (whether for land or otherwise), value-added, capital or other gains taxes, universal service and communications fees and all Canadian or Quebec provincial employment and health taxes and Quebec Pension Plan and Canada Pension Plan contributions.

        "Tax Return" shall mean any return, report, declaration, schedule, statement or form (including any estimated Tax report or return, withholding Tax reports or return and information report or return) required to be filed by Law with respect to any Taxes.

        "Telecommunications Laws" means the United States Communications Act of 1934, as amended, including as amended by the United States Telecommunications Act of 1996; any rules, regulations or policies promulgated by the FCC or any other Telecommunications Operating Authority; the Telecommunications Act (Canada), the Radiocommunication Act (Canada) and any orders, rules, regulations, directives, decisions, notices and policies promulgated pursuant to such acts or otherwise by the CRTC or Industry Canada.

        "Telecommunications Operating Authorities" shall mean, collectively, the United States Federal Communications Commission (the "FCC"); the state public utilities commissions; the Canadian Radio-television and Telecommunications Commission (the "CRTC"), the Canadian Federal Department of Industry ("Industry Canada") or Governmental Entities in the same or other jurisdictions having similar functions or regulatory responsibilities and duties, each individually a "Telecommunications Operating Authority."

        "U.S." shall mean the United States of America.

        "U.S. GAAP" shall mean United States generally accepted accounting principles.

        "WARN Act" shall mean the U.S. Workers Adjustment Retraining Notification Act.

        In addition to the foregoing definitions, the following terms shall have the definitions specified on the page of this Agreement listed below:

Acquisition Agreement	A-44
Agreement	A-2
Amalgamated Company	A-2
Amalgamation	A-2
Amalgamation Documents	A-12
Amalgamation Sub	A-2
Canadian Pension Law	A-25
Cerberus Entities	A-40
Certificates	A-15
CFIUS	A-54
Closing	A-12
Closing Date	A-12
Companies Act	A-2
Company	A-2
Company Benefit Plan	A-24
Company Financial Advisor	A-35
Company Permits	A-20
Company Reports	A-22

Company Shareholders Meeting	A-50
D&O Policies	A-53
Dissenting Shares	A-17
DOJ	A-47
Effective Time	A-12
Exon-Florio	A-46
Exon-Florio Notification	A-46
FTC	A-47
Indemnified Parties	A-52
Indemnified Party	A-52
Material Contracts	A-28
Minority Interest	A-18
Option Exercise Payments	A-14
Options	A-18
Parent	A-2
Parent Permits	A-38
Paying Agent	A-15
Premium Amount	A-53
Price Per Share	A-13
Proxy Statement	A-51
Real Estate Contracts	A-29
Representatives	A-43
SOX Act	A-22
Tax Affiliate	A-34
Terminating Company Breach	A-57
Terminating Parent Breach	A-57
Termination Fee	A-59
Warrant Exercise Payments	A-14
Warrants	A-18

ARTICLE II

THE AMALGAMATION

        SECTION 2.01    The Amalgamation.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 2.03), Amalgamation Sub shall be amalgamated with the Company in accordance with the Companies Act and this Agreement. As a result of the Amalgamation, the amalgamation of the Company and Amalgamation Sub and their continuance as the Amalgamated Company shall become effective under the provisions of the Companies Act and of this Agreement.

        SECTION 2.02    Closing.    Unless this Agreement shall have been terminated and the Amalgamation herein contemplated shall have been abandoned pursuant to Section 9.01 and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the Amalgamation shall take place as promptly as practicable (and in any event within three (3) Business Days) after satisfaction or waiver of the conditions set forth in Article VIII (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), at a closing (the "Closing") to be held at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, unless another date, time or place is agreed to by Parent and the Company (the date on which the Closing occurs, the "Closing Date").

        SECTION 2.03    Effective Time.    At and after the time of the Closing, the parties shall cause the Amalgamation to be consummated by filing a certified copy of the resolutions of the Board of Directors and shareholders of each of the Company and Amalgamation Sub, a statutory declaration sworn by an officer of each of the Company and Amalgamation Sub as to their respective solvency, and a notice of address of registered office of the Amalgamated Company; a copy of the memorandum of association which is to be the memorandum of association of the Amalgamated Company; and all other documents that may be required by the Companies Act to effect the Amalgamation (collectively the "Amalgamation Documents"). The term "Effective Time" means the date and time that the Amalgamation shall become effective pursuant to the Companies Act.

        SECTION 2.04    Effect of the Amalgamation.    At the Effective Time, the effect of the Amalgamation shall be as provided in Section 109 of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Amalgamation Sub shall become the property, rights, privileges, powers and franchises of the Amalgamated Company, and all debts, obligations, liabilities and duties of the Company and Amalgamation Sub shall become the debts, obligations, liabilities and duties of the Amalgamated Company.

        SECTION 2.05    Memorandum of Association; Bye-laws and Name.

          (a)   Subject to Section 2.05(b), the memorandum of association and the bye-laws of the Amalgamated Company shall, as a result of the Amalgamation and without any further action by the Company, be the memorandum of association (in the form attached hereto as Schedule 1) and the bye-laws of Amalgamation Sub in effect immediately prior to the Effective Time, until thereafter amended as provided by the Companies Act and the provisions of such Organizational Documents.

          (b)   The name of the Amalgamated Company shall be VSNL Telecommunications (Bermuda) Ltd.

        SECTION 2.06    Directors of the Amalgamated Company.    The names and addresses of the Persons proposed to be directors of the Amalgamated Company are as follows:

    Satish Ranade (c/o Parent at the address set forth in Section 10.02.(b))

    Srinivasa Addepalli (c/o Parent at the address set forth in Section 10.02.(b))

        SECTION 2.07    Officers of the Amalgamated Company.    The officers of Amalgamation Sub immediately prior to the Effective Time shall serve in their respective offices of the Amalgamated Company from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until the earlier of their death, resignation or removal. The Company agrees that each officer, if any, of the Company who will continue as an officer after the Effective Time may be designated as an officer of Amalgamation Sub immediately prior to the Effective Time.

ARTICLE III

EXCHANGE OF SECURITIES, CANCELLATION OF INTERESTS

        SECTION 3.01    Effect on Share Capital.    At the Effective Time, by virtue of the Amalgamation, and without any action on the part of Parent, Amalgamation Sub, the Company or the holders of any of their respective securities:

          (a)   Share Capital of Amalgamation Sub. Each issued and outstanding share in the share capital of Amalgamation Sub shall be converted into and become one fully paid and nonassessable share in the share capital, par value $0.01 per share, of the Amalgamated Company.

          (b)   Cancellation of Parent or Amalgamation Sub Owned Share Capital. Each authorized but unissued share of Company Common Share Capital and each share of Company Common Share Capital owned by Parent, Amalgamation Sub, or any wholly owned Subsidiary of the Company or Parent immediately prior to the Effective Time shall be cancelled and retired without any consideration with respect thereto.

          (c)   Company Common Share Capital. Each share of the Company Common Share Capital issued immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.01(b) and any Dissenting Shares) will, by virtue of the Amalgamation and without any action on the part of the holder thereof, be converted into the right to receive $4.50 in cash per share without any interest thereon (as adjusted in accordance with this Agreement, the "Price Per Share"), subject to appropriate adjustment for any share dividend, subdivision, reclassification, recapitalization, split, combination or exchange with respect to the Company Common Share Capital occurring after the date hereof and before the Effective Time. As of the Effective Time, all such shares of the Company Common Share Capital shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a share in the Company Common Share Capital immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the aggregate Price Per Share attributable to the number of shares of the Company Common Share Capital so owned.

          (d)   Options to Purchase Company Common Share Capital. Except as may be otherwise agreed in writing among Parent, the Company and any holder of any Option, upon consummation of the Amalgamation, each Option outstanding immediately prior to the Effective Time (whether or not then exercisable or vested) shall be terminated and cancelled immediately prior to the Effective Time as set forth in this Section 3.01(d). Each Option that has an exercise price per share of Company Common Share Capital less than the Price Per Share shall entitle the holder thereof to the right to receive, as soon as is practicable (but in no event later than five (5) Business Days) after the Effective Time from the Amalgamated Company a cash payment in an aggregate amount equal to the product of (A) the excess of the Price Per Share over the option exercise price per share of such Option and (B) the number of shares of Company Common Share Capital subject to such Option (collectively, the "Option Exercise Payments"). Each Option that has an exercise price per share equal to or greater than the Price Per Share will automatically be cancelled, without any consideration, as of the Effective Time. As of the Effective Time, each of the Company Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock or equity of the Company or any Company Subsidiary shall be terminated and cancelled (without any liability on the part of the Amalgamated Company other than as expressly set forth in this Section 3.01(d) ). From and after the Effective Time, other than as expressly set forth in this Section 3.01(d), no holder of an Option shall have any rights in respect thereof other than to receive payment (if any) for his, her or its Options as set forth in this Section 3.01(d). Notwithstanding anything to the contrary in this Section 3.01(d), (i) the Amalgamated Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder of Options under this Agreement such amounts as are required to be deducted or withheld therefrom under the Code, the Income Tax Act (Canada) or under any other provision of applicable Law and (ii) to the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the applicable holder of Options.

          (e)   Warrants to Purchase Company Common Share Capital. Except as may be otherwise agreed in writing among Parent, the Company and any holder of any Warrant, upon consummation of the Amalgamation, each Warrant outstanding immediately prior to the Effective Time (whether or not then exercisable or vested) shall entitle the holder thereof to the right to receive, upon exercise and payment of any applicable Warrant consideration, from the Amalgamated Company, a cash payment in an aggregate amount equal to the product of (A) the Price Per Share and (B) the number of shares of Company Common Share Capital subject to such Warrant (collectively, the "Warrant Exercise Payments"). From and after the Effective Time, other than as expressly set forth in this Section 3.01(e), no holder of a Warrant shall have any rights in respect thereof other than to receive payment (if any) for his, her or its Warrants as set forth in this Section 3.01(e). Notwithstanding anything to the contrary in this Section 3.01(e),

(i) the Amalgamated Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder of Warrants under this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or under any other provision of applicable Law and (ii) to the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the applicable holder of Warrants.

        SECTION 3.02    Surrender and Payment.

        (a)   Paying Agent. No later than fifteen (15) days after the date hereof, Parent shall designate a paying agent to act for the record holders of shares of the Company Common Share Capital in connection with the Amalgamation, which paying agent shall be reasonably acceptable to the Company (the "Paying Agent"). Immediately prior to the Effective Time, Parent will deposit the aggregate Price Per Share payable in accordance with Section 3.01(c) in trust with the Paying Agent for the benefit of the holders of shares in the Company Common Share Capital. The Paying Agent will be authorized, at the request of Parent, to invest the funds deposited with the Paying Agent pursuant to this Section 3.02 in (i) investment grade money market instruments, (ii) direct obligations of the United States of America, (iii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iv) commercial paper rated the highest quality by both Moody's Investors Services, Inc. and Standard & Poor's Corporation or (v) certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $1 billion, in each case having maturities not to exceed 30 days and as designated by Parent, with any interest earned thereon being payable to Parent.

        (b)   Surrender of Certificates. Promptly after the Effective Time, Parent and the Amalgamated Company will cause the Paying Agent to mail and/or otherwise distribute to each holder of Shares of the Company Common Share Capital (other than holders of shares representing Dissenting Shares or representing shares contemplated by Section 3.01(b)), a notice and letter of transmittal and instructions in standard form for use in effecting the cancellation of all such interests and the surrender of all certificates for such shares ("Certificates"), if any, held by each such record holder.

        (c)   Payment Procedures. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed and completed, the Paying Agent shall pay to the holder of shares of Company Common Share Capital evidenced by such Certificate the aggregate Price Per Share attributable to the number of shares of the Company Common Share Capital represented by such Certificate, and such Certificate will then be cancelled. Until surrendered in accordance with the provisions of this Section 3.02(c), each Certificate (other than Certificates representing Dissenting Shares and Certificates representing shares covered by Section 3.01(b)) will represent for all purposes only the right to receive the aggregate Price Per Share relating thereto. No interest shall accrue or be paid in respect of cash payable upon the surrender of Certificates. At the Effective Time, all Certificates issued immediately prior to the Effective Time shall automatically be cancelled, and holders of Certificates shall cease to have any rights as shareholders of the Company, except as provided herein or under applicable Law. If any payment of cash in respect of cancelled shares of the Company Common Share Capital is to be paid to a Person other than the registered holder of the shares represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such shares or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable. Notwithstanding anything to the contrary in this Agreement: (i) the Parent, Amalgamated Company and Paying Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder of Company Common Share Capital under this Agreement such amounts as are required to be deducted or withheld therefrom with respect to the making of such payment under the Code, Section 116 of the Income Tax Act (Canada) or under any other provision of applicable Law; and (ii) to the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the applicable holder of Company Common Share Capital.

        (d)   No Transfer. After the Effective Time, there will be no transfers of shares of the Company Common Share Capital recorded in the register of members of the Amalgamated Company. If, after the Effective Time, valid Certificates are presented to the Amalgamated Company or to the Paying Agent, they will be cancelled and exchanged for the aggregate Price Per Share attributable to the number of shares of the Company Common Share Capital represented by such Certificates as provided in Section 3.02(c).

        (e)   Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Amalgamated Company, upon any such Person providing to the Amalgamated Company a bond or indemnity reasonably satisfactory to Parent against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the aggregate Price Per Share attributable to the number of shares of the Company Common Share Capital represented by such Certificate due to such Person as provided in Section 3.02(c) of this Agreement.

        (f)    Termination of Paying Agent Funding. Any portion of funds held by the Paying Agent which have not been delivered to holders of Certificates pursuant to this Article III within six (6) months after the Effective Time shall promptly be paid or delivered, as appropriate, to Parent, and thereafter holders of Certificates who have not theretofore complied with the exchange procedures set forth in and contemplated by this Section 3.02 shall thereafter look only to Parent (subject to abandoned property, escheat and similar Laws) for payment of the Price Per Share in accordance with this Agreement.

        (g)   No Liability. Notwithstanding anything to the contrary in this Section 3.02, none of the Paying Agent, Parent, the Amalgamated Company nor any other party hereto shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

        SECTION 3.03    Register of Members.    As of the Effective Time, the register of members of the Company shall be closed, and there shall be no further registration of transfers of shares of Company Common Share Capital thereafter on such register of members.

        SECTION 3.04    Dissenting Shares.    Notwithstanding Section 3.01(c) hereof, shares of the Company Common Share Capital issued immediately prior to the Effective Time and held by a holder who has not voted in favor of the Amalgamation or consented thereto in writing and who has otherwise properly perfected such holder's right to appraisal for such shares in accordance with the Companies Act (and who has neither effectively withdrawn nor lost his, her or its right to such appraisal) ("Dissenting Shares"), shall not be converted into a right to receive the Price Per Share pursuant to Section 3.01(c), and shall be cancelled and converted into only such rights as are granted by Section 106 of the Companies Act. If after the Effective Time such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Per Share Price as provided in Section 3.01(c), without interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Share Capital, and any withdrawals of such demands and other instruments received by the Company, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except as required by the Companies Act, the Company shall not make any payments with respect to any demand by the holder(s) of Dissenting Shares for appraisal of their Dissenting Shares or offer to settle or settle or otherwise negotiate any such demands.

        SECTION 3.05    Taking of Necessary Action; Further Action.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Amalgamated Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company are hereby fully authorized in the name of the Company or otherwise to take, and will use all good faith efforts to take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Parent and Amalgamation Sub that:

        SECTION 4.01    Organization and Qualification.

          (a)   The Company is an exempted company duly organized, validly existing and in good standing under the laws of Bermuda and has the requisite power to own, license, use, lease and otherwise hold its assets and properties and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   Section 4.01(b) of the Company Disclosure Schedule sets forth a true and complete list of all Company Subsidiaries. Each Company Subsidiary is an entity duly organized, validly existing and (to the extent that such concept is recognized under applicable Law) in good standing under the laws of its jurisdiction of organization and has the requisite power to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All of the outstanding shares of capital stock or membership interests (as applicable) of each of the Company's Subsidiaries are validly issued, fully paid and nonassessable and are owned by the Company or by a wholly owned Company Subsidiary, free and clear of all Encumbrances, and there are no proxies outstanding with respect to such shares or membership interests. Section 4.01 of the Company Disclosure Schedule sets forth a true and complete list of each Person (other than Company Subsidiaries) in which the Company or any Company Subsidiary owns any equity, membership, limited liability company, partnership or similar interest in, or any option, warrant, convertible security or other interest convertible into or exercisable or exchangeable for any such interest (each, a "Minority Interest"), in each case specifying the percentage interest held by the Company or the applicable Company Subsidiary.

        SECTION 4.02    Organizational Documents; Minutes.    True and complete copies of the Organizational Documents of the Company and each material Company Subsidiary, as in effect on the date hereof, have been furnished by the Company to Parent prior to the date hereof. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Organizational Documents. The Company has made available to Parent complete and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof (if available)) of all meetings and written consents of the shareholders, Board of Directors and each committee of the Board of Directors (or equivalent) of the Company, in each case since the inception of the Company (other than portions of minutes of the Company relating to this Agreement and the process followed by the Company that resulted in this Agreement, the terms of other acquisition proposals and any discussion of valuation of the Company or such acquisition proposals or of the negotiation of this Agreement or such acquisition proposals set forth in such minutes).

        SECTION 4.03    Capitalization.    The authorized share capital of the Company consists of $1,000,000 divided into 100,000,000 shares of Company Common Share Capital and, as of July 21, 2005: (i) 39,084,613 shares of the Company Common Share Capital were outstanding, all of which were validly issued, fully paid and nonassessable, (ii) no shares of the Company Common Share Capital were held by the Company or any Company Subsidiary, (iii) 3,821,141 shares of the Company Common Share Capital were reserved for issuance pursuant to the Company Stock Plans, copies of which have heretofore been furnished to Parent, (iv) options to purchase 3,225,978 shares of the Company Common Share Capital were outstanding under the Company Stock Plans (collectively, the "Options") and (v) warrants to purchase 219,942 shares of the Company Common Share Capital were outstanding (collectively, the "Warrants").

As of the date of this Agreement and as of the Effective Time, the Company Stock Plans are and will be the only Company stock option or other equity incentive plans in effect and the Options are and will be the only stock options issued under the Company Stock Plans. The Company has previously made available to Parent complete and correct copies of each Company Stock Plan and the agreement for each Option and Warrant, including, in each case, all amendments thereto. Since December 31, 2004, no shares of capital stock or other voting securities or equity interests of the Company have been issued or reserved for issuance, except in connection with the exercise, exchange or conversion of the outstanding Options or Warrants. Section 4.03 of the Company Disclosure Schedule sets forth a true and complete listing of all outstanding Options and Warrants, setting forth the names of the holders of such Options and Warrants, the number of Options and Warrants so held and the exercise prices and vesting schedules of such Options and Warrants (as applicable). Except as set forth in this Section 4.03, there are not now, and at the Effective Time there will not be, any shares of the Company Common Share Capital or other equity securities of the Company or any Company Subsidiary issued or outstanding or any options, warrants, rights or exchange, conversion or other rights with respect to any equity securities of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such agreement or commitment. There is no commitment of the Company or any Company Subsidiary to distribute to holders of any class of its capital stock, any dividends, distributions, evidences of indebtedness or assets, or agreements, arrangements or commitments obligating the Company or any Company Subsidiary to issue or sell any share capital of the Company or any share capital, capital stock or other like equity interest in any Company Subsidiary. Except as set forth in Section 4.03 of the Company Disclosure Schedule, there are no outstanding contracts of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any share capital, capital stock or other equity securities of the Company or any Company Subsidiary. Except as set forth in Section 4.03 of the Company Disclosure Schedule, there are no outstanding contracts of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any share capital, capital stock or other equity securities of the Company or any Company Subsidiary. The Company has obtained all consents and made all amendments, if any, to the terms of the Company Stock Plans, each Warrant and each Option agreement, as applicable, that are necessary to give effect to the provisions of Sections 3.01(d) and (e). All outstanding shares of Company Common Share Capital are duly authorized, validly issued, fully paid and nonassessable and have been issued in accordance with applicable Securities Laws and none of such shares were issued in violation of any pre-emptive rights, rights of first offer or first refusal or similar rights. All Options and Warrants have been duly authorized and have been issued in accordance with applicable Securities Laws.

        SECTION 4.04    Authority Relative to This Agreement.    The Company has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby, except for any required approval of the Amalgamation by the Company's shareholders as set forth in Section 4.21 of this Agreement. This Agreement has been declared advisable by the Board of Directors of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms. Except as set forth in Section 4.05, or as set forth on Section 4.04 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary (and none of their respective property or assets) is subject to or obligated under any provision of (i) its respective Organizational Documents, (ii) any Contract, (iii) any Permit or (iv) any Law or Governmental Order, which would be breached, violated or defaulted (with or without due notice or lapse of time or both) or in respect of which a right of termination or acceleration or a loss of a material benefit or any Encumbrance on any of its assets would be created or suffered by or result from the Company's execution and performance of this Agreement, except as to clauses (ii), (iii) or (iv) above where any such breach, violation, right of termination or acceleration, or Encumbrances, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Subject to the completeness and accuracy of Parent's representations in this Agreement, the execution, delivery and performance of this Agreement and the consummation of the Amalgamation and the other transactions contemplated hereby by the Company will not require the consent, order, authorization or approval of, declaration or notice to or registration or filing with any Governmental Entity, other than (i) pursuant to applicable requirements, if any, of the Exchange Act, state "blue sky" or takeover laws, and the HSR Act and any other applicable Antitrust Laws, (ii) filing and recordation of appropriate Amalgamation Documents as required by the Companies Act, (iii) compliance with the United States Communications Act of 1934, as amended, including without limitation, as amended by the United States Telecommunications Act of 1996 and any rules, regulations or policies promulgated by the FCC or any Telecommunications Operating Authority and Laws, each of which consent, approval, registration, license and filing is listed on Section 4.04 of the Company Disclosure Schedule except those which the failure to obtain or make could not reasonably be expected to have a Company Material Adverse Effect; (iv) any approvals specified by Parent in Section 5.03, and (v) the Exon Florio Notification (as defined in Section 6.07(a)). To the Knowledge of the Company, no Bermuda or state takeover statute or similar statute or regulation applies or purports to apply to the Amalgamation, this Agreement or any of the transactions contemplated hereby.

        SECTION 4.05    Permits; Governmental Notices.

          (a)   The Company and the Company Subsidiaries hold all of the Permits (including Permits granted or issued by any Telecommunications Operating Authority) necessary under applicable Law to conduct their respective business operations and activities and to own and operate their respective assets, except where the failure to obtain or maintain such Permits could not reasonably be expected to have a Company Material Adverse Effect (collectively, the "Company Permits"). Section 4.05(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all Company Permits. Except as set forth in Section 4.05(a) of the Company Disclosure Schedule, each Company Permit is valid, in good standing, and in full force and effect. No defaults or violations exist or have been recorded in respect of any Company Permit other than defaults or violations, which could not reasonably be expected to have a Company Material Adverse Effect. Except as could not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (A) there is no pending or, to the Knowledge of the Company, threatened action by or before any Governmental Entity to revoke, cancel, suspend, modify or refuse to renew any Company Permit and (B) to the Knowledge of the Company, no Person has asserted in writing to a Governmental Entity that any

    Company Permit should be modified or revoked, or that the Company or any Subsidiary is not in compliance with any Company Permit.

          (b)   Except as set forth in Section 4.05(b) of the Company Disclosure Schedule or as could not reasonably be expected to have a Company Material Effect, none of the Company nor the Company Subsidiaries is a party to, and since March 31, 2005 neither the Company nor any of the Company Subsidiaries has received any written notice regarding, and has not been made a party to, any proceeding brought by any Governmental Entity, alleging that (i) the Company or any Company Subsidiary is in, or may be in, violation in any material respect of any Law, Company Permit or Governmental Order, (ii) the Company or any Company Subsidiary must change in any material respect any of its business practices to remain in compliance with any applicable Law, Company Permit or Governmental Order, (iii) the Company or any Company Subsidiary has failed to obtain any material Permit required for the conduct of its business or failed to conduct its business in accordance the Company Permits, or (iv) the Company or any Company Subsidiary is in material default under or in violation of any Company Permit and, to the Knowledge of the Company, there are no existing facts or circumstances (including the execution of this Agreement and the consummation of the Amalgamation and the other transactions contemplated herein) that could reasonably be expected to result in such a proceeding in either case or that would prevent any Company Permit from being renewed on a routine basis or in the ordinary course.

          (c)   The Company and the Company Subsidiaries are not required to be Canadian owned and controlled pursuant to the Telecommunications Act (Canada) and the Canadian Telecommunications Common Carrier Ownership and Control Regulations promulgated pursuant thereto, and the Radiocommunications Act (Canada) and the Radiocommunications Regulations promulgated pursuant thereto.

        SECTION 4.06    Compliance with Laws.    Except as set forth in Section 4.06 of the Company Disclosure Schedule, the business of the Company and the Company Subsidiaries is being conducted in compliance with applicable Laws, except for violations or possible violations which could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as disclosed in Section 4.06 of the Company Disclosure Schedule, no investigation, review or proceeding by any Governmental Entity (including any Telecommunications Operating Authority) with respect to the Company or the Company Subsidiaries or their respective businesses in relation to any alleged violation of Law is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity (including any Telecommunications Operating Authority) indicated an intention to conduct the same, except for such investigations which could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries is a party to any Governmental Order or written agreement, consent agreement or memorandum of understanding with any Governmental Entity, or is a party to any commitment letter or similar undertaking with any Governmental Entity that materially restricts the conduct of its business or which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        SECTION 4.07    SEC Filings; Financial Statements.

          (a)   Except as described on Section 4.07(a)(1) of the Company Disclosure Schedule, the Company has timely filed all forms, reports, statements and documents required to be filed by it with the SEC and the NNM (collectively, together with any amendments thereto and any such forms, reports, statements and documents the Company may file or be required under applicable Law to file subsequent to the date hereof until the Closing, including the Proxy Statement, the "Company Reports"). Each Company Report (as finally amended) (i) complied in all material respects with the requirements of the Exchange Act or Securities Act, as appropriate, and the rules and regulations of the NNM, as the case may be and (ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is required under the Exchange Act, by contract or otherwise to file any form, report, schedule, statement or other document with the SEC, the NNM or any other stock exchange. Except as set forth in Section 4.07(a)(2) of the Company Disclosure Schedule, prior to the date hereof neither the SEC nor its staff has challenged, or alleged or asserted any deficiency in, the accuracy or appropriateness of any of the financial reporting or other disclosure of the Company or any predecessor of the Company, except for those challenges, allegations or assertions that have been resolved.

          (b)   The Company is in material compliance with the applicable requirements of the Sarbanes-Oxley Act of 2002 (the "SOX Act") that are currently effective as to the Company, and any and all applicable rules and regulations promulgated by the SEC thereunder that are currently effective as to the Company, except where such noncompliance could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company maintains disclosure controls and procedures in accordance with Rule 13a-15 of the Exchange Act.

          (c)   Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports was prepared in accordance with U.S. GAAP (subject, in the case of unaudited financial statements to normal year end adjustments, which adjustments are not expected to be material) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), each was derived from the books and records of the Company and the Company Subsidiaries and each presented fairly the consolidated financial position of the Company and the Company Subsidiaries as at the respective dates thereof, and their consolidated results of operations, shareholders' equity and cash flows for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end adjustments which are not expected to be material).

          (d)   Except as and to the extent set forth or reserved against on the most recent consolidated balance sheet of the Company as reported in the Company Reports filed prior to the date hereof, including the notes thereto, as of the date hereof the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with U.S. GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2004, disclosed in the notes to such balance sheet, incurred in connection with the transactions contemplated by this Agreement, that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or otherwise listed in Section 4.07(d) of the Company Disclosure Schedule. Except as set forth in the Company's financial statements contained in the most recent Company Report preceding the date of this Agreement, the Company has no material Indebtedness. Since April 30, 2003, neither the Company nor any Company Subsidiary has been a party to any asset securitization transaction or "off-balance sheet arrangement" (as defined in Item 303(c) of Regulation S-K promulgated under the Exchange Act). The Company Common Share Capital is the only class of equity securities of the Company or any Company Subsidiary that is registered or required under applicable Law to be registered under the Exchange Act.

          (e)   Subject to any reserves set forth in Company's financial statements contained in the most recent Company Report preceding the date of this Agreement, the accounts receivable shown thereon represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in Company's financial statements contained in the most recent Company Report preceding the date of this Agreement, was calculated in accordance with U.S. GAAP and in a manner consistent with prior periods. The Company has used commercially reasonable efforts to collect all of its accounts receivable in accordance with applicable credit terms.

        SECTION 4.08    Absence of Certain Changes or Events.    Since March 31, 2005 except as disclosed in the Company Reports filed prior to the date hereof or as set forth in Section 4.08 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries has conducted its business only in the ordinary course consistent with past practice and, since such date, there has not been (i) any event or circumstance that has had or could reasonably be expected to have a Company Material Adverse Effect, (ii) any event that would reasonably be expected to prevent or materially delay the performance of the Company's obligations pursuant to this Agreement and the consummation of the Amalgamation by the Company, (iii) any change by the Company or any Company Subsidiary in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution, in respect of the shares of the capital stock of the Company or any Company Subsidiary (other than by wholly-owned Company Subsidiaries) or any redemption, purchase or other acquisition of any of the securities or other ownership interests in the Company or any of the Company Subsidiaries, (v) other than in the ordinary course of business consistent with past practice and not material to the Company either individually or in the aggregate or required by applicable Law or by the terms of any individual employment agreement or collective bargaining agreement, any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, share option (including the granting of share options, share appreciation rights, performance awards or restricted share awards), share purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to employees, officers, consultants or directors of the Company or any Company Subsidiary, (vi) any issuance or sale of any share, notes, bonds or other securities of the Company or any Company Subsidiary (other than pursuant to the exercise of outstanding Options or Warrants), or any modification, amendment or other change of any term thereto, (vii) any amendment to the Company's or any Company Subsidiary's Organizational Documents, (viii) other than in the ordinary course of business consistent with past practice, any (1) purchase, sale, assignment or transfer of any assets of the Company or any

Company Subsidiary, (2) Encumbrance created upon any assets or properties of the Company or any Company Subsidiary except for liens for Taxes not yet delinquent or pursuant to any indebtedness for borrowed money outstanding on the date hereof or (3) waiver by the Company or any Company Subsidiary of any rights of material value or cancellation of any debts or claims, (ix) any settlement, waiver, release, assignment or compromise relating to any Suit involving the Company or any Company Subsidiary except for settlements, waivers, releases, assignments and compromises which, individually and in the aggregate, are not material, (x) any incurrence of any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of the Company and the Company Subsidiaries, taken as a whole, (xi) any split in the Company's capital stock, combination, subdivision or reclassification of any of the Company's capital stock or issuance or authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except as expressly contemplated by this Agreement, (xii) any entry by the Company or any Company Subsidiary into, or any amendments of, (A) any employment, deferred compensation, consulting, severance, change of control, termination or indemnification agreement or any other agreement with or involving any current or former director or officer of the Company or any Company Subsidiary or (B) any agreement with any current or former director, officer, employee or consultant of the Company or any Company Subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Company Subsidiary of a nature contemplated by this Agreement, (xiii) other than as required by applicable Law, any adoption of, any amendment to or any termination of any Company Benefit Plan, (xiv) any elections with respect to Taxes by the Company or any Company Subsidiary outside of the ordinary course of business and inconsistent with past practice that would have the effect of materially increasing any liability for or materially decreasing any refund of Taxes, (xv) any settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund, or (xvi) any agreement by the Company or any Company Subsidiary to do any of the things described in the preceding clauses (i) through (xvi).

        SECTION 4.09    Employee Benefit Plans; Labor Matters.

          (a)   True and complete copies of all documents relating to Company Benefit Plans including all plan documents, trusts or other funding agreements and summary plan descriptions, as applicable, the most recent actuarial report and financial report and the three (3) most recent annual reports on IRS Form 5500 have been made available to Parent and each Company Benefit Plan is listed in Section 4.09(a) of the Company Disclosure Schedule. For purposes of this Agreement, the term "Company Benefit Plan" consists of any plan, Contract, policy, program or arrangement (regardless of whether written or unwritten, funded or unfunded, or foreign or domestic) which is sponsored by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary makes contributions or which covers any current or former employee of the Company or any Company Subsidiary in his or her capacity as a current or former employee of the Company or any Company Subsidiary or to which the Company or any Company Subsidiary has any obligation with respect to any current or former employee, including each retirement pension, profit sharing, savings, bonus, stock purchase, stock option, deferred compensation severance, insurance, death, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, vacation or other compensation, or employee benefit plan or arrangement.

        (b)   All Company Benefit Plans are valid and binding and in full force and effect and there are no material defaults thereunder. Each Company Benefit Plan complies currently, and has complied in the past, in all material respects in form and operation, with all applicable provisions of ERISA, the Code and other applicable Law, except for failures to comply which could not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA maintained by the Company, which is intended to be qualified under Section 401(a) of the Code, has, to the extent applicable, received a determination letter from the IRS evidencing such qualification. Each Company Benefit Plan which is required under its terms or by the Pension Benefits Standards Act, 1985 (Canada), as amended, and the Income Tax Act (Canada), as amended, or other applicable Law to be registered, has been so registered and, to the Knowledge of the Company, there are no facts or circumstances which could reasonably be expected to adversely affect the registered status of any such Company Benefit Plan. Except as otherwise disclosed in Section 4.09(b) of the Company Disclosure Schedule, the Company does not provide any retiree health and life benefits under any Company Benefit Plan (excluding (i) continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985 and (ii) to the extent not material, any written arrangements for post-termination of employment medical or life coverage between the Company and any individual). There is no pending or, to the Knowledge of the Company, threatened litigation, actions or proceedings, by any Governmental Entity or otherwise relating to any Company Benefit Plan, except for pending or threatened litigation, actions or proceedings that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has engaged in, or failed to engage in, a transaction with respect to any Company Benefit Plan that is reasonably likely to subject the Company or any of the Company Subsidiaries to a tax or penalty imposed by either Section 4975 or 4980B of the Code or Section 502(i), 502(c), 502(1) and 601 through 608 of ERISA or equivalent provisions under applicable Canadian Law.

        (c)   Other than as set forth in Section 4.09(c) of the Company Disclosure Schedule, no Company Benefit Plan subject to Title IV of ERISA (including any "multiemployer plan" as defined in ERISA) has been sponsored or contributed to by the Company, any Company Subsidiary or any ERISA Affiliate during the six (6) year period immediately preceding the date of this Agreement. No Company Benefit Plan is a multi-employer plan under the Pension Benefits Standards Act, 1985 (Canada), as amended, and the regulations promulgated thereunder, and any equivalent provincial legislation and regulations promulgated thereunder (collectively, "Canadian Pension Law").

        (d)   All contributions required to be made, and claims and premiums to be paid, under the terms of any Company Benefit Plan or pursuant to applicable Law have been timely made in full and proper form, or reserves therefor on the Company's financial statements contained in the most recent Company Report preceding the date of this Agreement have been established, which reserves are adequate in all material respects.

        (e)   Except as set forth in Section 4.09(e) of the Company Disclosure Schedule, no Company Benefit Plan has been partially terminated or has been subject to events which could be declared to constitute a partial termination as provided under applicable Law that could be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (f)    Except as set forth in Section 4.09(f) of the Company Disclosure Schedule, (i) neither the Company, any Company Subsidiary nor any ERISA Affiliate contributes to any Company Benefit Plans which are "multiemployer plans" (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) under Subtitle E of ERISA or has any liability under any such plan that remains unsatisfied or (ii) neither the Company nor any Company Subsidiary maintain a "multiple employer plan" within the meaning of Section 4063 or 4064 of ERISA. Except as set forth in Section 4.09(f) of the Company Disclosure Schedule, no Company Benefit Plan is: (i) a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA, (ii) a "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits (such disclosure to include the amount of any such funding), or (iii) self-insured by the Company, or a Company Subsidiary. No individual performing services in the United States who has been classified by the Company, any Company Subsidiary or any ERISA Affiliate as a non-employee (such as an independent contractor, leased employee or consultant) shall have a claim against the Company, any Company Subsidiary or any ERISA Affiliate for eligibility to participate in any Company Benefit Plans if such individual is later reclassified as an employee of the Company or any ERISA Affiliate, which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (g)   Except as set forth on Section 4.09(g) of the Company Disclosure Schedule, as of the date hereof, there are no collective bargaining or other labor union agreements to which the Company or any Company Subsidiary is a party or by which any of them is bound and neither the Company nor any Company Subsidiary is currently engaged in any labor negotiation. Except as set forth on Section 4.09(g) of the Company Disclosure Schedule, to the Knowledge of the Company, since December 31, 2004, neither the Company nor any Company Subsidiary has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

        (h)   Except as set forth in Section 4.09(h) of the Company Disclosure Schedule, there are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company threatened, by or on behalf of any employee or group of employees of the Company or any Company Subsidiary other than those which could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (i)    Other than as set forth in Section 4.09(i) of the Company Disclosure Schedule, there are no complaints, charges, orders, prosecutions, or claims against the Company or any Company Subsidiary pending, or to the Knowledge of the Company, threatened, to be brought or filed, with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or any individual by the Company or any Company Subsidiary other than those which could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (j)    Other than as set forth in Section 4.09(j) of the Company Disclosure Schedule, the Company and each Company Subsidiary is in compliance with all Laws governing employment and labor matters, including all such Laws relating to wages, hours, vacation, collective bargaining, discrimination, civil rights, human rights, safety and health, workers' compensation, language of work, workplace safety, employment standards, labor relations and the collection and payment of withholding and/or Social Security Taxes and similar Taxes and other withholdings and remittances, other than those instances of noncompliance which could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (k)   Other than as set forth in Section 4.09(k) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has effectuated (i) a "plant closing" (as defined in the WARN Act or equivalent provisions under the Canada Labour Code or provincial employment legislation) affecting any site of employment or one or more facilities or operating units within any site of employment of the Company or any Company Subsidiary; or (ii) a "mass layoff" (as defined in the WARN Act or equivalent provisions under the Canada Labour Code or provincial employment legislation) affecting any site of employment or facility of the Company or any Company Subsidiary; nor has the Company or any Company Subsidiary been engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign Law. The Company and the Company Subsidiaries are in compliance with the terms and provisions of the United States Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder, other than instances of noncompliance, which could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (l)    Within 15 days prior to the Closing Date, the Company shall provide Parent with a list of the position, status (including whether any such employee is on a leave of absence and expected date of return if known), length of service and compensation of each employee of the Company and the Company Subsidiaries as of the date of this Agreement.

        (m)  Except as set forth in Section 4.09(m) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement or other related agreements by the Company or any Company Subsidiary nor the consummation of the transactions contemplated by this Agreement will: (i) entitle any employee, consultant or director of the Company or any Company Subsidiary to any bonus, fee, distribution, remuneration, severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting other than as required by law, or increase the amount of compensation due any such employee, consultant or director. Except as set forth in Section 4.09(m) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement or other related agreements by the Company or any Company Subsidiary, nor the consummation of the transactions contemplated by this Agreement, will: (i) result in any payments under any of the Company Benefit Plans which would not be deductible under Section 280G of the Code; or (ii) cause any payments under any Company Benefit Plan to be nondeductible under Section 162(m) of the Code.

        SECTION 4.10    Contracts.

          (a)   A list of all Contracts in effect on the date hereof which are material to the Company and the Company Subsidiaries taken as a whole to which the Company or any Company Subsidiary is a party, including all amendments, and supplements thereto and modifications thereof, is set forth on Section 4.10 of the Company Disclosure Schedule (all such Contracts, together with any Contracts entered into after the date hereof that would have been listed on Section 4.10 of the Company Disclosure Schedule, had such Contracts been entered into prior to the date hereof, collectively the "Material Contracts"), including:

            (i)    except such Contracts that are described pursuant to (i)(y) and (i)(z) below, any contract (A) involving the obligation of the Company to purchase products or services pursuant to which the aggregate of payments due from the Company during the six months prior to December 31, 2004 was equal to or in excess of $500,000 or pursuant to which the Company has made payments during the six months prior to December 31, 2004 that were equal to or in excess of $500,000; (B) which involves the obligation for a payment to be made to the Company during the six (6) months prior to December 31, 2004 in excess of $500,000 or pursuant to which payments were made to the Company during the six (6) months prior to December 31, 2004 in excess of $500,000, or (C) to which the Company is a party or is otherwise bound and which involves future payments, performance of services or delivery of products to or by the Company (for any one or series of related Contracts) of at least $500,000 during the six months prior to December 31, 2005;

              (y)   any Contract (I) involving the obligation for a payment to be made to the Company for signaling services during the six (6) months prior to December 31, 2004 in excess of $125,000 or pursuant to which payments were made to the Company for signaling services during the six (6) months prior to December 31, 2004 in excess of $125,000 or (II) to which the Company is a party or is otherwise bound and which involves future payments to the Company for signaling services (for any one or series of related Contracts) of at least $125,000 during the six months prior to December 31, 2005;

              (z)   any Contract (I) involving the obligation for a payment to be made to the Company for value added voice services during the six (6) months prior to December 31, 2004 in excess of $250,000 or pursuant to which payments were made to the Company for value added voice services during the six (6) months prior to December 31, 2004 in excess of $250,000 or (II) to which the Company is a party or is otherwise bound and which involves future payments to the Company for value added voice services (for any one or series of related Contracts) of at least $250,000 during the six months prior to December 31, 2005;

            (ii)   (A) any sales, advertising, agency, consultant, lobbying, franchise or similar Contract or (B) any other Contract, in each case, requiring the payment of any commissions or other similar payments or commitments by the Company in excess of $500,000 per year;

          (iii)  any Contract to purchase or otherwise acquire or sell or otherwise dispose of any interest in real or immovable property;

          (iv)  any Contract under which the Company has agreed to indemnify any third Person with respect to, or to share, the Tax liability of any third Person other than Contracts with suppliers or customers in the ordinary course in which no payments on account of Tax liabilities have been made or incurred or are reasonably expected to be made or incurred;

          (v)   any Contract requiring (x) employees to be located in a particular jurisdiction or (y) minimum number of employees to be employed by the Company;

          (vi)  any commitment of the Company to make a capital expenditure or to purchase a capital asset involving at least $250,000;

          (vii) any Contract that contains a covenant on the part of the Company not to compete or any other agreement or obligation that materially limits or will materially limit the Company and, following consummation of the Amalgamation, Parent or any Parent Subsidiary, from engaging in the business of providing telecommunications and/or information services;

          (viii) any lease, sublease, license or similar agreement pursuant to which (A) the Company is the lessee of, or holds or uses, any machinery, equipment, vehicle or other similar tangible or corporeal personal property or movable property owned by any third Person for an annual rent in excess of $250,000; (B) the Company is the lessor of, or makes available for use by any third Person, any tangible or corporeal personal property or movable property owned by it for an annual rent in excess of $100,000; or (C) the Company (x) leases or agrees to lease the space in the Montreal Technoparc in which the Company's Canadian headquarters is, or is currently expected to be, located or (y) is otherwise the lessee, sublessee, or licensee of, or occupies, holds or uses, any real or immovable property owned or leased by any third Person requiring annual rental payments in excess of $250,000 (the matters responsive to this subclause (C), collectively, the "Real Estate Contracts");

          (ix)  any Contract establishing or relating to a partnership, joint venture, teaming arrangement, exclusivity, consortium or other similar arrangement;

          (x)   any asset purchase agreements, stock purchase agreements, and other acquisition or divestiture agreements and similar Contracts, including any Contracts relating to the sale, lease or disposal of any material properties or assets of the Company, for consideration in excess of $250,000;

          (xi)  any Contract relating to Indebtedness in excess of $500,000 or providing for the creation of any Encumbrance upon any of the assets or properties of the Company with an aggregate value in excess of $500,000;

            (xii) any Contract under which the Company has directly or indirectly guaranteed any liabilities in excess of $500,000;

            (xiii)   any Contract involving payments by the Company in excess of $500,000 per year or payments by the Company during the twelve (12) months ended December 31, 2004 in excess of $500,000, or payments to be received by the Company in excess of $500,000 per year or payments received by the Company during the twelve (12) months ended December 31, 2004 in excess of $500,000, and, in each case, containing any "change in control" provision (or similar provisions);

            (xiv)   any Contract granting a right to first refusal or first negotiation with respect to the sale of any portion of the equity of the Company or of all or any material portion of the Company's assets (including the equity interests in any Company Subsidiary);

            (xv) any collective bargaining agreement between the Company and a trade union or employee organization;

            (xvi)   any (A) employment, consulting, severance or golden parachute Contract or (B) other agreement with any executive officer or other key employee of Company (x) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or of the nature of any of the transactions contemplated by this Agreement, (y) providing any compensation guarantee of more than $200,000 per year or (z) providing severance benefits or other benefits after the termination of employment of such executive officer or key employee not comparable to benefits available to employees generally;

            (xvii)   any Contract providing for "earn-outs" or other contingent payments by the Company;

            (xviii)   any Contract associated with off balance sheet financing by the Company in excess of $250,000 in the aggregate; and

            (xix)   all commitments and agreements to enter into any of the foregoing.

For purposes of this Section 4.10(a), all references to the Company shall include any Company Subsidiary unless the context otherwise provides.

          (b)   Other than as set forth in Section 4.10(b) of the Company Disclosure Schedule, all Contracts to which the Company or a Company Subsidiary is a party are legally valid and binding obligations of the Company or a Company Subsidiary, as the case may be, and to the Knowledge of the Company are legally valid and binding obligations of the other respective parties thereto, and in full force and effect and there are no defaults or breaches, and no event has occurred which, with or without lapse of time, notice or action by a third party, would result in a default or breach, by the Company or any Company Subsidiary, as the case may be, thereunder and, to the Knowledge of the Company, there are no defaults or breaches and no event has occurred which, with or without lapse of time, notice or action by a third party, would result in a default or breach, by other parties thereunder, except in each case, where such default or breach could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   True, correct and complete copies of each Material Contract, together with all amendments, modifications and supplements thereto, have been supplied to or made available for inspection by Parent.

          (d)   Notwithstanding anything in this Agreement to the contrary, no representations or warranties shall be deemed to have been made in this Agreement with respect to bilateral Contracts and Contracts for virtual transit services other than (i) with respect to the most recent available written forms to the extent such forms were executed after December 1, 2002 and (ii) a representation that to the Knowledge of the Company there are no defaults or breaches, and no event has occurred which, with or without lapse of time, notice or action by a third party, would result in a default or breach, by the Company or any Company Subsidiary, as the case may be, thereunder except where such default or breach could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        SECTION 4.11    Litigation.    Except as set forth on Section 4.11 of the Company Disclosure Schedule, as of the date hereof, there is no Suit pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or any of their respective properties or any of their respective officers or directors (in their capacities as such) and, to the Knowledge of the Company, there are no existing facts or circumstances that could reasonably be expected to result in such a Suit in either case, other than Suits which could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 4.11 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is subject to any outstanding Governmental Order, which could reasonably be expected to have a Company Material Adverse Effect.

        SECTION 4.12    Environmental Matters.    Except as set forth in Section 4.12 of the Company Disclosure Schedule, the Company and the Company Subsidiaries each are in compliance with all Environmental Laws, except where the failure to so comply could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has utilized, treated, stored, processed, discharged, spilled or otherwise disposed of any Hazardous Material, at any real or immovable property or any other facility owned or leased by the Company or any of the Company Subsidiaries, in violation of any Environmental Law or Environmental Permit or in such a manner as otherwise would require the Company or any of the Company Subsidiaries to undertake any investigation, removal, abatement, corrective action or remedial action pursuant to any Environmental Law, which, in either case, could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no real or immovable property owned, formerly owned, leased or sub-leased by the Company or any of the Company Subsidiaries at which: (i) there has been a release or threat of release of PCBs, or asbestos, or other Hazardous Materials; or (ii) any soil, subsoil or groundwater contaminated to levels exceeding any criteria published by a Governmental Entity and requiring investigation and or remediation, which could be applicable to the site. Except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has received any notice, complaint or other communication whether written or oral pursuant to any Environmental Law.

        SECTION 4.13    Intellectual Property.    (a) Section 4.13(a) of the Company Disclosure Schedule sets forth a true and complete list of all (i) material Registered Company Owned Intellectual Property other than Trade Secrets, (ii) material Company Licensed Intellectual Property (except for rights in respect of non-material "shrink-wrap" or "click-wrap" computer software or computer software which is not customized and which is generally commercially available) and (iii) material Contracts of the Company or a Company Subsidiary involving Intellectual Property (except for non-material Contracts concerning or constituting (x) "shrink-wrap" or "click-wrap" computer software or computer software which is not customized and which is generally commercially available and (y) confidentiality agreements). Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, the Company or a Company Subsidiary is the legal and equitable owner of all of the Intellectual Property, other than Company Licensed Intellectual Property, listed on Section 4.13(a) of the Company Disclosure Schedule.

          (b)   Except as set forth on Section 4.13(b) of the Company Disclosure Schedule, no material Company Owned Intellectual Property has been or, to the Knowledge of the Company, is currently in the process of being abandoned, declared lapsed, canceled, expunged or adjudicated invalid (excepting any expiration or abandonment of Intellectual Property in the ordinary course and not material to the Company either individually or in the aggregate), or is subject to any outstanding order, third-party notice, judgment or decree restricting its use or adversely affecting or reflecting the Company's or any Company Subsidiary's rights thereto.

          (c)   Except as set forth on Section 4.13(c) of the Company Disclosure Schedule, as of the date hereof: (i) no Suit is pending against the Company or any of the Company Subsidiaries concerning any claim or position that the Company or any of the Company Subsidiaries have violated any Intellectual Property rights; (ii) no claim has been threatened in writing against the Company or any of the Company Subsidiaries or any of their indemnitees for violation of any Intellectual Property rights; and (iii) to the Knowledge of the Company, the Company and the Company Subsidiaries are not violating and have not violated any Intellectual Property rights, except where such violation could not reasonably be expected to have a Company Material Adverse Effect.

          (d)   Except as set forth on Section 4.13(d) of the Company Disclosure Schedule, as of the date hereof, no Suit is pending or has been threatened in writing concerning any material Company Intellectual Property Contract.

          (e)   Except as disclosed on Section 4.13(e) of the Company Disclosure Schedule, as of the date hereof, no Suit is pending or has been threatened in writing concerning any Company Owned Intellectual Property.

        (f)    Except as disclosed on Section 4.13(f) of the Company Disclosure Schedule, as of the date hereof, no Suit is pending or has been threatened in writing against the Company or the Company Subsidiaries concerning the Company Licensed Intellectual Property.

        (g)   Except as disclosed on Section 4.13(g) of the Company Disclosure Schedule, as of the date hereof, to the Knowledge of the Company, no Person is violating or infringing any Company Owned Intellectual Property.

        (h)   Except as could not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own or otherwise hold valid rights to use all Intellectual Property necessary for the operation of their businesses as currently conducted; and (ii) to the Knowledge of the Company, no Person (other than the Company or a Company Subsidiary or a licensor or licensee pursuant to a license agreement supplied by the Company to Parent prior to the date hereof) has any reasonable basis for claiming any right, title or interest in and to any such Intellectual Property. Except as set forth on Section 4.13(h) of the Company Disclosure Schedule, to the Knowledge of the Company, all of the Company and the Company Subsidiaries' rights to use material Intellectual Property necessary for the operation of their businesses, as currently conducted, are free of Encumbrances, other than Encumbrances that in the aggregate do not materially interfere with the ability of the Company and the Company Subsidiaries to conduct their businesses as presently conducted.

        (i)    Except as disclosed on Section 4.13(i) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have timely made all filings and payments with the appropriate United States and foreign Governmental Entities and other entities required to maintain in subsistence all material Registered Company Owned Intellectual Property.

        (j)    Except as disclosed in Section 4.13(j) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have taken commercially reasonable measures consistent with industry practice to protect the secrecy, confidentiality and value of all material Trade Secrets used in the businesses of the Company and/or the Company Subsidiaries.

        (k)   Except as could not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries own or otherwise hold valid rights to use, without infringement or other violation of any Person's rights, all IT Systems of the Company and the Company Subsidiaries. The IT Systems of the Company and the Company Subsidiaries are adequate in all material respects for their intended use and for the operation of such businesses as are currently operated by the Company and the Company Subsidiaries.

        (l)    Except as could not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries own or otherwise hold valid rights to use, without infringement or other violation of any Person's rights, all Network Operations of the Company and the Company Subsidiaries. The Network Operations of the Company and the Company Subsidiaries are adequate in all material respects for their intended use and for the operation of such businesses as are currently operated by the Company and the Company Subsidiaries.

        SECTION 4.14    Taxes.    Except as disclosed in Section 4.14 of the Company Disclosure Schedule:

          (a)   the Company and each of its Tax Affiliates have duly filed or caused to be duly filed on their behalf all U.S. federal, state, local and foreign Tax Returns required to be filed by them and each such Tax Return is materially true, accurate and complete;

          (b)   the Company and each of its Tax Affiliates have timely paid or caused to be timely paid all Taxes which are due and payable or remittable with respect to all periods ending on or prior to the date hereof in respect of which Tax Returns are due or have made adequate provision or set up an adequate account or reserve for the payment thereof in the Company's most recent financial statements preceding the date of this Agreement and contained in a Company Report;

          (c)   to the Knowledge of the Company, no material claims for Taxes have been asserted against the Company or any of its Tax Affiliates by any Governmental Entity and, to the Knowledge of the Company, neither the Company nor any of its Tax Affiliates has received written notice of any pending audit by any Taxing Authority;

          (d)   there are no Encumbrances on any of the assets of the Company or any of its Tax Affiliates with respect to Taxes, other than for Taxes not yet due and payable;

          (e)   neither the Company nor any of its Tax Affiliates is a party to a Tax sharing or Tax allocation agreement, Tax indemnity obligation or similar agreement;

          (f)    neither the Company nor any of its Tax Affiliates (i) is currently the beneficiary of an extension of time within which to file any Tax Return, or (ii) has granted any waiver of any statute of limitations or comparable consents for the assessment, reassessment or collection of Tax, which limitation period has not yet expired;

          (g)   there are no circumstances existing which could result in the application of section 78 or 247 of the Income Tax Act (Canada);

          (h)   neither the Company nor any of its Tax Affiliates has been a member of an "affiliated group," within the meaning of Section 1504(a) of the Code, other than a group the common parent of which was ITXC Corp.

          (i)    Each of the Company and the Company Subsidiaries has complied with all applicable Laws relating to the payment and withholding of Taxes and is not liable for any Taxes for failure to comply with such Laws.

          (j)    For purposes of this Section 4.14, the term "Tax Affiliate" shall mean any member of Company's consolidated, combined, unitary or similar group and any of the Company Subsidiaries.

        SECTION 4.15    Insurance.    Each of the Company and the Company Subsidiaries is presently insured against such risks, and subject to exclusions conditions and deductible amounts, as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Set forth on Section 4.15 of the Company Disclosure Schedule is a complete and correct list as of the date hereof of all insurance policies maintained by the Company and the Company Subsidiaries, and the Company has provided to Parent complete and correct copies of all such policies, together with all riders and amendments thereto. All such policies: (i) are in full force and effect; (ii) are sufficient for compliance by the Company and the Company Subsidiaries with all requirements of applicable Law and of all Material Contracts (which require particular levels of insurance coverage) to which the Company and the Company Subsidiaries are party; (iii) are valid and outstanding policies and to the Knowledge of the Company enforceable against the insurer and (iv) have policy limits that have not been materially reduced. Each of the Company and the Company Subsidiaries has complied in all material respects with the terms of such policies except as could not reasonably be expected to result in a Company Material Adverse Effect.

        SECTION 4.16    Properties.    Neither the Company nor any Company Subsidiary owns any real property located within the United States of America. Except as set forth on Section 4.16 of the Company Disclosure Schedule, the Company and the Company Subsidiaries have good title to all real, personal and intangible property reflected in the Company's March 31, 2005 consolidated balance sheet included within the Company Reports (except as disposed of since such date in the ordinary course of business), free and clear of all Encumbrances other than Encumbrances which in the aggregate do not materially interfere with the ability of the Company and the Company Subsidiaries to conduct their businesses as presently conducted.

        SECTION 4.17    Opinion of Financial Advisor.    The Board of Directors of the Company has received the opinion of Morgan Stanley & Co. Incorporated (the "Company Financial Advisor") to the effect that, as of the date hereof and subject to the assumptions, limitations and qualifications set forth therein, the Price Per Share is fair, from a financial point of view, to the holders of shares of the Company Common Share Capital, a copy of which opinion has been provided to Parent.

        SECTION 4.18    Brokers.    No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the Amalgamation based upon arrangements made by or on behalf of the Company, other than arrangements with the Company Financial Advisor. A true and complete copy of the engagement letter between the Company and the Company Financial Advisor has previously been delivered to Parent.

        SECTION 4.19    Certain Business Practices.    To the Knowledge of the Company, except as disclosed in the Company's financial statements contained in the Company Reports preceding the date of this Agreement, none of the Company, any Company Subsidiary nor any of their respective directors, officers, agents or employees (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment, gift or contribution.

        SECTION 4.20    Information Supplied.    The Proxy Statement mailed by the Company to the holders of shares of Company Common Share Capital after the date hereof and all amendments and supplements thereto will comply as to form in all material respects with the applicable requirements of the Exchange Act and will not, at the time of (a) the first mailing thereof or (b) the meeting called pursuant to Section 7.01, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Amalgamation Sub for inclusion in such Proxy Statement.

        SECTION 4.21    Vote Required.    The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Share Capital entitled to vote and voting at a duly called general meeting at which a quorum is present to adopt this Agreement and approve the Amalgamation is the only vote of the holders of any class or series of Company share capital necessary to adopt this Agreement and approve the transactions contemplated hereby.

        SECTION 4.22    Related Party Transactions.    Except as specifically disclosed in the Company Reports filed prior to the date of this Agreement or as set forth on Section 4.22 of the Company Disclosure Schedule, there are no transactions, agreements, arrangements or understandings between the Company or the Company Subsidiaries, on the one hand, and the Company's affiliates (other than wholly owned subsidiaries of the Company) or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act. Except as specifically disclosed in the Company Reports filed prior to the date of this Agreement, the Company has not, since April 30, 2004, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company. There are no loans or extensions of credit maintained by the Company to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

        SECTION 4.23    No Other Representations or Warranties.    Except for the representations and warranties contained in this Agreement, the Company does not make any express or implied representation or warranty on behalf of the Company or any of its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF PARENT AND AMALGAMATION SUB

        Each of Parent and Amalgamation Sub hereby represents and warrants that:

        SECTION 5.01    Organization and Qualification.    Parent and Amalgamation Sub have each been duly organized and each is validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite power to own, license, use, lease and otherwise hold its assets and properties and to carry on its respective business as it is now being conducted. Each of Parent and Amalgamation Sub is duly qualified or licensed to do business, and each is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        SECTION 5.02    Organizational Documents.    True and complete copies of the Organizational Documents of Parent and Amalgamation Sub as in effect have been furnished by Parent and Amalgamation Sub to the Company prior to the date hereof. Neither Parent nor Amalgamation Sub is in violation of any of the provisions of its respective Organizational Documents.

        SECTION 5.03    Authority Relative to This Agreement.    Each of Parent and Amalgamation Sub has all necessary corporate power and authority to execute and deliver this Agreement to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Amalgamation Sub and by Parent as sole shareholder of Amalgamation Sub and the consummation by Parent and Amalgamation Sub of the transactions contemplated hereby have been duly authorized by the boards of directors of each of Parent and Amalgamation Sub and no other corporate proceedings on the part of Parent or Amalgamation Sub are necessary to authorize this Agreement and the transactions contemplated hereby (other than the filing and recordation of the Amalgamation Documents as required by Companies Act). This Agreement has been duly executed and delivered by each of Parent and Amalgamation Sub and constitutes a valid and binding obligation of each of Parent and Amalgamation Sub. Except as set forth in Section 5.03 of the Parent Disclosure Schedule, neither Parent nor any of the Parent Subsidiaries is subject to or obligated under any provision of (i) its respective Organizational Documents, (ii) any Contract, (iii) any Permit, or (iv) any Law or Governmental Order, which would be breached, violated or defaulted (with or without due notice or lapse of time or both) or in respect of which a right of termination or acceleration or a loss of a material benefit or any Encumbrance on any of its assets would be created or suffered by each of Parent and Amalgamation Sub's execution or performance of this Agreement, except (as to clauses (ii), (iii) or (iv) above) where such breach, violation, right of termination or acceleration, or Encumbrance could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as set forth in Section 5.03 of the Parent Disclosure Schedule, the consummation of the Amalgamation by each of Parent and Amalgamation Sub will not require the consent or approval of or registration or filing with any Governmental Entity (including due to the status (or alleged status) of Parent or Amalgamation Sub) other than (i) applicable requirements, if any, of the Exchange Act, state "blue sky" or takeover laws, the HSR Act and other applicable Antitrust Laws, (ii) filing and recordation of appropriate Amalgamation documents as required by the Companies Act, (iii) compliance with Telecommunications Laws and (iv) the Exon-Florio Notification, except where failure to obtain such consents or approvals or to make such registration or filing could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or materially delay consummation of the Amalgamation.

        SECTION 5.04    No Prior Activities.    Amalgamation Sub was formed solely for the purpose of engaging in the transactions contemplated hereby. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Amalgamation Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever, or entered into any agreement or arrangement with any Person. Amalgamation Sub is a wholly-owned Subsidiary of Parent.

        SECTION 5.05    Permits; Governmental Notices.    Parent and the Parent Subsidiaries hold all of the Permits (including Permits granted or issued by any Telecommunications Operating Authority) necessary under applicable Law to conduct their respective business operations and activities and to own and operate their respective assets, except where the failure to obtain or maintain such Permits could not reasonably be expected to have a Parent Material Adverse Effect (collectively, the "Parent Permits"). Except as set forth in Section 5.05 of the Parent Disclosure Schedule, each Parent Permit is valid, in good standing, and in full force and effect. No defaults or violations exist or have been recorded in respect of any Parent Permit other than defaults or violations, which could not reasonably be expected to have a Parent Material Adverse Effect. Except as could not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, (A) there is no pending or, to the Knowledge of Parent, threatened action by or before any Governmental Entity to revoke, cancel, suspend, modify or refuse to renew any Parent Permits issued by a Telecommunications Operating Authority and (B) to the Knowledge of Parent, no Person has asserted in writing to a Governmental Entity that such Parent Permit should be modified or revoked, or that Parent or any Parent Subsidiary is not in compliance with any such Permit.

        SECTION 5.06    Compliance with Laws.    Except as set forth in Section 5.06 of the Parent Disclosure Schedule or as could not reasonably be expected to have a Parent Material Adverse Effect, none of Parent nor the Parent Subsidiaries is a party to, and since March 31, 2005 neither Parent nor any of the Parent Subsidiaries has received any written notice regarding, and has not been made a party to, any proceeding brought by any Governmental Entity, alleging that (i) Parent or any Parent Subsidiary is in, or may be in, violation in any material respect of any Law, Parent Permit or Governmental Order, (ii) Parent or any Parent Subsidiary must change in any material respect any of its business practices to remain in compliance with any applicable Law, Parent Permit or Governmental Order, (iii) Parent or any Parent Subsidiary has failed to obtain any material Permit required for the conduct of its business or failed to conduct its business in accordance with the Parent Permits, or (iv) Parent or any Parent Subsidiary is in material default under or in violation of any Parent Permit and, to the Knowledge of Parent, there are no existing facts or circumstances (including the execution of this Agreement and the consummation of the Amalgamation and the other transactions contemplated herein) that could reasonably be expected to result in such a proceeding in either case or that would prevent any Parent Permit from being renewed on a routine basis or in the ordinary course.

        SECTION 5.07    Cash Consideration.    Parent or Amalgamation Sub has, and at the Effective Time will have, available to it sufficient and immediately and unconditionally available cash resources necessary to make the payments for the shares of the Company Common Share Capital, to make the Option Exercise Payments and Warrant Exercise Payments to the holders of Options and Warrants, respectively, to repay the outstanding Indebtedness of the Company and the Company Subsidiaries as the same shall become due and payable (including as a result of any acceleration thereof resulting from the change in control of the Company resulting from the Amalgamation) and to pay the associated costs and expenses for which Parent and Amalgamation Sub will be responsible related to, and to consummate, the Amalgamation when and as required by this Agreement.

        SECTION 5.08    Brokers.    No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Amalgamation based upon arrangements made by or on behalf of Parent or Amalgamation Sub, other than arrangements with Standard Chartered Bank.

        SECTION 5.09    Information Supplied.    None of the information supplied or to be supplied by Parent and Amalgamation Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information provided by Parent and Amalgamation Sub specifically for inclusion in the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

ARTICLE VI

COVENANTS

        SECTION 6.01    Conduct of Business Pending the Closing.    (a) The Company agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned) and except as contemplated by this Agreement or as set forth in Section 6.01 of the Company Disclosure Schedule or as required by applicable Law, (x) the business of the Company and the Company Subsidiaries shall be conducted only in the ordinary course of business consistent with past practice, and the Company shall not take any action, or permit any of the Company Subsidiaries to take action, except in the ordinary course of business consistent with past practice, and (y) the Company shall use reasonable commercial efforts to keep available the services of the current officers and significant employees of the Company and the Company Subsidiaries, preserve the current relationships of the Company and the Company Subsidiaries with such of the corporate partners, customers, suppliers and other Persons with which the Company and the Company Subsidiaries have significant business relations, otherwise preserve substantially intact its business organization and assets and preserve the goodwill of those having business relationships with it or them.

          (b)   The Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do or agree to do, or permit any of the Company Subsidiaries, directly or indirectly, to do or agree to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), except as contemplated or permitted by this Agreement or as set forth in Section 6.01 of the Company Disclosure Schedule or as required by applicable Law:

            (i)    amend or otherwise change its Organizational Documents;

            (ii)   except in connection with Encumbrances existing on the date hereof and set forth in Section 6.01(b)(ii) of the Company Disclosure Schedule, issue, deliver, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, delivery, sale, pledge, disposition, grant, transfer, lease, license, guarantee or Encumbrance of, (A) any shares of capital stock of the Company or any Company Subsidiary of any class, or securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary, other than the issuance of shares of the Company Common Share Capital pursuant to the exercise of the Options and Warrants outstanding as of the date of this Agreement, or (B) any material property or assets of the Company or any Company Subsidiary except pursuant to contracts existing on the date of this Agreement or in the ordinary course of business consistent with past practice;

            (iii)  other than as set forth in Section 6.01(b)(iii) of the Company Disclosure Schedule or payment of interest due on the Cerberus Indebtedness pursuant to the terms of the Cerberus Debt Documents, as such Cerberus Debt Documents are in effect as of the date of this Agreement and without giving effect to any amendments, supplements or modifications thereto after the date hereof, make any payment of any kind to Cerberus Capital Management, L.P., a Delaware limited partnership, or any direct or indirect affiliate or assignee thereof (collectively, the "Cerberus Entities"), whether in the form of a dividend or other distribution upon Company Capital Share Capital owned by any Cerberus Entity, repayment of any Indebtedness owed by the Company or any Company Subsidiary to any Cerberus Entity, payment of a management or other fee pursuant to any agreement between the Company or any Company Subsidiary and such Cerberus Entity or otherwise;

            (iv)  other than as set forth in Section 6.01(b)(iv) of the Company Disclosure Schedule, (A) acquire (including by merger or amalgamation, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or other Person or any division thereof; or (B) (x) incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for borrowed money or make any loans or become liable for (whether directly, contingently or otherwise), in each case in excess of $250,000, or (y) make to any Person, other than to a wholly-owned Company Subsidiary, any loan other than extending credit on customary terms in the ordinary course of business consistent with past practice;

            (v)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than payments or distributions on capital stock owned by Company or any Company Subsidiary;

            (vi)  amend the terms of, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities, or other ownership interests in it, or agree to do any of the foregoing;

            (vii) except in accordance with Section 3.01(d), amend or change the period (or permit any acceleration, amendment or change) of exercisability of options granted under the Company Stock Plans or authorize cash payments in exchange for any Options granted under any of such plans;

            (viii) other than in the ordinary course of business (solely with respect to non-officer or director employees of the Company, employees of any Company Subsidiaries (who are not also officers or directors of the Company) and consultants to the Company or any Company Subsidiaries) or as required by applicable Law or pursuant to the terms of an employment agreement entered into prior to the date hereof or collective bargaining agreement entered into prior to the date hereof that is listed in Section 6.01(b)(viii) of the Company Disclosure Schedule (with respect to any officers, directors, employees and consultants), increase the compensation payable or to become payable to its directors, officers, consultants or employees, grant any rights to retention, severance or termination pay to, or enter into any employment, retention or severance agreement, establish, adopt, enter into or amend any Company Benefit Plan or other bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee of the Company or any Company Subsidiary (except as permitted by Section 6.01(b)(ii)); except to the extent required by applicable Law or pursuant to the terms of an employment agreement entered into prior to the date hereof or collective bargaining agreement adopted in accordance with this Section 6.01, enter into or amend any contract, agreement, commitment or arrangement between the Company or any Company Subsidiary, on the one hand, and any of the Company's or any Company Subsidiary's directors, officers, consultants or employees (except as permitted by Section 6.01(b)(ii)), on the other hand. Notwithstanding anything to the contrary in the foregoing, in no event shall the Company or any Company Subsidiary be prohibited from entering into any new collective bargaining or similar agreement, agreeing to or suggesting any substantive change to, or amending or in any way revising in any substantive manner any existing collective bargaining or similar agreement; provided that the Company shall provide at least five (5) Business Days' advance written notice thereof to Parent;

            (ix)  except as permitted under Section 6.01(b)(iii), pay, discharge or satisfy any claims, liabilities or obligations in excess of $500,000 in the aggregate (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations (A) in the ordinary course of business consistent with past practice or (B) reflected or reserved against on the latest balance sheet included in the Company Reports;

          (x)   make any change with respect to the Company's or any Company Subsidiary's accounting policies, principles, methods or procedures, other than as required by U.S. GAAP;

          (xi)  other than as set forth in Section 6.01(b)(xi) of the Company Disclosure Schedule, make, amend or revoke any Tax election outside the ordinary course of business and inconsistent with past practice that would have the effect of materially increasing any liability for or materially decreasing any refund of Taxes, settle or compromise any material Tax liability or consent to or execute any waiver of restrictions on assessment or collection of any Tax;

          (xii) make any loan to any employee, director or consultant (other than advances in the ordinary course of business for travel and other business expenses in the ordinary course of business);

          (xiii)   fail to maintain insurance consistent with past for their businesses and properties;

          (xiv) make any capital expenditure or purchase any capital asset individually in excess of $500,000 other than as contemplated by in the Company's capital expenditure budget set forth in Section 6.01(b)(xiv) of the Company Disclosure Schedule or in excess of $25 million in the aggregate;

          (xv) license, sell or, except as set forth on Section 4.13(b) of the Company Disclosure Schedule, abandon, fail to pay all necessary fees required to maintain the issued patents and trademarks and pending applications, otherwise dispose of or modify any rights in connection with, or take any other actions outside the ordinary course of the Company's business regarding Company Owned Intellectual Property;

          (xvi)   except as set forth in Section 6.01(b)(xvi) of the Company Disclosure Schedule, enter into, terminate, materially amend or materially modify, or assign, release, waive or forgive any material claims or rights under, any Material Contract (including any such Contract of a nature that would be required to be filed as an exhibit to Form 10-K under the Exchange Act), other than entering into, amending or modifying Material Contracts for the sale, license, lease or rent of the Company's or the Company Subsidiaries' products or services in the ordinary course of business consistent with past practice or for the purchase, license or rent of products or services from third parties in the ordinary course of business consistent with past practice; or

          (xvii)   enter into any agreement to do any of the foregoing.

        SECTION 6.02    Conduct of Business of Parent Pending the Closing.    Parent agrees that, between the date of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing and except as contemplated by this Agreement or required under applicable Law, Parent shall not authorize or enter into any formal or informal agreement or otherwise make any commitment to do so or to take any action which would prevent, or materially impair or delay Parent or Amalgamation Sub from performing, or cause Parent or Amalgamation Sub not to, perform its covenants hereunder or result in any of the conditions the Amalgamation set forth herein not being satisfied.

        SECTION 6.03    Notices of Certain Events.    Each of Parent and the Company shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Amalgamation; (ii) any notice or other communication from any Governmental Entity in connection with the Amalgamation; (iii) any Suits commenced or, to the Knowledge of the Company or the Knowledge of Parent, as the case may be, threatened in writing against, relating to or involving or otherwise affecting Parent or the Company, respectively, or any of their respective Subsidiaries, which, if pending on the date hereof, would have been required to have been disclosed in this Agreement, or that otherwise relate to the consummation of the Amalgamation; (iv) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation that is not so qualified becoming untrue or inaccurate in any material respect in each case to the extent that such untrue or inaccurate representations and warranties, individually or collectively, would cause the conditions set forth in Section 8.02(a) or Section 8.03(a) not to be satisfied; and (v) any event or proposed action that has caused, or is reasonably likely to cause, the failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. In addition, each of Parent and the Company shall notify the other of any change that has had or could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or a Company Material Adverse Effect, respectively, or to materially delay or impede the ability of the Company or Parent, respectively, to perform their respective obligations pursuant to this Agreement and to effect the consummation of the Amalgamation.

        SECTION 6.04    Access to Information; Confidentiality.

          (a)   Except as could reasonably be expected to result in loss of attorney-client privilege, from the date of this Agreement to the Effective Time, the Company shall (i) provide to Parent (and its officers, directors, employees, accountants, consultants, legal counsel, investment bankers and other financial advisors, agents and other representatives (collectively, "Representatives")) reasonable access at reasonable times upon prior notice to the Company's and the Company Subsidiaries' respective officers, employees, agents, properties, offices and other facilities and to the books and records thereof and (ii) furnish promptly such information concerning the Company and the Company Subsidiaries' respective business, records (including Tax Returns and other records and workpapers related to Taxes), properties, contracts, assets, liabilities and personnel as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty made in this Agreement or the conditions to the obligations of the parties hereto to effect the Amalgamation.

          (b)   The parties hereto shall (subject to any requirements of applicable law) comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Agreement.

        SECTION 6.05    Acquisition Proposals.

          (a)   Unless and until this Agreement shall have been terminated as provided or permitted herein, the Company agrees that (i) it and its executive officers and directors shall not, (ii) the Company Subsidiaries and the Company Subsidiaries' executive officers and directors shall not and (iii) it shall use reasonable best efforts to ensure that its and the Company Subsidiaries' Representatives shall not (A) directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer (including any proposal or offer to the Company's shareholders) that constitutes, or that could reasonably be expected to lead to, an Acquisition Proposal, (B) directly or indirectly, engage in any negotiations or discussions concerning, or furnish to any Person any information with respect to, or provide access to its properties, books and records or any confidential information or data in order to facilitate any inquiries or the making of any proposal that constitutes, or that could reasonably be expected to lead to, an Acquisition Proposal, (C) withdraw, modify or change in any adverse manner, or propose to withdraw, modify or change in any adverse manner, the approval or recommendation by the Company's Board of Directors of this Agreement and the Amalgamation, (D) approve or recommend, or publicly propose to approve or recommend, any Company Competing Transaction or (E) authorize or recommend, or publicly propose to approve or recommend, or authorize or cause the Company to execute or enter into any letter of intent or Contract with respect to any Company Competing Transaction (an "Acquisition Agreement"). Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or its Board of Directors from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to shareholders with regard to an Acquisition Proposal, (ii) prior to the approval of the transactions contemplated by this Agreement by the Company's shareholders in accordance with this Agreement, providing access to its properties, books and records, or providing information or data, in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company's Board of Directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and it being understood that the Company may enter into a confidentiality agreement without a standstill provision or with a standstill provision less favorable to the Company if it waives or similarly modifies the standstill provision in the Confidentiality Agreement), (iii) prior to the approval of the transactions contemplated by this Agreement by the Company's shareholders in accordance with this Agreement, engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal, subject to compliance with clause (ii) above, if applicable, or (iv) prior to the approval of the transactions contemplated by this Agreement by the Company's shareholders in accordance with this Agreement, (A) withdrawing, modifying or changing in any adverse manner its approval or recommendation of this Agreement or (B) recommending a Company Competing Transaction pursuant to an unsolicited bona fide written Acquisition Proposal; if and only to the extent that, in connection with any of the actions described in the foregoing clauses (ii), (iii) and (iv), the Board of Directors of the Company shall have determined in good faith, after consultation with its legal counsel and financial advisors, that (x) in the case of clause (iv) above only, the Company Competing Transaction contemplated by the Acquisition Proposal would, if consummated, constitute a Superior Proposal and (y) in the case of clauses (ii) and (iii) above only, such actions are necessary to determine whether the Company Competing Transaction contemplated by the Acquisition Proposal would be consummated and, if consummated, would constitute a Superior Proposal. The Company shall promptly notify Parent of the receipt of any Acquisition Proposal after the date hereof, which notice shall include the identity of the Person making such Acquisition Proposal and the material terms and conditions thereof, and thereafter promptly notify Parent of any material changes to such Acquisition Proposal. In the event the Company receives an Acquisition Proposal that is not received in violation of this Section 6.05, and the Company believes that such proposal is likely to constitute a Superior Proposal, the Company may request such information from the offering party that is reasonably required (after consultation with the Company's legal counsel and financial advisors) in order to determine whether or not such Acquisition Proposal constitutes, or would if accepted constitute, a Superior Proposal. The Company shall promptly provide Parent with a copy of any non-ministerial written or electronic information that it is providing to another Person pursuant to this Section 6.05(a) unless Parent has already been provided such information. In addition, the Company shall notify Parent promptly (and in any event within twenty-four (24) hours) if at any time the Company's Board of Directors has determined that any such Acquisition Proposal constitutes, or would if accepted constitute, a Superior Proposal.

          (b)   Notwithstanding the foregoing:

            (x)   If the Company or the Board of Directors takes any action described in the foregoing clause (a)(iv) in response to a Superior Proposal, then on the same day the Company takes such action the Company also shall (i) notify Parent in writing that the Company's Board of Directors is prepared to take such action, specifying the terms and conditions of such Acquisition Proposal (including a copy of a draft in substantially final form of any relevant Acquisition Agreement), and stating that the Company has complied to date with the other terms of this Section 6.05 and (ii) by telephone call to Topsy Mathew at 919-8200-87493 and e-mail to Topsy Mathew at Topsy.Mathew@in.standardchartered.com, summarize the notice provided pursuant to clause (i) above (it being agreed that the requirements of this clause (ii) shall be met if a message is left via e-mail and at such telephone number or if such telephone call is placed and after a reasonable period of time is not answered either in person or electronically). The Company shall not, however, terminate this Agreement pursuant to Section 9.01(h) to implement such Acquisition Proposal until the close of business on the third Business Day following such notice.

            (y)   If the Company's Board of Directors elects to withdraw or modify its approval or recommendation of this Agreement and the Amalgamation, other than in response to a Superior Proposal, then simultaneously with taking such action the Company shall so notify Parent.

          (c)   The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal.

          (d)   Any violation of the restrictions set forth in this Section 6.05 by any Representative of the Company (including any Representative of a Company Subsidiary), whether or not such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 6.05 by the Company.

        SECTION 6.06    Control of Operations.    Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company and the Company Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

        SECTION 6.07    Further Action; Consents; Filings.

          (a)   Upon the terms and subject to the conditions hereof, each of the parties hereto shall (and shall cause its respective Subsidiaries, if any, to) use commercially reasonable efforts to take, as promptly as practicable after the date of this Agreement, the actions set forth in the following clauses (i) and (vi) and use reasonable best efforts to take, as promptly as practicable after the date of this Agreement, the actions set forth in the following clauses (ii), (iii), (iv) and (v): (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Amalgamation and the other transactions contemplated by this Agreement, (ii) obtain from Governmental Entities any consents, Permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Amalgamation and the other transactions contemplated by this Agreement, (iii) promptly as practicable make all necessary filings, and thereafter make any other required or appropriate submissions, with respect to this Agreement and the Amalgamation required under (A) the rules and regulations of the NNM, (B) the Exchange Act and any other applicable Federal or state securities Laws, (C) the HSR Act and any other applicable Antitrust Laws, (D) the rules and regulations promulgated by any Telecommunications Operating Authority, and (E) any other applicable Law, (iv) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Amalgamation or the other transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (v) provide notice, in the manner provided below, pursuant to Section 721 of the Defense Production Act of 1950, as amended, and the regulations and rules promulgated thereunder ("Exon-Florio") in connection with the transactions contemplated by this Agreement (the "Exon-Florio Notification"), and (vi) execute and deliver any additional instruments necessary to consummate the Amalgamation and the other transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company's Board of Directors shall (1) take all action reasonably necessary to ensure that no Bermuda takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Amalgamation or any of the other transactions contemplated by this Agreement and (2) if any Bermuda takeover statute or similar statute becomes applicable to this Agreement, the Amalgamation or any other transactions contemplated by this Agreement, take all action reasonably necessary to ensure that the Amalgamation and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Amalgamation and the other transactions contemplated by this Agreement. Nothing in this Agreement shall be deemed to require Parent or the Company to agree to, or proffer to, divest or hold separate any material assets or any material portion of its business in response to a condition imposed upon consummation of the Amalgamation by a Governmental Entity pursuant to applicable Antitrust Laws. Without limiting the generality of the foregoing, each party hereto shall give the other party hereto the opportunity to participate in the defense of any litigation against it and/or its directors relating to the transactions contemplated by this Agreement. The parties hereto shall cooperate and consult with each other in connection with the making of all filings referenced in this Section 6.07(a) for any mutual consents, Permits, waivers, approvals, authorizations or orders (and not any other such filings), including by providing copies of all such documents to the nonfiling parties and their advisors prior to filing, and none of the parties shall file any such document if any of the other parties shall have reasonably objected to the filing of such document. The Company and Parent shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. The Company shall promptly and fully respond to any reasonable requests by Parent for information held or reasonably obtainable without significant unreimbursed expense by the Company relevant to the Exon-Florio Notification, including information relating to foreign national or foreign government ownership or control of the Company. Parent shall control the preparation of the Exon-Florio Notification, which shall be jointly submitted by both parties after coordinating with one another as far in advance as is reasonably practicable with respect to the Exon-Florio Notification. Such coordination shall include Parent providing the Company with a reasonable opportunity to review and comment on the draft Exon-Florio Notification prepared by Parent and providing the Company with reasonable assurances prior to filing of the Exon-Florio Notification with respect to any factual or legal matters contained therein as to which the Company has raised reasonable and good faith objection in writing to Parent. The Company and Parent shall each provide to the other party copies of all correspondence, filings or communications with any Governmental Entity in connection with the Exon-Florio Notification, keep the other party apprised of the status of any communications with, and any inquiries or requests received from any Governmental Entity in connection with the Exon-Florio Notification and shall promptly provide any supplemental information requested by any Governmental Entity in connection with the Exon-Florio Notification.

        (b)   Each of Parent and Amalgamation Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.07(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act and any other applicable Antitrust Laws, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other U.S., or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and thereby;

and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

        (c)   In furtherance and not in limitation of the covenants of the parties contained in Sections 6.07 (a) and (b), if any objections are asserted with respect to the transactions contemplated by this Agreement, under any Antitrust Law or if any Suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby and thereby as violative of any Antitrust Law or which would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated hereby and thereby, each of Parent, Amalgamation Sub and the Company shall use its reasonable best efforts to resolve any such objections or Suits so as to permit consummation of the transactions contemplated by this Agreement, including in respect of such objections or Suits that if not resolved could reasonably be expected to prohibit or materially impair or delay the consummation of the transactions contemplated hereby, including selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such objections or Suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its Subsidiaries or the conducting of its business in a manner which would resolve such objections or Suits.

        (d)   Subject to the obligations under Section 6.07(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging any transaction contemplated by this Agreement, or any other agreement contemplated hereby or thereby each of Parent, Amalgamation Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

        (e)   Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.07 shall limit a party's right to terminate this Agreement pursuant to Section 9.01(b) so long as such party has up to then complied in all material respects with its obligations under this Section 6.07.

        (f)    Each of the Company and Parent will give (or will cause their respective Subsidiaries to give) any notices to third Persons, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any consents from third Persons necessary, proper or advisable (as reasonably determined by Parent in good faith with respect to notices or consents to be delivered or obtained by the Company) to consummate the transactions contemplated by this Agreement.

          (g)   In furtherance and not in limitation of the covenants of the parties contained in Section 6.07(a) and except in connection with HSR Act and other applicable Antitrust Law notification and reporting processes and the Exon-Florio Notification process, as soon as reasonably practicable after execution of this Agreement (but in any event in accordance with requirements under applicable Law), the Company shall prepare and file, or cause to be prepared and filed, the necessary applications, requests, notices and other filings, and thereafter shall timely make all other filings and notifications and timely seek all such Required Company Governmental Approvals for the consummation of the Amalgamation. Parent and Amalgamation Sub shall cooperate with the Company to the fullest extent reasonably possible to provide all necessary information for the preparation of the applications, including those portions of such applications, which are required to be completed by the Parent and/or Amalgamation Sub. The Company and the Parent and the Amalgamation Sub shall prosecute, or cause to be prosecuted, such filings with all due diligence and otherwise use their reasonable best efforts to obtain grants of approval as expeditiously as practicable. The parties shall promptly inform each other of material communications from any Governmental Entity concerning this Agreement, the consummation of the Amalgamation or any Company Permit and, except in connection with filings and notifications related to the HSR Act and other Antitrust Law notification and reporting processes, compliance with which would prohibit such action, permit the other party to review in advance any proposed written communication or information submitted to any such Governmental Entity. Each party shall use its reasonable best efforts not to cause or permit any of its officers, directors, partners, or other affiliates to take any action which could reasonably be expected to materially and adversely affect the submission of any required filings or notifications or grant of such approvals.

        SECTION 6.08    Employee Benefits.

          (a)   From and after the Effective Time, the Amalgamated Company and its Subsidiaries will honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between the Company or any of the Company Subsidiaries, and any current or former executive officer or director of the Company or any of the Company Subsidiaries, subject to any modifications thereto agreed to by any such officer or director with the Amalgamated Company.

          (b)   At the Effective Time and for a period of at least one (1) year after the Effective Time, Parent will cause the Amalgamated Company to provide employee benefits to employees of the Company who are retained by Parent or the Amalgamated Company (including retirement benefits, health benefits, severance policies and general employment policies and procedures), which are no less favorable in the aggregate to the employees than the benefits that are available under the Company Benefit Plans; provided, however, that (i) nothing in this Section 6.08(b) shall prevent the Amalgamated Company or any of its Subsidiaries from making any change required by applicable Law, (ii) the foregoing shall not result in any duplication of benefits; and (iii) nothing herein shall entitle an employee to be retained by Parent or the Amalgamated Company. Notwithstanding the foregoing, at the Effective Time and for a period of at least one (1) year after the Effective Time, Parent will cause the Amalgamated Company to provide severance benefits to employees of the Company who are retained by Parent or the Amalgamated Company that are no less favorable than the severance benefits such employees were entitled to receive immediately prior to the Effective Time.

          (c)   To the extent permitted under applicable Law, each employee of the Company or the Company Subsidiaries shall be given credit for all service with the Company or the Company Subsidiaries (or service credited by the Company or the Company Subsidiaries) under all employee benefit plans, programs, policies and arrangements maintained by Parent or the Amalgamated Company (other than benefit accrual under any defined benefit plan) to the extent that such service was recognized for such purpose under the applicable Company Benefit Plan. With respect to any medical or dental benefit plan of Parent or the Amalgamated Company in which employees of the Company or any of the Company Subsidiaries participate after the Effective Time, Parent shall or shall cause the Amalgamated Company to waive or cause to be waived any waiting periods, pre-existing condition exclusions and actively-at-work requirements, except to the extent such waiting periods, exclusions or requirements were applicable at the Effective Time under the applicable Company Benefit Plans, and to provide that any covered expenses incurred on or before the Effective Time by an employee of the Company or any of the Company Subsidiaries (or by a covered dependent of such an employee) shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions under any such medical or dental benefit plan after the Effective Time.

        SECTION 6.09    Maintenance of Certain Trademark Registrations.    In the event that (a) title to any material Registered Company Owned Intellectual Property remains in the name of any predecessor of the Company and (b) an executive officer of the Company obtains actual knowledge that such predecessor will be dissolved prior to the Closing, the Company will undertake commercially reasonable efforts to cause the title to any such material Registered Company Owned Intellectual Property remaining in the name of such predecessor company to be properly conveyed to the Company prior to the dissolution of such predecessor company; provided, however, that the Company shall in no event be responsible for, or incur any liability on account of, the failure of such predecessor company or its estate to cooperate with the Company in connection with such efforts.

ARTICLE VII

ADDITIONAL AGREEMENTS

        SECTION 7.01    Preparation of the Proxy Statement; the Company Shareholders Meeting.

          (a)    Company Shareholders Meeting.    The Company shall, as soon as practicable following execution of this Agreement and in accordance with this Agreement and promptly following clearance by the SEC of the Proxy Statement, duly call, give notice of, convene and hold a special meeting of its shareholders (the "Company Shareholders Meeting"), to be held as soon as reasonably practicable after the date hereof, for the purpose of considering and taking action upon the adoption of this Agreement and the Amalgamation. The Company shall: (i) through its Board of Directors, recommend to its shareholders that they adopt this Agreement and the Company shall include such recommendation in the Proxy Statement; and (ii) use commercially reasonable efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement and the Amalgamation and pursuant to the Proxy Statement and shall take all other actions necessary or advisable to secure the vote or consent of shareholders required by the Companies Act for the Company to effect the Amalgamation; provided, however, that the Board of Directors of the Company may fail to make or may withdraw, modify or change such recommendation and/or may fail to use such commercially reasonable efforts and take other actions if the Board shall have determined in accordance with Section 6.05 that a Company Competing Transaction constitutes a Superior Proposal. The Proxy Statement shall provide for a vote by Company shareholders on this Agreement and the Amalgamation. The Company agrees that, except as permitted by Section 6.05 and subject to the requirements of applicable Law, its obligations pursuant to this Section 7.01(a) shall not be affected by the commencement, public disclosure or communication to the Company of any Acquisition Proposal or Company Competing Transaction.

          (b)    Proxy Statement.    As soon as practicable following the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement with respect to the Company Shareholders Meeting in a form reasonably acceptable to Parent (the "Proxy Statement"), and use its reasonable efforts to have the Proxy Statement cleared by the SEC and mailed to the Company's shareholders. Parent, Amalgamation Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement. Subject to Section 7.01(a), the Proxy Statement shall contain (A) statements of the Company's Board of Directors that it has (i) determined that this Agreement and the transactions contemplated hereby, including the Amalgamation, are fair to and in the best interests of the shareholders of the Company, (ii) declared the Amalgamation and this Agreement to be advisable and (iii) recommend that the shareholders of the Company vote in favor of the approval of the Amalgamation and the adoption of this Agreement, which recommendations shall not be withdrawn, amended or modified in a manner adverse to Parent or the Amalgamation Sub (unless withdrawn, modified or changed in accordance with the terms of Section 6.05) and (B) the written opinion of the Company's Financial Advisor referred to in Section 4.17. The Proxy Statement shall comply as to form and content in all material respects with the applicable provisions of the Exchange Act. Parent and its counsel shall be given an opportunity to review and comment upon the Proxy Statement and any amendment or supplement thereto prior to the filing thereof with the SEC, and the Company shall consider any such comments in good faith. The Company agrees to promptly provide to Parent and its counsel copies of any comments which the Company or its counsel may receive from the SEC or its staff, any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and any other correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Amalgamation. Parent and Amalgamation Sub will promptly supply to the Company in writing, for inclusion in the Proxy Statement, all information concerning Parent and Amalgamation Sub required by Law to be included in the Proxy Statement. The Company, Parent and Amalgamation Sub agree to promptly correct any information provided by any of them for use in the Proxy Statement which shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause such Proxy Statement as so corrected to be filed with the SEC and disseminated to the Company's shareholders, in each case as and to the extent required by the applicable provisions of the Exchange Act. The Company agrees to use reasonable efforts, after consultation with the other parties hereto, to respond promptly to any comments or requests for any amendments or supplements received from the SEC or its staff with respect to the Proxy Statement and any preliminary version or amendment thereof, filed by it. Each of Parent and Amalgamation Sub agree to use reasonable efforts to promptly provide the Company with any information necessary to respond to any such comments or requests received from the SEC or its staff. The Company, Parent and Amalgamation Sub shall use reasonable efforts to cause the Proxy Statement to be mailed to the Company's shareholders at the earliest practicable time, in accordance with applicable Law.

          (c)    Adjournment of the Shareholders Meeting.    Notwithstanding anything to the contrary in this Section 7.01, at any time prior to the Shareholders Meeting, the Shareholders Meeting may be adjourned in response to an unsolicited Acquisition Proposal which did not result from a breach of Section 6.05 and which the Company's Board of Directors determines in good faith, after consultation with the Company's independent outside legal counsel and independent financial advisors of national reputation, reasonably may be expected to lead to a Superior Proposal for such time as the Company's Board of Directors reasonably may require (not to exceed ten (10) Business Days) for the purpose of evaluating and negotiating such Acquisition Proposal (all in accordance with Section 6.05) and furnishing information to the Company's shareholders with respect to such Acquisition Proposal.

          (d)    Cancellation of the Shareholders Meeting.    The Company shall not be required to hold the Shareholders Meeting if this Agreement is terminated in accordance with Section 9.01 before the Shareholders Meeting is held.

        SECTION 7.02    Indemnification; Directors' and Officers' Insurance.

          (a)   From and after the Effective Time, (i) Parent will, and Parent will cause the Amalgamated Company to, indemnify and hold harmless, and will provide advancement of expenses to, each person who is or was a director or officer of the Company or any Company Subsidiary at or at any time prior to the Effective Time (each, an "Indemnified Party" and, collectively, the "Indemnified Parties"), to the same extent such persons are indemnified or have the right to the advancement of expenses as of the date of this Agreement by the Company or the applicable Company Subsidiary pursuant to its Organizational Documents as in effect on the date of this Agreement and in accordance with applicable Law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately and finally determined that such Indemnified Party is not entitled to indemnification, and (ii) Parent will cause the Amalgamated Company to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements (including those set forth in the Company's or a Company Subsidiary's Organizational Documents as in effect on the date of this Agreement) between the Company and any of the Indemnified Parties in effect immediately prior to the date of this Agreement. Notwithstanding any provision of this Section 7.02(a), neither Parent nor the Amalgamated Company shall, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all Indemnified Parties. Parent shall be entitled to participate in the defense of any such action or proceeding, and counsel for the Indemnified Party shall, to the extent consistent with their professional responsibilities, reasonably cooperate with Parent and any counsel designated by Parent.

          (b)   In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person in a single transaction or a series of transactions, then, and in each such case, Parent will make or cause to be made proper provision so that the successors and assigns of the Amalgamated Company or Parent assume the indemnification obligations described herein for the benefit of the Indemnified Parties, as a condition to such merger, consolidation or transfer becoming effective.

          (c)   The provisions of this Section 7.02 are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and his or her heirs, assigns and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

          (d)   For a period of six years after the Effective Time, Parent shall or shall cause the Amalgamated Company to maintain, at no expense to the beneficiaries in effect the current directors' and officers' liability insurance policies ("D&O Policies"), with one or more financially reputable insurance companies selected by Parent or the Amalgamated Company in its commercially reasonable discretion, providing coverage that is comparable in all material respects to the D&O Policies maintained by the Company as of the date of this Agreement with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that: (i) in no event shall the Amalgamated Company be required to expend for annual premiums for any such D&O Policies an amount in excess of two hundred percent (200%) of the annual premium paid for the D&O Policies maintained by the Company as of the date of this Agreement (the "Premium Amount"); and (ii) that if the Amalgamated Company is unable to obtain the insurance required by this Section 7.02(d), it shall obtain as much comparable insurance as possible for an annual premium equal to the Premium Amount. In lieu of the foregoing, the Amalgamated Company may purchase six-year "tail" coverage covering acts or omissions of such persons prior to the Effective Time on substantially similar terms to the directors' and officers' liability insurance policy maintained by the Company at the date of this Agreement.

          (e)   Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any Indemnified director or officer, on or prior to the sixth anniversary of the Closing Date, the provisions of this Section 7.02(e) shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

          (f)    This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Directors and Officers and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Director or Officer is entitled, whether pursuant to Law, contract or otherwise.

          (g)   The Company shall use its reasonable best efforts to maintain in effect at all times from the date of this Agreement until the Effective Time, directors' and officers' liability insurance comparable as to amount and other material terms of coverage with such insurance as in effect on the date of this Agreement.

        SECTION 7.03    Public Announcements.    The initial press release concerning the Amalgamation to be released in connection with the execution and delivery of this

Agreement shall be a joint press release approved by Parent and the Company and, thereafter, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Amalgamation and shall not issue any such press release or make any such public statement unless the parties shall have consulted in advance with respect thereto, except to the extent required by applicable Law or the requirements of the rules and regulations of the NNM, in which case the issuing party shall use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

ARTICLE VIII

CONDITIONS TO THE AMALGAMATION

        SECTION 8.01    Conditions to the Obligations of Each Party to Consummate the Amalgamation.    The obligations of the parties hereto to consummate the Amalgamation are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions by joint action of the parties hereto:

          (a)   This Agreement shall have been duly adopted by the requisite vote of shareholders of the Company in accordance with the Companies Act and Section 7.01 of this Agreement;

          (b)   No order, statute, rule, regulation, executive order, stay, decree, writ, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Entity which prohibits or prevents the consummation of the Amalgamation which has not been vacated, dismissed or withdrawn prior to the Effective Time. The Company and Parent shall use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn as promptly as practicable;

          (c)   Any waiting period (and any extension thereof) applicable to the consummation of the Amalgamation under the HSR Act and/or any other applicable Antitrust Laws, Amalgamation control or similar Law shall have expired or been terminated or any such required approval shall have been received or granted; and

          (d)   The period of time for any applicable review process by the Committee on Foreign Investment in the United States ("CFIUS") pursuant to 50 U.S.C. App. § 2170 relating to the determination of any threat to national security in respect of the Amalgamation shall have expired, and CFIUS shall not have taken any action or made any recommendation to block or prevent consummation of the Amalgamation.

        SECTION 8.02    Conditions to the Obligations of the Company.    The obligations of the Company to consummate the Amalgamation, or to permit the consummation of the Amalgamation, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

          (a)   Each of the representations and warranties of Parent and Amalgamation Sub in this Agreement shall be true, complete and correct on and as of the Effective Time as if made on and as of the Effective Time, other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date, in either case, such that the aggregate effect of any inaccuracies in such representations and warranties do not comprise and could not be reasonably expected to comprise a Parent Material Adverse Effect, in each case without regard (for purposes of this Section 8.02(a)) to any materiality or Parent Material Adverse Effect qualifications contained in such representations and warranties, and the Company shall have received certificates of Parent and Amalgamation Sub, executed by the Chief Executive Officer of Parent and the President of Amalgamation Sub, to such effect;

          (b)   Parent and Amalgamation Sub shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received certificates of the Chief Executive Officer and Chief Financial Officer of Parent and the President of Amalgamation Sub to such effect; and

          (c)   All Required Company Governmental Approvals shall have been obtained, including, respectively, the transfer, assignment or reauthorization of Permits issued by all of the applicable Telecommunications Operating Authorities, free of any conditions that would cause a Company Material Adverse Effect, and all other consents, approvals, authorizations or filings of any Governmental Entity, the absence of which could reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect if the Closing were to occur, shall have been obtained or made.

        SECTION 8.03    Conditions to the Obligations of Parent.    The obligations of Parent to consummate the Amalgamation, or to permit the consummation of the Amalgamation, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

          (a)   Each of the representations and warranties of the Company in this Agreement shall be true, complete and correct on and as of the Effective Time as if made on and as of the Effective Time, other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date, in either case, such that the aggregate effect of any inaccuracies in such representations and warranties do not comprise or could not be reasonably expected to comprise a Company Material Adverse Effect, in each case without regard (for purposes of this Section 8.03(a)) to any materiality or Company Material Adverse Effect qualifications contained in such representations and warranties, and Parent shall have received a certificate of the Company, executed by the Chief Executive Officer and Chief Financial Officer of the Company, to such effect;

          (b)   The Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except where the failure to so comply has not resulted in a Company Material Adverse Effect; and Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to that effect;

          (c)   All Required Company Governmental Approvals shall have been obtained, including, respectively, the transfer, assignment or reauthorization of Permits issued by all of the applicable Telecommunications Operating Authorities, free of any conditions that would cause a Parent Material Adverse Effect, and all other consents, approvals, authorizations or filings of any Governmental Entity the absence of which could reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect if the Closing were to occur, shall have been obtained or made;

          (d)   No Company Material Adverse Effect shall have occurred since the date of this Agreement; and

          (e)   The number of Dissenting Shares shall not exceed five percent (5%) of the Company's outstanding shares of Company Common Share Capital as of the date of this Agreement.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

        SECTION 9.01    Termination.    This Agreement may be terminated and the Amalgamation may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption of this Agreement, as follows:

          (a)   by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

          (b)   by either Parent or the Company, if the Effective Time shall not have occurred on or before April 30, 2006; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have caused, or resulted in, the failure of the Effective Time to occur on or before such date;

          (c)   by either Parent or the Company, if any Governmental Order, writ, injunction or decree preventing the consummation of the Amalgamation shall have been entered by any court of competent jurisdiction and shall have become a Final Order; provided, however, that neither party may terminate this Agreement pursuant to this Section 9.01(c) unless that party first shall have used reasonable best efforts to prevent the entry of and to procure the removal, reversal, dissolution, setting aside or invalidation of such order, decree, ruling, judgment, decision, order or injunction;

          (d)   by Parent, if:

            (i)    the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the Amalgamation in a manner adverse to Parent (it being understood and agreed that any "stop-look-and-listen" communication by the Board of Directors of the Company to the shareholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act, or any similar communication to the shareholders of the Company in connection with the commencement of a tender offer or exchange offer containing not more than the substance of a "stop-look-and-listen" communication pursuant to Rule 14d 9(f), shall not be deemed to constitute a withdrawal, modification or change of its recommendation of this Agreement or the Amalgamation);

            (ii)   the Board of Directors of the Company shall have recommended to the shareholders of the Company an Acquisition Proposal other than the Amalgamation;

            (iii)  the Company fails to comply in all material respects with Section 6.05; or

            (iv)  the Board of Directors of the Company resolves to take any of the actions described above;

          (e)   by Parent or the Company, if this Agreement is brought to a vote and shall fail to receive the requisite votes for adoption at the Company Shareholders' Meeting or any adjournment or postponement thereof;

          (f)    by Parent, either (i) immediately after the occurrence of a non-curable breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement or (ii) twenty (20) days after receipt by the Company of a written notice from Parent of the occurrence of a curable breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement that has not been cured in its entirety within such time period, in either case such that the conditions set forth in Sections 8.03(a) and (b), respectively, would not be satisfied (a "Terminating Company Breach"); provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(f) if Parent is then in material breach of any of its covenants, agreements or representations and warranties contained in this Agreement;

          (g)   by the Company, either (i) immediately after the occurrence of a non-curable breach of any representation, warranty, covenant or agreement of Parent or Amalgamation Sub set forth in this Agreement or (ii) twenty (20) days after receipt by Parent of a written notice from the Company of the occurrence of a curable breach of any representation, warranty, covenant or agreement on the part of Parent or Amalgamation Sub set forth in this Agreement that has not been cured in its entirety within such time period, in either case such that the conditions set forth in Sections 8.02(a) and (b), respectively, would not be satisfied (a "Terminating Parent Breach"); provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(g) if the Company is then in material breach of any of its covenants, agreements or representations and warranties contained in this Agreement; or

          (h)   by the Company, prior to the approval of the transactions contemplated by this Agreement by the shareholders of the Company in accordance with this Agreement, if the Board of Directors of the Company shall have determined that an Acquisition Proposal was a Superior Proposal, as set forth in Section 6.05, but only if the Company (i) is in compliance with Section 6.05 and (ii) has paid the Termination Fee as required by Section 9.05(b).

The right of any party hereto to terminate this Agreement pursuant to this Section 9.01 will remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

        SECTION 9.02    Effect of Termination.    Except as provided in Section 9.05, in the event of termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any party hereto or any of its Affiliates or any of its, or their officers, directors, employees, agents or advisors, and all rights and obligations of each party hereto shall cease (except for the provisions of Section 6.04(b), this Section 9.02, Section 9.05 and Article X, which provisions shall survive such termination); provided, however, that nothing herein shall relieve any party hereto from liability for willful breach of any of its representations and warranties or the willful breach of any of its covenants or agreements set forth in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, which shall survive termination of this Agreement and remain in full force and effect in accordance with its terms.

        SECTION 9.03    Amendment.    This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement by the shareholders of the Company, no amendment may be made that by Law requires the further approval of the shareholders of the Company without first obtaining that approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        SECTION 9.04    Waiver.    At any time prior to the Effective Time, any party hereto may (a) extend the time for or waive compliance with the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto or other act of any other party hereto and (c) subject to applicable Law waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

        SECTION 9.05    Termination Fee; Expenses.

          (a)   Except as otherwise set forth in this Section 9.05, all Expenses incurred in connection with this Agreement and the Amalgamation shall be paid by the party incurring such Expenses, whether or not the Amalgamation is consummated; provided that Parent and the Company shall each pay one-half of all expenses incurred solely for printing, filing and mailing the Proxy Statement and all SEC and all other regulatory filing fees incurred in connection with the Proxy Statement and any fees required to be paid under the HSR Act and any other applicable Antitrust Laws.

          (b)   The Company agrees that if this Agreement is terminated by Parent or the Company pursuant to Section 9.01(d), 9.01(e), 9.01(f) (other than due to a breach of a representation and warranty as provided therein) or 9.01(h) (as applicable), then the Company shall pay to Parent, or as directed by Parent, a fee equal to four million five hundred thousand dollars ($4,500,000) (the "Termination Fee"). The Termination Fee shall be paid by wire transfer of immediately available funds (i) in the case of a termination by the Company pursuant to Section 9.01(e) or 9.01(h), on the date of such termination and (ii) in the case of a termination by Parent pursuant to Section 9.01(d) or 9.01(f), no later than two (2) Business Days after it first becomes due.

          (c)   The Company agrees that if (i) after the date of this Agreement and prior to any termination of this Agreement pursuant to Section 9.01, an Acquisition Proposal by a third party has been made to the Company or its Board of Directors, or has been made directly to the Company's shareholders generally, or has been publicly disclosed or announced, and (ii) thereafter this Agreement is terminated by the Company pursuant to Section 9.01(b) and within nine (9) months after the termination the Company shall consummate or enter into an Acquisition Agreement with respect to such Acquisition Proposal (for purposes of this Section 9.05 only, all references to "20%" in the definition of "Acquisition Proposal" shall be deemed to be references to "50%") with such third party, then upon consummation of such Acquisition Proposal the Company shall pay to Parent, or as directed by Parent, a fee equal to four million five hundred thousand dollars ($4,500,000); provided, however, that such fee shall not be due and payable if, at the time of such termination, any of the conditions set forth in Sections 8.01(b), (c) and (d) and 8.02 shall not have been met. The fee shall be paid by wire transfer of immediately available funds no later than the date of consummation of such Acquisition Proposal.

          (d)   The Company agrees that if (i) after the date of this Agreement and prior to any termination of this Agreement pursuant to Section 9.01, an Acquisition Proposal by a third party has been made to the Company or its Board of Directors, or has been made directly to the Company's shareholders generally, or has been publicly disclosed or announced, and (ii) thereafter this Agreement is terminated by Parent pursuant to Section 9.01(f) (solely with respect to a breach of a representation and warranty as provided therein) and within nine (9) months after the termination the Company shall consummate or enter into an Acquisition Agreement with respect to such Acquisition Proposal with such third party, then upon consummation of such Acquisition Proposal the Company shall pay to Parent, or as directed by Parent, a fee equal to four million five hundred thousand dollars ($4,500,000). The fee shall be paid by wire transfer of immediately available funds no later than the date of consummation of such Acquisition Proposal.

          (e)   Parent and the Company agree that the agreements contained in Sections 9.05(b), 9.05(c) and 9.05(d) are an integral part of the transaction contemplated by this Agreement and constitute liquidated damages and not a penalty and that without those agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay to Parent any amount when due under Section 9.05(b), 9.05(c) or 9.05(d), the Company shall also pay to Parent its fees and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit of other legal action, taken to collect payment, together with interest on such amounts at the prime rate of JPMorgan Chase Bank in effect on the date such payment was required to be made.

ARTICLE X

GENERAL PROVISIONS

        SECTION 10.01    Non-Survival of Representations and Warranties.    None of the representations and warranties in this Agreement shall survive at the Effective Time or the termination of this Agreement pursuant to Section 9.01, as the case may be, and, after the Effective Time or such termination, none of the Company, Parent, Amalgamation Sub, the Amalgamated Company or their respective officers or directors shall have any further obligation with respect thereto, except that representations and warranties shall survive the termination of this Agreement indefinitely solely to the extent of any willful breach thereof that has caused a Company Material Adverse Effect or a Parent Material Adverse Effect. None of the covenants or other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, nor any rights or obligations arising out of the breach of any such covenant or other agreement, shall survive the Effective Time or the termination of this Agreement pursuant to Section 9.01, as the case may be, except that they shall survive the termination of this Agreement solely to the extent of any willful breach thereof, and except for those covenants or agreements that by their terms apply or are to be performed in whole in part after the Effective Time, and except that this Article X shall survive the Effective Time. Any recovery by Parent with respect to a willful breach of representation and warranty or covenant or other agreement pursuant to this Section 10.01 will be reduced by an amount equal to an payment received by Parent pursuant to Section 9.05.

        SECTION 10.02    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in Person, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by an internationally recognized courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02); provided that all notices are given pursuant to Section 6.05(a) hereof shall be by telecopy or facsimile in addition to and not in lieu of any other manner:

  (a)
  if to the Company:

    Teleglobe International Holdings Ltd
    P.O. Box HM 1154
    10 Queen Street
    Hamilton HM EX
    Bermuda
    Attn: Chairman
    Facsimile: (441) 296-2248

    with copies (which shall not constitute notice) to:

    Teleglobe Canada ULC
    1000 Rue de la Gauchetiere West
    Montreal, Quebec, H3B 4X5
    Canada
    Attn: Liam Strong, President and Chief Executive Officer
    Facsimile: (514) 868-7234
    Attn: Michael Wu, Vice President and General Counsel
    Facsimile: (514) 868-8686

    and:

    Schulte Roth & Zabel LLP
    919 Third Avenue
    New York, NY 10022
    Attn: Stuart D. Freedman, Esq.
    Facsimile: (212) 593-5955

  (b)
  if to Parent or Amalgamation Sub:

    Videsh Sanchar Nigam Limited
    Lokmanya Videsh Sanchar Bhavan, Opp. Kirti College
    K.D. Marg, Prabhedevi
    Mumbai, India 400 028
    Attn: Satish Ranade, Esq.
    Facsimile: 011-91-22-56592144

    with copies (which shall not constitute notice) to:

    Kelley Drye & Warren LLP
    1200 19th Street, N.W., Suite 500
    Washington, D.C. 20036
    Attn: Robert Aamoth, Esq.
    Facsimile: (202) 955-9792

    and:

    Kelley Drye & Warren LLP
    8000 Towers Crescent Drive, Suite 1200
    Vienna, VA 22182
    Attn: Jay R. Schifferli, Esq.
    Facsimile: (703) 918-2450

        All such notices and other communications given by personal delivery, mail or courier service shall be deemed to have been duly given upon receipt and such notices and other communications given by facsimile shall be deemed to have been duly given upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice has been transmitted without error.

        SECTION 10.03    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy in any situation in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such term or other provision in any other situation or in any other jurisdiction and all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Amalgamation is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable Law in order that the Amalgamation may be consummated as originally contemplated to the fullest extent possible.

        SECTION 10.04    Assignment; Binding Effect; Benefit.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, other than Section 7.03, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

        SECTION 10.05    Incorporation of Exhibits.    The Parent Disclosure Schedule, the Company Disclosure Schedule and all Annexes attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein. Parent and the Company acknowledge that the Parent Disclosure Schedule and the Company Disclosure Schedule (i) are qualified in their entirety by reference to specific provisions of this Agreement and (ii) are not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to Parent or the Company as the case may be, except to the extent required by this Agreement and by applicable Law.

        SECTION 10.06    Governing Law; Venue.    This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of Bermuda, without giving effect to any conflict of laws or choice of laws rules or principles that would result in the application of the law of any other jurisdiction. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS AND AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE BERMUDA SUPREME COURT (AND THE APPROPRIATE APPELLATE COURTS THEREFROM) FOR ANY LITIGATION AMONG THEM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN THE BERMUDA SUPREME COURT), WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE BERMUDA SUPREME COURT (AND THE APPROPRIATE APPELLATE COURTS

THEREFROM) AND AGREES NOT TO PLEAD OR CLAIM IN ANY COURT THAT SUCH LITIGATION BROUGHT IN THE BERMUDA SUPREME COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. IF THE BERMUDA SUPREME COURT SHALL NOT ACCEPT JURISDICTION WITH RESPECT TO ANY LITIGATION, SUCH LITIGATION MAY BE BROUGHT IN ANY OTHER COURTS.

        SECTION 10.07    Waiver of Jury Trial.    TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

        SECTION 10.08    Headings; Interpretation.    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Unless the context of this Agreement otherwise requires: (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; (iii) the words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and paragraph references are to the Sections and paragraphs of this Agreement; (iv) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified; (v) "or" is not exclusive; and (vi) provisions apply to successive events and transactions.

        SECTION 10.09    Counterparts.    This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        SECTION 10.10    Entire Agreement.    This Agreement (including any Annexes, the Parent Disclosure Schedule and the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

        SECTION 10.11    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedies to which they are entitled at law or in equity, without having to post any bond or to prove actual damages.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TELEGLOBE INTERNATIONAL HOLDINGS LTD
By:	/s/ GERALD PORTER STRONG Name: Gerald Porter Strong Title: President and Chief Executive Officer
VSNL TELECOMMUNICATIONS (BERMUDA) LTD.
By:	/s/ SRINIVASA ADDEPALLI Name: Srinivasa Addepalli Title: Vice President
VIDESH SANCHAR NIGAM LIMITED
By:	/s/ SRINATH NARASIMHAN Name: Srinath Narasimhan Title: Director (Operations)

A-

Annex B-1

EXECUTION VERSION

VOTING AGREEMENT

        VOTING AGREEMENT (this "Agreement"), dated as of July 25, 2005, by and among Videsh Sanchar Nigam Limited, an Indian Limited Company ("Parent"), and Teleglobe Bermuda Holdings Ltd, a Bermuda exempt company ("Shareholder").

WITNESSETH:

        WHEREAS, simultaneously with the execution of this Agreement, Parent, VSNL Telecommunications (Bermuda) Ltd., a Bermuda exempt company and a direct wholly owned subsidiary of Parent ("Amalgamation Sub"), and Teleglobe International Holdings Ltd, a Bermuda exempt company (the "Company"), have entered into an Agreement and Plan of Amalgamation (the "Amalgamation Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, that the Company and Amalgamation Sub shall amalgamate under the Laws of Bermuda and continue as a Bermuda exempted company (the "Amalgamation");

        WHEREAS, as of the date hereof, Shareholder is the record owner of the Existing Shares (as hereinafter defined), being common shares, $0.01 par value, of the Company (the "Company Common Shares"); and

        WHEREAS, as inducement and a condition to entering into the Amalgamation Agreement, Parent has required Shareholder to agree, and Shareholder has agreed, to enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

        Section 1.    Certain Definitions.    In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Amalgamation Agreement. For purposes of this Agreement:

          (a)   "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3(a) under the Exchange Act. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act with respect to the securities of the same issuer.

          (b)   "Existing Shares" means an aggregate of 25,745,789 Company Common Shares owned of record by Shareholder as of the date hereof.

          (c)   "Securities" means the Existing Shares together with any Company Common Shares or other securities of the Company acquired by Shareholder in any capacity after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, sub-division, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

        Section 2.    Representations and Warranties of Shareholder.    Shareholder represents and warrants to Parent as follows:

          (a)    Ownership of Shares.    Shareholder is the sole registered owner of the Existing Shares. On the date hereof, the Existing Shares constitute all of the Company Common Shares registered in the name of, or Beneficially Owned by, Shareholder. There are no outstanding options or other rights to acquire from Shareholder, or obligations of Shareholder to sell or to acquire, any

  Company Common Shares. With respect to the Company Common Shares held by it, Shareholder has, and as long as this Agreement remains in effect will have, sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 4, 5 and 6 hereof, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with no material limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

          (b)    Organization and Authority.    Shareholder is a Bermuda exempted company, duly incorporated and validly existing under the laws of Bermuda. Shareholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by Shareholder and, assuming the due authorization, execution and delivery of this Agreement by the other party hereto, constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (c)    No Conflicts.    Except as contemplated by the Amalgamation Agreement: (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated hereby; and (ii) none of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof shall (A) conflict with or result in any breach of any of Shareholder's organizational documents or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Shareholder with respect to the Existing Shares; except in the case of clause (B) where any such violations, individually or in the aggregate, would not reasonably be expected to impair the ability of Shareholder to consummate the transactions contemplated by this Agreement.

          (d)    No Encumbrances.    Except as permitted by this Agreement, the Existing Shares are now and, at all times during the term hereof, and the Securities will be, held by Shareholder free and clear of all Encumbrances, except for any such Encumbrances arising hereunder or under federal or state securities laws.

          (e)    Reliance.    Shareholder understands and acknowledges that each of the Company, Parent and Amalgamation Sub is entering into the Amalgamation Agreement in reliance upon Shareholder's execution and delivery of this Agreement.

        Section 3.    Disclosure.    Shareholder hereby agrees to permit the Company to publish and disclose in any disclosure document that by law requires such disclosure, including the Proxy Statement, in connection with the Amalgamation and any transactions related thereto, Shareholder's identity and ownership of the Company Common Shares and the nature of Shareholder's commitments, arrangements and understandings under this Agreement; provided, however, that Shareholder shall be afforded a reasonable opportunity to review and approve such disclosure in advance and such disclosure shall not be made without Shareholder's prior written consent (which shall not be unreasonably withheld).

        Section 4.    Transfer And Other Restrictions.    Other than with respect to the Amalgamation and the transactions contemplated thereby:

          (a)    No Solicitation.    Shareholder shall immediately cease any discussions, activities or negotiations with any other Person or Persons that may be ongoing with respect to any Acquisition

B-1-2

  Proposal. Shareholder shall not take any action (i) to encourage, solicit, initiate or facilitate, directly or indirectly, the making or submission of any Acquisition Proposal, (ii) to enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal or to agree to approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding that would require the Company to abandon, terminate or fail to consummate the Amalgamation or any other transaction contemplated by the Amalgamation Agreement, (iii) to initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any Person (other than Parent or Amalgamation Sub) in furtherance of any Acquisition Proposal or (iv) to facilitate or further in any other manner any inquiries with respect to, or the making or submission of, any Acquisition Proposal.

          (b)    Certain Prohibited Transfers.    From and after the date hereof, except as otherwise permitted by this Agreement or required by order of a court of competent jurisdiction, Shareholder will not commit any act that could restrict or otherwise affect its legal power, authority and right to vote all of the Securities owned of record or beneficially by it. Without limiting the generality of the foregoing, prior to the termination of this Agreement, Shareholder agrees not to, directly or indirectly, except as provided in this Agreement:

            (i)    offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift), or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any or all of the Securities or any interest therein; or

            (ii)   grant any proxy (other than to Company management to vote the Securities as set forth in Section 5 hereof) or power of attorney, deposit into a voting trust or enter into a voting agreement or arrangement with respect to the Securities.

        Section 5.    Voting of the Company Common Shares.    Shareholder hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time or (b) termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Shares, however called, or in connection with any written consent of the holders of Company Common Shares, Shareholder will appear at the meeting or otherwise cause the Securities to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) all of the Securities:

            (i)    in favor of the adoption of the Amalgamation Agreement and the approval of other actions contemplated thereby and any actions required in furtherance thereof;

            (ii)   against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Amalgamation Agreement; and

            (iii)  except as otherwise agreed to in writing in advance by Parent in its sole discretion, against the following actions (other than the Amalgamation and the transactions contemplated by this Agreement and the Amalgamation Agreement): (1) any Acquisition Proposal; and (2) (A) any change in a majority of the persons who constitute the Board of Directors of the Company; and (B) any other action that would reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the Amalgamation and the transactions contemplated by the Amalgamation Agreement; provided, however, that at least 5 Business Days prior to the date of such vote Parent shall have notified Shareholder and the Company in writing of its determination that Shareholder is required to vote against such action pursuant to this clause (2)(B).

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        Section 6.    Alternative Transactions.    To induce Parent to enter into the Amalgamation Agreement, and subject to the terms and conditions set forth herein, if the Amalgamation Agreement is terminated pursuant to Section 9.01(d), 9.01(e), 9.01(f) (but only if prior to such termination pursuant to Section 9.01(f) an Acquisition Proposal by a third party has been made to the Company or its Board of Directors, or has been made directly to the Company's shareholders generally, or has been publicly disclosed or announced) or 9.01(h) thereof and during the period commencing on such termination date and ending on the date nine (9) months after such termination date a Company Competing Transaction or other sale of the Securities is consummated in connection with which Shareholder becomes entitled to receive any cash or non-cash consideration (such cash or non-cash consideration, the "Alternative Consideration"), then Shareholder shall within five (5) days after receipt of the Alternative Consideration (or after the date the value of non-cash Alternative Consideration is determined as provided below) pay over to Parent (or its designee) such Alternative Consideration equal in value to seventy-five percent (75%) of the excess (if any) of the aggregate value of such Alternative Consideration (net of selling commissions, if any) over the product obtained by multiplying (i) the Price Per Share times (ii) the aggregate number of Existing Shares (and a corresponding amount for any other Securities). If the Alternative Consideration received by Shareholder is cash, it shall be valued at the face amount thereof; if the Alternative Consideration received by Shareholder is securities listed on a national securities exchange or traded on the Nasdaq National Market ("Nasdaq"), the per share value of such consideration shall be equal to the closing price per share listed on such national securities exchange or Nasdaq on the date such transaction is consummated; and if the consideration received by Shareholder is in a form other than cash or such listed or traded securities, the per share value shall be determined in good faith as of the date such transaction is consummated by Parent (or its designee) and Shareholder, or, if Parent (or its designee) and Shareholder cannot reach agreement, by a nationally recognized investment banking firm reasonably acceptable to the parties. If the Alternative Consideration received by Shareholder is cash, the amount paid over to Parent (or its designee) pursuant to this Section 6 shall be cash; if the Alternative Consideration received by Shareholder is in a form other than cash, the amount paid over to Parent (or its designee) pursuant to this Section 6 shall be in the form of such non-cash consideration; and if the Alternative Consideration received by Shareholder is a combination of cash and non-cash consideration, the amount paid over to Parent (or its designee) pursuant to this Section 6 shall be in the same proportion of cash and non-cash consideration as the Alternative Consideration received by Shareholder.

        Section 7.    Stop Transfer.

        (a)   Shareholder agrees with, and covenants to, Parent that Shareholder will not request that the Company register the transfer (book-entry or otherwise) of any of the Securities, unless such transfer is made in compliance with this Agreement.

        (b)   In the event of a share dividend or distribution, or any change in the Company Common Shares by reason of any share dividend, sub-division, recapitalization, combination, exchange of shares or the like other than pursuant to the Amalgamation, the term "Existing Shares" will be deemed to refer to and include the Company Common Shares as well as all such share dividends and distributions and any shares into which or for which any or all of the Securities may be changed or exchanged and appropriate adjustments shall be deemed to have been made to the terms and provisions of this Agreement.

        Section 8.    Reasonable Best Efforts.    Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Amalgamation Agreement. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any

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Governmental Entity in connection with this Agreement and the Amalgamation Agreement and the transactions contemplated hereby and thereby.

        Section 9.    Fiduciary Duties.    Notwithstanding any provision hereof to the contrary, Shareholder is executing and delivering this Agreement solely in its capacity as owner of the Securities, and nothing herein shall directly or indirectly prohibit, prevent or preclude any Person from taking or not taking any action in his or her capacity as an officer or director of the Company.

        Section 10.    Termination.    This Agreement shall terminate and shall have no further force or effect as of the earliest to occur of (i) the Effective Time, (ii) the termination of this Agreement by the mutual written agreement of the parties and (iii) the date of termination of the Amalgamation Agreement pursuant to Section 9.01 of the Amalgamation Agreement; provided, that if the Amalgamation Agreement is terminated pursuant to Section 9.01(d), 9.01(e), 9.01(f) (but only if prior to such termination pursuant to Section 9.01(f) an Acquisition Proposal by a third party has been made to the Company or its Board of Directors, or has been made directly to the Company's shareholders generally, or has been publicly disclosed or announced) or 9.01(h) thereof, then Section 6 hereof shall survive such termination.

        Section 11.    Miscellaneous.

        (a)    Entire Agreement.    This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        (b)    Successors and Assigns.    This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement shall be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

        (c)    Amendment and Modification.    This Agreement may not be amended, altered, supplemented or otherwise modified, except upon the execution and delivery of a written agreement executed by the parties hereto.

        (d)    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11(d):

    If to Parent, to:

      Videsh Sanchar Nigam Limited
      Lokmanya Videsh Sanchar Bhavan, Opp. Kirti College
      K.D. Marg, Prabhedevi
      Mumbai, India 400 028
      Attention: Satish Ranade, Esq.
      Telephone: 011-91-22-56592354
      Facsimile: 011-91-22-56592144

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    with a copy (which shall not constitute notice) to:

      Kelley Drye & Warren LLP
      1200 19th Street, N.W., Suite 500
      Washington, D.C. 20036
      Attention: Robert Aamoth, Esq.
      Telephone: (202) 955-9600
      Facsimile: (202) 955-9792

    and:

      Kelley Drye & Warren LLP
      8000 Towers Crescent Drive, Suite 1200
      Vienna, VA 22182
      Attention: Jay R. Schifferli, Esq.
      Telephone: (703) 918-2394
      Facsimile: (703) 918-2450

    If to Shareholder, to:

      Teleglobe Bermuda Holdings Ltd
      c/o Cerberus Capital Management, L.P.
      299 Park Avenue
      New York, New York 10171
      Attention:  Seth P. Plattus
                          Lenard B. Tessler
      Telephone: (212) 891-2100
      Facsimile: (212) 891-1540

    with a copy (which shall not constitute notice) to:

      Schulte Roth & Zabel LLP
      919 Third Avenue
      New York, New York 10022
      Attention: Stuart D. Freedman, Esq.
      Telephone: (212) 756-2407
      Facsimile: (212) 593-5955

All such notices and other communications given by personal delivery, mail or courier service shall be deemed to have been duly given upon receipt and such notices and other communications given by facsimile shall be deemed to have been duly given upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice has been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above; however, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

        (e)    Severability.    Any term or provision of this Agreement that is held to be invalid, illegal or unenforceable in any respect in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        (f)    Specific Performance.    Each of the parties hereto recognizes and acknowledges that a material breach by it of any covenants or agreements contained in this Agreement could cause the other party

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to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore in the event of any such breach the aggrieved party shall be entitled to seek the remedy of specified performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

        (g)    No Waiver.    The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

        (h)    No Third Party Beneficiaries.    This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

        (i)    Governing Law.    This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of Bermuda, without giving effect to any conflict of laws or choice of laws rules or principles that would result in the application of the law of any other jurisdiction.

        (j)    Descriptive Heading.    The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

        (k)    Expenses.    All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

        (l)    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        (m)    Submission to Jurisdiction.    EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS AND AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE BERMUDA SUPREME COURT (AND THE APPROPRIATE APPELLATE COURTS THEREFROM) FOR ANY LITIGATION AMONG THEM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN THE BERMUDA SUPREME COURT), WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE BERMUDA SUPREME COURT (AND THE APPROPRIATE APPELLATE COURTS THEREFROM) AND AGREES NOT TO PLEAD OR CLAIM IN ANY COURT THAT SUCH LITIGATION BROUGHT IN THE BERMUDA SUPREME COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. IF THE BERMUDA SUPREME COURT SHALL NOT ACCEPT JURISDICTION WITH RESPECT TO ANY LITIGATION, SUCH LITIGATION MAY BE BROUGHT IN ANY OTHER COURTS.

[Remainder of Page Intentionally Left Blank]

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        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the day and year first written above.

VIDESH SANCHAR NIGAM LIMITED
By:	/s/ SRINATH NARASIMHAN
	Name:	Srinath Narasimhan
	Title:	Director (Operations)
TELEGLOBE BERMUDA HOLDINGS LTD
By:	/s/ LENARD B. TESSLER
	Name:	Lenard B. Tessler
	Title:	Chairman

[Signature Page—Voting Agreement]

B-1-8

Annex B-2
EXECUTION VERSION

VOTING AGREEMENT

        VOTING AGREEMENT (this "Agreement"), dated as of July 25, 2005, by and among Videsh Sanchar Nigam Limited, an Indian Limited Company ("Parent"), and Gemini Trust, a trust organized under the laws of the Commonwealth of the Bahamas ("Shareholder").

WITNESSETH:

        WHEREAS, simultaneously with the execution of this Agreement, Parent, VSNL Telecommunications (Bermuda) Ltd., a Bermuda exempt company and a direct wholly owned subsidiary of Parent ("Amalgamation Sub"), and Teleglobe International Holdings Ltd, a Bermuda exempt company (the "Company"), have entered into an Agreement and Plan of Amalgamation (the "Amalgamation Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, that the Company and Amalgamation Sub shall amalgamate under the Laws of Bermuda and continue as a Bermuda exempted company (the "Amalgamation");

        WHEREAS, as of the date hereof, Shareholder is the record owner of the Existing Shares (as hereinafter defined), being common shares, $0.01 par value, of the Company (the "Company Common Shares"); and

        WHEREAS, as inducement and a condition to entering into the Amalgamation Agreement, Parent has required Shareholder to agree, and Shareholder has agreed, to enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

        Section 1.    Certain Definitions.    In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Amalgamation Agreement. For purposes of this Agreement:

          (a)   "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3(a) under the Exchange Act. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act with respect to the securities of the same issuer.

          (b)   "Existing Shares" means an aggregate of 1,096,163.52 Company Common Shares owned of record by Shareholder as of the date hereof.

          (c)   "Securities" means the Existing Shares together with any Company Common Shares or other securities of the Company acquired by Shareholder in any capacity after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, sub-division, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

        Section 2.    Representations and Warranties of Shareholder.    Shareholder represents and warrants to Parent as follows:

          (a)    Ownership of Shares.    Shareholder is the sole registered owner of the Existing Shares. On the date hereof, the Existing Shares constitute all of the Company Common Shares registered

B-2-1

  in the name of, or Beneficially Owned by, Shareholder. There are no outstanding options or other rights to acquire from Shareholder, or obligations of Shareholder to sell or to acquire, any Company Common Shares. With respect to the Company Common Shares held by it, Shareholder has, and as long as this Agreement remains in effect will have, sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 4, 5 and 6 hereof, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with no material limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

          (b)    Organization and Authority.    Shareholder is a trust organized under the laws of the Commonwealth of the Bahamas. Shareholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by Shareholder and, assuming the due authorization, execution and delivery of this Agreement by the other party hereto, constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (c)    No Conflicts.    Except as contemplated by the Amalgamation Agreement: (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated hereby; and (ii) none of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof shall (A) conflict with or result in any breach of any of Shareholder's organizational documents or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Shareholder with respect to the Existing Shares; except in the case of clause (B) where any such violations, individually or in the aggregate, would not reasonably be expected to impair the ability of Shareholder to consummate the transactions contemplated by this Agreement.

          (d)    No Encumbrances.    Except as permitted by this Agreement, the Existing Shares are now and, at all times during the term hereof, and the Securities will be, held by Shareholder free and clear of all Encumbrances, except for any such Encumbrances arising hereunder or under federal or state securities laws.

          (e)    Reliance.    Shareholder understands and acknowledges that each of the Company, Parent and Amalgamation Sub is entering into the Amalgamation Agreement in reliance upon Shareholder's execution and delivery of this Agreement.

        Section 3.    Disclosure.    Shareholder hereby agrees to permit the Company to publish and disclose in any disclosure document that by law requires such disclosure, including the Proxy Statement, in connection with the Amalgamation and any transactions related thereto, Shareholder's identity and ownership of the Company Common Shares and the nature of Shareholder's commitments, arrangements and understandings under this Agreement; provided, however, that Shareholder shall be afforded a reasonable opportunity to review and approve such disclosure in advance and such disclosure shall not be made without Shareholder's prior written consent (which shall not be unreasonably withheld).

B-2-2

        Section 4.    Transfer And Other Restrictions.    Other than with respect to the Amalgamation and the transactions contemplated thereby:

          (a)    No Solicitation.    Shareholder shall immediately cease any discussions, activities or negotiations with any other Person or Persons that may be ongoing with respect to any Acquisition Proposal. Shareholder shall not take any action (i) to encourage, solicit, initiate or facilitate, directly or indirectly, the making or submission of any Acquisition Proposal, (ii) to enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal or to agree to approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding that would require the Company to abandon, terminate or fail to consummate the Amalgamation or any other transaction contemplated by the Amalgamation Agreement, (iii) to initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any Person (other than Parent or Amalgamation Sub) in furtherance of any Acquisition Proposal or (iv) to facilitate or further in any other manner any inquiries with respect to, or the making or submission of, any Acquisition Proposal.

          (b)    Certain Prohibited Transfers.    From and after the date hereof, except as otherwise permitted by this Agreement or required by order of a court of competent jurisdiction, Shareholder will not commit any act that could restrict or otherwise affect its legal power, authority and right to vote all of the Securities owned of record or beneficially by it. Without limiting the generality of the foregoing, prior to the termination of this Agreement, Shareholder agrees not to, directly or indirectly, except as provided in this Agreement:

              (i)  offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift), or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any or all of the Securities or any interest therein; or

             (ii)  grant any proxy (other than to Company management to vote the Securities as set forth in Section 5 hereof) or power of attorney, deposit into a voting trust or enter into a voting agreement or arrangement with respect to the Securities.

        Section 5.    Voting of the Company Common Shares.    Shareholder hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time or (b) termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Shares, however called, or in connection with any written consent of the holders of Company Common Shares, Shareholder will appear at the meeting or otherwise cause the Securities to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) all of the Securities:

              (i)  in favor of the adoption of the Amalgamation Agreement and the approval of other actions contemplated thereby and any actions required in furtherance thereof;

             (ii)  against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Amalgamation Agreement; and

            (iii)  except as otherwise agreed to in writing in advance by Parent in its sole discretion, against the following actions (other than the Amalgamation and the transactions contemplated by this Agreement and the Amalgamation Agreement): (1) any Acquisition Proposal; and (2) (A) any change in a majority of the persons who constitute the Board of Directors of the Company; and (B) any other action that would reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the Amalgamation and the transactions contemplated by the Amalgamation Agreement; provided, however, that at least 5 Business

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    Days prior to the date of such vote Parent shall have notified Shareholder and the Company in writing of its determination that Shareholder is required to vote against such action pursuant to this clause (2)(B).

        Section 6.    Alternative Transactions.    To induce Parent to enter into the Amalgamation Agreement, and subject to the terms and conditions set forth herein, if the Amalgamation Agreement is terminated pursuant to Section 9.01(d), 9.01(e), 9.01(f) (but only if prior to such termination pursuant to Section 9.01(f) an Acquisition Proposal by a third party has been made to the Company or its Board of Directors, or has been made directly to the Company's shareholders generally, or has been publicly disclosed or announced) or 9.01(h) thereof and during the period commencing on such termination date and ending on the date nine (9) months after such termination date a Company Competing Transaction or other sale of the Securities is consummated in connection with which Shareholder becomes entitled to receive any cash or non-cash consideration (such cash or non-cash consideration, the "Alternative Consideration"), then Shareholder shall within five (5) days after receipt of the Alternative Consideration (or after the date the value of non-cash Alternative Consideration is determined as provided below) pay over to Parent (or its designee) such Alternative Consideration equal in value to seventy-five percent (75%) of the excess (if any) of the aggregate value of such Alternative Consideration (net of selling commissions, if any) over the product obtained by multiplying (i) the Price Per Share times (ii) the aggregate number of Existing Shares (and a corresponding amount for any other Securities). If the Alternative Consideration received by Shareholder is cash, it shall be valued at the face amount thereof; if the Alternative Consideration received by Shareholder is securities listed on a national securities exchange or traded on the Nasdaq National Market ("Nasdaq"), the per share value of such consideration shall be equal to the closing price per share listed on such national securities exchange or Nasdaq on the date such transaction is consummated; and if the consideration received by Shareholder is in a form other than cash or such listed or traded securities, the per share value shall be determined in good faith as of the date such transaction is consummated by Parent (or its designee) and Shareholder, or, if Parent (or its designee) and Shareholder cannot reach agreement, by a nationally recognized investment banking firm reasonably acceptable to the parties. If the Alternative Consideration received by Shareholder is cash, the amount paid over to Parent (or its designee) pursuant to this Section 6 shall be cash; if the Alternative Consideration received by Shareholder is in a form other than cash, the amount paid over to Parent (or its designee) pursuant to this Section 6 shall be in the form of such non-cash consideration; and if the Alternative Consideration received by Shareholder is a combination of cash and non-cash consideration, the amount paid over to Parent (or its designee) pursuant to this Section 6 shall be in the same proportion of cash and non-cash consideration as the Alternative Consideration received by Shareholder.

        Section 7.    Stop Transfer.

        (a)   Shareholder agrees with, and covenants to, Parent that Shareholder will not request that the Company register the transfer (book-entry or otherwise) of any of the Securities, unless such transfer is made in compliance with this Agreement.

        (b)   In the event of a share dividend or distribution, or any change in the Company Common Shares by reason of any share dividend, sub-division, recapitalization, combination, exchange of shares or the like other than pursuant to the Amalgamation, the term "Existing Shares" will be deemed to refer to and include the Company Common Shares as well as all such share dividends and distributions and any shares into which or for which any or all of the Securities may be changed or exchanged and appropriate adjustments shall be deemed to have been made to the terms and provisions of this Agreement.

        Section 8.    Reasonable Best Efforts.    Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and

B-2-4

regulations to consummate and make effective the transactions contemplated by this Agreement and the Amalgamation Agreement. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any Governmental Entity in connection with this Agreement and the Amalgamation Agreement and the transactions contemplated hereby and thereby.

        Section 9.    Fiduciary Duties.    Notwithstanding any provision hereof to the contrary, Shareholder is executing and delivering this Agreement solely in its capacity as owner of the Securities, and nothing herein shall directly or indirectly prohibit, prevent or preclude any Person from taking or not taking any action in his or her capacity as an officer or director of the Company.

        Section 10.    Termination.    This Agreement shall terminate and shall have no further force or effect as of the earliest to occur of (i) the Effective Time, (ii) the termination of this Agreement by the mutual written agreement of the parties and (iii) the date of termination of the Amalgamation Agreement pursuant to Section 9.01 of the Amalgamation Agreement; provided, that if the Amalgamation Agreement is terminated pursuant to Section 9.01(d), 9.01(e), 9.01(f) (but only if prior to such termination pursuant to Section 9.01(f) an Acquisition Proposal by a third party has been made to the Company or its Board of Directors, or has been made directly to the Company's shareholders generally, or has been publicly disclosed or announced) or 9.01(h) thereof, then Section 6 hereof shall survive such termination.

        Section 11.    Miscellaneous.

        (a)    Entire Agreement.    This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        (b)    Successors and Assigns.    This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement shall be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

        (c)    Amendment and Modification.    This Agreement may not be amended, altered, supplemented or otherwise modified, except upon the execution and delivery of a written agreement executed by the parties hereto.

        (d)    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11(d):

    If to Parent, to:

      Videsh Sanchar Nigam Limited
      Lokmanya Videsh Sanchar Bhavan, Opp. Kirti College
      K.D. Marg, Prabhedevi
      Mumbai, India 400 028
      Attention: Satish Ranade, Esq.
      Telephone: 011-91-22-56592354
      Facsimile: 011-91-22-56592144

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    with a copy (which shall not constitute notice) to:

      Kelley Drye & Warren LLP
      1200 19th Street, N.W., Suite 500
      Washington, D.C. 20036
      Attention: Robert Aamoth, Esq.
      Telephone: (202) 955-9600
      Facsimile: (202) 955-9792

    and:

      Kelley Drye & Warren LLP
      8000 Towers Crescent Drive, Suite 1200
      Vienna, VA 22182
      Attention: Jay R. Schifferli, Esq.
      Telephone: (703) 918-2394
      Facsimile: (703) 918-2450

    If to Shareholder, to:

      Gemini Trust
      Trustee: Royal Bank of Canada Trust Company
      (Bahamas) Limited as Trustee of the Gemini Trust
      Royal Bank House
      101 East Hill Street
      P.O. Box N-3024
      Nassau, N.P. Bahamas
      Attention: Barbara Carroll or Ian Cavey
      Telephone: (242) 356-8615 or (242) 356-8758
      Facsimile: (242) 323-3407

    with a copy (which shall not constitute notice) to:

      Schulte Roth & Zabel LLP
      919 Third Avenue
      New York, New York 10022
      Attention: Stuart D. Freedman, Esq.
      Telephone: (212) 756-2407
      Facsimile: (212) 593-5955

All such notices and other communications given by personal delivery, mail or courier service shall be deemed to have been duly given upon receipt and such notices and other communications given by facsimile shall be deemed to have been duly given upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice has been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above; however, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

        (e)    Severability.    Any term or provision of this Agreement that is held to be invalid, illegal or unenforceable in any respect in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

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        (f)    Specific Performance.    Each of the parties hereto recognizes and acknowledges that a material breach by it of any covenants or agreements contained in this Agreement could cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore in the event of any such breach the aggrieved party shall be entitled to seek the remedy of specified performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

        (g)    No Waiver.    The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

        (h)    No Third Party Beneficiaries.    This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

        (i)    Governing Law.    This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of Bermuda, without giving effect to any conflict of laws or choice of laws rules or principles that would result in the application of the law of any other jurisdiction.

        (j)    Descriptive Heading.    The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

        (k)    Expenses.    All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

        (l)    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        (m)    Submission to Jurisdiction.    EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS AND AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE BERMUDA SUPREME COURT (AND THE APPROPRIATE APPELLATE COURTS THEREFROM) FOR ANY LITIGATION AMONG THEM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN THE BERMUDA SUPREME COURT), WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE BERMUDA SUPREME COURT (AND THE APPROPRIATE APPELLATE COURTS THEREFROM) AND AGREES NOT TO PLEAD OR CLAIM IN ANY COURT THAT SUCH LITIGATION BROUGHT IN THE BERMUDA SUPREME COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. IF THE BERMUDA SUPREME COURT SHALL NOT ACCEPT JURISDICTION WITH RESPECT TO ANY LITIGATION, SUCH LITIGATION MAY BE BROUGHT IN ANY OTHER COURTS.

[Remainder of Page Intentionally Left Blank]

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        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the day and year first written above.

VIDESH SANCHAR NIGAM LIMITED
By:	/s/ SRINATH NARASIMHAN
	Name:	Srinath Narasimhan
	Title:	Director (Operations)
GEMINI TRUST By: Royal Bank of Canada Trust Company (Bahamas) Limited, as Trustee
By:	/s/ IAN CAVEY
	Name:	Ian Cavey
	Title:	Authorized Signatory
By:	/s/ DAPHNE MOSS
	Name:	Daphne Moss
	Title:	Authorized Signatory

[Signature Page—Voting Agreement]

B-2-8

Annex B-3
EXECUTION VERSION

VOTING AGREEMENT

        VOTING AGREEMENT (this "Agreement"), dated as of July 25, 2005, by and among Videsh Sanchar Nigam Limited, an Indian Limited Company ("Parent"), and The Willett Trust, a trust organized under the laws of Maine ("Shareholder").

WITNESSETH:

        WHEREAS, simultaneously with the execution of this Agreement, Parent, VSNL Telecommunications (Bermuda) Ltd., a Bermuda exempt company and a direct wholly owned subsidiary of Parent ("Amalgamation Sub"), and Teleglobe International Holdings Ltd, a Bermuda exempt company (the "Company"), have entered into an Agreement and Plan of Amalgamation (the "Amalgamation Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, that the Company and Amalgamation Sub shall amalgamate under the Laws of Bermuda and continue as a Bermuda exempted company (the "Amalgamation");

        WHEREAS, as of the date hereof, Shareholder is the record owner of the Existing Shares (as hereinafter defined), being common shares, $0.01 par value, of the Company (the "Company Common Shares"); and

        WHEREAS, as inducement and a condition to entering into the Amalgamation Agreement, Parent has required Shareholder to agree, and Shareholder has agreed, to enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

        Section 1.    Certain Definitions.    In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Amalgamation Agreement. For purposes of this Agreement:

          (a)   "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3(a) under the Exchange Act. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act with respect to the securities of the same issuer.

          (b)   "Existing Shares" means an aggregate of 674,562 Company Common Shares owned of record by Shareholder as of the date hereof (rounded down to the nearest whole share).

          (c)   "Securities" means the Existing Shares together with any Company Common Shares or other securities of the Company acquired by Shareholder in any capacity after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, sub-division, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

        Section 2.    Representations and Warranties of Shareholder.    Shareholder represents and warrants to Parent as follows:

          (a)    Ownership of Shares.    Shareholder is the sole registered owner of the Existing Shares. On the date hereof, the Existing Shares constitute all of the Company Common Shares registered

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  in the name of, or Beneficially Owned by, Shareholder. There are no outstanding options or other rights to acquire from Shareholder, or obligations of Shareholder to sell or to acquire, any Company Common Shares. With respect to the Company Common Shares held by it, Shareholder has, and as long as this Agreement remains in effect will have, sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 4, 5 and 6 hereof, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with no material limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

          (b)    Organization and Authority.    Shareholder is a trust organized under the laws of Maine. Shareholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by Shareholder and, assuming the due authorization, execution and delivery of this Agreement by the other party hereto, constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (c)    No Conflicts.    Except as contemplated by the Amalgamation Agreement: (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated hereby; and (ii) none of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof shall (A) conflict with or result in any breach of any of Shareholder's organizational documents or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Shareholder with respect to the Existing Shares; except in the case of clause (B) where any such violations, individually or in the aggregate, would not reasonably be expected to impair the ability of Shareholder to consummate the transactions contemplated by this Agreement.

          (d)    No Encumbrances.    Except as permitted by this Agreement, the Existing Shares are now and, at all times during the term hereof, and the Securities will be, held by Shareholder free and clear of all Encumbrances, except for any such Encumbrances arising hereunder or under federal or state securities laws.

          (e)    Reliance.    Shareholder understands and acknowledges that each of the Company, Parent and Amalgamation Sub is entering into the Amalgamation Agreement in reliance upon Shareholder's execution and delivery of this Agreement.

        Section 3.    Disclosure.    Shareholder hereby agrees to permit the Company to publish and disclose in any disclosure document that by law requires such disclosure, including the Proxy Statement, in connection with the Amalgamation and any transactions related thereto, Shareholder's identity and ownership of the Company Common Shares and the nature of Shareholder's commitments, arrangements and understandings under this Agreement; provided, however, that Shareholder shall be afforded a reasonable opportunity to review and approve such disclosure in advance and such disclosure shall not be made without Shareholder's prior written consent (which shall not be unreasonably withheld).

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        Section 4.    Transfer And Other Restrictions.    Other than with respect to the Amalgamation and the transactions contemplated thereby:

          (a)    No Solicitation.    Shareholder shall immediately cease any discussions, activities or negotiations with any other Person or Persons that may be ongoing with respect to any Acquisition Proposal. Shareholder shall not take any action (i) to encourage, solicit, initiate or facilitate, directly or indirectly, the making or submission of any Acquisition Proposal, (ii) to enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal or to agree to approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding that would require the Company to abandon, terminate or fail to consummate the Amalgamation or any other transaction contemplated by the Amalgamation Agreement, (iii) to initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any Person (other than Parent or Amalgamation Sub) in furtherance of any Acquisition Proposal or (iv) to facilitate or further in any other manner any inquiries with respect to, or the making or submission of, any Acquisition Proposal.

          (b)    Certain Prohibited Transfers.    From and after the date hereof, except as otherwise permitted by this Agreement or required by order of a court of competent jurisdiction, Shareholder will not commit any act that could restrict or otherwise affect its legal power, authority and right to vote all of the Securities owned of record or beneficially by it. Without limiting the generality of the foregoing, prior to the termination of this Agreement, Shareholder agrees not to, directly or indirectly, except as provided in this Agreement:

              (i)  offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift), or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any or all of the Securities or any interest therein; or

             (ii)  grant any proxy (other than to Company management to vote the Securities as set forth in Section 5 hereof) or power of attorney, deposit into a voting trust or enter into a voting agreement or arrangement with respect to the Securities.

        Section 5.    Voting of the Company Common Shares.    Shareholder hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time or (b) termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Shares, however called, or in connection with any written consent of the holders of Company Common Shares, Shareholder will appear at the meeting or otherwise cause the Securities to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) all of the Securities:

            (i)  in favor of the adoption of the Amalgamation Agreement and the approval of other actions contemplated thereby and any actions required in furtherance thereof;

           (ii)  against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Amalgamation Agreement; and

          (iii)  except as otherwise agreed to in writing in advance by Parent in its sole discretion, against the following actions (other than the Amalgamation and the transactions contemplated by this Agreement and the Amalgamation Agreement): (1) any Acquisition Proposal; and (2) (A) any change in a majority of the persons who constitute the Board of Directors of the Company; and (B) any other action that would reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the Amalgamation and the transactions contemplated by the Amalgamation Agreement; provided, however, that at least 5 Business Days prior to the date of

B-3-3

  such vote Parent shall have notified Shareholder and the Company in writing of its determination that Shareholder is required to vote against such action pursuant to this clause (2)(B).

        Section 6.    Alternative Transactions.    To induce Parent to enter into the Amalgamation Agreement, and subject to the terms and conditions set forth herein, if the Amalgamation Agreement is terminated pursuant to Section 9.01(d), 9.01(e), 9.01(f) (but only if prior to such termination pursuant to Section 9.01(f) an Acquisition Proposal by a third party has been made to the Company or its Board of Directors, or has been made directly to the Company's shareholders generally, or has been publicly disclosed or announced) or 9.01(h) thereof and during the period commencing on such termination date and ending on the date nine (9) months after such termination date a Company Competing Transaction or other sale of the Securities is consummated in connection with which Shareholder becomes entitled to receive any cash or non-cash consideration (such cash or non-cash consideration, the "Alternative Consideration"), then Shareholder shall within five (5) days after receipt of the Alternative Consideration (or after the date the value of non-cash Alternative Consideration is determined as provided below) pay over to Parent (or its designee) such Alternative Consideration equal in value to seventy-five percent (75%) of the excess (if any) of the aggregate value of such Alternative Consideration (net of selling commissions, if any) over the product obtained by multiplying (i) the Price Per Share times (ii) the aggregate number of Existing Shares (and a corresponding amount for any other Securities). If the Alternative Consideration received by Shareholder is cash, it shall be valued at the face amount thereof; if the Alternative Consideration received by Shareholder is securities listed on a national securities exchange or traded on the Nasdaq National Market ("Nasdaq"), the per share value of such consideration shall be equal to the closing price per share listed on such national securities exchange or Nasdaq on the date such transaction is consummated; and if the consideration received by Shareholder is in a form other than cash or such listed or traded securities, the per share value shall be determined in good faith as of the date such transaction is consummated by Parent (or its designee) and Shareholder, or, if Parent (or its designee) and Shareholder cannot reach agreement, by a nationally recognized investment banking firm reasonably acceptable to the parties. If the Alternative Consideration received by Shareholder is cash, the amount paid over to Parent (or its designee) pursuant to this Section 6 shall be cash; if the Alternative Consideration received by Shareholder is in a form other than cash, the amount paid over to Parent (or its designee) pursuant to this Section 6 shall be in the form of such non-cash consideration; and if the Alternative Consideration received by Shareholder is a combination of cash and non-cash consideration, the amount paid over to Parent (or its designee) pursuant to this Section 6 shall be in the same proportion of cash and non-cash consideration as the Alternative Consideration received by Shareholder.

        Section 7.    Stop Transfer.

        (a)   Shareholder agrees with, and covenants to, Parent that Shareholder will not request that the Company register the transfer (book-entry or otherwise) of any of the Securities, unless such transfer is made in compliance with this Agreement.

        (b)   In the event of a share dividend or distribution, or any change in the Company Common Shares by reason of any share dividend, sub-division, recapitalization, combination, exchange of shares or the like other than pursuant to the Amalgamation, the term "Existing Shares" will be deemed to refer to and include the Company Common Shares as well as all such share dividends and distributions and any shares into which or for which any or all of the Securities may be changed or exchanged and appropriate adjustments shall be deemed to have been made to the terms and provisions of this Agreement.

        Section 8.    Reasonable Best Efforts.    Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and

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the Amalgamation Agreement. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any Governmental Entity in connection with this Agreement and the Amalgamation Agreement and the transactions contemplated hereby and thereby.

        Section 9.    Fiduciary Duties.    Notwithstanding any provision hereof to the contrary, Shareholder is executing and delivering this Agreement solely in its capacity as owner of the Securities, and nothing herein shall directly or indirectly prohibit, prevent or preclude any Person from taking or not taking any action in his or her capacity as an officer or director of the Company.

        Section 10.    Termination.    This Agreement shall terminate and shall have no further force or effect as of the earliest to occur of (i) the Effective Time, (ii) the termination of this Agreement by the mutual written agreement of the parties and (iii) the date of termination of the Amalgamation Agreement pursuant to Section 9.01 of the Amalgamation Agreement; provided, that if the Amalgamation Agreement is terminated pursuant to Section 9.01(d), 9.01(e), 9.01(f) (but only if prior to such termination pursuant to Section 9.01(f) an Acquisition Proposal by a third party has been made to the Company or its Board of Directors, or has been made directly to the Company's shareholders generally, or has been publicly disclosed or announced) or 9.01(h) thereof, then Section 6 hereof shall survive such termination.

        Section 11.    Miscellaneous.

        (a)    Entire Agreement.    This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        (b)    Successors and Assigns.    This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement shall be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

        (c)    Amendment and Modification.    This Agreement may not be amended, altered, supplemented or otherwise modified, except upon the execution and delivery of a written agreement executed by the parties hereto.

        (d)    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11(d):

    If to Parent, to:

      Videsh Sanchar Nigam Limited
      Lokmanya Videsh Sanchar Bhavan, Opp. Kirti College
      K.D. Marg, Prabhedevi
      Mumbai, India 400 028
      Attention: Satish Ranade, Esq.
      Telephone: 011-91-22-56592354
      Facsimile: 011-91-22-56592144

B-3-5

    with a copy (which shall not constitute notice) to:

      Kelley Drye & Warren LLP
      1200 19th Street, N.W., Suite 500
      Washington, D.C. 20036
      Attention: Robert Aamoth, Esq.
      Telephone: (202) 955-9600
      Facsimile: (202) 955-9792

      and:

      Kelley Drye & Warren LLP
      8000 Towers Crescent Drive, Suite 1200
      Vienna, VA 22182
      Attention: Jay R. Schifferli, Esq.
      Telephone: (703) 918-2394
      Facsimile: (703) 918-2450

    If to Shareholder, to:

      The Willett Trust
      Trustee: Richard David Willett Sr.
      25 Rowe Road
      Skowhegan, ME 04976
      Telephone: (207) 474-5423
      Facsimile: (207) 474-7004

    with a copy (which shall not constitute notice) to:

      Schulte Roth & Zabel LLP
      919 Third Avenue
      New York, New York 10022
      Attention: Stuart D. Freedman, Esq.
      Telephone: (212) 756-2407
      Facsimile: (212) 593-5955

All such notices and other communications given by personal delivery, mail or courier service shall be deemed to have been duly given upon receipt and such notices and other communications given by facsimile shall be deemed to have been duly given upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice has been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above; however, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

        (e)    Severability.    Any term or provision of this Agreement that is held to be invalid, illegal or unenforceable in any respect in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        (f)    Specific Performance.    Each of the parties hereto recognizes and acknowledges that a material breach by it of any covenants or agreements contained in this Agreement could cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore in the event of any such breach the aggrieved party shall be entitled to seek the remedy of

B-3-6

specified performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

        (g)    No Waiver.    The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

        (h)    No Third Party Beneficiaries.    This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

        (i)    Governing Law.    This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of Bermuda, without giving effect to any conflict of laws or choice of laws rules or principles that would result in the application of the law of any other jurisdiction.

        (j)    Descriptive Heading.    The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

        (k)    Expenses.    All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

        (l)    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        (m)    Submission to Jurisdiction.    EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS AND AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE BERMUDA SUPREME COURT (AND THE APPROPRIATE APPELLATE COURTS THEREFROM) FOR ANY LITIGATION AMONG THEM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN THE BERMUDA SUPREME COURT), WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE BERMUDA SUPREME COURT (AND THE APPROPRIATE APPELLATE COURTS THEREFROM) AND AGREES NOT TO PLEAD OR CLAIM IN ANY COURT THAT SUCH LITIGATION BROUGHT IN THE BERMUDA SUPREME COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. IF THE BERMUDA SUPREME COURT SHALL NOT ACCEPT JURISDICTION WITH RESPECT TO ANY LITIGATION, SUCH LITIGATION MAY BE BROUGHT IN ANY OTHER COURTS.

[Remainder of Page Intentionally Left Blank]

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        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the day and year first written above.

VIDESH SANCHAR NIGAM LIMITED
By:	/s/ SRINATH NARASIMHAN
	Name:	Srinath Narasimhan
	Title:	Director (Operations)
THE WILLETT TRUST
By:	/s/ RICHARD DAVID WILLETT, SR.
	Name:	Richard David Willett, Sr.
	Title:	Trustee

[Signature Page—Voting Agreement]

B-3-8

ANNEX C

July 21, 2005

Board of Directors
Teleglobe International Holdings Ltd.
P.O. Box HM1154
10 Queen Street
Hamilton HM EX, Bermuda

Members of the Board:

        We understand that Teleglobe International Holdings Ltd ("Teleglobe" or the "Company"), Videsh Sanchar Nigam Limited ("Parent") and VSNL Telecommunications (Bermuda) Ltd. ("Amalgamation Sub") have proposed to enter into an Agreement and Plan of Amalgamation, substantially in the form of the draft distributed to the Board of Directors on July 21, 2005 (the "Amalgamation Agreement"), which provides, among other things, for the amalgamation (the "Amalgamation") of Amalgamation Sub and the Company and its continuation as an amalgamated company (the "Amalgamated Company"). Pursuant to the Amalgamation, the Amalgamated Company will be a wholly owned subsidiary of Parent, and each common share in the authorized share capital of the Company, par value $0.01 per share (the "Common Share Capital"), other than shares held directly or indirectly by Parent, Amalgamation Sub, or the Company or as to which dissenters' rights have been perfected, will be exchanged for the right to receive $4.50 per share in cash (the "Consideration"). The terms and conditions of the Amalgamation are more fully set forth in the Amalgamation Agreement. We also note that Cerberus Capital Management ("Cerberus") will enter into a voting agreement, substantially on the terms presented to the Board of Directors on July 21, 2005, with Parent (the "Voting Agreement") pursuant to which, among other things, Cerberus will, subject to certain terms and conditions agree to vote in favor of the Amalgamation.

        You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Company Common Share Capital pursuant to the Amalgamation Agreement is fair from a financial point of view to such holders.

        For purposes of the opinion set forth herein, we have:

  a)
  reviewed certain publicly available financial statements and other business and financial information of the Company;

  b)
  reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

  c)
  reviewed certain financial projections, including a sensitivity case, prepared by the management of the Company;

  d)
  discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

  e)
  reviewed the reported prices and trading activity for the Company Common Share Capital;

  f)
  compared the financial performance of the Company and the prices and trading activity of the Company Common Share Capital with that of certain other publicly-traded companies and their securities;

  g)
  reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions;

  h)
  participated in discussions with representatives of the Company, Parent and their financial and legal advisors;

  i)
  reviewed the proposed Amalgamation Agreement, the proposed Voting Agreement, and certain related documents; and

  j)
  considered such other factors and performed such other analyses as we have deemed appropriate.

        We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. Our opinion is limited to the evaluation of the consideration for the Company's shareholders in the aggregate on a per share basis. With respect to the financial projections, including any sensitivity cases, we have assumed that they have been reasonably prepared on bases reflecting best available estimates and judgments relating to growth prospects for the Company as well as certain assessments of the downside risks to the Company's business in certain circumstances. In addition, we have assumed that the Amalgamation will be consummated in accordance with the terms set forth in the Amalgamation Agreement. Morgan Stanley has assumed that in connection with the receipt of all necessary regulatory approvals for the proposed Transaction, no restrictions will be imposed that would have a material adverse effect on the consummation of the Transaction as contemplated in the Amalgamation Agreement. We are not legal experts and have relied upon the assessments of the Company and its discussions with its legal advisors with respect to such issues. We note that in conjunction with the Amalgamation, indebtedness of the Company to Cerberus will be repaid, and that Cerberus will receive a change of control premium in connection with such pre-payment. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

        We have acted as financial advisor to the Company in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Amalgamation. In the past, Morgan Stanley & Co. Incorporated ("Morgan Stanley") and its affiliates have provided financial advisory and financing services for the Company, certain affiliates of the Company, and the Parent and have received fees for the rendering of these services. Additionally, an Advisory Director of Morgan Stanley is a member of the Board of Directors of the Company. Also, Morgan Stanley is a full service securities firm engaged in securities trading, investment management and brokerage services. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may actively trade the debt and equity of the securities of the Company and Parent, or any currency or commodity involved herein, for its own accounts or for the accounts or its customers and, accordingly, may at any time hold long or short positions in such securities, currencies or commodities.

        It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing made by the Company is required to make in respect of the Amalgamation with the Securities and Exchange Commission. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders' meeting held in connection with the Amalgamation. Our opinion does not address the underlying business decision to enter into the Amalgamation.

C-2

        Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of Company Common Share Capital pursuant to the Amalgamation Agreement is fair from a financial point of view to such holders.

Very truly yours,
MORGAN STANLEY & CO. INCORPORATED
By:	/s/ ADAM D. SHEPARD Adam D. Shepard Managing Director

C-3

ANNEX D

SECTION 106(6) OF THE COMPANIES ACT 1981, AS AMENDED, OF BERMUDA:

(6)
Any shareholder who did not vote in favour of the amalgamation and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.

(6A)
Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) of the company shall be entitled to either:

(a)
to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or

(b)
to terminate the amalgamation in accordance with subsection (7).

(6B)
Where the Court has appraised any shares under subsection (6) and the amalgamation has proceeded prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court the amalgamated company shall pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.

(6C)
No appeal shall lie from an appraisal by the Court under this section.

(6D)
The costs of any application to the Court under this section shall be in the discretion of the Court.

SECTION 106(2) OF THE COMPANIES ACT 1981, AS AMENDED, OF BERMUDA:

(2)
A notice of a meeting of shareholders complying with section 75 shall be sent in accordance with that section to each shareholder of each amalgamating company, and shall—

(a)
include or be accompanied by a copy or summary of the amalgamating agreement; and

(b)
subject to subsection (2A) state—

(i)
the fair value of the shares as determined by each amalgamating company; and

(ii)
that a dissenting shareholder is entitled to be paid the fair value of his shares

SECTION 106(2A) OF THE COMPANIES ACT 1981, AS AMENDED, OF BERMUDA:

(2A)
Notwithstanding subsection 2(b)(ii), failure to state the matter referred to in that subsection does not invalidate an amalgamation.

SECTION 106(7) OF THE COMPANIES ACT 1981, AS AMENDED, OF BERMUDA:

(7)
An amalgamation agreement may provide that at any time before the issue of a certificate of amalgamation the agreement may be terminated by the directors of an amalgamating company, notwithstanding approval of the agreement by the shareholders of all or any of the amalgamating companies.

PROXY	TELEGLOBE INTERNATIONAL HOLDINGS LTD	PROXY

PROXY FOR THE SPECIAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON                               , 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS OF TELEGLOBE INTERNATIONAL HOLDINGS LTD

The undersigned, revoking all prior proxies, hereby appoint(s) Gerald Porter Strong, Richard D. Willett II, Michael C. Wu and Pierre Duhamel, and each of them, individually, with full power of substitution, as proxies to represent and vote, as designated herein, all shares in the common share capital of Teleglobe International Holdings Ltd (the "Company") which the undersigned would be entitled to vote if personally present at the Special General Meeting of Shareholders of the Company to be held at the offices of Codan Services Limited, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, on                        , 2005 at 10:00 a.m., local time, and at any adjournment thereof. The proposed resolution contained in this proxy for approval by the Company's shareholders have been proposed by the Company.

In their discretion, the proxies are authorized to vote or abstain from voting as they think fit upon such other matters as may properly come before the Special General Meeting or any adjournments or postponements thereof, including without limitation, a motion to adjourn the Special General Meeting or any amendments to the proposed resolution and such other proposed resolution as may be proposed by the Chairman of the Special General Meeting in order to give effect to the proposed resolution or to allow the Company to enter into and perform the transactions contemplated by the proposed resolution. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE PROPOSED RESOLUTION. Attendance of the undersigned at the Special General Meeting or at any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the Company, as described below, or shall vote in person at the Special General Meeting.

  PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE TO THE ASSISTANT SECRETARY AT TELEGLOBE INTERNATIONAL HOLDINGS LTD, P.O. BOX HM 1154, 10 QUEEN STREET, HAMILTON HM EX, BERMUDA, SUCH PROXY TO BE RECEIVED NO LATER THAN 48 HOURS PRIOR TO THE START OF THE SPECIAL GENERAL MEETING OF SHAREHOLDERS IN ORDER TO BE DEEMED PROPERLY SUBMITTED PURSUANT TO THE BYE-LAWS OF THE COMPANY.

(CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

PLEASE MARK YOUR VOTE WITH RESPECT TO THE PROPOSED RESOLUTION SET OUT BELOW.

1.	Approval of the Agreement and Plan of Amalgamation, dated as of July 25, 2005, among the Company, Videsh Sanchar Nigam Limited ("VSNL") and VSNL Telecommunications (Bermuda) Ltd., a direct and wholly-owned subsidiary of VSNL ("Amalgamation Sub"), and the amalgamation of Amalgamation Sub with the Company pursuant to section 104 of the Companies Act 1981, as amended, of Bermuda, with the amalgamated company to be a wholly owned subsidiary of VSNL, on the terms and conditions set forth in such Agreement and Plan of Amalgamation.
	☐ FOR	☐ AGAINST	☐ ABSTAIN
Name of Shareholder (or Shareholders if held jointly)*:
Date:

Signature	Signature (if held jointly)*

NOTE:	*Please state name(s) and sign exactly as name(s) appears on your share certificate(s). When shares are held by joint owners, both should sign. When signing as an attorney, executor, administrator, trustee, agent or guardian of the shareholder(s) of record, please give title as such. If shareholder(s) of record is a corporation or a partnership, please execute under seal or if executed by hand by an officer, attorney or other authorized person, please give title as such.

QuickLinks

SUMMARY
QUESTIONS AND ANSWERS ABOUT THE AMALGAMATION AND THE SPECIAL GENERAL MEETING
FORWARD-LOOKING STATEMENTS
SPECIAL GENERAL MEETING OF SHAREHOLDERS
THE AMALGAMATION
THE AMALGAMATION AGREEMENT
THE VOTING AGREEMENTS
INFORMATION ABOUT TELEGLOBE
GLOBAL TERRESTRIAL AND SUBSEA CABLE, IRU AND FIBER ASSETS
PROPERTIES
LEGAL PROCEEDINGS
SELECTED FINANCIAL DATA
COMPARATIVE MARKET PRICE DATA
DIVIDENDS
QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION
Quarterly Financial Information
TELEGLOBE MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
APPRAISAL RIGHTS
WHERE YOU CAN FIND MORE INFORMATION
HOUSEHOLDING OF SPECIAL GENERAL MEETING MATERIALS
FUTURE SHAREHOLDER PROPOSALS
OTHER MATTERS
INDEX TO FINANCIAL STATEMENTS
TELEGLOBE INTERNATIONAL HOLDINGS LTD Consolidated Balance Sheets (amounts in thousands of United States Dollars, except share and per-share data) (Unaudited)
TELEGLOBE INTERNATIONAL HOLDINGS LTD Consolidated Statements of Operations (amounts in thousands of United States Dollars, except share and per-share data) (Unaudited)
TELEGLOBE INTERNATIONAL HOLDINGS LTD Consolidated Statements of Operations—(Continued) (amounts in thousands of United States Dollars, except share and per-share data) (Unaudited)
TELEGLOBE INTERNATIONAL HOLDINGS LTD Consolidated Statements of Cash Flows (amounts in thousands of United States Dollars) (Unaudited)
TELEGLOBE INTERNATIONAL HOLDINGS LTD Consolidated Statement of Stockholders' Equity (amounts in thousands of United States Dollars) (Unaudited)
TELEGLOBE INTERNATIONAL HOLDINGS LTD NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
Report of Independent Registered Public Accounting Firm
Report of Independent Registered Public Accounting Firm
TELEGLOBE INTERNATIONAL HOLDINGS LTD Consolidated Balance Sheets (Successor) (amounts in thousands of United States Dollars, except share and per-share data)
TELEGLOBE INTERNATIONAL HOLDINGS LTD Consolidated Statement of Operations (Successor) / Combined Statements of Operations (Predecessor) (amounts in thousands of United States Dollars, except share and per-share data)
TELEGLOBE INTERNATIONAL HOLDINGS LTD. Consolidated Statement of Stockholders' Equity/(Deficit) (Successor) (amounts in thousands of United States Dollars, except share data)
Combined Statements of Divisional Equity/(Deficit) (Predecessor)
TELEGLOBE INTERNATIONAL HOLDINGS LTD Consolidated Statement of Cash Flows (Successor) / Combined Statement of Cash Flows (Predecessor) (amounts in thousands of United States Dollars)
TELEGLOBE INTERNATIONAL HOLDINGS LTD NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (SUCCESSOR)/ AND COMBINED FINANCIAL STATEMENTS (PREDECESSOR)
  Annex A
  EXECUTIVE VERSION
AGREEMENT AND PLAN OF AMALGAMATION among VIDESH SANCHAR NIGAM LIMITED VSNL TELECOMMUNICATIONS (BERMUDA) LTD. and TELEGLOBE INTERNATIONAL HOLDINGS LTD Dated as of July 25, 2005
TABLE OF CONTENTS
AGREEMENT AND PLAN OF AMALGAMATION
W I T N E S S E T H
ARTICLE I DEFINITIONS
ARTICLE II THE AMALGAMATION
ARTICLE III EXCHANGE OF SECURITIES, CANCELLATION OF INTERESTS
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND AMALGAMATION SUB
ARTICLE VI COVENANTS
  Annex B-1 EXECUTION VERSION
VOTING AGREEMENT
WITNESSETH
VOTING AGREEMENT
VOTING AGREEMENT
  ANNEX C
  ANNEX D